As filed with the U.S. Securities and Exchange Commission o
n June
9
, 2023.
Registration Statement
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Apollomics Inc.
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
989 E. Hillsdale Blvd., Suite 220
Foster City, CA 94404
Telephone: (650)
209-4055
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sanjeev Redkar
President
989 E. Hillsdale Blvd., Suite 220
Foster City, CA 94404
Telephone: (650)
209-4055
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)

Copies to:

Daniel E. Nussen	Maia Gez
White & Case LLP	James Hu
555 South Flower Street, Suite 2700	White & Case LLP
Los Angeles, CA 90071	1221 Avenue of the Americas
Telephone: (213) 620-7700	New York, NY 10020
Telephone: (212) 819-8200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 9, 2023

APOLLOMICS INC.

Primary Offering of

11,043,102 Class A Ordinary Shares

Secondary Offering of

88,538,394 Class A Ordinary Shares

619,400 Warrants to Purchase Class A Ordinary Shares

This prospectus relates to the offer and sale by Apollomics Inc., a Cayman Islands exempted company, (“us,” “we,” “Apollomics” or the “Company”), of (i) up to 464,150 of our Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) that are issuable by us upon the exercise of 464,150 Private Warrants (as defined below), (ii) up to 155,250 Class A Ordinary Shares that are issuable by us upon exercise of 155,250 Extension Warrants (as defined below), issued to MP One Investment LLC, a Delaware limited liability company (“Maxpro Sponsor”), the sponsor of Maxpro Capital Acquisition Corp., a Delaware corporation (“Maxpro”), (iii) up to 10,350,000 Class A Ordinary Shares that are issuable by us upon exercise of 10,350,000 warrants, which were included in the units sold in the Maxpro IPO (as defined below) and were assumed by Apollomics at the Closing (as defined below), with each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per whole share (“Public Warrants”), which were previously registered, (iv) up to 57,500 Class A Ordinary Shares issuable by us upon exercise of 57,500 Penny Warrants (as defined below) and (v) 16,202 Class A Ordinary Shares issued by us to certain of our employees upon exercise of options granted to such employees pursuant to the Apollomics Inc. 2023 Incentive Award Plan (the “Incentive Plan Shares”, such plan “2023 Incentive Plan”).

This prospectus also relates to the offer and sale from time to time, subject to the contractual lock-ups described in Apollomics’ sixth amended and restated memorandum and articles of association (the “MAA”) by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of up to (i) 2,587,500 of our Class A Ordinary Shares that were issued to Maxpro Sponsor and the former officers and directors of Maxpro who received founder shares (as defined below) in connection with Maxpro’s initial public offering (the “Maxpro IPO”) (Maxpro Sponsor and such officers and directors, the “Maxpro Founders”), (ii) 25,875 of our Class A Ordinary Shares that were issued to the underwriter of the Maxpro IPO (including its designee, the “Maxpro IPO Underwriter,” (iii) 464,150 of our Class A Ordinary Shares that were issued to the Maxpro Sponsor, in exchange of the 464,150 Maxpro Class A common stock, par value $0.0001 per share, held by the Maxpro Sponsor, which were included in the units sold in a private placement in connection with the Maxpro IPO, (iv) 155,250 of our Class A Ordinary Shares that were issued to the Maxpro Sponsor at the Closing in connection with a promissory Note Maxpro Sponsor entered with Maxpro for funding the extension of Maxpro’s deadline to consummate an initial business combination, (v) 1,560,634 of our Class A Ordinary Shares that were issued to insiders of Apollomics (such shareholders, the “Apollomics Legacy Holders”) who held securities of Apollomics prior to the closing (the “Closing”) of the business combination with Maxpro (as further described herein, the “Business Combination”), (vi) 80,153,133 of our Class A Ordinary Shares issuable by us upon the conversion of 80,153,133 Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”), held by the Apollomics Legacy Holders, (vii) 230,000 Class A Ordinary Shares issuable by us upon the conversion of 230,000 Class B Ordinary Shares that were issued by us to certain accredited investors (the “PIPE Investors”) pursuant to subscription agreements entered into on February 9, 2023, by and between Apollomics and the PIPE Investors (the “Subscription Agreements”), (viii) 57,500 Class A Ordinary Shares that are issuable by us upon the exercise of 57,500 warrants issued to certain PIPE Investors pursuant to the Subscription Agreements, each exercisable to purchase one Class A Ordinary Share at $0.01 per share (the “Penny Warrants”), (ix) 2,668,750 Class A Ordinary Shares that were issued to certain PIPE investors upon conversion of 2,135,000 of our Series A Preferred Shares, par value $0.0001 per share (the “Series A Preferred Shares”) held by such PIPE investors pursuant to the Subscription Agreements, (x) 16,202 Incentive Plan Shares, (xi) 155,250 Class A Ordinary Shares that are issuable by us upon exercise of 155,250 warrants that were originally issued to Maxpro Sponsor by Maxpro to fund Maxpro’s extension of its deadline to consummate an initial business combination and were assumed by Apollomics at the Closing, with each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per whole share (the “Extension Warrants”), (xii) 464,150 Class A Ordinary Shares issuable upon exercise of warrants that were originally issued to Maxpro Sponsor in units sold in a private placement in connection with the Maxpro IPO and were assumed by Apollomics at the Closing, with each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per whole share (the “Private Warrants”, together with Public Warrants, Extension Warrants and Penny Warrants, the “Warrants”), (xiii) 464,150 Private Warrants, and (xiv) 155,250 Extension Warrants.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We are registering these securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Class A Ordinary Shares, Extension Warrants or Private Warrants or interests in our Class A Ordinary Shares, Extension Warrants or Private Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

Certain securities held by the Maxpro Founders, Apollomics Legacy Holders and the PIPE Investors are subject to contractual lock-up restrictions that prohibit them from selling such securities at this time. See the section of this prospectus entitled “Description of Securities.”

On March 29, 2023 (the “Closing Date”), we consummated the Business Combination contemplated by that certain business combination agreement, dated as of September 14, 2022, as amended on February 9, 2023 (the “Business Combination Agreement”), by and among the Company, Maxpro and Project Max SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Apollomics (“Merger Sub”). As a result of the Business Combination, Merger Sub has merged with and into Maxpro, with Maxpro continuing as the surviving company (the “Merger”), and Maxpro became a wholly-owned subsidiary of Apollomics. Additionally, on the Closing Date, Apollomics completed the sale of (i) 230,000 Class B Ordinary Shares at $10.00 per share and (ii) 2,135,000 Series A Preferred Shares Series at $10.00 per share to the PIPE Investors for gross proceeds to Apollomics of $23,650,000. Each Series A Preferred Share is convertible, at any time at the option of the holder thereof, into Class A Ordinary Shares at an initial conversion ratio of 1:1.25. On May 18, 2023, all Series A Preferred Shares have been converted at a ratio of 1:1.25, into 2,668,750 Class A Ordinary Shares. Prior to the six-month anniversary of the Closing Date, no holder may transfer any such Class A Ordinary Shares into which such Series A Preferred Shares were converted. Each PIPE Investor who subscribed for Class B Ordinary Shares also received one-fourth of one warrant Penny Warrant (together with the Class B Ordinary Shares subscribed by the PIPE Investors and the Series A Preferred Shares, the “PIPE Securities”) for every Class B Ordinary Shares purchased, pursuant to warrant agreements entered into between Apollomics and each PIPE Investor purchasing Class B Ordinary Shares.

In connection with the Business Combination, holders of 10,270,060 shares of Maxpro Class A common stock, par value $0.0001 per share, issued in Maxpro IPO (the “Maxpro public shares”) exercised their right to redeem their shares for cash at a price of approximately $10.55 per share, for an aggregate price of approximately $108.3 million, which represented approximately 99.2% of the total Maxpro public shares then outstanding.

The Class A Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 88.09% of our total issued and outstanding Class A Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 11,026,900 Class A Ordinary Shares upon exercise of all outstanding Warrants and 80,383,133 Class A Ordinary Shares upon conversion of 80,383,133

Class B Ordinary Shares), and the Extension Warrants and Private Warrants being offered for resale pursuant to this prospectus represent approximately 5.62% of our current total outstanding Warrants. Upon expiration of the contractual lock-up restrictions mentioned above, the Selling Securityholders, including the Maxpro Sponsor (who is a beneficial owner of approximately 66.39% of our total issued and outstanding Ordinary Shares on a fully diluted basis), will be able to sell all of their shares registered for resale hereunder for so long as this registration statement of which this prospectus forms a part is available for use. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus forms a part, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Ordinary Shares or Warrants or result in a significant decline in the public trading price of our Ordinary Shares or Warrants. The Selling Securityholders acquired the Ordinary Shares covered by this prospectus at prices ranging from $0.01 per share to $10.00 per share. By comparison, the offering price to public shareholders in Maxpro’s initial public offering was $10.00 per unit, which consisted of one share and one warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. For example, based on the closing price of our Ordinary Shares referenced below, the Maxpro Sponsor may experience profit of $3.19 per share, or approximately $9.90 million in the aggregate for selling the 3,101,900 Class A Ordinary Shares it received.

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by us upon exercise of Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $126.15 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of the Public Warrants and Private Warrants is $11.50 per share, and the exercise price of the Penny Warrants will be $0.01 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Warrant Assumption Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Class A Ordinary Shares and Public Warrants are listed on the Nasdaq Capital Market, (“Nasdaq”) under the trading symbols “APLM” and “APLMW,” respectively. On June 5, 2023, the closing prices for our Class A Ordinary Shares and Public Warrants on the Nasdaq were $5.19 per share and $0.085 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. Our operations are conducted such U.S. headquarters and one of our wholly-owned subsidiaries in mainland China. Throughout this prospectus, unless the context indicates otherwise, (1) references to “Apollomics,” “we” or “us” refer to Apollomics Inc., the registrant and the Cayman Islands holding company that is the current holding company of the group, (2) references to “Apollomics US” refer to Apollomics Inc. (formerly known as CBT Pharmaceuticals, Inc.), a California corporation, and the headquarters and a wholly-owned subsidiary of Apollomics, (3) references to “Maxpro” refer to Maxpro Capital Acquisition Corp., a Delaware corporation, a blank check company which has become a wholly-owned subsidiary of Apollomics as a result of the Business Combination, (4) references to “Apollomics AU” refer to Apollomics (Australia) Pty Ltd (formerly known as CBT Pharmaceuticals (Australia) Pty Ltd), an Australian proprietary company registered in Victoria, Australia and a wholly-owned subsidiary of Apollomics, and (5) references to “Apollomics HK” refer to Apollomics (Hong Kong) Limited, a limited company incorporated under the laws of Hong Kong, a wholly owned subsidiary of Apollomics, and the intermediary holding company of Apollomics’ two wholly-owned subsidiaries based in mainland China, Zhejiang Crownmab Biotech Co. Ltd. (“Crownmab”) and Zhejiang Crown Bochuang Biopharma Co. Ltd. (“Crown Bochuang,” together with Crownmab, the “PRC Subsidiaries”). Apollomics US and Crownmab conduct Apollomics’ daily business operations. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any variable interest entities (“VIEs”), and we have no intention of establishing or utilizing any VIEs in China in the future. As a result, the accompanying prospectus has neither a description of a VIE structure sometimes associated with companies with operations in China nor does it describe the risks associated with such a corporate structure. For a diagram depicting Apollomics’ corporate structure, see “Prospectus Summary—Overview—Structure of Apollomics.”

Investors in our securities are investing in a Cayman Islands holding company rather than securities of our operating subsidiaries. Such structure involves unique risks to investors. In particular, because some of our operations are conducted in mainland China through the PRC Subsidiaries, we may face various legal and operational risks associated with doing business in Greater China (as defined in this prospectus). For a detailed description of the risks related to Apollomics’ holding company structure and doing business in Greater China, see “Risk Factors—Risks Related to Doing Business in Greater China.” These risks arise from, among other things, the People’s Republic of China (the “PRC”) governmental authorities’ significant oversight and discretion over the business and financing activities of the PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, potential difficulties or delays in obtaining necessary regulatory approvals, and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in the PRC with little advance notice, including adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As advised by our PRC counsel, JunHe LLP, we do not believe that we are directly subject to these regulatory actions or statements, as our business does not involve any other type of restricted industry, and neither we nor any of our PRC subsidiaries qualify as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. Because these statements and regulatory actions are new, however, it is highly uncertain how soon the PRC legislative or administrative regulation making bodies will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries or their ability to accept foreign investments and the value of our securities. These risks could result in a material change in the operations of our PRC Subsidiaries, limit or hinder their abilities to accept foreign investments, and impact our ability to list on a U.S. or other foreign stock exchange and to offer or continue to offer securities to foreign investors, which could cause the value of our securities to significantly decline or become worthless.

With a holding company structure, we are subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future. For example, our PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by Apollomics to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from Apollomics to its PRC Subsidiaries is required to be registered with the competent PRC government authorities.

As of the date of this prospectus, neither Apollomics nor any of its subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among Apollomics and its subsidiaries have been from Apollomics to its subsidiaries for investments in its subsidiaries and for its subsidiaries’ working capital needs. As of March 31, 2023, we have transferred an aggregate of approximately $146.3 million through regular commercial banks via wire transfer (“in cash”) to Apollomics US as capital injection, cash advanced for working capital and payments for the services fee, an aggregate of approximately $13.1 million in cash to Apollomics AU as capital injection, an aggregate of approximately $20.3 million in cash to Apollomics HK as capital injection and cash advanced for working capital, and an aggregate of approximately $50.0 million ($10.5 million of which was transferred directly and $39.5 million of which was transferred through Apollomics HK) to our PRC subsidiaries in cash as capital injections. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. Since our inception, no cash has been transferred from any of our subsidiaries to Apollomics, and there has also been no cash transferred amongst our subsidiaries. See Apollomics’ audited historical consolidated financial statements included elsewhere in this prospectus. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations. We do not currently have any cash management policy that dictates how funds must be transferred between us and our subsidiaries, or among its subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. For a detailed description of the restrictions and related risks, see “Risk Factors—isks Related to Doing Business in Greater China—Risks Related to Changing Laws and Government Control—Government control of currency conversion of and regulations on loans to, and direct investment in, PRC entities by offshore holding companies may delay us from making loans or additional contributions to our PRC subsidiaries, which could restrict our ability to utilize the proceeds from the Business Combination effectively and affect our ability to fund and expand our business.”

In addition, we may be subject to the risk of trading prohibitions under the Holding Foreign Companies Accountable Act (the “HFCAA”) and related regulations. Our independent auditor, Deloitte Touche Tohmatsu Certified Public Accountants LLP, is an independent registered accounting firm based in mainland China. Pursuant to the HFCA Act and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined is unable to inspect and investigate completely for two consecutive years, the SEC will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. In August 2022, the PCAOB signed a Statement of Protocol with the relevant PRC authorities governing inspections and investigations of audit firms based in China, pursuant to which the PCAOB determined that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong in December 2022 and vacated its December 16, 2021 determinations to the contrary. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination, which may affect our ability to maintain the listing of our securities on the U.S. national securities exchanges, including the NYSE, and the trading of them in the over-the-counter trading market. A delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our securities. For a detailed description of the related risks, see “Risk Factors—Risks Related to Doing Business in Greater China—Risks Related to Access to Information and Regulatory Oversight—Our ability to maintain the listing of our securities on the Nasdaq may be dependent on the PCAOB’s continued access to inspect our independent auditors.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 25 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED              , 2023

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FINANCIAL INFORMATION PRESENTATION

Apollomics

All of our financial information included in this prospectus is presented in U.S. dollars, except as otherwise indicated. We qualify as a “foreign private issuer” under the Exchange Act, and we prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and, as such, our financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP.

Maxpro

The historical financial statements of Maxpro were prepared in accordance with the generally accepted accounting principles in the United States, or U.S. GAAP and are reported in U.S. Dollars.

INDUSTRY AND MARKET DATA

This prospectus contains industry data, information and statistics regarding the markets in which we operate as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with our own internal estimates and information obtained from other sources, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Prospectus Summary,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other sections of this prospectus.

Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS, TRADENAMES AND SERVICE MARKS

We and our respective subsidiaries own or have proprietary rights to trademarks, trade names and service marks used in this prospectus in connection with the operation of their businesses, many of which are registered under applicable intellectual property laws. In addition, their names, logos and website names and addresses are their trademarks or service marks. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™”symbols, but the lack of such symbols is not intended to indicate, in any way, that we or the owners will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. The use or display herein of other companies’ trademarks, trade names or service marks is not intended to imply a relationship with, or endorsement or sponsorship by us or any other companies, or a sponsorship or endorsement of any such other companies by us. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

FREQUENTLY USED TERMS

The following terms used in this prospectus have the meanings indicated below:

Term	Description
2023 Incentive Plan	Apollomics Inc. 2023 Incentive Award Plan

Apollomics, we, us	Apollomics Inc., a Cayman Islands exempted company.

Apollomics Legacy Holder	Any holder of securities of Pre-Closing Apollomics.

Board	The board of directors of Apollomics.

Business Combination Agreement	The Business Combination Agreement, dated as of September 14, 2022, by and among Maxpro, Apollomics and Merger Sub, as amended by that certain Amendment No. 1 to Business Combination Agreement, dated as of February 9, 2023.

Business Combination	The transactions contemplated by the Business

Combination Agreement. Cayman Island Companies Act	The Companies Act (As Revised) of the Cayman Islands.

China or PRC	People’s Republic of China, but for the purposes of this prospectus and for geographical reference only, except where the context requires otherwise, references in this prospectus to the PRC or China do not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region.

Class A Ordinary Shares	Class A ordinary share, par value $0.0001 per share, of Apollomics.

Class B Ordinary Shares	Class B ordinary shares, par value $0.0001 per share, of Apollomics.

Closing	The closing of the Business Combination.

Closing Date	The date on which the Closing is completed.

Code	The U.S. Internal Revenue Code of 1986, as amended.

COVID-19	A strain of the coronavirus and the infectious disease caused by it.

DGCL	The Delaware General Corporation Law as the same may be amended from time to time.

Exchange Act	The Securities Exchange Act of 1934, as amended.

FDA	The U.S. Food and Drug Administration.

FDC Act	The Federal Food, Drug, and Cosmetic Act.

Greater China	For the purpose of this prospectus, China, Hong Kong, and Macau.

HKSAR	Hong Kong Special Administrative Region

Investment Company Act	The Investment Company Act of 1940, as amended.

IRS	The U.S. Internal Revenue Service.

JOBS Act	The Jumpstart Our Business Startups Act of 2012, as amended.

MAA	The sixth amended and restated memorandum and articles of association of Apollomics

Maxpro	Maxpro Capital Acquisition Corp., a Delaware corporation.

Maxpro Board	The board of directors of Maxpro.

Maxpro Class A Common Stock	Maxpro’s Class A common stock, par value $0.0001 per share, each of which has entitled its holder to receive one Class A Ordinary Share at the Closing.

Maxpro Class B Common Stock	Pre-Closing Maxpro’s Class B common stock, par value $0.0001 per share, which has been converted to Maxpro Class A Common Stock on a one-for-one basis at the Closing.

Maxpro Common Stock	The Maxpro Class A Common Stock and the Maxpro Class B Common Stock.

Maxpro Founders	The Sponsor and officers and directors of Maxpro who received Maxpro Class B Common Stock in connection with Maxpro IPO and entered into the Maxpro Sponsor Support Agreement in connection with the Business Combination.

Maxpro IPO	Maxpro’s initial public offering of Maxpro Units, consummated on October 13, 2021.

Maxpro Lock-Up Agreement	Lock-Up Agreement, dated as of September 14, 2022, between Apollomics and Maxpro Founders.

Maxpro Private Placement Units	The units, consisting of one share of Maxpro Class A Common Stock and one Private Maxpro Private Warrant, sold by Maxpro to the Maxpro Sponsor simultaneously with the consummation of the IPO.

Maxpro Public Shares	The shares of Maxpro Common Stock issued as part of the Maxpro Units sold in the Maxpro IPO.

Maxpro Public Stockholders	All holders of the Maxpro Public Shares.

Maxpro Special Meeting	The special meeting of the stockholders of Maxpro in connection with the approval and the Business Combination.

Maxpro Sponsor	MP One Investment LLC, a Delaware limited liability company.

Maxpro Trust Account	The trust account that held a portion of the proceeds of the Maxpro IPO and the concurrent sale of the Private Placement Units.

Maxpro Unit	The units sold in the Maxpro IPO, consisting of one share of Maxpro Class A Common Stock and one Maxpro Warrant, which have been automatically detached at the Closing.

Maxpro Warrants	Warrants to purchase shares of Maxpro Class A Common Stock as contemplated under the Maxpro Warrant Agreement, with each whole warrant exercisable for one share of Maxpro Class A Common Stock at an exercise price of $11.50 per whole share, which have been assumed by Apollomics upon Closing, pursuant to certain Warrant Assumption Agreement.

Maxpro Warrant Agreement	Warrant Agreement between Maxpro Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, dated October 7, 2021.

Merger Sub	Project Max SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Apollomics, which has merged into Maxpro upon Closing.

Nasdaq	The Nasdaq Capital Market.

NMPA	National Medical Product Administration of China.

Penny Warrant Agreement	The Warrant Agreement, dated as of February 9, 2023, by and between Apollomics and certain of the PIPE Investors, containing the terms and conditions of the Penny Warrants issued in connection with the PIPE Financing.

Penny Warrants	Warrants of Apollomics issued to subscribers of PIPE Class B shares pursuant to the Subscription Agreements, each exercisable to purchase one Class A Ordinary Share for $0.01 per share.

PIPE Financing	The investment by the PIPE Investors pursuant to the Subscription Agreements in connection with the Business Combination.

PIPE Class B Shares	The Class B Ordinary Shares issued to certain PIPE Investors pursuant to the Subscription Agreements.

PIPE Investors	The accredited investors participating in the PIPE Financing.

PIPE Securities	Collectively, the PIPE Class B Shares and the Series A Preferred Shares issued pursuant to the Subscription Agreements and the Penny Warrants issued pursuant to the Penny Warrant Agreement.

Pre-Closing Apollomics	Apollomics, prior the consummation of the Business Combination.

Pre-Closing Apollomics Ordinary Shares	Apollomics ordinary shares, par value $0.0001 per share, prior to the Closing.

Pre-Closing Apollomics Preferred Shares	Apollomics preferred shares, par value $0.0001 per share, prior to the Closing.

Pre-Closing Apollomics Shares	Pre-Closing Apollomics Class A Ordinary Shares together with Pre-Closing Apollomics Preferred Shares.

Private Warrants	The warrants that were originally included in the units sold to the Maxpro Sponsor in a private placement, which closed simultaneously with the IPO, and assumed by Apollomics upon the Closing.

Public Warrants	The warrants that were originally included in the Maxpro Units sold in the IPO and assumed by Apollomics upon the Closing.

SEC	The U.S. Securities and Exchange Commission.

Securities Act	The U.S. Securities Act of 1933, as amended.

Series A Preferred Shares	Series A Preferred Shares, par value $0.0001 per Series A Preferred Share, issued to certain PIPE Investors pursuant to the Subscription Agreements in connection with the Business Combination.

Subscription Agreement	The subscription agreement, dated February 9, 2023, that Apollomics entered with the PIPE Investors in connection with the Business Combination.

Transfer Agent	Continental Stock Transfer & Trust Company.

Trustee	Continental Stock Transfer & Trust Company.

Warrants	Warrants to purchase Class A Ordinary Shares, including Public Warrants, Private Warrants and the Penny Warrants.

Warrant Assumption Agreement	Warrant Assignment, Assumption and Amendment Agreement by and among Maxpro Capital Acquisition Corp., Apollomics Inc. and Continental Stock Transfer & Trust Company on April 29, 2023.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, goals, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: plans for preclinical studies, clinical trials and research and development programs; the anticipated timing of the results from those studies and trials; expectations regarding regulatory approvals, and our expectations with respect to future performance. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by us and our management, as the case may be, are inherently uncertain. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control.

Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks and uncertainties include, but are not limited to:

•	the ability of Apollomics to realize the benefits expected from the Business Combination and to maintain the listing of the Class A Ordinary Shares on Nasdaq;

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changes in global, regional or local business, market, financial, political and legal conditions, including the development, effects and enforcement of laws and regulations and the impact of any current or new government regulations in the United States and China affecting Apollomics’ operations and the continued listing of Apollomics’ securities;

•	Apollomics’ success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	factors relating to the business, operations and financial performance of Apollomics, including, but not limited to:

•	Apollomics’ ability to achieve successful clinical results;

•	Apollomics currently has no products approved for commercial sale;

•	Apollomics’ ability to obtain regulatory approval for its products, and any related restrictions or limitations of any approved products;

•	Apollomics’ ability to obtain licensing of third-party intellectual property rights for future discovery and development of Apollomics’ oncology projects;

•	Apollomics’ ability to commercialize product candidates and achieve market acceptance of such product candidates;

•	Apollomics’ success is dependent on drug candidates which it licenses from third parties;

•	Apollomics’ ability to respond to general economic conditions;

•	Apollomics has incurred significant losses since inception, and it expects to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future;

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Apollomics requires substantial additional capital to finance its operations, and if it is unable to raise such capital when needed or on acceptable terms, it may be forced to delay, reduce, and/or eliminate one or more of its development programs or future commercialization efforts; and

•	Apollomics’ ability to develop and maintain effective internal controls;

•	assumptions regarding interest rates and inflation;

•	competition and competitive pressures from other companies worldwide in the industries in which Apollomics operates; and

•	litigation and the ability to adequately protect Apollomics’ intellectual property rights.

•	the other matters described in the section entitled “Risk Factors” beginning on page 26.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PROSPECTUS SUMMARY

Overview

We are an innovative clinical-stage biopharmaceutical company focused on the discovery and development of oncology therapies with the potential to be combined with other treatment options to harness the immune system and target specific molecular pathways to inhibit cancer.

We currently have a pipeline of nine drug candidates across multiple programs, six of which are currently in the clinical stage of development. Our lead programs include investigating its core product, APL-101, a potent, selective c-Met inhibitor for the treatment of non-small cell lung cancer and other advanced tumors with c-Met alterations, which is currently conducting a Phase 2 multicohort clinical trial in the United States, and developing an anti-cancer enhancer drug candidate APL-106, a specific E-Selectin antagonist that has the potential to be used adjunctively with standard chemotherapy to treat acute myeloid leukemia (“AML”) and other hematologic cancers, which is currently conducting Phase 3 clinical trials in China.

Our other tumor inhibitor drug candidates are APL-102 and APL-122. APL-102 is an oral active, small molecule Multiple Tyrosine Kinase Inhibitor (“MTKi”) that has shown anti-tumor activity in multiple preclinical studies, such as models of liver cancer, breast cancer and esophageal cancer, both as a single agent and in combination with an anti-PD-1 antibody. APL-102 is in a Phase 1 dose escalation clinical trial in China and is at the fourth dose level. APL-122 targets ErbB1/2/4 signaling pathways. APL-122 is currently in Phase 1 dose escalation in Australia.

In addition to APL-106, we are also working on APL-108, a second-generation E-selectin inhibitor, suitable for subcutaneous administration and potentially able to target other liquid and solid cancers. APL-108 is currently in preclinical development and is IND-ready for entry into clinical trials for other indications.

Our primary immuno-oncology drug candidates consists of APL-501 and APL-502. APL-501 is an anti-PD-1 antibody drug candidate. One of our partners in China has filed a Biologics License Application (“BLA”) with the Chinese NMPA for APL-501. APL-502 is an anti-PD-L1 antibody drug candidate and is being developed by one of our partners in China. APL-502 is being evaluated for treatment of at least six different cancers in Phase 3 studies in China.

Prior to commercialization of our product candidates in the United States, we must successfully complete nonclinical laboratory and animal tests and submit an investigational new drug application (“IND”) to the U.S. Food and Drug Administration (the “FDA”), which must become effective before clinical testing may commence in the United States. Adequate and well-controlled clinical trials must establish the safety and effectiveness of each product candidate for each indication for which FDA approval is sought. After completion of the required clinical testing, a New Drug Application (“NDA”) or BLA is prepared and submitted to the FDA. The NDA or BLA must include the results of all nonclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. FDA approval of the NDA or BLA is required before marketing and distribution of the product may begin in the United States.

Our executive offices are located at 989 E. Hillsdale Boulevard, Suite 220, Foster City, California 94404, and its telephone number is +1 650 209 4055.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conducts our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly-owned subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

Structure of Apollomics

The diagram below depicts a simplified version of the organizational structure of Apollomics.

Note 1: Apollomics conducts its business operations through Apollomics US at its headquarters in the U.S., and Crownmab, a wholly-owned subsidiary of Apollomics in the PRC. Apollomics US and Crownmab conduct research and development activities relating to the biologics of oncology to facilitate the discovery and development of product candidates and expand Apollomics’ global presence. Apollomics HK is an intermediary holding company holding Crownmab and Crown Bochuang (via Crownmab), and Apollomics HK has not engaged in any business operations since its establishment. Apollomics AU holds certain intellectual property rights and has engaged vendors for Apollomics’ clinical trial-related activities in Australia, but it does not have any other business operations, employees or office space. Crown Bochuang, a wholly-owned subsidiary of Apollomics and a direct subsidiary of Crownmab in the PRC, has been a contracting party for certain engagements of which the business activities are conducted by Crownmab. Crown Bochuang has not engaged in any operational activities and does not have any employees or office space.

Note 2: Apollomics’ corporate structure does not contain a VIE and Apollomics has no intention of establishing or utilizing any VIEs in China in the future.

Note 3: See the subheading “Holding Company Structure” below starting on page 16 for more information about how cash is transferred among Apollomics and its subsidiaries.

Note 4: Investments in Apollomics’ securities are not purchases of equity securities of these operating subsidiaries in the United States or the PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

PRC Regulatory Matters

We conduct a portion of our operations in the Greater China region, and we and our PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of Apollomics’ PRC Subsidiaries, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless. As advised by our PRC counsel, JunHe LLP, to our best knowledge, Apollomics believes that the issuance of Apollomics’ securities to foreign investors in connection with the Business Combination does not require permission or approval from any PRC governmental authority. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions, there is no assurance that such approval or permission will not be required under existing PRC laws, regulations or policies if the relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Below is a summary of potential PRC laws and regulations that, in the opinion of JunHe LLP according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the relevant PRC government authorities, namely, the CSRC, the Cyberspace Administration of China (the “CAC”) and their enforcement agencies, to require us to obtain permission or approval in order to issue securities to foreign investors to foreign investors.

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The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, including the Ministry of Commerce of the PRC (the “MOFCOM”), the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the SAFE in 2006 and amended in 2009, as well as some other regulations and rules concerning mergers and acquisitions (collectively, the “M&A Rules”) include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. While the application of the M&A Rules remains unclear, Apollomics believes, based on the advice of its PRC legal counsel and its understanding of the current PRC laws and regulations, that the CSRC approval is not required in the context of the Business Combination because (i) our PRC Subsidiaries were established by means of direct investment, rather than by merger or acquisition, directly or indirectly, of the equity interest or assets of any “domestic company,” as defined under the M&A Rules, and (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether a transaction of the kind contemplated herein is subject to the M&A Rules. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel.

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On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, which came into effect on March 31, 2023. As a supplement to the Overseas Listing Trial Measures, on February 24, 2023, the CSRC, together with other authorities, jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, collectively with the Overseas Listing Trial Measures, the Overseas Listing Regulations, which also came into effect on March 31, 2023. The Overseas Listing Regulations set out new filing requirements, report obligations and guidance for confidentiality and achieves administration with the CSRC for PRC domestic companies seeking direct or indirect listings and offerings in overseas markets. An overseas listing will constitute an “indirect listing” where the issuer meets both of the following conditions: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets for the most recent accounting year is accounted for by its PRC subsidiaries; and (ii) main parts of the business activities are conducted within mainland China, or main place of business are located in mainland China, or a majority of the senior managers in charge of business operation and management are Chinese citizens or domiciled in mainland China. We do not believe we will be subject to the filing and reporting requirement under the Overseas Listing Regulations since our business activities and management team do not meet either of the conditions. However, as the Overseas Listing Regulations were recently released and their interpretation and implementation remain uncertain.

If it is determined that any CSRC approval, filing or other governmental authorization is required for our future offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to do so. These sanctions may include fines and penalties on operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from future offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt our future offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

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Furthermore, in April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation”). Under the Draft Administrative Regulation, (i) data processors (i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion) that process personal information of more than one million individuals must apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors must carry out an annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where a data processor undergoes a merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data must report the transaction to the in-charge authority at the municipal level. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities are subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country must file for cybersecurity review with the Cybersecurity Review Office. Based on the opinion of our PRC counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, Apollomics believes that neither Apollomics nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of its securities or the business operations of its PRC Subsidiaries, because neither we or any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that Apollomics or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review or that Apollomics or any of its PRC Subsidiaries will be able to pass such review. If Apollomics or any of its PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for the Business Combination or its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, Apollomics or its PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against Apollomics or its PRC Subsidiaries, which may have a material adverse effect on its business, financial condition or results of operations. In addition, Apollomics and its PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against Apollomics or its PRC Subsidiaries, which may have a material adverse effect on their business, financial condition or results of operations.

In addition, with respect to their business operations, our PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company in accordance with relevant PRC laws and regulations. We believe our PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of Apollomics: (i) business license for Zhejiang Crownmab Biotech Co., Ltd.; (ii) business license for Zhejiang Crown Bochuang Biopharma Co., Ltd., and (iii) business license for Zhejiang Crownmab Biotech Co., Ltd. Shanghai Branch. As of the date of this prospectus, our subsidiaries have obtained and are maintaining all such requisite approvals, licenses and permits for their operations, and none of such requisite permissions or approvals have been denied.

For a more detailed analysis of the PRC rules and regulations mentioned above and additional risks of our operations under PRC laws, see “Risk Factors—Risks Related to Doing Business in Greater China.”

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Holding Company Structure

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any VIEs, and we have no intention of establishing or utilizing any VIEs in China in the future.

With a holding company structure, we are subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future. For example, our PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits uponsatisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by Apollomics to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from Apollomics to its PRC Subsidiaries is required to be registered with the competent PRC government authorities.

As of the date of this prospectus, neither we nor our subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of March 31, 2023, we have transferred an aggregate of approximately $146.3 million through regular commercial banks via wire transfer (“in cash”) to Apollomics US as capital injection, cash advanced for working capital and payments for the services fee, an aggregate of approximately $13.1 million in cash to Apollomics AU as capital injection, an aggregate of approximately $20.3 million to Apollomics HK in cash as capital injection and cash advanced for working capital, and an aggregate of approximately $50.0 million ($10.5 million of which was transferred directly and $39.5 million of which was transferred through Apollomics HK) to its PRC subsidiaries in cash as capital injections. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. Since our inception, no cash has been transferred from any of our subsidiaries to us, and there has also been no cash transferred amongst our subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by Apollomics to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. Any determination to pay dividends post-Closing will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generates cash flows from operations. If we intend to distribute dividends from our PRC Subsidiaries in the future, such subsidiaries will transfer the dividends to Apollomics HK, the intermediary holding company which controls all of Apollomics’ subsidiaries in the PRC, in accordance with PRC laws and regulations, and then Apollomics HK will transfer the dividends all the way up to us, and the dividends will be distributed from us to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds by PRC Subsidiaries under the direct holding structure must be legal and compliant with relevant PRC laws and regulations. As an offshore company, we are permitted under PRC laws and regulations to provide funding to our subsidiaries in the PRC only through loans or capital contributions, subject to applicable government reporting, registration and approvals. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in the PRC. We may encounter difficulties in our ability to transfer cash between our PRC subsidiaries and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, our PRC counsel, JunHe LLP, has advised that, as of the date hereof, except for the relevant statutory conditions and procedures of reserve funds, relevant withholding tax requirements and the procedures for approvals from PRC foreign exchange authorities and banks, the relevant PRC laws and regulations do not impose other limitations on the amount of funds that we can transfer out of the PRC. We do not currently have any cash management policy that dictates how funds shall be transferred between us and our subsidiaries, or among its subsidiaries. For a detailed description of the restrictions and related risks, see “Risk Factors—Risks Related to Doing Business in Greater China—Risks Related to Changing Laws and Government Control—Government control of currency conversion of and regulations on loans to, and direct investment in, PRC entities by offshore holding companies may delay us from making loans or additional contributions to our PRC subsidiaries, which could restrict our ability to utilize the proceeds from the Business Combination effectively and affect our ability to fund and expand our business.”

Holding Foreign Companies Accountable Act

We are subject to potential prohibitions and restrictions under the HFCAA and related regulations. Pursuant to the HFCAA and its amendment, if a company has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify such company as a “Commission-identified Issuer,” and the trading of the securities of such company on U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if the company is identified as a Commission-identified Issuer for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determination that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong because of positions taken by local authorities. Apollomics’ auditors, Deloitte Touche Tohmatsu Certified Public Accountants LLP, headquartered in mainland China, are subject to the PCAOB December 16, 2021, determination that the PCAOB was unable to inspect Apollomics’ auditors completely. On August 26, 2022, the PCAOB signed an SOP Agreement with the PRC authorities governing inspections and investigations of audit firms based in China, which agreement establishes a framework for the PCAOB to conduct inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB determined that it has secured complete access to inspect and investigate audit firms based in mainland China or Hong Kong and vacated its December 16, 2021 determination to the contrary. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination, which may affect Apollomics’ ability to maintain the listing of Apollomics’ securities on U.S. national securities exchanges, including Nasdaq, and the trading of Apollomics’ securities in the over-the-counter trading market, if Apollomics continues to use an accounting firm headquartered in mainland China or Hong Kong. Additionally, each year, the PCAOB will reassess and determine whether it has complete access to inspect and investigate the accounting firms in mainland China or Hong Kong, among other foreign jurisdictions. If PCAOB determines that it is unable to inspect Apollomics’ auditors completely, the lack of PCAOB inspection could deprive investors of the benefits of such inspections and the inability to inspect could cause Apollomics’ securities to be delisted under the HFCAA and related regulations. The delisting or prohibition of trading of Apollomics’ securities, if Apollomics’ securities are unable to be listed on another securities exchange by then, would substantially impair your ability to sell or purchase Apollomics’ securities when you wish to do so, and the risk and uncertainty associated with a potential delisting or prohibition of trading would have a negative impact on the price of Apollomics’ securities. For a detailed description of the related risks, see “Risk Factors—Risks Related to Doing Business in Greater China—Risks Related to Access to Information and Regulatory Oversight—Apollomics’ audit report to be included in our prospectus was prepared by an auditor located in mainland China which the PCAOB was not able to be inspect or investigate completely due to positions previously taken by the PRC and HKSAR regulatory authorities. Under the HFCAA, Apollomics’ ability to maintain the listing of its securities on Nasdaq and the trading of its securities in the U.S. markets may be dependent on the PCAOB’s continued access to inspect Apollomics’ independent auditor.”

Summary of Certain Risk Factors

You should consider all the information contained in this prospectus in deciding how to vote for the proposals presented in this prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 26. Such risks include, but are not limited to:

•

Because some of our operations are in China, our business is subject to a certain degree of complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business in the PRC and may intervene in or influence our operations in China at any time, which could result in a material change in our operations and/or the value of our securities.

•

As some of our operations are conducted in China, recent regulatory developments in China, including an intent indicated by the Chinese governmental authorities to exert more oversight and control over offerings that are conducted outside the PRC and/or foreign investment in PRC-based issuers, may subject us to additional regulatory review or otherwise restrict or hinder our ability to offer securities and raise capital outside the PRC, all of which could materially and adversely affect our business and cause the value of our securities to significantly decline or be worthless.

•

We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

•	The pharmaceutical industry in China is highly regulated and such regulations are subject to change which may affect approval and commercialization of our products once they are approved.

•	The uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations could have an adverse effect on our business.

•	We are subject to PRC and HKSAR tax laws and regulations.

•	The political relationships among Greater China and other countries may affect our business operations.

•	Changes in the United States and international trade policies, particularly with regard to China, may adversely impact our business and operating results.

•

Apollomics’ audit report to be included in our prospectus was prepared by an auditor headquartered in China which the PCAOB previously was not able to be inspect or investigate completely due to positions previously taken by the PRC and HKSAR regulatory authorities. Under the HFCAA, Apollomics’ ability to maintain the listing of its securities on Nasdaq and the trading of its securities in the U.S. markets may be dependent on the PCAOB’s continued access to inspect Apollomics’ independent auditor.

•

Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the United States will be limited and additional costs may be required. It may be difficult to enforce judgments obtained from foreign courts against us or our management in China.

•

Our clinical trials may fail to demonstrate adequately the safety, potency/bioavailability and efficacy of any of our drug candidates, including our product candidate APL-101, which would prevent or delay development, regulatory approval and commercialization.

•

Our drug candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit their commercial potential or result in significant negative consequences following regulatory approval, if obtained.

•

We have no track record in launching and marketing drug candidates. If we are unable to develop marketing and sales capabilities or enter into agreements with third parties to market and sell our drug candidates, we may not be able to generate product sales revenue.

•	We have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

•	A sustained outbreak of the COVID-19 virus could adversely impact our business including our ongoing and planned clinical trials and preclinical research.

•	If we fail to effectively manage our anticipated growth or execute on our growth strategies, our business, financial conditions, results of operations and prospects could suffer.

•	We have historically incurred significant liabilities and may continue to have significant liabilities going forward, which can expose us to liquidity risk.

•	We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

•

Drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur unexpected costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

•

The results of early-stage clinical trials and preclinical studies may not be predictive of future results. Initial success in clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials.

•	If we experience delays or difficulties in the enrollment of patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•

There may be delays or issues in the design and manufacturing and control of the drug substances and/ or the drug products needed for conducting development of the drugs in our pipeline to meet standards for regulatory approval and/or for commercialization.

•

Summary or preliminary data from our clinical trials that we announce or publish may change as new or revised patient data becomes available, and is subject to source verification procedures that could result in material changes in the final data.

•

The regulatory approval processes of the FDA, NMPA and other comparable regulatory authorities are lengthy, time-consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our drug candidates, our business will be substantially harmed.

•

Changes in government regulations or in practices relating to the pharmaceutical and biopharmaceutical industries, including healthcare reform in China, and compliance with new regulations may result in additional costs.

•	Adverse drug reactions and negative results from off-label use of our products could materially harm our business reputation, product brand name, financial condition and expose us to liability.

•

Our drug candidates, once approved, may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

•

Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize such products outside of the United States, which would limit our ability to realize their full market potential.

•

We rely on third parties to manufacture or import our clinical and commercial drug supplies. Our business could be harmed if those third parties fail to provide us with sufficient quantities of product or fail to do so at acceptable quality levels, prices or in time.

•

We have entered into collaborations and may form or seek collaborations or strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

•	There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange.

•

We are a foreign private issuer, and as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Apollomics faces various legal and operational risks associated with doing business in Greater China, some of which are outlined here. For a complete set of risk factors related to doing business in Greater China, please see “Risk Factors—Risks Related to Doing Business in Greater China.”

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Apollomics Inc.
Class A Ordinary Shares offered by us	Up to 11,043,102 Class A Ordinary Shares, consisting of: (i) 464,150 of Class A Ordinary Shares that are issuable by us upon the exercise of 464,150 Private Warrants, (ii) 155,250 Class A Ordinary Shares that are issuable by us upon exercise of 155,250 Extension Warrants, issued to the Maxpro Sponsor (iii) 10,350,000 Class A Ordinary Shares that are issuable by us upon exercise of 10,350,000 Public Warrants, which were previously registered, (iv) 57,500 Class A Ordinary Shares issuable by us upon exercise of 57,500 Penny Warrants and (v) 16,202 Incentive Plan Shares.

Class A Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders	Up to 88,538,394 Class A Ordinary Shares, including (i) 2,587,500 Class A Ordinary Shares that were issued to Maxpro Founders, (ii) 25,875 Class A Ordinary Shares that were issued to the Maxpro IPO Underwriter, (iii) 464,150 Class A Ordinary Shares that were issued to Maxpro Sponsor, (iv) 155,250 Class A Ordinary Shares that were issued to Maxpro Sponsor, (v) 1,560,634 Class A Ordinary Shares that were issued to the Apollomics Legacy Holders, (vi) 80,153,133 Class A Ordinary Shares issuable by us upon the conversion of 80,153,133 Class B Ordinary Shares held by the Apollomics Legacy Holders, (vii) 230,000 Class A Ordinary Shares issuable by us upon the conversion of 230,000 of Class B Ordinary Shares that were issued by us to PIPE Investors pursuant to the Subscription Agreements, (viii) 57,500 Class A Ordinary Shares that are issuable by us upon the exercise of 57,500 Penny Warrants, (ix) 2,668,750 Class A Ordinary Shares that that were issued to certain PIPE Investors upon conversion of 2,135,000 Series A Preferred Shares held by such PIPE Investors pursuant to the Subscription Agreements, (x) 155,250 Class A Ordinary Shares that are issuable by us upon exercise of 155,250 Extension Warrants, (xi) 464,150 Class A Ordinary Shares issuable upon exercise of Private Warrants, and (xii) 16,202 Incentive Plan Shares.

Warrants that may be offered and sold from time to time by the Selling Securityholders	Up to 619,400 Warrants, including (i) 464,150 Private Warrants, and (ii) 155,250 Extension Warrants.

Issuer	Apollomics Inc.

Terms of offering	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Terms of Warrants

Each Public Warrant, Private Warrant or Extension Warrant entitles the holder to purchase one Class A Ordinary Shares at a price of $11.50 per share, subject to adjustment pursuant to the terms of the Maxpro Warrant Agreement and Warrant Assumption Agreement.

Each Penny Warrant entitles the holder to purchase one Class A Ordinary Shares at a price of $0.01 per share, subject to adjustment pursuant to the terms of the Penny Warrant Agreement.

All Warrants expire on April 29, 2028 at 5:00 p.m., New York City time.

Transfer restrictions on 3,206,900 Class A Ordinary Shares, 464,150 Private Warrants, and 155,250 Extension Warrants held by the Maxpro Founders	The 3,206,900 Class A Ordinary Shares, the 464,150 Private Warrants and the 155,250 Extension Warrants held by the Maxpro Founders are not transferrable for a period of six (6) months after the Closing, which is September 29, 2023, on the terms and subject to the conditions set forth in the Lock-Up Agreement.

Transfer restrictions on the Class A Ordinary Shares issued upon conversion of the Series A Preferred Shares held by certain PIPE Investors	Holders may not transfer any Class A Ordinary Shares into which such Series A Preferred Share were converted, prior to the six-month anniversary of the Closing, which is September 29, 2023, subject to the terms and conditions set forth in the Subscription Agreements.

Restrictions on converting and transferring Class B Ordinary Shares	No Class B Ordinary Share is transferable, except to certain permitted transferees, until the earlier of (i) six (6) months after the Closing, which is September 29, 2023, or (ii) in the event that a definitive agreement that contemplates a change of control of is entered into, immediately prior to the consummation of such Change of Control (the “Class B Lock-Up Period”), subject to the conditions set forth in the MAA. Class B Ordinary Shares will be automatically converted into Class A Ordinary Shares on a one-to-one basis upon the end of the Class B Lock-Up Period, provided that the Board may approve such conversion prior to the end of the Class B Lock-Up Period.

Ordinary Shares issued and outstanding prior to any exercise of Warrants or conversion of the Class B Ordinary Shares (as of the date of this prospectus)	9,097,657 Class A Ordinary Shares and 80,383,133 Class B Ordinary Shares.

Warrants issued and outstanding (as of the date of this prospectus)	10,350,000 Public Warrants, 464,150 Private Warrants, 155,250 Extension Warrants and 57,500 Penny Warrants.

Voting Rights	Each registered holder of our Ordinary Shares is entitled to one vote for each Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the MAA, or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the MAA, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, requires a special resolution under Cayman Islands law and pursuant to the MAA, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Use of proceeds	We will not receive any of the proceeds from the sale of the warrants or ordinary shares by the Selling Securityholders except with respect to amounts received by us due to the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. However, for so long as the Warrants are “out of the money,” we believe the holders thereof will be unlikely to exercise their Warrants. See “Use of Proceeds.”

Dividend Policy	We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Market for our Ordinary Shares and Warrants	Our Class A Ordinary Shares and Warrants are listed on Nasdaq under the symbols “APLM” and “APLMW,” respectively.

RISK FACTORS

In addition to the other information contained in this prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects, in which event the market price of our securities could decline, and you could lose part or all of your investment.

Risks Related to Doing Business in Greater China

Risks Related to Access to Information and Regulatory Oversight

Because some of our operations are in China, our business is subject to a certain degree of complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business in the PRC and may intervene in or influence our operations in China at any time, which could result in a material change in our operations following and/or the value of our securities.

As a company having certain business operations in China, we are subject to PRC laws and regulations, which can be complex and evolve rapidly. The Chinese government has the power to exercise significant oversight and discretion over the conduct of our business in China, and the regulations to which our business in the PRC is subject may change rapidly and with little advance notice to us or our shareholders. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central data security, anti-monopoly policies or local PRC governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure its compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may delay or impede our operations and development in the PRC and subject us to remedies, administrative penalties and even criminal liabilities that may harm its business, including fines assessed for its current or historical operations, or demands or orders that it modify or even cease its business practices in the PRC.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business in the PRC and could require us to change certain aspects of its business to ensure compliance, could reduce PRC subsidiaries’ revenues, increase costs and expenses, require PRC subsidiaries to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and the value of our securities could significantly decline.

As some of our operations are conducted in China, recent regulatory developments in China, including an intent indicated by the Chinese governmental authorities to exert more oversight and control over offerings that are conducted outside the PRC and/or foreign investment in PRC-based issuers, may subject us to additional regulatory review or otherwise restrict or hinder our ability to offer securities and raise capital outside the PRC, all of which could materially and adversely affect our business and cause the value of our securities to significantly decline or be worthless.

The recent regulatory developments in the PRC, in particular with respect to more oversight and control over offerings that are conducted outside the PRC and/or foreign investment in PRC-based issuers, may lead to additional regulatory review in China over our operations and offering of securities. As some of our operations are based in the PRC through our PRC Subsidiaries, we are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of our PRC Subsidiaries, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless.

Below is a summary of potential PRC laws and regulations that, in the opinion of JunHe LLP according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the relevant PRC government authorities, namely, the CSRC, the CAC and their enforcement agencies, to require Apollomics to obtain permission or approval in order to issue or offer securities to foreign investors.

The M&A Rules adopted by six PRC regulatory agencies include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, or the Opinions, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of ordinary shares by companies limited by ordinary shares and will clarify the duties of domestic regulatory authorities. However, the Opinions did not provide detailed rules and regulations. On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, which came into effect on March 31, 2023. As a supplement to the Overseas Listing Trial Measures, on February 24, 2023, the CSRC, together with other authorities, jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing (collectively with the Overseas Listing Trial Measures, the “Overseas Listing Regulations”), which also came into effect on March 31, 2023. The Overseas Listing Regulations set out new filing requirements, report obligations and guidance for confidentiality and achieves administration with the CSRC for PRC domestic companies seeking direct or indirect listings and offerings in overseas markets. An overseas listing will constitute an “indirect listing” where the issuer meets both of the following conditions: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets for the most recent accounting year is accounted for by its PRC subsidiaries; and (ii) main parts of the business activities are conducted within mainland China, or main place of business are located in mainland China, or a majority of the senior managers in charge of business operation and management are Chinese citizens or domiciled in mainland China. We do not believe we will be subject to the filing and reporting requirement under the Overseas Listing Regulations since our business activities and management team do not meet either of the conditions. However, as the Overseas Listing Regulations were recently released and their interpretation and implementation remain uncertain. If it is determined that any CSRC approval, filing or other governmental authorization is required for our future offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to do so. These sanctions may include fines and penalties on operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from future offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt our future offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

Furthermore, according to the 2022 Cybersecurity Review Measures which came into effect on February 15, 2022, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities are subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country must file for cybersecurity review with the Cybersecurity Review Office. Based on the opinion of our PRC counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of our securities or the business operations of our PRC Subsidiaries, because neither we or any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users.

We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other regulatory authorities in mainland China or HKSAR required for listings outside Greater China. As of the date hereof, we have not received any inquiries, notices, warnings, sanctions, denials, or regulatory objections from the CSRC, CAC, nor any other regulatory authority in the PRC or HKSAR. To our knowledge, we are, as of the date hereof, not required to obtain permission or approval from the CSRC nor any other regulatory authority in mainland China or HKSAR. As uncertainties remain regarding the interpretation and implementation of these laws and regulations, it is uncertain when and whether we will be required to obtain permission from the PRC or HKSAR government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. In the event that we are required to obtain permission or approval from the CSRC or any other authority in the PRC or HKSAR in the future, any failure to do so could result in (i) the delisting of our securities on exchanges outside China and/or (ii) a decrease in the value of our securities (among other consequences).

We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We and our PRC Subsidiaries are required by applicable laws to keep this personal information strictly confidential and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services, or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the National People’s Congress of the PRC issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not collect users’ personal information without their consent and may only collect users’ personal information necessary to the provision of services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. The Civil Code of the PRC (issued by the National People’s Congress of the PRC on May 28, 2020 and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under PRC civil law.

PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various PRC regulatory bodies, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

In April 2020, the PRC government promulgated the 2020 Cybersecurity Review Measures, which came into effect on June 1, 2020. In July 2021, the CAC and other related authorities released a draft amendment to the 2020 Cybersecurity Review Measures for public comments. On December 28, 2021, the PRC government promulgated the 2022 Cybersecurity Review Measures, which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Under the Regulation on Protecting the Security of Critical Information Infrastructure promulgated by the State Council on July 30, 2021, effective September 1, 2021, “critical information infrastructure” is defined as important network facilities and information systems in important industries and fields, such as public telecommunication and information services, energy, transportation, water conservancy, finance, public services, e-government and national defense, science, technology and industry, as well as other important network facilities and information systems that, in case of destruction, loss of function or leak of data, may severely damage national security, the national economy and the people’s livelihood and public interests. Based on the opinion of our PRC counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator. As of the date of this prospectus, neither we nor any of our PRC Subsidiaries has been informed by any PRC governmental authority that we or any of our PRC Subsidiaries is a “critical information infrastructure operator.”

On November 14, 2021, the CAC released the Draft Administrative Regulation. Under the Draft Administrative Regulation, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level.

Based on the opinion of our PRC counsel, JunHe LLP, according to its interpretation of the currently in- effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of our securities or the business operations of our PRC Subsidiaries, because neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. Additionally, as of the date of this prospectus, neither we nor any of our PRC Subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review, nor have we or any of our PRC Subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations if the PRC regulatory authorities take a position contrary to ours, we cannot assure you that we or any of our PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations (if enacted), nor can we assure you that we or our PRC Subsidiaries would be able to pass such review. If we or any of our PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for this offering or any future offerings or the business operations of our PRC Subsidiaries, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies.

As of the date of this prospectus, we have not been involved in any investigations or become subject to a cybersecurity review initiated by the CAC, and we have not received any inquiry, notice, warning, sanctions in such respect or any regulatory objections with respect to our business operations or in connection with the this offering and any future offerings from the CAC. Given the nature of our business and as advised by our PRC legal counsel, JunHe LLP, based on the foregoing analysis, we believe that we are compliant with the regulations and policies in relation to data security (including companies seeking to list on a foreign exchange) that have been issued by the CAC to date as of the date of this prospectus. However, as the Cybersecurity Review Measures and the Draft Administrative Regulation were newly issued, there remain uncertainties as to how it would be interpreted and enforced, and to what extent it may affect us.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development and the degree of harm it will cause to national security, public interests or the rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law (the “PIPL”), effective November 1, 2021. The PIPL sets forth a range of obligations, administrative guidelines, and enforcement mechanisms with respect to the processing of personal information. The PIPL states that handling of personal information must have clear and reasonable purpose and shall be limited to the “minimum scope necessary to achieve the goals of handling” data. It also lays out conditions for which companies can collect personal data, such as obtaining an individual’s consent. The PIPL regulates personal information transfers outside of China by imposing obligations on handlers before transferring data abroad such as complying with a security assessment by relevant authorities. It also mandates risk assessments for specific processing including automated decision-making and handling that could have a major influence on individuals. In addition, the PIPL has a complex system of enforcement, including fines (that can go up to 5% of a company’s annual turnover) and administrative action (including warnings, orders to stop processing, confiscation of unlawfully obtained profit, revocation of licenses), individual rights to obtain compensation, and civil public interest litigation cases through a public prosecutor. If we are to be found in violation of the PIPL when conducting our business in China, we could be subject to the above administrative penalties and civil liabilities, such as warnings, fines, or service suspension or even revocation of licenses, which could materially and adversely affect our business, financial condition, and results of operations.

The Measures for the Security Assessment of Cross-border Data Transfer, effective from September 1, 2022, provide that the cross-border transfer of data falling under statutory categories shall be subject to security assessment. Given the nature of our business and as advised by our PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, we do not believe that we or any of our PRC Subsidiaries is engaged in any activity that is subject to security assessment as outlined in the Data Export Security Draft Measures. However, as its provisions and anticipated adoption or effective date are subject to change, and the interpretation and implementation measures remain uncertain, we cannot assure you that the final rules will be consistent with our interpretation. The promulgation of the above-mentioned laws and regulations indicates heightened regulatory scrutiny from PRC regulatory authorities in areas such as data security and personal information protection.

In addition to government regulation, privacy advocates and industry groups have proposed, and may in the future propose, self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, and/or we may elect to comply with such standards. We expect that there will continue to be new proposed laws and regulations concerning data privacy and security, and we cannot yet determine the impact that such future laws, regulations and standards may have on our business. New laws or amendments, or re-interpretations of existing laws, regulations, standards and other obligations may require us to incur additional costs and restrict its business operations. Because the interpretation and application of laws, regulations, standards and other obligations relating to data privacy and security are still uncertain, it is possible that these laws, regulations, standards and other obligations may be interpreted and applied in a manner that is inconsistent with our data processing practices and policies. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, public censure, other claims and penalties and significant costs for remediation and damage to its reputation, we could be required to change our business activities and practices, which could adversely affect its business. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could subject us to additional cost and liability, and affect our financial condition, operating results and reputation.

The pharmaceutical industry in China is highly regulated and such regulations are subject to change which may affect approval and commercialization of our products once they are approved.

Part of our R&D operations is in China, which we believe confers clinical, commercial and regulatory advantages. The pharmaceutical industry in China is subject to comprehensive government regulation and supervision, encompassing the approval, registration, manufacturing, packaging, licensing and marketing of new drugs. Please refer to the section headed “Prospectus Summary—Regulatory Matters” and “Business—Government Regulations—Chinese regulation of pharmaceutical product development and approval ” for a discussion of the regulatory requirements that are applicable to our current and planned business activities in China. In recent years, the regulatory framework in China regarding the pharmaceutical industry has undergone significant changes, and we expect that it will continue to undergo significant changes. Any such changes or amendments may result in increased compliance costs on our business or cause delays in or prevent the successful development or commercialization of our drug candidates in China and reduce the current benefits we believe are available to us from developing and manufacturing drugs in China. PRC authorities have become increasingly vigilant in enforcing laws in the pharmaceutical industry and any failure by us or our partners to maintain compliance with applicable laws and regulations or obtain and maintain required licenses and permits may result in the suspension or termination of our business activities in China in the worst scenario. We believe our strategy and approach are aligned with the PRC government’s regulatory policies, but we cannot ensure that our strategy and approach will continue to be aligned.

Apollomics’ audit report to be included in our prospectus was prepared by an auditor headquartered in China which the PCAOB previously was not able to be inspect or investigate completely due to positions previously taken by the PRC and HKSAR regulatory authorities. Under the HFCAA, Apollomics’ ability to maintain the listing of its securities on Nasdaq and the trading of its securities in the U.S. markets may be dependent on the PCAOB’s continued access to inspect Apollomics’ independent auditor.

Apollomics is subject to potential prohibitions and restrictions under the HFCAA and related regulations. Pursuant to the HFCAA and its amendment, if a company has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify such company as a “Commission-identified Issuer,” and the trading of the securities of such company on U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if the company is identified as a Commission-identified Issuer for two consecutive years. On December 16, 2021, PCAOB issued a report on its determination that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and/or HKSAR, because of positions taken by local authorities. Our auditors, Deloitte Touche Tohmatsu Certified Public Accountants LLP, headquartered in China, were subject to the PCAOB December 16, 2021, determination that the PCAOB was unable to inspect Apollomics’ auditors completely. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, there can be no assurance that the PCAOB will continue to have such access. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report in an annual report filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report for the relevant fiscal year. There can be no assurance that we will not be identified as a Commission-Identified Issuer for any future fiscal year, and if we are so identified for two consecutive years, we will become subject to the trading restriction and prohibition under the HFCAA.

Starting in 2011, the “big four” PRC-based accounting firms, including Apollomics’ independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain United States-listed companies operating and audited in China, the SEC and the PCAOB sought to obtain from the PRC accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under PRC law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the PRC accounting firms, including Apollomics’ independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms, including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all the affiliates of the “big four.” If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including Apollomics’ independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, Apollomics could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in mainland China, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based U.S.-listed companies, and the market price of our securities may be adversely affected.

On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will (i) identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of the position taken by the authority in the foreign jurisdiction and (ii) impose a trading prohibition on the issuer after it is identified as a Commission-Identified Issuer for three consecutive years. Additionally, in December 2022, an amendment of the HFCAA was enacted which shortened the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduced the time before the potential trading prohibition against or delisting of our securities should the PCAOB’s access to inspect our independent auditors be negatively affected in the future. On December 16, 2021, pursuant to the HFCAA, PCAOB issued a report on its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China and/or HKSAR, because of positions taken by local authorities, which included Apollomics’ auditors. On August 26, 2022, the PCAOB signed the SOP Agreement with the CSRC and the Ministry of Finance of the People’s Republic of China, which establishes a framework for the PCAOB to conduct inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong and includes commitments from Chinese authorities on issues that have historically impeded the PCAOB’s ability to inspect and investigate completely. On December 15, 2022, the PCAOB determined that it has secured complete access to inspect and investigate audit firms based in mainland China or Hong Kong. The PCAOB reassessed and vacated its December 16, 2021 determination to the contrary and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination, which may affect our ability to maintain the listing of our securities on U.S. national securities exchanges, including Nasdaq, and the trading of our securities in the over-the-counter trading market, if we continue to use an accounting firm headquartered in mainland China or Hong Kong. Each year, the PCAOB will reassess and determine whether it has complete access to inspect and investigate the accounting firms in mainland China or Hong Kong, among other foreign jurisdictions. Additionally, the U.S. regulatory regime in this area has evolved and may continue to develop in the future.

Should the PCAOB’s access to inspect our independent auditors be negatively affected in the future and if PCAOB determines that it is unable to inspect our auditors completely, the lack of PCAOB inspections could prevent the PCAOB from regularly evaluating our auditor’s audits and our quality control procedures and could make it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors that are subject to PCAOB inspections, and as a result, investors may be deprived of the benefits of PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of its consolidated financial statements. If the PCAOB determines that it is unable to inspect our auditors completely for two consecutive years, our securities could be delisted and prohibited from trading in the United States under the current HFCAA and related regulations. The delisting or prohibition of trading of our securities, if our securities are unable to be listed on another securities exchange by then, would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting or prohibition of trading would have a negative impact on the price of our securities.

Risks Related to Our Organizational Structure

Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements and could materially and adversely affect the amount of dividends, if any, we may pay our shareholders.

Dividend payments from our PRC Subsidiaries are subject to various restrictions under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, under the Enterprise Income Tax Law (the “EIT Law”) and its implementation rules, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated, PRC withholding tax at the rate of 10% is applicable to dividends payable by “PRC tax resident enterprises” to investors that are “non-PRC residents,” that is, investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their source within the PRC. Similarly, any gain realized on the transfer of ordinary shares of “PRC tax resident enterprises” by such investors is also subject to PRC income tax, usually at rate of 10% unless otherwise reduced or exempted by relevant tax treaties or similar arrangements, if such gain is regarded as income derived from sources within the PRC. Our Company is a holding company incorporated in Cayman Islands and part of our operations are in the PRC. There is uncertainty whether we will be considered a “PRC tax resident enterprise” for the purpose of the EIT Law. As a result, it is unclear whether any dividends paid on our ordinary shares, or any gain realized from the transfer of our ordinary shares, would be treated as income derived from sources within China and would as a result be subject to PRC income tax. If we are considered a “PRC tax resident enterprise,” then any dividends paid to our shareholders that are “non-PRC residents” and any gains realized by them from the transfer of our ordinary shares may be regarded as income derived from PRC sources and, as a result, would be subject to a 10% PRC income tax, unless otherwise reduced or exempted. It is unclear whether, if we are considered a “PRC tax resident enterprise,” our shareholders would be able to claim the benefit of income tax treaties or agreements entered into between PRC and other countries or regions. If any dividends payable to our non-PRC shareholders that are “non-PRC residents,” or any gains from the transfer of our ordinary shares are subject to PRC tax, the value of such non-PRC shareholders’ investment in our ordinary shares may be materially and adversely affected. Furthermore, if our PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements. Due to these restrictions and additional restrictions that may be imposed under new PRC laws and regulations that may come into effect in the future, cash and/or non-cash assets held by our PRC Subsidiaries may not be available to fund our foreign currency needs or any foreign operations that we may have in the future or for other uses outside of China.

Based on the experience of our management team, we do not believe that remittance of cash and/or noncash assets from Hong Kong, including cash and/or non-cash assets held by Apollomics HK, an intermediary holding company with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor do we believe such interventions, restrictions and limitations will be imposed on Apollomics HK. To the extent that our cash and/or non-cash assets in Hong Kong or any cash and/or noncash assets held by

Apollomics HK are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to us, to fund the operations of our subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes.

Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the United States will be limited and additional costs may be required. It may be difficult to enforce judgments obtained from foreign courts against us or our management in China.

We are a holding company incorporated in the Cayman Islands with its headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, a wholly owned subsidiary of Apollomics in the PRC. Currently, part of our assets, at least one of the members of our management team and two of our directors are based in mainland China. Following the Closing, part of our assets and at least one of our management team will be based in mainland China. Therefore, it may be difficult or costly for you to effect service of process against us or these officers and directors within the United States. In addition, we have been advised by our PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the United States based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on U.S. federal securities laws. In addition, while we don’t have any business operations in HKSAR, currently, one of our directors is based in HKSAR. Similarly, it may be difficult or costly for you to effect service of process against this director within the United States, and enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in HKSAR or bring original actions in HKSAR based on U.S. federal securities laws. Furthermore, any judgment obtained in the U.S. against Apollomics and these individuals may not be collectible within the United States. See “Enforceability of Civil Liability under U.S. Securities Laws” for more details.

Risks Related to Changing Laws and Government Control

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

As part of our business operation is in China, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by economic, political, legal and social conditions in China. China’s economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industrial development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our business, financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

In addition, the PRC government had, in the past, implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operations. More generally, if the business environment in China deteriorates from the perspective of domestic or international investment, our business in China may also be adversely affected.

The uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations could have an adverse effect on our business.

As part of our business operation is in China, it is supervised by relevant regulatory authorities in China. The PRC legal system is a civil law system based on written statutes and, unlike the common law system, prior court decisions can only be cited as reference and have limited precedential value. Additionally, written statutes in the PRC are often principle-oriented and require detailed interpretations by the enforcement bodies to further apply and enforce such laws. Since 1979, the PRC government has developed a comprehensive system of laws, rules and regulations in relation to economic matters, such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and may not be as consistent or predictable as in other more developed jurisdictions. As these laws and regulations are continually evolving in response to changing economic and other conditions, and because of the limited volume of published cases and their non-binding nature, any particular interpretation of PRC laws and regulations may not be definitive. Moreover, we cannot predict the effect of future developments in the PRC legal system and regulatory structure. Such unpredictability towards our contractual, property and procedural rights as well as our rights licensed, approved or granted by the competent regulatory authority could adversely affect our business and impede our ability to continue our operations. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, if at all, and which may have a retroactive effect. Hence, we may not be aware of violation of these policies and rules until after such violation has occurred. Further, the legal protections available to us and our investors under these laws, rules and regulations may be limited.

In addition, any administrative or court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce various contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

We are subject to PRC and HKSAR tax laws and regulations.

We are subject to periodic examinations on fulfillment of our tax obligation under the PRC and HKSAR tax laws and regulations by PRC and HKSAR tax authorities. Although we believe that in the past we acted in compliance with the requirements under the relevant PRC and HKSAR tax laws and regulations in all material aspects and established effective internal control measures in relation to accounting regularities, we cannot assure you that future examinations by PRC and/or HKSAR tax authorities would not result in fines, other penalties or actions that could adversely affect our business, financial condition and results of operations, as well as our reputation. Furthermore, the PRC and/or HKSAR government from time to time adjusts or changes its tax laws and regulations. Such adjustments or changes, together with any uncertainty resulting therefrom, could have an adverse effect on our business, financial condition and results of operations.

Implementation of labor laws and regulations in China may adversely affect our business and results of operations.

Pursuant to the labor contract law that took effect in January 2008, its implementation rules that took effect in September 2008 and its amendment that took effect in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Compliance with the labor contract law, its implementation rules and the applicable local labor laws, including provincial and municipal labor law may increase our operating expenses, in particular our personnel expenses. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the labor contract law and its implementation rules may also limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. According to the Social Insurance Law and the Regulations on the Management of Housing Fund, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and housing funds, and the employers must, together with their employees or separately, pay the social insurance premiums and housing funds for such employees.

As the interpretation and implementation of these laws and regulations are still evolving, we cannot assure you that our employment practice will at all times be deemed in full compliance with labor- related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Further, labor disputes, work stoppages or slowdowns at our operations or any of our third-party service providers could significantly disrupt daily operation and have a material adverse effect on our business.

Government control of currency conversion of and regulations on loans to, and direct investment in, PRC entities by offshore holding companies may delay us from making loans or additional contributions to our PRC subsidiaries, which could restrict our ability to fund and expand our business.

The PRC government imposes controls on the convertibility of foreign currencies into Renminbi. Under China’s existing foreign-exchange regulations, foreign-exchange transactions under capital accounts continue to be subject to significant foreign-exchange controls and require the registration with, and approval of, PRC governmental authorities. In particular, if one subsidiary receives foreign-currency loans from us or other foreign lenders, these loans must be registered with SAFE or its local counterparts. If we finance such subsidiary by means of additional capital contributions, these capital contributions must be reported to, filed with or approved by certain government authorities, including the MOFCOM or its local counterparts and the State Administration for Industry and Commerce (now known as the SAMR) through the Enterprise Registration System and the National Enterprise Credit Information Publicity System and the SAFE.

On March 30, 2015, SAFE released the Notice on the Reform of the Management Method for the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, which came into force from June 1, 2015. On June 9, 2016, SAFE further promulgated the Circular on the Reform and Standardization of the Management Policy of the Settlement of Capital Projects, or SAFE Circular 16. SAFE Circular 19 has made certain adjustments to some regulatory requirements on the settlement of foreign exchange capital of foreign-invested enterprises. Under SAFE Circular 19 and SAFE Circular 16, the settlement of foreign exchange by foreign invested enterprises shall be governed by the policy of foreign exchange settlement on a discretionary basis. However, SAFE Circular 19 and SAFE Circular 16 also reiterate that the settlement of foreign exchange shall only be used for its own operation purposes within the business scope of the foreign invested enterprises and following the principles of authenticity. Considering that SAFE Circular 19 and SAFE Circular 16 are relatively new, it is unclear how they will be implemented, and there exist high uncertainties with respect to their interpretation and implementation by authorities. For example, under SAFE Circular 19 and SAFE Circular 16, we may still not be allowed to convert foreign-currency-registered capital of our PRC subsidiaries which are foreign-invested enterprises into RMB capital for securities investments or other finance and investment except for principal-guaranteed bank products. Further, SAFE Circular 19 and SAFE Circular 16 restrict a foreign- invested enterprise from using Renminbi converted from its registered capital to provide loans to a non-affiliated company.

Violations of SAFE Circular 19 and SAFE Circular 16 could result in severe monetary or other penalties. We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiaries, and conversion of such loans or capital contributions into Renminbi. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely affect our ability to fund and expand our business.

Fluctuations in Renminbi exchange rates may expose us to exchange rate volatility, and may have a material and adverse effect on our results of operations and the value of your investment.

We incur portions of our expenses in currencies other than the U.S. dollar, in particular, the Renminbi and Australian dollar. As a result, we are exposed to foreign currency exchange risk as our results of operations and cash flows are subject to fluctuations in foreign currency exchange rates, and we have not entered into any agreements to hedge our exchange rate exposure. A decline in the value of the U.S. dollar against currencies in countries in which we conduct clinical trials could have a negative impact on our R&D costs. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our financial condition, results of operations and cash flows.

Substantially all of our costs are denominated in U.S. dollar and Renminbi. We may rely on dividends and other fees paid to us by our PRC subsidiaries. Any significant change in the exchange rates of the U.S. dollar against Renminbi may materially and adversely affect the value of and any dividends payable on, our ordinary shares in U.S. dollars. An appreciation of Renminbi against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into Renminbi. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against Renminbi would have a negative effect on the U.S. dollar amount available to us.

Risks Related to Foreign Relations

We could be adversely affected by a deterioration of trade relations between the United States and China.

The United States government has indicated its intent to alter its approach to international trade policy and, among other things, has imposed tariffs on the import of certain foreign goods into the United States, including certain goods imported from China. In response, certain governments, including China, have imposed tariffs on the import of certain U.S. goods. Although innovative drugs have not been the subject of the United States or Chinese tariffs, it remains unclear what the United States, China or other governments will or will not do with respect to tariffs or other international trade policies. A further deterioration of trade relationship between the United States and China, whether as a result of any future imposition of tariffs on the import of Chinese-origin innovative drugs into the United States, or on the import of U.S.-origin innovative drugs into China, or otherwise, could adversely affect our ability to commercialize successfully in the United States and China any drugs for which we may receive marketing approval from the FDA or NMPA. Additionally, a further deterioration of the trade relationship between the United States and China, the imposition of tariffs on Chinese-origin innovative drugs, or U.S.-origin innovative drugs, or the perception that such tariffs may be imposed may adversely impact our ability to collaborate with U.S. or Chinese and other pharmaceutical companies, including our ability to procure license-in agreements to develop and market drugs for the U.S. and China markets.

The political relationships among Greater China and other countries may affect our business operations.

We have formed partnerships with entities in Greater China and establishing new collaboration partnerships is key to our future growth. Our business is therefore subject to constantly changing international economic, regulatory, social and political conditions, and local conditions in those foreign countries and regions. As a result, Greater China’s political relationships with those foreign countries and regions, in particular the United States, may affect the prospects of maintaining existing or establishing new collaboration partnerships. There can be no assurance that potential collaboration partners will not alter their perception of us or their preferences as a result of adverse changes to the state of political relationships among Greater China and the relevant foreign countries or regions. Any tensions and political concerns among Greater China and the relevant foreign countries or regions may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Changes in the United States and international trade policies, particularly with regard to China, may adversely impact our business and operating results.

Recent international trade disputes and political tensions, including those between China and the United States and China and Canada, and the uncertainties created by such disputes may disrupt the transnational flow of goods, harming the Chinese economy and our business. International trade and political disputes could result in tariffs and other protectionist measures that could increase our operating costs as well as the cost of goods and products, which could affect our customer’s discretionary spending level. In addition, any escalation in existing trade tensions or the advent of a trade war, or news and rumors of the escalation of a potential trade war, could affect consumer confidence and have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

Our clinical trials and those conducted by our partners may fail to adequately demonstrate the safety, potency/ bioavailability and efficacy of any of our drug candidates, including our lead product candidate, APL-101, which would prevent or delay development, regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of our drug candidates, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that our drug candidates are both safe and effective for use in each target indication. Clinical testing is expensive and can take many years to complete and its outcome is inherently uncertain. Failure can occur at any time during the preclinical study, investigational new drug applications and/or clinical trial processes, and, because our drug candidates are in early stages of development, there is a high risk of failure and we may never succeed in developing marketable products.

Any clinical trials that we or our development partner(s) may conduct may not demonstrate the safety, potency and efficacy necessary to obtain regulatory approval to market our drug candidates. If the results of our ongoing or future preclinical studies and clinical trials are inconclusive or inconsistent with respect to the safety, bioavailability, potency and efficacy of our drug candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, if the drugs manufactured for clinical testing or for commercialization do not meet the approval requirements of the development program of our drug candidates, or if there are safety, potency or efficacy concerns associated with our drug candidates, we may be prevented from or delayed in obtaining marketing approval for such drug candidates. In some instances, there can be significant variability in safety, bioavailability, potency or efficacy results between different preclinical studies and clinical trials of the same drug candidate due to numerous factors, including changes in manufacturing, trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols, and the rate of enrollment and/or dropout among clinical trial participants. As is the case with all oncology drugs, it is likely that there will be side effects associated with their use. For example, both capmatinib and tepotinib, products that have been approved for the treatment of adult patients with metastatic NSCLC harboring MET exon 14 skipping alterations, have warnings for hepatotoxicity based on liver enzyme elevations. In our clinical trials to date of APL-101, we have also seen elevated liver enzymes and expect that our product would carry such a warning, if approved. Results of the trials on our drug candidate(s) could reveal unacceptable side effects. In such an event of risk identification of safety risks, our trials could be revised, suspended or terminated by the health authorities, and the FDA, NMPA or comparable regulatory authorities could order us to cease further development of or deny approval of our drug candidates for any or all targeted indications. We will need to manage the prevalence, duration and severity of potential side effects or other safety issues experienced with our drug candidates. Drug-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Our drug candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit their commercial potential or result in significant negative consequences following regulatory approval, if obtained.

Undesirable side effects related to our drug candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, NMPA or comparable regulatory authorities. In addition, many compounds that have initially showed promise in clinical or earlier stage testing are later found to demonstrate insufficient efficacy towards the intended indication or to cause undesirable or unexpected side effects that prevented further development of the compound. Additionally, the composition of our drug candidates or learnings in preclinical studies or clinical trials may result in contraindications for any drug candidates for which we may obtain regulatory approval.

If unacceptable side effects arise in the development of our drug candidates, we, the FDA, NMPA, or comparable regulatory authorities, the Institutional Review Boards (the “IRBs”), data and safety monitory boards or independent ethics committees at the institutions in which the trials on our drug candidates are conducted could suspend or terminate our preclinical studies or clinical trials or the FDA, NMPA or comparable regulatory authorities could order us to cease preclinical studies or clinical trials or deny approval of our drug candidates for any or all indications we are pursuing.

Treatment-emergent side effects that are deemed to be drug-related could also affect subject recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Undesirable side effects in one of our clinical trials for our drug candidates in one indication could adversely affect enrollment in clinical trials, regulatory approval and commercialization of our drug candidates in other indications. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. Any of these occurrences may harm our business, financial condition and prospects significantly.

Moreover, clinical trials of our drug candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that the results of clinical trials on our drug candidates may indicate an apparent positive effect of a drug candidate to be greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. For example, open-label clinical trials are subject to various limitations; among others, it may not be able to identify undesirable side effects. In addition, with a limited number of patients, there may be variabilities in results, and we may fail to identify rare and severe side effects of our drug candidates that may only be uncovered with a significantly larger number of patients. If such undesirable side effects caused by such drug candidates (or any other similar products) are identified at a late stage of development or after marketing approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withhold, withdraw or limit their approval of such drug candidates;

•	regulatory authorities may require the addition of labeling statements, such as a boxed warning or contraindications;

•	we may be required to change the way such drug candidates are distributed or administered, or change the labeling of the drug candidates;

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the FDA, NMPA or a comparable regulatory authority may require a risk evaluation and mitigation strategy program to mitigate risks, which could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools, and regulatory authorities in other jurisdictions may require comparable risk mitigation plans;

•	we may be subject to regulatory investigations and government enforcement actions;

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the FDA, NMPA or a comparable regulatory authority may require us to conduct additional clinical trials or costly post-marketing testing and surveillance to monitor the safety and efficacy of the product;

•	we could be sued and held liable for injury caused to individuals exposed to or taking our drug candidates; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining regulatory approval or market acceptance of the affected drug candidates and could substantially increase the costs of commercializing our drug candidates, if approved, and significantly impact our ability to successfully commercialize our drug candidates and generate revenues.

Additionally, one of our drug candidates, APL-501, is an anti-PD-1 antibody, a type of biological product. Immuno-oncology therapies such as PD-(L)1 antibodies are still considered as emerging and relatively novel therapeutics for treating cancer diseases. Their mechanisms of action are yet to be thoroughly understood, and adverse events or side effects are to be further studied in clinical trials as well as real-world practice. The results of clinical trials for immuno-oncology therapies including PD-(L)1 antibodies could reveal a high and unacceptable severity and prevalence of undesirable side effects. Any such side effects could adversely impact our ability to continue clinical development or obtain regulatory approvals. Any of these occurrences may harm our business, financial condition and prospects significantly.

We are a pre-revenue biotechnology company with a history of losses. We anticipate that we will continue to incur net losses and net operating cash outflows for the foreseeable future and may never achieve or maintain profitability.

We are a pre-revenue biotechnology company and our future profitability is dependent on the development of our pipeline products. Investment in pharmaceutical drug development is highly speculative, as it entails substantial upfront capital expenditures and significant risk that a drug candidate will fail to gain regulatory approval or become commercially viable. We continue to incur significant expenses related to our ongoing operations and drug development. We have incurred losses in each period since our inception. For the years ended December 31, 2021 and 2022, we had net losses of $94.8 million and $240.8 million, respectively. Substantially all of our operating losses have resulted from costs incurred in connection with our research and development (“R&D”) programs and administrative expenses associated with our operations.

We expect to continue to incur net losses for the foreseeable future, and we expect these losses to increase as we continue and expand our development of, and seek regulatory approvals for, our drug candidates; hire additional clinical, operational, financial, quality control and scientific personnel; obtain, maintain, expand and protect our intellectual property portfolio; seek to identify additional drug candidates; acquire or in-license other drug candidates, intellectual property assets and technologies; establish a sales, marketing and commercialization team or distribution arrangement for any future products that have obtained regulatory approval; and successfully commercialize our drug candidates in one or more indications. Typically, it takes many years to develop one new drug from the drug discovery stage to when it is available for treating patients. In addition, we will continue to incur costs associated with operating as a public company and in support of our growth as a development-stage or commercial-stage biotech company. The size of our future net losses will depend, in part, on the number and scope of our drug development programs and the associated costs of those programs, the cost of commercializing any approved products, our ability to generate revenues and the timing and amount of milestone payments we make or receive with or through arrangements with third parties. If any of our drug candidates fails in clinical trials or does not gain regulatory approval, or, if approved, fails to achieve market acceptance, we may not become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our working capital and shareholders’ equity.

We rely on third parties and our collaborators/partners to conduct our preclinical studies and clinical trials and we must work effectively with collaborators to develop our drug candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be substantially harmed.

We depend, or may depend in the future, upon third parties and/or collaborators and partners to conduct certain aspects of the preclinical studies and clinical trials on our drug candidates, under agreements with universities, medical institutions, contract research organizations (“CROs”), strategic collaborators and others. We expect to have to negotiate budgets and contracts with such third parties (and such negotiations may vary significantly among the various third parties) which may result in delays to our development timelines and increased costs.

We have worked with and plan to continue to work with third-party CROs to monitor and manage data for our ongoing preclinical and clinical programs. We work with these CROs to execute our preclinical studies and clinical trials, control only certain aspects of their activities, and have limited visibility into their day-to-day activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our collaboration with the CROs does not relieve us of our regulatory responsibilities. We, our CROs and our development partners for our preclinical and clinical programs and our clinical investigators are required to comply with the good laboratory practice (“GLP”) and good clinical practice (“GCP”), which are regulations and guidelines enforced by the FDA, NMPA and other comparable regulatory authorities for all of our drugs in preclinical and clinical development. If we or any of our CROs, collaborators or clinical investigators fail to comply with applicable GLPs and GCPs, the data generated in the preclinical studies and clinical trials may be deemed unreliable and the FDA, NMPA or comparable regulatory authorities may require us to suspend or terminate these trials or perform additional preclinical studies or clinical trials before approving our marketing applications. We cannot be certain that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP requirements. Additionally, if required site inspections to be conducted by applicable authorities cannot be completed due to the COVID-19 pandemic and restrictions on travel, then our ability to obtain approvals for our product candidates may be delayed or adversely affected. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. During the COVID-19 pandemic and as of the date of this prospectus, regulatory inspectors have not carried out any clinical trial site inspections in the United States, China or Australia with respect to our clinical sites.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical and nonclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they or our clinical investigators obtain is compromised due to failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our drug candidates. As a result, our results of operations and the commercial prospects for our drug candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs involves additional cost and delays (including identifying and training suitable additional/replacement clinical investigators and obtaining required IRB approval for any additional/new clinical trial site), which can materially influence our ability to meet our desired clinical development timelines. There can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse effect on our business, financial condition, results of operations and prospects.

Cooperation of our R&D collaborators and partners working on our drug candidates are required for the success of our projects. Our R&D collaborators may not be our employees, but collaborate with us under agreements. The delivery and the timeliness of their work, as well as quality of their work, may impact the development of our drug candidates and the probability of success. For example, if our collaborator(s) did not provide CMC, preclinical, or clinical data to us on a timely basis or if such data were inadequate for meeting regulatory purposes, the application for marketing approval of our drug candidates could be delayed, denied, withheld, or withdrawn from health authorities like the FDA, NMPA, or other comparable health authorities.

We may need additional capital to meet our operating cash requirements, and financing may not be available on terms acceptable to us, or at all. If we are unable to obtain such financing, we may be unable to complete the development, manufacturing and commercialization of our drug candidates.

Our drug candidates will require completion of their clinical development, regulatory review, significant marketing efforts and substantial investment before they can provide us with product sales revenue. Our operations have consumed substantial amounts of cash since inception. We incurred $43.3 million and $42.8 million in net cash used in operating activities for the years ended December 31, 2021 and 2022, respectively. While we believe that our cash and cash equivalents and our other liquid financial assets as of December 31, 2022 will be able to maintain our financial viability until the end of the quarter ended June 30, 2024, we may require additional cash resources to meet our continued operating cash requirements in the future, especially to fund our R&D activities, and if we obtain regulatory approvals for any of our drug candidates, we expect to incur significant commercialization expenses relating to product manufacturing, marketing, sales and distribution and post-approval commitments to continue monitoring the efficacy and safety data of our future products on the market.

If the financial resources available to us are insufficient to satisfy our cash requirements, we may seek additional funding through equity offerings, debt financings, collaborations, licensing arrangements, strategic alliances or partnerships, and government grants or subsidies. It is uncertain whether such funding will be available in amounts or on terms acceptable to us, if at all. If we are not able to obtain additional capital to meet our cash requirements in the future, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

The United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported, which has since caused significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

Our business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. In addition, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to increased instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

The extent and duration of the military action, sanctions and resulting market and supply chain disruptions are highly unpredictable but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

We have no track record in launching and marketing drug candidates. If we are unable to develop marketing and sales capabilities or enter into agreements with third parties to market and sell our drug candidates, we may not be able to generate product sales revenue.

We have collaboration relationships with several biotechnology companies, and it is our plan to launch and market drug candidates with our partners. However, we have yet to demonstrate our capability to launch and commercialize any of our drug candidates on our own. As a result, our ability to successfully commercialize our drug candidates may depend on our collaboration relationships with partners. If we are to launch and commercialize any of our drug candidates on our own, it may take longer and cost more than it would if we were to launch it with our partnering company who has experience launching and marketing drug candidates.

We may either develop internal sales, marketing and commercial distribution capabilities for any or all of our drug candidates or pursue collaboration or partnership arrangements regarding the sales and marketing of our drug candidates. However, there can be no assurance that we will be able to establish or maintain such collaboration or partnership arrangements, or if we are able to do so, that they will have effective sales forces. If we pursue our own sales, marketing and distribution capabilities, we will have to compete with other pharmaceutical and biopharmaceutical companies to recruit, hire, train and retain marketing and sales personnel. In addition, if we commercialize our drug candidates, if approved, via such collaboration or partnership arrangements, revenue we receive from the sale of our products will depend upon the efforts of such third parties. We may have little or no control over the marketing and sales efforts of such third parties, and our revenue from product sales may be lower than if we had commercialized our drug candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts for our drug candidates.

There can be no assurance that we will be able to further develop and successfully maintain in-house sales and commercial distribution capabilities or establish or maintain relationships with third-party collaboration partners to successfully commercialize any product, and as a result, we may not be able to generate product sales revenue, which would materially adversely affect our business, financial condition, results of operations and prospects.

We may need to enter into license agreements with third parties to market and sell our drug candidates.

Certain third parties may contend that we need to license from them certain intellectual property rights before we launch. For example, we are aware of a family of third-party issued patents in the United States and Europe claiming genus compounds that may be relevant to the structure of APL-101 (the “Structure Patents”). If we are not able to obtain a license under the Structure Patents in time or on commercially acceptable terms, we may need to delay our launch in the relevant markets until the Structure Patents expire in December 2026, or if we plan to commercialize APL-101 as scheduled, we face the risk that the third party may initiate legal proceedings against us. While the outcomes of such legal proceedings are uncertain, if the court’s judgment is in favor of the third party, we may be subject to remedies or injunctive relief, wherein the injunctive relief would delay our commercial launch until the expiry of the Structure Patents in December 2026. Please refer to section headed “Apollomics’ Business—Business Development—Intellectual Property” in this prospectus for further details. If we experience significant delays in commercializing APL-101, if approved, our business could be materially harmed.

We have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

We are a development-stage biotechnology company founded in May 2015. Our operations to date have focused on business planning, raising capital, establishing our intellectual property portfolio, drug discovery and conducting preclinical studies and clinical trials of our drug candidates. We do not have any developed products approved for commercial sale and have not generated any revenue from developed product sales. Our limited operating history, particularly in light of the rapidly evolving pharmaceutical industry, may make it difficult to evaluate our current business and reliably predict our future performance. We may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. If we do not address these risks and difficulties successfully, this could materially adversely affect our business, financial condition, results of operations and prospects.

A sustained outbreak of COVID-19 virus could adversely impact our business, including our ongoing and planned clinical trials and preclinical research.

There has been a sustained outbreak of the COVID-19 virus globally. COVID-19 had a severe and negative impact on the global economy in 2020 and 2021. Since 2020, as a result of measures imposed by the governments in affected regions, many commercial activities, businesses and schools have been affected by quarantines and other measures intended to contain the pandemic and subsequent variants of the COVID-19 virus. Broad lockdowns under government orders, particularly in China and Europe, were put in place during the first quarter of 2020 and continued into 2022 for several regions in China, including particularly the extended lockdown in Shanghai that was in effect through early June 2022. The extent to which the COVID-19 pandemic ultimately impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, such as the duration of the outbreak, including current and subsequent variants of COVID-19, travel restrictions and social distancing in the United States, China and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States, China and other countries to contain and treat the disease and to address its impact, including on financial markets or otherwise. As the COVID-19 impact continues, we may experience disruptions that could severely impact our business, current and planned clinical trials and preclinical research, including:

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delays or difficulties in enrolling and retaining subjects, including elderly subjects, who are at a higher risk of severe illness or death from COVID-19, in our ongoing clinical trials and our future clinical trials;

•	delays or difficulties in clinical site initiation, including due to difficulties in staffing and recruiting at clinical sites;

•	difficulties in collecting and interpreting data from our clinical trials due to the possible effects of COVID-19 on subjects;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of clinical trials;

•	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

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limitations in resources, including our employees, that would otherwise be focused on the conduct of our business or our current or planned clinical trials or preclinical research, including because of sickness, the desire to avoid contact with large groups of people, or restrictions on movement or access to our facility as a result of government-imposed “shelter in place” or similar working restrictions;

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interruptions, difficulties or delays arising in our existing operations and company culture as a result of some or all of our employees working remotely, including those hired during the COVID-19 pandemic;

•	delays in receiving approval or authorization from regulatory authorities to initiate our clinical trials;

•	interruptions in preclinical studies due to restricted or limited operations at the CROs conducting such studies;

•	interruptions or delays in the operations of the FDA or other domestic or foreign regulatory authorities, which may impact review and approval timelines;

•	delays in receiving the supplies, materials and services needed to conduct clinical trials and preclinical research;

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changes in regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs or require us to discontinue the clinical trial altogether;

•	interruptions or delays to our development pipeline;

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delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel;

•	refusal of the NMPA to accept data from clinical trials in affected geographies outside of China; and

•	refusal of the FDA to accept data from clinical trials in affected geographies outside of the United States.

If we fail to effectively manage our anticipated growth or execute on our growth strategies, our business, financial conditions, results of operations and prospects could suffer.

Pursuing our growth strategies has resulted in, and will continue to result in, substantial demands on capital and other resources. In addition, managing our growth and executing on our growth strategies will require, among other things, our ability to continue to innovate and develop advanced technology in the highly competitive global biopharmaceutical market, effective coordination and integration of our facilities and teams across different sites, successful hiring and training of personnel, effective cost control, sufficient liquidity, effective and efficient financial and management control, effective quality control, and management of our suppliers to leverage our purchasing power. Any failure to execute our growth strategies or realize our anticipated growth could adversely affect our business, financial conditions, results of operations and prospects.

Our future success depends on our ability to retain key executives and to attract, train, retain and motivate senior management and qualified scientific employees.

We are highly dependent on our management team and their experience with our business and operations. We currently do not have “key-man” insurance for any of our executive officers or other key personnel. The loss of the services of any of these persons could impede the achievement of our R&D and commercialization objectives.

Recruiting, retaining and motivating qualified management, scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development, manufacturing and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize drugs. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous biopharmaceutical companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, our management will be required to devote significant time to new compliance initiatives from our status as a public company, which may require us to recruit more management personnel.

Any unanticipated departure of members of the management team without appropriate replacement found in a timely manner may have a material adverse effect on our business operations and profitability.

We may experience competition from other pharmaceutical and biotechnology companies for the hiring of management and other qualified personnel. We may also experience competition for the hiring of scientific personnel from universities and research institutions. Moreover, there is no assurance that we will be able to retain or motivate these key personnel on acceptable terms due to a number of reasons, including the competitiveness of our compensation.

Our reputation is key to our business success. Negative publicity may adversely affect our reputation, business and growth prospect.

Any negative publicity concerning us or our affiliates, even if untrue, could adversely affect our reputation and business prospects. We cannot assure you that negative publicity about us or any of our affiliates name would not damage our brand image or have a material adverse effect on our business, results of operations and financial condition. Furthermore, referrals and word-of-mouth have significantly contributed to our ability to establishing new partnerships. As a result, any negative publicity about us or any of our affiliates could adversely affect our ability to maintain our existing collaboration arrangements or attract new partners.

We have significantly increased and will continue to increase the size and capabilities of our organization, and we may experience difficulties in managing our growth.

As our development and commercialization plans and strategies evolve, we expect to experience significant growth in the number of our employees and consultants and the scope of our operations, particularly in the areas of clinical development, regulatory affairs and business development. To manage our future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. As we have limited financial resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel, and the expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations, and have a material adverse effect on our business and business operations. In addition, our future financial performance will depend, in part, on our ability to effectively manage our recent growth and any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

If we are not able to effectively manage our growth and further expand our organization by hiring new employees and expanding our groups of consultants and contractors as needed, we may not be able to successfully implement the tasks necessary to further develop and commercialize our drug candidates and, accordingly, may not achieve our research, development and commercialization goals. Our failure to do so could materially adversely affect our business, financial condition, results of operations and prospects.

We may be involved in claims, disputes, litigation, arbitration or other legal proceedings in the ordinary course of business, and any claims or proceedings against us could be costly and time-consuming to defend.

From time to time, we may be involved in claims, disputes and legal proceedings in our ordinary course of business. These may concern issues relating to, among others, product liability, employment or labor disputes, breach of contract, infringement, misappropriation, violation or ownership of intellectual property rights and environmental matters. Any claims, disputes or legal proceedings initiated by us or brought against us, with or without merit, may result in substantial costs and diversion of resources, and could materially harm our reputation. Furthermore, claims, disputes or legal proceedings against us may be due to defective supplies sold to us by our suppliers, who may not be able to indemnify us in a timely manner, or at all, for any costs that we incur as a result of such claims, disputes and legal proceedings.

Product liability claims or lawsuits could cause us to incur substantial liabilities.

We face an inherent risk of product liability exposure related to the use of our drug candidates and the testing of our drug candidates in human clinical trials. If we cannot successfully defend ourselves against product liability claims, we may be subject to civil liability for physical injury, death or other losses caused by our products and to administrative liability, criminal liability and the revocation of our business licenses if our products are found to be defective. Regardless of the merits or eventual outcome, product liability claims may also lead to the following adverse consequences, including:

•	regulatory authorities may suspend or withdraw approvals of the drug;

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we may be required to develop a risk evaluation and mitigation strategies program for the drug or, if a risk evaluation and mitigation strategies program is already in place, to incorporate additional requirements under the risk evaluation and mitigation strategies program, or to develop a similar strategy as required by the relevant regulatory authority;

•	we may be required to conduct post-market studies;

•	there may be significant negative media attention and reputational damage;

•	regulatory authorities may require additional warnings on the label;

•	we may incur significant costs to defend related litigations;

•	we may be required to conduct product recalls;

•	our management’s time and our resources may be diverted;

•	we may incur a loss of revenue; and

•	the price of our securities may decline.

We currently obtain liability insurance covering our clinical trials. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or which is in excess of the limits of our insurance coverage. Our insurance policies also contain various exclusions, and we may be subject to particular liability claims for which we have no coverage. We will have to pay any amount awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. In addition, if we cannot successfully defend ourselves against such claims, we may incur substantial liabilities and be required to suspend or delay our ongoing clinical trials. Even a successful defense would require significant financial and management resources.

Regardless of the merits or eventual outcome, liability claims may result in significant negative consequences to our business and prospects, including, but not limited to, harm our reputation, withdrawal of other clinical trial participants, the incurrence of costs to defend the related litigation, the diversion of our management’s time and resources, the requirement to pay substantial monetary awards to trial participants or patients, our inability to commercialize our drug candidates; the loss of revenue and the decline of the price of our securities.

We have limited insurance coverage, and any claims beyond our insurance coverage may result in our incurring substantial costs and a diversion of resources.

We currently carry clinical trial liability insurance, and it may not adequately cover all liabilities that we may incur. Inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could adversely affect our business. Any claim that may be brought against us could result in a court judgement or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amount awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We maintain insurance policies that are required under the United States and PRC laws and regulations as well as insurance based on our assessment of our operational needs and industry and market practice. We currently hold business owners insurance, directors and officers liability insurance, employment practices liability insurance and clinical trial liability insurance in the United States. We do not maintain any product liability insurance. In China, we maintain commercial employee health insurance, car insurance, public liability insurance and clinical trial liability insurance. In line with industry practice in the United States and PRC, we have elected not to maintain certain types of insurance, such as business interruption insurance or key-man insurance on any of our senior management or key personnel. Our insurance coverage may be insufficient to cover any claim for product liability, damage to our fixed assets or employee injuries. Any liability or damage to, or caused by, our facilities or our personnel beyond our insurance coverage may result in our incurring substantial costs and a diversion of resources.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our third-party research institution and pharmaceutical company collaborators, manufacturers, and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical or public health crises, such as the COVID-19 pandemic, and other natural or man-made disasters or business interruptions, including terrorism and war. In addition, for some of our clinical trials, we rely on third- party research institution collaborators for conducting R&D of our product candidates, and they may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce and process our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

Damage or extended periods of interruption to our corporate, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of our product candidates. Although we maintain customary insurance coverage, our insurance might not cover all losses under such circumstances and our business may be seriously harmed by such delays and interruption.

In February 2022, Russia commenced a war against Ukraine. The sanctions announced by the United States and other countries against Russia as a result include restrictions on selling or importing goods, services, or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business, and financial organizations in Russia. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, threats of cyberattacks, prolonged periods of higher inflation, geopolitical shifts, and adverse effects on macroeconomic conditions, currency exchange rates, and financial markets, all of which could have a material adverse effect on our business, financial condition, and results of operations.

If we engage in acquisitions or strategic partnerships, this may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses, from time to time. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent or unforeseen liabilities;

•	the issuance of our equity securities;

•	assimilation of operations, intellectual property rights and products of an acquired company, including difficulties associated with integrating new personnel;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing drugs or drug candidates and regulatory approvals;

•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition; and

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our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

Any of the foregoing risks, if they come to pass, could materially adversely affect our business, financial condition, results of operations and prospects. In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

If we fail to comply with applicable anti-bribery laws, our reputation may be harmed and we could be subject to penalties and significant expenses that have a material adverse effect on our business, financial condition and results of operations.

We are subject to anti-bribery laws of various jurisdictions, particularly in the United States and China. As our business has expanded, the applicability of the applicable anti-bribery laws to our operations has increased. In particular, we are subject to the United States Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”). The Foreign Corrupt Practices Act generally prohibits us from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Although we have policies and procedures designed to ensure that we, our employees and our agents comply with anti-bribery laws, there is no assurance that such policies or procedures will prevent our agents, employees and intermediaries from engaging in bribery activities. If we, due to either our own deliberate or inadvertent acts or those of others, fail to comply with applicable anti-bribery laws, our reputation could be harmed and we could incur criminal, administrative or civil penalties, other sanctions and/or significant expenses, which could have a material adverse effect on our business, including our financial condition, results of operations, cash flows and prospects.

If we or our CROs, CMOs or other contractors or consultants fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business, financial condition and results of operations.

Our R&D activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, by our third-party manufacturers. We and our CROs, CMOs, other contractors or consultants are subject to environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our and our CROs, CMOs and other partners’ operations may involve the use of hazardous waste products. We may contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials or in disposing those materials. In the event of contamination or injury resulting from the use of hazardous materials or disposal of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We also could incur significant costs associated with civil, administrative, or criminal fines and penalties. We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. In particular, we expect that our cost of compliance with applicable environmental rules and regulations will increase notably if we commence production of drugs using our own manufacturing facilities. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of hazardous materials. If we face allegations of non-compliance with laws and encounter sanctions, our reputation, revenues and liquidity may suffer, and our drug candidates and future drugs could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of laws could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our drugs. If regulatory sanctions are applied or if regulatory approval is withdrawn, our value and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from our product sales, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

We are subject to the risks of doing business globally.

Global markets are an important component of our growth strategy. We focus on opportunities in the United States, China, Australia and the European Union. Our rights to our in-licensed products are limited to the different areas. If we fail to obtain licenses or enter into collaboration arrangements with third parties in other markets, or if a third-party collaborator is not successful, our revenue-generating growth potential will be adversely affected. In addition, we may be exposed to specific risks of conducting our business and operations in international markets, including:

•	unexpected changes in or failure to comply with laws and regulatory requirements in local jurisdictions;

•	changes in a specific country’s or region’s political and cultural climate or economic condition;

•	differences between national and local practice with respect to laws and regulatory requirements in a specific jurisdiction;

•	difficulty of effective enforcement of contractual provisions in certain jurisdictions;

•	concerns of local governments and regulators regarding our research and trial sites and the relevant management arrangements;

•	inadequate intellectual property protection in certain countries;

•	enforcement of anti-corruption and anti-bribery laws, such as the Foreign Corrupt Practices Act;

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trade-protection measures, import or export licensing requirements such as Export Administration Regulations promulgated by the United States Department of Commerce and fines, penalties or suspension or revocation of export privileges;

•	the effects of applicable local tax regimes, royalties and other payment obligations owed to local governments, and potentially adverse tax consequences; and

•	significant adverse changes in local currency exchange rates. These could materially adversely affect our financial condition, results of operations and prospects.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are or will be subject to rules and regulations by various governing bodies, including, for example, Nasdaq and the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and the various regulatory authorities in the United States, China and the Cayman Islands, and to new and evolving regulatory measures under applicable laws. Recently, there has been increasing governmental and societal attention to environmental, social and governance (“ESG”) matters, including expanding mandatory and voluntary reporting, diligence, and disclosure on topics such as climate change, waste production, water usage, human capital, labor, and risk oversight, and could expand the nature, scope, and complexity of matters on which we are required to control, assess, and report. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalties and our business may be harmed.

We are subject to stringent privacy laws, information security policies and contractual obligations governing the use, processing, and cross-border transfer of personal information and governing our data privacy and security practices.

We routinely receive, collect, generate, store, process, transmit and maintain medical data treatment records and other personal details of subjects enrolled in our clinical trials, along with other personal or sensitive information. As such, we are subject to the relevant local, state, national and international data protection and privacy laws, directives regulations and standards that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data in the various jurisdictions in which we operate and conduct our clinical trials, as well as contractual obligations. These data protection and privacy law regimes continue to evolve and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance. Failure to comply with any of these laws could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill, any of which a material adverse effect on our financial position, results of operations, cash flows and prospects.

Such data protection and privacy laws and regulations generally require clinical trial sponsors and operators and their personnel to protect the privacy of their enrolled subjects and prohibit unauthorized disclosure of personal information. If such institutions or personnel divulge the subjects’ private or medical records without their consent, they will be held liable for damage caused thereby. Although we have adopted various measures to ensure our employees would adhere to our internal control measures to maintain confidentiality of our information, these measures may not be always effective, for example, our information technology systems could be breached through hacking activities, and personal information could be leaked due to theft or misuse of personal information arising from misconduct or negligence. In addition, our clinical trials frequently also involve professionals from third party institutions working on-site with our staff and enrolled subjects. We cannot ensure that such persons will always comply with our data privacy measures. Any change in such laws and regulations could affect our ability to use medical data and subject us to liability for the use of such data for previously permitted purposes.

Regulatory authorities in China have implemented and are considering a number of legislative and regulatory proposals concerning the collection, storage and use of human genetic resources and the collection and transfer of personal data in China. The Regulations of the PRC on the Administration of Human Genetic Resources (“HGR Regulations”) which were implemented and became effective on July 1, 2019, among other things, require approval or filing from the Human Genetic Resources Administration of China before a Chinese party entering into a definitive contract with a foreign party where human genetic resources (“HGR”) are involved in any international collaborative project and additional approval or filing for any export or cross-border transfer of the HGR samples or associated data. The HGR Regulations further stipulate that in order to obtain marketing authorization for relevant drugs and medical devices in China, no approval is required in international clinical trial cooperation using China’s HGR at Chinese clinical institutions without export of HGR materials. However, the parties in the cooperation shall obtain a filing from the Human Genetic Resources Administration of China before clinical trials in connection with, among other things, the type, quantity and usage of the HGR to be used in the clinical trials. The Biosecurity Law of the PRC, effective from April 15, 2021, restates the filing requirement in relation to international clinical trial cooperation. The newly promulgated Personal Information Protection Law, effective from November 1, 2021, imposes stringent requirements on cross-border transfer of personal data, including passing the security assessment organized by the CAC, or being certified by a professional institution in respect of the protection of personal information, or concluding a contract with the foreign recipient specifying rights and obligations of both parties based on a prescribed template. The Measures for the Security Assessment of Cross-border Data Transfer, effective from September 1, 2022, provide that the cross-border transfer of data falling under statutory categories shall be subject to security assessment. It is possible that these laws and regulations may be interpreted and applied in a manner that is inconsistent with our practices. In addition, the interpretation and application of the HGR Regulations and data protection laws in China and elsewhere are often uncertain and in flux.

We are also subject to laws and regulations in the United States that address privacy, personal information protection and data security at both the federal and state levels. Numerous laws and regulations, including security breach notification laws, health information privacy laws, and consumer protection laws, govern the collection, use, disclosure and protection of health-related and other personal information. This includes increased privacy-related legislative and enforcement activity at both the federal level and the state level, including the implementation of the California Consumer Privacy Act (the “CCPA”), which came into effect in January 2020, the California Privacy Rights Act (the “CPRA”) which will take effect on January 1, 2023, as well as other state data privacy and breach notification laws. The CCPA broadly defines personal information, provides an expansive meaning to activity considered to be a sale of personal information, gives California residents expanded privacy rights and protections, including the right to opt out of the sale of personal information and requires California employers to provide employees with a notice at collection describing the personal information collected and used by an employer. The CCPA also provides for civil penalties for violations and a private right of action for certain data breaches. The CPRA expands upon the CCPA by creating additional obligations relating to personal information and establishing a new enforcement agency dedicated to consumer privacy. The CPRA will also expand the scope of the CCPA to include California employees. New data privacy laws have been proposed in more than half of the states in the United States and in the U.S. Congress, reflecting a trend toward more stringent privacy legislation in the United States, which trend may accelerate under the current U.S. presidential administration. Given the variability and evolving state of these laws, we face uncertainty as to the exact interpretation of the new requirements, and we may be unsuccessful in implementing all measures required by regulators or courts in their interpretation.

Regulatory authorities in Europe have implemented and are considering a number of legislative and regulatory proposals concerning data protection, for example, the General Data Protection Regulation (the “GDPR”), which became effective in May 2018, imposes a broad range of strict requirements on companies subject to the GDPR, such as us, including, but not limited to, requirements relating to having legal bases for processing personal information relating to identifiable individuals and transferring such information outside the European Economic Area (including to the United States), providing details to those individuals regarding the processing of their personal information, keeping personal information secure, having data processing agreements with third parties who process personal information, responding to individuals’ requests to exercise their rights in respect of their personal information, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, and recordkeeping. The GDPR substantially increases the penalties to which we could be subject in the event of any non-compliance, including fines of up to 10 million Euros or up to two (2)% of our total worldwide annual turnover for certain comparatively minor offenses, or up to 20 million Euros or up to 4% of our total worldwide annual turnover for more serious offenses. Given the new law, we face uncertainty as to the exact interpretation of the new requirements, and we may be unsuccessful in implementing all measures required by data protection authorities or courts in interpretation of the new law. National laws of member states of the European Union are in the process of being adapted to the requirements under the GDPR. Because the GDPR specifically gives member states flexibility with respect to certain matters, national laws may partially deviate from the GDPR and impose different obligations from country to country, leading to additional complexity and uncertainty.

In addition, further to the U.K. exit from the EU on January 31, 2020, the GDPR ceased to apply in the U.K. at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the U.K.’s European Union (Withdrawal) Act 2018 incorporated the GDPR (as it existed on December 31, 2020 but subject to certain U.K. specific amendments) into U.K. law (the “U.K. GDPR”). The U.K. GDPR and the U.K. Data Protection Act 2018 set out the U.K.’s data protection regime, which is independent from but aligned to the EU’s data protection regime. Non-compliance with the U.K. GDPR may result in monetary penalties of up to 17.5 million British pound or four (4)% of worldwide revenue, whichever is higher. The U.K., however, is now regarded as a third country under the EU’s GDPR which means that transfers of personal data from the European Economic Area to the U.K. will be restricted unless an appropriate safeguard, as recognized by the EU’s GDPR, has been put in place.

Complying with all applicable laws, regulations, standards and obligations relating to data privacy, security, and transfers may cause us to incur substantial operational costs or require us to modify our data processing practices and processes. Although we take measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other malicious or inadvertent disruptions. Any non-compliance of all applicable laws, regulations, standards and obligations could result in proceedings against us by data protection authorities, governmental entities or others, including class action privacy litigation in certain jurisdictions, which would subject us to significant awards, fines, penalties, judgments and negative publicity, and may otherwise materially and adversely affect our business, financial condition and results of operations.

Our internal computer systems, or those used by our CMOs, CROs or partners or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems and those of our CMOs, CROs and other contractors are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from ongoing or future clinical trials for any of our drug candidates could result in delays in regulatory approvals efforts and significantly increase costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our drug candidates could be delayed or impaired.

Increased labor costs could slow our growth and affect our profitability.

Our operations require a sufficient number of qualified employees. According to China Insights Consultancy, the average labor cost in the global pharmaceutical market has been steadily increasing since last decades as the competition for qualified employees has become more intense. We cannot assure you that there will be no further increase in labor cost. If there is a significant increase in our labor cost, our operations and profitability may be adversely affected.

Raising additional capital may cause dilution to our shareholders and restrict our operations, and you may incur immediate and significant dilution and may experience further dilution if we issue additional ordinary shares or other equity securities in the future.

We might raise additional capital through the sale of equity or convertible debt securities, and your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our ordinary shares. The incurrence of additional indebtedness or the issuance of certain equity securities could give rise to increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, the issuance of additional equity securities, or the possibility of such issuance, may cause the market price of our ordinary shares to decline.

In the event that we enter into collaborations or licensing arrangements in order to raise capital, we may be required to accept less favorable terms, including relinquishing or licensing to a third party on less favorable terms our rights to technologies or drug candidates that we otherwise would seek to develop or commercialize ourselves or potentially reserve for future potential arrangements when we might be able to achieve more favorable terms.

The amount of our future losses is uncertain and our operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

Our operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

•	the timing and success or failure of clinical trials for our drug candidates or competing drug candidates, or any other change in the competitive landscape of our industry;

•	our ability to successfully recruit and retain patients for clinical trials, and any delays caused by difficulties in such efforts;

•	our ability to obtain approval from relevant authorities for development and commercialization of our drug candidates, and the timing and scope of any such approvals we may receive;

•	the timing, the cost of, and level of investment in, R&D activities relating to our drug candidates, which may change from time to time;

•	the cost of manufacturing our drug candidates, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

•	our ability to attract, hire and retain qualified personnel;

•	expenditures that we will or may incur to develop additional drug candidates;

•	the level of demand for our drug candidates should they receive approval, which may vary significantly;

•	the risk/benefit profile, cost and reimbursement policies with respect to our drug candidates, if approved, and existing and potential future therapeutics that compete with our drug candidates;

•	general market conditions or extraordinary external events, such as a recession or the COVID-19 pandemic;

•	the changing and volatile United States and global economic environments; and

•	future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of securities analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our ordinary shares could decline substantially. Such a decline in the price of our ordinary shares could occur even when we have met any previously publicly stated guidance we may provide.

We may not realize the benefits of any acquisitions, in-licenses or strategic alliances that we enter into.

In the future, we may seek and form strategic alliances, create joint ventures or collaborations, or enter into acquisitions or additional licensing arrangements with third parties that we believe will complement or augment our existing technologies and product candidates, including artificial intelligence, machine learning and other technology-based platforms that may supplement our discovery efforts.

These transactions can entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business. As a result, if we enter into acquisition or in-license agreements or strategic partnerships, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction or such other benefits that led us to enter into the arrangement.

Our management uses certain key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions and such metrics may not accurately reflect all of the aspects of our business needed to make such evaluations and decisions, in particular as our business continues to grow.

In addition to our financial results, our management regularly reviews a number of operating and financial metrics, including the number of active partners, the number of active programs, the number and progress of active clinical programs, and the number and commercial progress of approved products, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. We believe that these metrics are representative of our current business; however, these metrics may not accurately reflect all aspects of our business, and we anticipate that these metrics may change or may be substituted for additional or different metrics as our business grows and as we introduce new solutions. In addition, we are highly dependent on information provided by our partners as to the status of their development programs. To the extent such information is later shown to be inaccurate, our metrics and forecasts could be materially and adversely affected. If our management fails to review other relevant information or change or substitute the key business metrics they review as our business grows, or if our metrics prove inaccurate or unrepresentative based on information provided by our partners or otherwise, their ability to accurately formulate financial projections and make strategic decisions may be compromised and our business, financial results and future growth prospects may be adversely impacted.

We rely on a limited number of suppliers for laboratory equipment and materials and may not be able to find replacements or immediately transition to alternative suppliers.

We rely on a limited number of suppliers, or in some cases single suppliers, to provide certain consumables and equipment that we use in our laboratory operations, as well as reagents and other laboratory materials involved in the development of our technology. Fluctuations in the availability and price of laboratory materials and equipment could have an adverse effect on our ability to meet our technology development goals with our partners and thus our results from operations as well as future partnership opportunities. An interruption in our laboratory operations or technology transfer could occur if we encounter delays, quality issues or other difficulties in securing these consumables, equipment, reagents or other materials, and if we cannot then obtain an acceptable substitute. In addition, while we believe suitable additional or alternative suppliers are available to accommodate our operations, if needed, any transition to new or additional suppliers may cause delays in our processing of samples or development and commercialization of our technology. Any such interruption could significantly affect our business, financial condition, results of operations and reputation.

If our operating facilities become damaged or inoperable or if we move or are otherwise required to vacate our facilities, our ability to conduct and pursue our R&D efforts may be jeopardized.

Our scientific and engineering R&D and testing is conducted at our facilities located in Hangzhou, China and the Bay Area of California. Our facilities and equipment could be harmed or rendered inoperable or inaccessible by natural or man-made disasters or other circumstances beyond our control, including fire, earthquake, power loss, communications failure, war or terrorism, or another catastrophic event, such as a pandemic or similar outbreak or public health crisis, which may render it difficult or impossible for us to support our partners and develop updates, upgrades and other improvements to our platform, advanced automation systems, and advanced application and workflow software for some period of time. The inability to address system issues could develop if our facilities are inoperable or suffer a loss of utilization for even a short period of time, may result in the loss of partners or harm to our reputation, and we may be unable to regain those partners or repair our reputation in the future. Furthermore, our facilities and the equipment we use to perform our R&D work could be unavailable or costly and time-consuming to repair or replace. It would be difficult, time- consuming and expensive to rebuild our facilities, to locate and qualify a new facility or license or transfer our proprietary technology to a third party. Even in the event we are able to find a third party to assist in R&D efforts, we may be unable to negotiate commercially reasonable terms to engage with the third party.

We carry insurance for damage to our property and the disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our business, may not provide coverage in amounts sufficient to cover our potential losses and may not continue to be available to us on acceptable terms, if at all.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we generate and store sensitive data, including research data, intellectual property and confidential and/or proprietary business information owned or controlled by ourselves or our employees, partners and other parties. We manage and maintain our applications and data utilizing a combination of on-site systems and cloud-based data centers. We utilize external security and infrastructure vendors to manage parts of our data centers. These applications and data encompass a wide variety of business- critical information, including R&D information, commercial information and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, accidental exposure, unauthorized access, inappropriate modification and the risk of our being unable to adequately monitor and audit and modify our controls over our critical information. This risk extends to the third party vendors and subcontractors we use to manage this sensitive data or otherwise process it on our behalf. Further, to the extent our employees are working at home during the COVID-19 pandemic, additional risks may arise as a result of depending on the networking and security put into place by the employees. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may experience security breaches that may remain undetected for an extended period. Our third-party service providers and partners are also subject to these heightened risks. The secure processing, storage, maintenance and transmission of this critical information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or infections by viruses or other malware or breached due to erroneous actions or inactions by our employees or contractors, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss of information could result in costly legal claims or proceedings, regulatory investigations, or require us to incur expenditures in connection with remediation. Unauthorized access, loss or dissemination could also disrupt our operations and damage our reputation, any of which could adversely affect our business.

Additionally, although we maintain cybersecurity insurance coverage, we cannot be certain that such coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

Risks Related to the Development of our Drug Candidates

Drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur unexpected costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

All of our drug candidates are in preclinical or clinical development and their risk of failure is high. Before we can commence clinical trials for a drug candidate, we must complete extensive preclinical testing and studies that support our planned or future INDs or similar applications in respective jurisdictions. We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA, NMPA or other relevant regulatory authorities will accept our proposed clinical programs or if the outcome of our preclinical testing and studies ultimately will support the further development of our programs. Even if we start clinical trials, we are unable to predict when or if any of our drug candidates will prove effective or safe in humans or will receive marketing approval. Before obtaining marketing approval from regulatory authorities for the commercialization of any drug candidate, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans.

We may experience numerous unforeseen events during, or as a result of, clinical trials, that could delay or prevent our ability to receive marketing approval or commercialize our drug candidates, including:

•	we may experience delays in reaching, or may fail to reach, a consensus with regulators on trial design;

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the supply or quality of our drug candidates or other materials necessary to conduct clinical trials of our drug candidates may be insufficient or inadequate, including as a result of delays in the testing, validation, manufacturing and delivery of drug candidates to the clinical sites by us or by third parties with whom we have contracted to perform certain of those functions;

•	we may experience delays in reaching, or may fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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we may experience difficulty in designing clinical trials and in selecting endpoints for diseases that have not been well-studied and for which the natural history and course of the disease is poorly understood;

•	preclinical and clinical testing may generate imprecise data and the results can be interpreted in different ways;

•	the selection of certain clinical endpoints may require prolonged periods of clinical observation or analysis of the resulting data;

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we may experience difficulties in successfully enrolling subjects in the clinical trials, for example, the number of patients required for clinical trials of our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

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our drug candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to amend clinical trial protocols or to suspend or terminate the trials;

•	our third-party contractors, including CMOs and CROs, may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical trials for various reasons, including non-compliance with regulatory requirements;

•	regulators may not accept data from our clinical trials completed in foreign jurisdictions if we do not satisfy certain regulatory requirements;

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clinical trials of our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs; and

•	the cost of clinical trials of our drug candidates may be greater than we anticipate.

If we are required to conduct additional clinical trials or testing of our drug candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our drug candidates or other testing, if the results of these trials or testing are not positive or are only modestly positive or if there are safety, potency or efficacy concerns, we may:

•	be delayed in obtaining marketing approval for our drug candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to additional post-marketing testing requirements or changes in the way the product is administered; or

•	have the product removed from the market after obtaining marketing approval.

Our product development costs also will increase if we experience delays in preclinical studies or clinical trials or in obtaining institutional review board or marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical study or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our drug candidates, or could allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our drug candidates, which may harm our business, results of operations, financial condition and prospects.

We may expend our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and drug candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

The results of early-stage clinical trials and preclinical studies may not be predictive of future results. Initial success in clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials.

The results of preclinical studies and early clinical trials of our drug candidates may not be predictive of the results of later-stage clinical trials. Drug candidates during later stages of clinical trials may fail to show the desired results in safety and efficacy despite having progressed through preclinical studies and initial clinical trials and despite the level of scientific rigor in the study design and execution. There can be significant variability in safety and efficacy results between different trials of the same drug candidate due to numerous factors, such as differences in individual patient conditions, including ethnical and genetic differences, and other compounding factors, such as other medications or pre-existing medical conditions.

In the case of any trials we conduct, results may differ from earlier trials due to, among other things, the larger number of clinical trial sites, additional countries involved in such trials, different patient population, different trial designs, and different standard of care and pretreatment of patients before enrolling in such trials. Additionally, several of our past, planned and ongoing clinical trials, including for APL-101, utilize an “open-label” trial design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational drug candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational drug candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label trial may not be predictive of future clinical trial results with any of our drug candidates for which we include an open-label clinical trial when studied in a controlled environment with a placebo or active control.

There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or emergence of unacceptable safety issues, notwithstanding promising results in earlier trials. Most drug candidates that commence clinical trials are never approved as products and there can be no assurance that any of our future clinical trials will ultimately be successful or support further clinical development of any of our drug candidates. Drug candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including:

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preclinical studies or clinical trials may show the drug candidates to be less effective than expected (e.g., a clinical trial could fail to meet its primary endpoint(s)) or to have unacceptable side effects or toxicities;

•	failure to establish or to achieve clinical endpoints that applicable regulatory authorities would consider clinically meaningful;

•	failure to receive the necessary regulatory approvals;

•	manufacturing issues, formulation issues, pricing or reimbursement issues or other factors that make a drug candidate uneconomical; and

•	the intellectual proprietary rights of others and their competing products and technologies that may prevent one of our drug candidates from being commercialized.

In addition, differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analysis, and many companies that have believed their drug candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products. The standards that regulatory authorities such as the FDA and NMPA use require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval.

Our clinical trials have primarily been conducted in the United States, China and Australia. The FDA’s acceptance of data from clinical trials not conducted under an IND outside of the United States is subject to certain regulatory conditions, including that the clinical trial must be well designed and well controlled, as well as conducted in accordance with GCP. The FDA must also be able to validate the data from any foreign study through an on-site inspection if the agency deems it necessary. A sponsor or applicant may ask the FDA to waive certain of these requirements. An application based solely on foreign clinical data may be approved by the FDA if: (1) the foreign data are applicable to the U.S. population and U.S. medical practice; (2) the studies have been performed by clinical investigators of recognized competence; and (3) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Failure of an application to meet any of these criteria will result in the application not being approvable by the FDA based on the foreign data alone. The FDA applies this policy in a flexible manner according to the nature of the drug and the data being considered. For example, recently, the FDA declined to approve sintilimab for NSCLC, in part, because pivotal data were exclusively collected in China. FDA expressed concerns with clinical data collected from a single country outside of the United States due to lack of diversity, differences in standard of care between the United States and China and a perceived higher incidence of data integrity issues identified in clinical studies in China. If the FDA or comparable regulatory authorities do not accept earlier preclinical or clinical data, we may need to conduct additional preclinical studies or clinical trials.

A number of companies in the pharmaceutical, biopharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to a lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Any such setbacks in advanced clinical trials could materially harm our business and results of operations. Successful completion of clinical trials is a prerequisite to submitting a marketing application to the FDA, NMPA or comparable regulatory authorities for each drug candidate and, consequently, the ultimate approval and commercial marketing of any drug candidates. We may experience negative or inconclusive results, or regulators may be unwilling to accept preclinical or clinical data obtained in foreign jurisdictions, which may result in our deciding, or our being required by regulators, to conduct additional clinical studies or trials or abandon some or all of our product development programs, which could have a material adverse effect on our business.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends on, among other things, our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons, including the size and nature of the patient population, the patient eligibility criteria defined in the protocol, the size of the study population required for analysis of the trial’s primary endpoints, the proximity of patients to trial sites and our ability to obtain and maintain patient consents.

Our clinical trials may compete with other clinical trials for drug candidates that are in the same therapeutic areas as our drug candidates, and this competition will reduce the number and types of patients available to us. Even if we are able to enroll a sufficient number of patients in our clinical trials, delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and materially adversely affect our ability to advance the development of our drug candidates, which in turn could materially adversely affect our business, financial condition, results of operations and prospects.

The design or execution of our ongoing and future clinical trials may not support marketing approval.

The design or execution of a clinical trial can determine whether its results will support marketing approval, and flaws in the design or execution of a clinical trial may not become apparent until the clinical trial is well advanced or completed. We do not know whether any clinical trials we conduct will demonstrate consistent or adequate efficacy and safety to obtain approval to market our drug candidates.

Further, the FDA, NMPA and comparable regulatory authorities have substantial discretion in the approval process and in determining when or whether marketing approval will be obtained for any of our drug candidates. Our drug candidates may not be approved even if they achieve their primary endpoints in future Phase 2 or 3 clinical trials or registrational trials. The FDA, NMPA or comparable regulatory authorities may disagree with our trial designs and our interpretation of data from preclinical studies or clinical trials. In addition, any of these regulatory authorities may change the requirements for the approval of a drug candidate even after reviewing and providing comments or advice on a protocol, including for a registrational trial. In addition, any of these regulatory authorities may also approve a drug candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials. The FDA, NMPA or comparable regulatory authorities may not approve the labeling claims that we believe would be necessary or desirable for the successful commercialization of our drug candidates, if approved.

If we are unable to successfully validate, develop and obtain regulatory approval for companion diagnostic tests for our drug candidates that are required or experience significant delays in doing so, we may not realize the full commercial potential of these drug candidates.

As one of the key elements of our clinical development strategy, we seek to identify patient subsets within a disease category who may derive selective and meaningful benefit from the drug candidates we are developing.

For example, in connection with the clinical development of APL-101, we entered into a collaboration with Caris to develop an in vitro companion diagnostic test to detect MET alterations. Such companion diagnostics would be used during our clinical trials as well as in connection with the regulatory approval of APL-101. To be successful, we or our collaborator will need to address a number of scientific, technical, regulatory and logistical challenges. The FDA and comparable regulatory authorities regulate in vitro companion diagnostics as medical devices and, under that regulatory framework, will require the test to be analytically and clinically validated and used for patient selection in the clinical trial, which will require separate regulatory clearance, authorization or approval prior to commercialization if not already cleared, authorized or approved.

We intend to rely on third parties for the design, development and manufacture of companion diagnostic tests for APL-101 and other drug candidates that may require such tests. We will be dependent on the sustained cooperation and effort of our future collaborators in developing and obtaining approval for these companion diagnostics and in ensuring the post-market compliance of these companion diagnostics after their regulatory clearance, authorization or approval. Post-market obligations include, among others, ongoing product quality assurance, recordkeeping, complaint handling, adverse event reporting and product promotion. It may be necessary to resolve issues such as sensitivity/specificity, analytical validation, reproducibility, or clinical validation of companion diagnostics during the development and regulatory approval processes. Moreover, even if data from preclinical studies and early clinical trials appear to support development of a companion diagnostic for a drug candidate, data generated in later clinical trials may fail to support the analytical and clinical validation of the companion diagnostic. We and our current and future collaborators may encounter difficulties in developing, obtaining regulatory approval for, manufacturing and commercializing companion diagnostics similar to those we face with respect to our drug candidates themselves, including issues with achieving regulatory clearance, authorization or approval, production of sufficient quantities at commercial scale and with appropriate quality standards, and in gaining market acceptance. If we are unable to successfully develop companion diagnostics for these drug candidates, or experience delays in doing so, the development of these therapeutic drug candidates may be adversely affected, these therapeutic drug candidates may not obtain marketing approval, and we may not realize the full commercial potential of any of these therapeutics that obtain marketing approval. As a result, our business, results of operations and financial condition could be materially harmed. In addition, a diagnostic company with whom we contract may decide to discontinue selling or manufacturing the companion diagnostic test that we anticipate using in connection with development and commercialization of our drug candidates or our relationship with such diagnostic company may otherwise terminate. We may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of our drug candidates or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of our drug candidates.

We may not be successful in our efforts to identify, discover or in-license additional potential drug candidates.

We cannot guarantee that we will be successful in identifying, discovering or realizing potential drug candidates in-licensed. Some drug candidates are technically challenging to develop and manufacture. Drug candidates that we identify, discover or in-license may be shown to have harmful side effects or other characteristics that make them unmarketable or unlikely to receive regulatory approval. We may also pursue collaboration with third parties in the discovery and development of potential drug candidates, but we cannot assure you that such collaboration will be able to deliver the intended results.

Our research programs may initially show promise in identifying or discovering potential indications and/or drug candidates, yet fail to yield results for clinical development for a number of reasons, including but not limited to the following factors:

•	the research methodology used may not be successful in identifying or discovering potential indications and/or new drug candidates;

•	potential drug candidates may, after further study, be shown to have adverse effects or other characteristics that indicate they are unlikely to achieve desired efficacy; and

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it may take greater resources to identify additional therapeutic opportunities for our drug candidates or to develop suitable potential drug candidates, thereby limiting our ability to diversify and expand our drug portfolio.

In addition, we may not be successful in developing additional drug candidates through in-licensing for a variety of reasons, including inability to identify appropriate drug candidates or reach agreement with the relevant counterparties due to costs or failure to successfully advance the development of the drug candidate as contemplated.

Accordingly, there can be no assurance that we will be able to identify new drug candidates or additional therapeutic opportunities for our drug candidates to continue to enrich our pipeline, which could adversely affect our future growth and prospects. In addition, we may invest our efforts and resources in potential drug candidates or other potential programs that ultimately prove to be unsuccessful and impact our pipeline.

If safety, efficacy, or other issues arise with any medical product that is used in combination with our drug candidates, we may be unable to market such drug candidate or may experience significant regulatory delays.

Our strategy to develop combination therapies depends on the safety and efficacy of each component drug within each combination therapy. If the FDA, NMPA or comparable regulatory authority revokes its approval of another therapeutic product we use in combination with our drug candidates, we will not be able to market our drug candidates in combination with such revoked therapeutic product. If safety or efficacy issues arise with these or other therapeutic products that we seek to combine with our drug candidates in the future, we may experience significant regulatory delays, and we may be required to redesign or terminate the applicable clinical trials. In addition, if manufacturing or other issues result in a supply shortage of any component of our combination drug candidates, including as a result of the COVID-19 pandemic and government priority production orders for COVID-19 vaccines, or if we cannot secure supply of any component of our drug candidates at commercially reasonable or acceptable prices, we may not be able to complete clinical development of our drug candidates on our current timeline or within our current budget, or at all.

We may not be able to obtain licenses to promising oncology programs for the American, Chinese and/or European markets on desirable terms or at all.

We seek to form partnerships with global and domestic pharmaceutical and biotechnology companies for the discovery and development of additional drug candidates for the American, Chinese and/or European markets. The growth of our business may depend in part on our ability to obtain licenses from third parties. We have in-licensed from our partners (i) global (excluding China, Hong Kong and Taiwan) rights of an IND-ready drug candidate, APL-122 and (ii) the Greater China and South Africa rights of a preclinical-stage cancer vaccine candidate, APL-810. These assets are important for our portfolio and in-licensing will remain important for our portfolio strategy. We cannot guarantee that we will be able to continue to successfully identify and in-license new drug candidates with high potential to enrich our pipeline.

The licensing of third-party intellectual property rights, especially in the oncology field, is competitive and a number of more established companies are also pursuing strategies to in-license third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to license their intellectual property rights to us. Further, if disagreements or disputes arise between us and our current licensing partners, our existing collaborations and our reputation may be harmed, and we may not be able to in-license new drug candidates from our current licensing partners or other third parties. If we are unable to successfully obtain licenses to promising oncology programs for the American, Chinese and/or European markets on desirable terms, it could have a material adverse effect on our further growth and prospects.

Summary or preliminary data from our clinical trials that we announce or publish may change as new, incremental or updated patient data becomes available, and is subject to source verification and validation procedures that could result in material changes in the final data.

As more patient data becomes available, we may publicly disclose new or updated data from our clinical trials, which may differ from earlier disclosed preliminary data. These updates are based on analyses of then- available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We may also present only certain endpoints rather than all endpoints and make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the summary or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Summary or preliminary data also remain subject to source verification procedures that may result in the final data being materially different from the summary or preliminary data we previously disclosed or published. As a result, summary or preliminary data should be viewed with caution until the final data are available. In addition, we may report prespecified interim analyses of our data, and the results of more patients in the same studies may differ from those of the initial study participants early in the studies. Preliminary data from clinical trials that we conduct may not be indicative of the final results of the trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between preliminary data and final data could significantly harm our business and prospects. Further, additional disclosure of preliminary data by us or by our competitors in the future could result in volatility in the price of our ordinary shares.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. Interested parties may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities, or otherwise regarding a particular product candidate or our business. If the preliminary or summary data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition, results of operations, and prospects.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dosing regimen and other trial protocols, use in combination with other therapies, and the rate of discontinuations by clinical trial participants. In addition, we may use patient-reported outcome assessments in some of our clinical trials, which involve patients’ subjective assessments of efficacy of the treatments they receive in the trial. Such assessments can vary widely from day to day for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes.

We are developing some our product candidates for use in combination with standard-of-care, as well as emerging or experimental cancer therapies, which exposes us to several risks beyond our control.

We are developing some of our product candidates for use in combination with current standard of care or other emerging or experimental cancer therapies. This exposes us to supply risk to the extent there is not an adequate supply of these therapies for use in combination with our product candidates, either in clinical trials or after any approval, as well as pricing risk if these combination therapies are expensive and the addition of our product candidates would be too costly to support reimbursement or payor coverage. In addition, if the standard of care were to evolve or change, the clinical utility of our product candidates could be diminished or eliminated. If any of these were to occur, our business could be materially harmed.

Material modifications and variabilities in the methods of product candidate manufacturing may result in additional costs or delay.

As product candidates progress from preclinical studies to late-stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, materials and processes, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent purity, identity, bioavailability, potency, quality and results. Such changes and/or variabilities over time and those between manufacturers carry the risk that they will not achieve these intended objectives. Any of the changes and variabilities in manufacturing of our product candidates, either by our contract providers or by our partners/collaborators, could cause our product candidates to perform differently than expected and could affect planned or other clinical trials conducted with product candidates produced using the various manufacturing methods, materials, and processes. This could delay completion of requisite clinical trials for NDA and/or commercialization, and could require additional CMC, non-clinical or clinical studies, which could increase costs, delay approval of our product candidates and jeopardize our ability to commercialize our product candidates, if approved.

We may not be able to submit additional INDs to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA or other regulatory authorities may not permit us to proceed.

We expect to submit additional INDs for our current and future product candidates. However, our timing for submitting these INDs is dependent on the results of further research, including preclinical studies. Additionally, we cannot be sure that submission of an IND will result in the FDA or other regulatory authorities allowing further clinical trials to begin, or that, once clinical trials have begun, issues will not arise that result in the suspension or termination of such clinical trials. Additionally, even if the FDA or other regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, we cannot guarantee that the FDA or other regulatory authorities will not change its requirements in the future. These risks also apply to other clinical trials we may seek to commence under other INDs or amendments to existing INDs.

Risks Related to Government Regulations

All material aspects of the R&D and commercialization of pharmaceutical products are heavily regulated. Any failure to comply with applicable laws and regulations and industry standards or obtain various licenses and permits or any change to the applicable laws and regulations could harm our reputation and business, results of operations and prospects.

All jurisdictions in which we intend to conduct our pharmaceutical-industry activities regulate these activities in great depth and detail. We intend to focus our activities in the major markets of the United States, Australia and China. These jurisdictions strictly regulate the pharmaceutical industry, and in doing so they employ broadly similar regulatory strategies, including regulation of product development and approval, manufacturing, and marketing, sales and distribution of products. However, there are differences in the regulatory regimes that make for a more complex and costly regulatory compliance burden for a company like us that plans to operate in these regions.

The process of obtaining regulatory approvals and compliance with appropriate laws and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include a regulator’s refusal or withdrawal of product approval, license revocation, a clinical hold, voluntary or mandatory product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil, administrative, or criminal penalties. Failure to comply with these regulations could have a material adverse effect on our business, financial condition, results of operations and prospects.

In many countries or regions where a drug is intended to be ultimately sold, such as the United States, China and Europe, the relevant government authorities and industry regulatory bodies impose high standards on the safety and efficacy of such drug, as well as strict rules, regulations and industry standards on how we develop such drug. For example, we may need to obtain authorization from the FDA or other regulatory authorities as part of an IND application to begin clinical trials, including clinical trials that may be filed as part of an NDA, BLA or other filings to seek marketing approval at a later stage. These regulatory authorities may conduct scheduled or unscheduled periodic inspections of our facilities to monitor our regulatory compliance. We cannot assure you that we will be able to pass all the inspections and obtain clearance in relation to discovery, development and manufacturing, if applicable, from the regulatory authorities. Any failure to comply with existing regulations and industry standards, could result in fines or other punitive actions against us and the disqualification of data for submission to regulatory authorities, each of which could have a material adverse impact on our reputation, business, financial condition, results of operations and prospects. In addition, any action against us for violation of the relevant regulations or industry standards, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and adversely affect our reputation and financial results.

The regulatory approval processes of the FDA, NMPA and other comparable regulatory authorities are lengthy, time-consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our drug candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA, NMPA and other comparable regulatory authorities is unpredictable but typically takes 10-15 years following the commencement of preclinical studies and clinical trials and depends on numerous factors, including the substantial discretion of the regulatory authorities.

Our drug candidates could fail to receive regulatory approval for many reasons, including:

•	failure to begin or complete clinical trials due to disagreements with regulatory authorities;

•	failure to demonstrate that a drug candidate is safe and effective or, if it is a biologic, that it is safe, pure, and potent for its proposed indication;

•	failure of clinical trial results to meet the level of statistical significance required for approval;

•	failure to demonstrate to the FDA or the NMPA that the objective response rate and duration of response for our product candidates are clinically meaningful;

•	failure to demonstrate to the FDA or the NMPA that the dose for a product candidate has been optimized;

•	data integrity issues related to our clinical trials;

•	disagreement with our interpretation of data from preclinical studies or clinical trials;

•	regulators may not accept data from our clinical trials completed in foreign jurisdictions if we do not satisfy certain regulatory requirements;

•	our failure to conduct a clinical trial in accordance with regulatory requirements or our clinical trial protocols; and

•

clinical sites, investigators or other participants in our clinical trials deviating from a trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial.

The FDA, NMPA or a comparable regulatory authority may require more information, including additional preclinical or clinical data, to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program.

Changes in regulatory requirements and guidance may also occur, and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Resubmission may impact the costs, timing or successful completion of a clinical trial.

If we experience delays in the completion of, or the termination of, a clinical trial of any of our drug candidates, the commercial prospects of that drug candidate will be impaired, and our ability to generate product sales revenues from any of those drug candidates will be delayed or may not materialize at all. In addition, any delays in completing our clinical trials will increase our costs, slow down our drug candidate development and approval process, and jeopardize our ability to commence product sales and generate related revenues for that candidate. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our drug candidates.

We depend substantially on the success of our drug candidates, all of which are in preclinical or clinical development, and our ability to identify additional drug candidates. If we are unable to successfully identify new drug candidates, complete clinical development, obtain regulatory approval and commercialize our drug candidates, or experience significant delays in doing so, our business will be materially impaired.

Our business will depend on the successful development, regulatory approval and commercialization of our drug candidates for the treatment of patients with our targeted indications, all of which are still in preclinical or clinical development, and other new drug candidates that we may identify and develop. We cannot guarantee that we are able to obtain regulatory approvals for our drug candidates in a timely manner, or at all. In addition, none of our drug candidates has been approved for marketing in the United States, China or any other jurisdiction. Each of our drug candidates will require additional preclinical and/or clinical development, regulatory approvals in multiple jurisdictions, development of manufacturing and supply capacity, substantial investment and significant marketing efforts before we generate any revenue from product sales.

The success of our drug candidates will depend on several factors, including but not limited to the successful completion of preclinical and/or clinical trials or studies, receipt of regulatory approvals from applicable regulatory authorities for planned clinical trials, future clinical trials or drug registrations, maintaining adequate manufacturing capabilities and capacities, commercialization of our existing drug candidates, hiring sufficient technical experts to oversee all development and regulatory activities and license renewal and meeting of the safety requirements.

If we do not achieve one or more of these in a timely manner or at all, we could experience significant delays in our ability to obtain approval for our drug candidates, which would materially harm our business and we may not be able to generate sufficient revenues and cash flows to continue our operations, and therefore have a materially adversely effect on our business, financial condition, results of operations and prospect.

Changes in government regulations or in practices relating to the pharmaceutical and biopharmaceutical industries, including healthcare reform in China, and compliance with new regulations may result in additional costs.

The drug market is heavily regulated globally, including in the United States and China. Changes in government regulations or in practices relating to the pharmaceutical and biopharmaceutical industries, such as a relaxation in regulatory requirements, or the introduction of simplified approval procedures which will lower the entry barrier for potential competitors, or an increase in regulatory requirements which may increase the difficulty for us to satisfy such requirements, may have a material adverse impact on our business, financial condition, results of operations and prospects. In particular, there have been recent regulatory initiatives in China that declared the Chinese government’s intention to encourage the transformation and upgrade of the pharmaceutical industry and to accelerate the approval process for clinical trials. However, the regulatory process in China is evolving and subject to change. Any future policies, or changes to current polices, that the NMPA approves might require us to change our planned clinical trial design or otherwise spend additional resources and effort to obtain approvals of our drug candidates. In addition, the Oncology Center of Excellence within the FDA has recently advanced Project Optimus, which is an initiative to reform the dose optimization and dose selection paradigm in oncology drug development to emphasize selection of an optimal dose, which is a dose or doses that maximizes not only the efficacy of a drug but the safety and tolerability as well. This shift from the prior approach, which generally determined the maximum tolerated dose, may require sponsors to spend additional time and resources to further explore a product candidate’s dose-response relationship to facilitate optimum dose selection in a target population. Other recent Oncology Center of Excellence initiatives have included Project FrontRunner, a new initiative with a goal of developing a framework for identifying candidate drugs for initial clinical development in the earlier advanced setting rather than for treatment of patients who have received numerous prior lines of therapies or have exhausted available treatment options. We are considering these and other policy changes as they relate to our product candidates.

In addition, policy changes may contain significant limitations related to use restrictions for certain age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements.

If we are unable to obtain regulatory approvals for our drug candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of our drug candidates or any other drug candidate that we may develop in the future.

Adverse drug reactions and negative results from off-label use of our products could materially harm our business reputation, product brand name, financial condition and expose us to liability.

Products distributed or sold in the pharmaceutical market may be subject to off-label drug use. Off-label drug use is prescribing a product for an indication, population, dosage or in a dosage form that is not in accordance with regulatory approved usage and labeling. Even though the FDA, NMPA and other comparable regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label use, there remains the risk that our product is subject to off-label drug use and is prescribed in a patient population, dosage or dosage form that has not been approved by competent authorities. This occurrence may render our products less effective or entirely ineffective and may cause adverse drug reactions. Any of these occurrences can create negative publicity and significantly harm our business reputation, product brand name, commercial operations and financial condition. These occurrences may also expose us to liability and cause, or lead to, a delay in the progress of our clinical trials and may also ultimately result in failure to obtain regulatory approval for our drug candidates.

Even if we are able to commercialize any approved drug candidates, the drug candidates may become subject to national or other third-party reimbursement practices or unfavorable pricing regulations, which could harm our business and prospects.

The regulations that govern regulatory approvals, pricing and reimbursement for new therapeutic products vary widely from country to country. In China and some markets outside China, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a drug in a particular country, but then be subject to price regulations that delay our commercial launch of the drug and negatively impact our revenues.

Our ability to commercialize any approved drug candidates successfully also will depend in part on the extent to which reimbursement for these drugs and related treatments will be available from government health administration authorities, private health insurers and other organizations.

A primary trend in the global healthcare industry is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications.

In China, the Ministry of Human Resources and Social Security of China or provincial or local human resources and social security authorities, together with other government authorities, review the inclusion or removal of drugs from the China’s National Drug Catalog for Basic Medical Insurance, Work-related Injury Insurance and Maternity Insurance, or the National Reimbursement Drug List (the “NRDL”), or provincial or local medical insurance catalogues for the National Medical Insurance Program (the “PRDL”), regularly, and the tier under which a drug will be classified, both of which affect the amounts reimbursable to program participants for their purchases of those drugs. In recent years, the Chinese government has expanded the NRDL coverage, which is expected to make oncology treatments more accessible and affordable, contributing to an increase in the market size of oncology drugs in China.

There can be no assurance that any of our future approved drug candidates will be included in the NRDL or the PRDL. Products included in the NRDL or the PRDL are typically generic and essential drugs. Innovative drugs similar to our drug candidates have historically been more limited on their inclusion in the NRDL or the PRDL due to the affordability of the government’s Basic Medical Insurance.

If we were to successfully launch commercial sales of our products but fail in our efforts to have our products included in the NRDL or PRDL, our revenue from commercial sales will be highly dependent on patient self-payment, which can make our products less competitive. Additionally, even if the Ministry of Human Resources and Social Security of the PRC or any of its local counterparts accepts our application for the inclusion of products in the NRDL or PRDL, our potential revenue from the sales of these products could still decrease as a result of the significantly lowered prices we may be required to charge for our products to be included in the NRDL or PRDL.

In the United States, no uniform policy of coverage and reimbursement for drugs exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a drug from a government or other third- party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our future approved drugs on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. Even if we obtain coverage for a given drug, the resulting reimbursement rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of our future approved drug candidates. Patients are unlikely to use any of our future approved drug candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of the drug. Because some of our drug candidates have a higher cost than conventional therapies, and may require long-term follow-up evaluations, the risk that coverage and reimbursement rates may be inadequate for us to achieve profitability may be greater.

Increasingly, third-party payors are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any approved drug candidate that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may impact the demand for, or the price of, any approved drug candidate that we commercialize. Obtaining or maintaining reimbursement for approved drug candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any drug candidate that we in-license or successfully develop.

There may be significant delays in obtaining reimbursement for approved drug candidates, and coverage may be more limited than the purposes for which the drug candidates are approved by the FDA, NMPA or other comparable regulatory authorities. Moreover, eligibility for reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower cost drugs that are already reimbursed, and may be incorporated into existing payments for other services. Prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future weakening of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for any future approved drug candidates and any new drugs that we develop could have a material adverse effect on our business, our operating results, and our overall financial condition.

We intend to seek approval to market our drug candidates in China, the United States, the European Union and in other jurisdictions. In both China and the European Union, the pricing of drugs is subject to governmental control, which can take considerable time even after obtaining regulatory approval. Market acceptance and sales of any of our future approved drug candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for drugs and may be affected by existing and future health care reform measures.

Illegal and/or parallel imports and counterfeit pharmaceutical products may reduce demand for our future approved drug candidates and could have a negative impact on our reputation and business.

Illegal importation of competing products from countries where government price controls or other market dynamics result in lower prices may adversely affect the demand for our future approved drug candidates and, in turn, may adversely affect our sales and profitability in the United States, China and other countries where we commercialize our future products. Unapproved foreign imports of prescription drugs are illegal under current laws of the United States and China. However, illegal imports may continue to occur or even increase as the ability of patients to obtain these lower priced imports continues to grow. Furthermore, cross-border imports from lower-priced markets (parallel imports) into higher-priced markets could harm sales of our future drug products and exert commercial pressure on pricing within one or more markets. In addition, competent government authorities may expand consumers’ ability to import lower priced versions of our future approved products or competing products from outside China or other countries where we operate. Any future legislation or regulations that increase consumer access to lower priced medicines from outside China or other countries where we operate could have a material adverse effect on our business, financial condition, results of operations and prospects. We may face competition in the United States for our development candidates and investigational medicines, if approved, from therapies sourced from foreign countries that have placed price controls on pharmaceutical products. In the United States, the FDA issued a final guidance document in 2020 outlining a pathway for manufacturers to obtain an additional National Drug Code (“NDC”) for an FDA-approved drug that was originally intended to be marketed in a foreign country and that was authorized for sale in that foreign country. The market implications of the final guidance is unknown at this time. Proponents of drug reimportation may attempt to pass legislation that would directly allow reimportation under certain circumstances. Further legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop and adversely affect our future revenues and prospects for profitability.

Certain products distributed or sold in the pharmaceutical market may be manufactured without proper licenses or approvals, or are fraudulently mislabeled with respect to their content or manufacturers. These products are generally referred to as counterfeit pharmaceutical products. The counterfeit pharmaceutical product control and enforcement system may be inadequate to discourage or eliminate the manufacturing and sale of counterfeit pharmaceutical products imitating our products. Since counterfeit pharmaceutical products in many cases have very similar appearances compared with the authentic pharmaceutical product but are generally sold at lower prices, counterfeits of our products can quickly erode the demand for our future approved drug candidates.

Any of our future approved drug candidates will be subject to ongoing or additional regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our drug candidates.

Any of our future approved drug candidates will be subject to ongoing or additional regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable regulatory authorities in China and other countries.

Manufacturers and manufacturers’ facilities are required to comply with extensive FDA, NMPA and comparable regulatory authority requirements ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, we will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA, BLA, other marketing application, and previous responses to any inspection observations if we were to build manufacturing facilities in the future. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any approvals that we receive for our drug candidates may be subject to limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, which could adversely affect the drug’s commercial potential or contain requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the drug candidate. The FDA, NMPA or a comparable regulatory authority may also require a risk evaluation and mitigation strategy program as a condition of approval of our drug candidates or following approval. In addition, if the FDA, NMPA or a comparable regulatory authority approves our drug candidates, we will have to comply with requirements, including, for example, submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practice, or GCP, for any clinical trials that we conduct post-approval.

The FDA, NMPA and other regulatory authorities strictly regulate the marketing, labeling, advertising and promotion of products that are placed on the market. Generally, drugs may be promoted only for their approved indications and for use in accordance with the provisions of the approved labeling. The FDA, NMPA and other regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Current and future legislation may affect the prices we may obtain.

In the United States and certain other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could affect our ability to sell profitably any drug candidates for which we obtain marketing approval. In March 2010, the U.S. government enacted the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act of 2010 (collectively, the “ACA”), which represented the most comprehensive overhaul of both the public and private healthcare systems ever enacted in the United States. The ACA substantially expanded the number of insured individuals in the United States through a combination of expanded Medicaid eligibility; established an insurance exchange through which individuals and groups without coverage may purchase commercial health insurance; prohibited coverage exclusions for pre-existing conditions; and implemented other measures. The ACA also imposed on manufacturers a variety of additional rebates, discounts, fees, taxes and reporting and regulatory requirements.

On September 9, 2021, the Biden administration published a wide-ranging list of policy proposals, most of which would need to be carried out by Congress, to reduce drug prices and drug payment. The U.S. Department of Health and Human Services (“HHS”) plan includes, among other reform measures, proposals to lower prescription drug prices, including by allowing Medicare to negotiate prices and disincentivizing price increases, and to support market changes that strengthen supply chains, promote biosimilars and generic drugs, and increase price transparency. These initiatives recently culminated in the enactment of the Inflation Reduction Act (“IRA”) in August 2022, which will, among other things, allow HHS to negotiate the selling price of certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, although this will only apply to high- expenditure single-source drugs that have been approved for at least 7 years (11 years for biologics). The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price beginning in October 2023, penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties. The IRA also extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. These provisions will take effect progressively starting in 2023, although they may be subject to legal challenges.

If we participate in compassionate use programs, current regulatory discrepancies among competent authorities of different countries may lead to increased risk of adverse drug reaction and serious adverse events being produced from the use of our products.

Compassionate use programs are regulatory programs that facilitate access to investigational drugs for the treatment of patients with serious or immediately life-threatening diseases or conditions that lack therapeutic alternatives. Currently, there is no unified approach or standard practice to regulate compassionate use programs amongst competent authorities in different countries for access to investigational drugs. In China, the newly amended Drug Administration Law of the PRC introduced the compassionate use programs, permitting pharmaceuticals undergoing clinical trials, intended for the treatment of a seriously life-threatening disease of which there has been no effective treatment, which possibly deliver benefits as indicated by medical observation, in a manner in conformity with the ethical principles, with approval and informed consent, to be administered in the institution conducting the clinical trials to patients suffering from the same disease. In the United States, the compassionate use, or expanded access, program is limited to patients outside clinical trials that have a serious or immediately life-threatening disease or condition where there is no comparable or satisfactory alternative therapy to treat the disease or condition and where the potential patient benefit justifies the potential risks.

The regulatory discrepancy for the compassionate use program among competent authorities in different countries may lead to uneven patient entry criteria and protocols for compassionate use programs. This may create increased risk for serious adverse events because of enrolled patients’ advanced disease or comorbidities. In addition, because the products in compassionate use programs are investigational drugs, many of which are still in early experimental stages and have not received marketing approval, patients in compassionate use program may exhibit adverse drug reactions from using these products. If we participate in compassionate use programs, we may be subject to the risk of enrolled patients exhibiting adverse drug reactions or serious adverse events being produced from the use of our products, including unexpected and potentially treatment-related serious adverse events. These occurrences can potentially lead to inquiries from regulators, clinical holds of our ongoing clinical trials or complicate the determination of the safety profile of a drug candidate under regulatory review for commercial marketing.

For any current and future clinical trials for our product candidates outside the home jurisdiction, the FDA, NMPA, EMA, and applicable foreign regulatory authorities may not accept data from such trials.

We conduct clinical trials outside the United States, including in China, Australia and Europe, and we may choose to conduct future clinical trials outside the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA, NMPA, EMA, or applicable foreign regulatory authority may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless the data are applicable to the United States population and United States medical practice, and the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations. Foreign data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA must be able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have comparable approval requirements, including appropriate examination of the product in the country-specific population. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, NMPA, EMA, or any applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, NMPA, EMA, or any applicable foreign regulatory authority does not accept such data, it may result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will succeed in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA, EMA, or comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

We may in the future seek orphan drug designation for our product candidates, but we may be unable to obtain orphan drug designation and, even if we obtain such designation, as we have done with APL-101, we may not be able to realize or maintain the benefits of such designation, including potential marketing exclusivity of our product candidates, if approved.

Regulatory authorities in some jurisdictions, including the United States and other major markets, may designate products intended to treat conditions or diseases affecting relatively small patient populations as orphan drugs. Under the Orphan Drug Act of 1983, the FDA may designate a drug or biologic product candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as having a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. Orphan drug designation must be requested before submitting a marketing application. In the United States, orphan drug designation entitles a party to financial incentives such as tax advantages and user fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug or biologic and its potential orphan use are disclosed publicly by the FDA.

Generally, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or foreign regulatory authorities from approving another marketing application for a product that constitutes the same drug treating the same indication for a period of seven (7) years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity. Orphan drug exclusivity may be revoked if any regulatory agency determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition.

We have obtained FDA orphan drug designation for APL-101 for the “treatment of non-small cell lung cancer with MET genomic tumor aberrations,” and we may seek orphan drug designation for some of our other product candidates in the future in additional orphan indications in which there is a medically plausible basis for the use of these products. We may be unable to obtain and maintain orphan drug designation and, even if we obtain such designation, as we have done with APL-101, we may not be able to realize the benefits of such designation, including potential marketing exclusivity of our product candidates, if approved.

Even where we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition in the United States. Even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

If we decide to pursue accelerated approval for any of our product candidates, it may not lead to a faster development or regulatory review or approval process and does not increase the likelihood that our product candidates will receive marketing approval.

We are considering pursuing accelerated approval for one or more of our product candidates. Under the FDA’s accelerated approval program, the FDA may approve a drug or biologic for a serious or life-threatening disease or condition that provides a meaningful advantage over available therapies based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. For drugs or biologics granted accelerated approval, post-marketing confirmatory trials are required to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. These confirmatory trials must be completed with due diligence, and the FDA may require that the trial be designed, initiated, and/or fully enrolled prior to approval. If we were to pursue accelerated approval for a product candidate for a disease or condition, we would do so on the basis that there is no available therapy for that disease or condition or that our product candidate provides a benefit over available therapy. If standard of care were to evolve or if any of our competitors were to receive full approval on the basis of a confirmatory trial for a drug or biologic for a disease or condition for which we are seeking accelerated approval before we receive accelerated approval, the disease or condition would no longer qualify as one for which there is no available therapy, and accelerated approval of our product candidate would not occur without a showing of benefit over available therapy. For example, capmatinib has received full approval for treatment of NSCLC with MET Exon-14 skipping, and tepotinib has received accelerated approval and may receive full approval in the future. In order to support accelerated approval for APL-101, we will need to demonstrate that APL-101 provides a meaningful therapeutic benefit over treatments that have received full approval at the time of consideration for accelerated approval. Many cancer therapies rely on accelerated approval, and the treatment landscape can change quickly as the FDA converts accelerated approvals to full approvals on the basis of successful confirmatory trials.

Moreover, the FDA may withdraw approval of any product candidate approved under the accelerated approval pathway if, for example:

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the trial or trials required to verify the predicted clinical benefit of our product candidate fail to verify such benefit or do not demonstrate sufficient clinical benefit to justify the risks associated with such product;

•	other evidence demonstrates that our product candidate is not shown to be safe or effective under the conditions of use;

•	we fail to conduct any required post-approval trial of our product candidate with due diligence; or

•	we disseminate false or misleading promotional materials relating to the relevant product candidate.

In addition, the FDA may terminate the accelerated approval program or change the standards under which accelerated approvals are considered and granted in response to public pressure or other concerns regarding the accelerated approval program. Changes to or termination of the accelerated approval program could prevent or limit our ability to obtain accelerated approval of any of our clinical development programs. Recently, the accelerated approval pathway has come under scrutiny within the FDA and by Congress. The FDA has put increased focus on ensuring that confirmatory studies are conducted with diligence and, ultimately, that such studies confirm the benefit. For example, the FDA has convened its Oncologic Drugs Advisory Committee to review what the FDA has called “dangling” or delinquent accelerated approvals, where confirmatory studies have not been completed or where results did not confirm benefit, but for which marketing approval continues in effect, and some companies have subsequently voluntarily requested withdrawal of approval of their products. In addition, the Oncology Center of Excellence has recently announced Project Confirm, which is an initiative to promote the transparency of outcomes related to accelerated approvals for oncology indications and provide a framework to foster discussion, research and innovation in approval and post-marketing processes, with the goal to enhance the balance of access and verification of benefit for therapies available to patients with cancer and hematologic malignancies. In addition, Congress is considering various proposals to potentially make changes to the accelerated approval pathway, including proposals to increase the likelihood of withdrawal of approval in such circumstances.

Even if we apply for and obtain breakthrough therapy, fast track or other designation intended to expedite, facilitate or reduce the cost pursuing development or regulatory review or approval with the FDA or other regulatory authorities for any of our product candidates, there is no guarantee that such designation would lead to faster development, regulatory review, or approval, nor would it increase the likelihood that any such product candidate will receive marketing approval.

If a product candidate is intended for the treatment of a serious condition and nonclinical or preliminary clinical data demonstrate the potential to address an unmet medical need for such condition or a substantial improvement over available therapy on a clinically significant endpoint(s) for such condition, a product candidate sponsor may apply for FDA fast track or breakthrough therapy designation, and there may be other similar designations available under various regulatory authorities. APL-106 has received fast track designation from the FDA and breakthrough therapy designation from the NMPA, and in the future, we or our partners may apply for such designations for other product candidates depending on the results of our clinical trials. Even though we may apply for and receive a fast track, breakthrough therapy or other priority designations, such priority designation does not ensure that we will receive marketing approval or that approval will be granted within any particular timeframe. We may not experience a faster development or regulatory review or approval process with the priority designation compared to conventional FDA procedures or comparable procedures available under other regulatory authorities. In addition, the FDA or other regulatory authorities may withdraw fast track or breakthrough therapy designation if it believes that the designation is no longer supported by data from our clinical development program. Fast track or breakthrough therapy designation alone does not guarantee qualification for the FDA or other regulatory authorities’ priority review procedures. Further, even if any of our products obtain fast track or breakthrough therapy designation, this may not lead to earlier regulatory approval or commercialization of our products due to the extensive and time-consuming steps necessary to obtain approval from FDA or other regulatory authorities and commercialize a product candidate.

Risks Related to Commercialization of our Drug Candidates

We have limited experience in submission of marketing applications for regulatory approval to the regulatory authorities.

Before obtaining regulatory approvals for the commercial sale of any drug candidate for a target indication, we must demonstrate in preclinical studies and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA, with respect to approval in China, to the satisfaction of the NMPA, that the drug candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. In addition to preclinical and clinical data, the marketing application must include significant information regarding the chemistry, manufacturing and controls for the drug candidate. Obtaining approval of a marketing application is a lengthy, expensive and uncertain process, and approval may not be obtained. If we submit a marketing application to the FDA and/or NMPA, the FDA or NMPA decides whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA and/or NMPA.

We have limited experience in submission of marketing applications for regulatory approval for our drug candidates, and we have not yet demonstrated ability to receive regulatory approval for our drug candidates. So far, we have not independently submitted a marketing application. As a result, our ability to successfully submit any marketing application and obtain regulatory approval for our drug candidates may involve more inherent risk, take longer, and cost more than it would if we were a company with experience in obtaining regulatory approvals.

The process to develop, obtain regulatory approval for and commercialize drug candidates is long, complex and costly both inside and outside the United States and China, and approval is never guaranteed. Following any approval for commercial sale of our drug candidates, certain changes to the drug, such as changes in manufacturing processes and additional labeling claims, may be subject to additional review and approval by the FDA, NMPA, and comparable regulatory authorities. Also, regulatory approval for any of our drug candidates may be withdrawn. If we are unable to obtain regulatory approval for our drug candidates in one or more jurisdictions, or any approval contains significant limitations, our target market will be reduced and our ability to realize the full market potential of our drug candidates will be harmed. Furthermore, we may not be able to obtain sufficient funding or generate sufficient revenue and cash inflows to continue the development of any other drug candidate in the future.

Our drug candidates, once approved, may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If we receive regulatory approvals for our drug candidates, they may fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. For example, current cancer treatments like chemotherapy and radiation therapy are well established in the medical community, and doctors may continue to rely on these treatments to the exclusion of our drug candidates that are in clinical trials for the same or similar cancer indications. In addition, physicians, patients and third-party payors may prefer other products to ours. If our drug candidates do not achieve an adequate level of acceptance, we may not generate significant product sales revenues and we may not become profitable. The degree of market acceptance of our drug candidates, even if approved for commercial sale, will depend on a number of factors, including, but not limited to:

•	the clinical indications for which our drug candidates are approved;

•	the views of physicians, hospitals, cancer treatment centers and patients considering our drug candidates as a safe and effective treatment;

•	the potential and perceived advantages of our drug candidates over alternative treatments;

•	the timing of market introduction of our drug candidates as well as competitive drugs and generics;

•	the prevalence and severity of any side effects for our product candidates compared to the prevalence and severity of any side effects for conventional products and other cell therapies;

•	product labeling or product insert requirements of regulatory authorities;

•	limitations or warnings contained in the labeling approved by regulatory authorities;

•	the cost of treatment in relation to alternative treatments;

•	the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;

•	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies;

•	the willingness of patients to pay out-of-pocket in the absence of coverage and reimbursement by third- party payors and government authorities; and

•	the effectiveness of our sales and marketing efforts.

If our drug candidates are approved but fail to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, we will not be able to generate significant revenue. For example, APL-106 was granted breakthrough therapy designation for the treatment of r/r AML by the NMPA in January 2021. We cannot assure you that APL-106 will successfully advance to NMPA approval and, even upon obtaining NMPA’s approval, we cannot guarantee its market acceptance level in China. Even if our future approved drug candidates achieve market acceptance, we may not be able to maintain such market acceptance over time if novel products or technologies are introduced that are more favorably received than our drug candidates, are more cost-effective or render our drug candidates obsolete. Our failure to achieve or maintain market acceptance for our future approved drug candidates would materially adversely affect our business, financial condition, results of operations and prospects.

The market opportunities for any current or future drug candidate we develop, if and when approved, may be limited to those patients who are ineligible for established therapies or for whom prior therapies have failed, and may be small.

Cancer therapies are sometimes characterized as first-line, second-line or third-line, and many new therapies are initially approved only for third-line use. Second- and third-line therapies are administered to patients when prior therapy is not effective. We expect to initially seek approval of our oncology drug candidates as a therapy for patients who have received one or more prior treatments. Subsequently, for those products that prove to be sufficiently beneficial, if any, we would expect to seek approval potentially as a first-line therapy, but there is no guarantee that drug candidates we develop, even if approved, would be approved for first-line therapy, and, prior to any such approvals, we may have to conduct additional clinical trials.

The number of patients who have the cancers we are targeting may turn out to be lower than expected. Additionally, the potentially addressable patient population for our current programs or future drug candidates may be limited, if and when approved. Even if we obtain significant market share for any drug candidate, if and when approved, if the potential target populations are small, we may never achieve profitability without obtaining marketing approval for additional indications, including to be used as first- or second-line therapy.

As we engage in other forms of collaboration worldwide, including conducting clinical trials abroad, we may be exposed to specific risks of conducting our business and operations in international markets.

Markets outside of the United States and China form an important component of our growth strategy as we out-license some of our commercialization rights to third parties outside the United States and the PRC and plan to conduct certain of our clinical trials abroad. If we fail to obtain applicable licenses or fail to enter into strategic collaboration arrangements with third parties in these markets, or if these collaboration arrangements turn out unsuccessful, our revenue-generating growth potential will be adversely affected.

Moreover, international business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

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efforts to enter into collaboration or licensing arrangements with third parties in connection with our international sales, marketing and distribution efforts may increase our expenses or divert our management’s attention from the acquisition or development of drug candidates;

•	changes in a specific country’s or region’s political and cultural climate or economic condition;

•	differing regulatory requirements for drug approvals and marketing internationally;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	potentially reduced protection for intellectual property rights;

•	potential third-party patent rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation or political instability;

•	compliance with tax, employment, immigration and labor laws for employees traveling abroad;

•	the effects of applicable tax structures and potentially adverse tax consequences;

•	currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incidental to doing business in another country;

•	workforce uncertainty and labor unrest;

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the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from an international market with low or lower prices rather than buying them locally;

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failure of our employees and contracted third parties to comply with Office of Foreign Assets Control rules and regulations and the Foreign Corrupt Practices Act of the United States, and other applicable rules and regulations;

•	production shortages resulting from any events, including the COVID-19 pandemic, affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize such products outside of the United States, which would limit our ability to realize their full market potential.

In order to market any product outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials, which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or fail to obtain and maintain required approvals, our ability to realize the full market potential of our products will be harmed.

Risks Related to our Intellectual Property Rights

If we are unable to obtain and maintain patent protection for our drug candidates through intellectual property rights, or if the scope of such intellectual property rights obtained is not sufficiently broad, or if any patent rights that we own or in-licensed is challenged by third parties, third parties could develop and commercialize products and technologies similar or identical to ours and compete directly against us, and our ability to successfully commercialize any product or technology may be adversely affected.

Our success depends in large part on our ability to protect our proprietary technology and drug candidates from competition by obtaining, maintaining, defending and enforcing our intellectual property rights, including patent rights. We have sought patents in the United States, China, Europe and other countries or regions for our drug candidates, and have also in-licensed the exclusive rights relating to issued patents and pending patent applications in the United States, China and other jurisdictions. We seek to protect the drug candidates and their use, components, formulations and methods of treatment, and technology that we consider commercially important by filing patent applications in the United States, China, Europe and other countries or regions, relying on trade secrets or pharmaceutical regulatory protection or employing a combination of these methods. This process is expensive and time-consuming, and we or our licensors may not be able to file and prosecute all necessary or desirable patent applications in all jurisdictions at a reasonable cost or in a timely manner. It is also possible that we or our licensors will fail to identify patentable aspects of our R&D output in time to obtain patent protection.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Any patents that we own or in-licensed may be challenged, narrowed, circumvented or invalidated by third parties. Our pending and future patent applications may not result in patents being issued which protect our technology or drug candidates or which effectively prevent others from commercializing competitive technologies and drug candidates.

The patent examination process may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. We cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent application from being issued as a patent.

Even if patents do issue on any of these applications, there can be no assurance that a third party will not challenge their validity, enforceability, or scope, which may result in the patent claims being narrowed or invalidated, or there can be no assurance that we will obtain sufficient claim scope in those patents to prevent a third party from competing successfully with our drug candidates. We may become involved in interference, inter partes review, post grant review, ex parte reexamination, derivation, opposition or similar other proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such proceeding could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or drug candidates and compete directly with us, or result in our inability to manufacture or commercialize drug candidates without infringing third-party patent rights. Thus, even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage.

Our competitors may be able to circumvent our patents by developing similar or alternative technologies or drug candidates in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States, China, Europe and other countries. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and drug candidates, or limit the duration of the patent protection of our technology and drug candidates. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such assets might expire before or shortly after such assets are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing drug candidates similar or identical to ours. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. China and, in March 2013, the United States have adopted the “first-to-file” system under which whoever first files a patent application will be awarded the patent if all other patentability requirements are met. Under the first-to-file system, third parties may be granted a patent relating to a technology which we invented. In addition, under the PRC patent law, any organization or individual that applies for a patent in a foreign country for an invention or utility model accomplished or developed in China is required to report to the China National Intellectual Property Administration (the “CNIPA”) for confidentiality examination. Otherwise, if an application is later filed in China, the patent right will not be granted.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees and annuity fees on any issued patent are due to be paid to the United States Patent and Trademark Office (the “USPTO”) and foreign patent agencies over the lifetime of a patent. In addition, the USPTO and other foreign patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such non-compliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, and non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering our drug candidates or if we or our licensors otherwise allow our patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

We enjoy only limited geographical protection with respect to certain patents and may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining and defending patents on drug candidates in all countries throughout the world could be prohibitively expensive for us, and our intellectual property rights in some non-United States countries can have a different scope and strength than do those in the United States. In addition, the laws of certain countries do not protect intellectual property rights to the same extent as the laws of the United States, or do not favor enforcement or protection of patents or other intellectual property. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing drugs made using our inventions in and into the United States or non-United States jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own drugs and further, may export otherwise infringing drugs to non-United States jurisdictions where we have patent protection, but where enforcement rights are not as strong as those in the United States. These drugs may compete with our drug candidates and our patent rights or other intellectual property rights may not be effective or adequate to prevent them from competing.

We currently have trademark applications pending, any of which may be the subject of a governmental or third-party objection, which could prevent the registration of the same. If we are unsuccessful in obtaining trademark protection for our primary brands, we may be required to change our brand names, which could materially adversely affect our business. Moreover, as our products mature, our reliance on our trademarks to differentiate us from our competitors will increase, and as a result, if we are unable to prevent third parties from adopting, registering or using trademarks and trade dress that infringe, dilute or otherwise violate our trademark rights, or engaging in conduct that constitutes unfair competition, defamation or other violation of our rights, our business could be materially adversely affected.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States, China and Europe, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing drug candidates in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing as patents, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our drug candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our drug candidates in all of our expected significant foreign markets. If we or our licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished and we may face additional competition from others in those jurisdictions.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired and may have an adversely effect on our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily protect all aspects of our intellectual property, and if we are unable to maintain the confidentiality of our trade secrets, our business and future prospect will be harmed. We also may be subject to claims that our employees, consultants, or advisers have wrongfully used or disclosed alleged trade secrets of their former employers or claims asserting ownership of what we regard as our own intellectual property.

In addition to the protection afforded by registered patents, we rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to protect our R&D results. However, trade secrets and know-how can be difficult to protect. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our R&D output, such as our employees, corporate collaboration partners, outside scientific collaborators, contract manufacturers, consultants, advisers and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to obtain patent protection, in addition, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements, however, despite the existence generally of confidentiality agreements and other contractual restrictions. If any of our employees, collaborators, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements or otherwise discloses our proprietary information, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. Enforcing a claim that a third party illegally disclosed or misappropriated our trade secrets, including through intellectual property litigation or other proceedings, is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts in China and other jurisdictions inside and outside the United States may be less prepared, less willing or unwilling to protect trade secrets. Our trade secrets could otherwise become known or be independently discovered by our competitors or other third parties. For example, competitors could attempt to replicate some or all of the advantages we derive from our development efforts, willfully infringe, misappropriate or otherwise violate our intellectual property rights, design around our intellectual property protecting such compound or develop their own compound that fall outside of our intellectual property rights. If any of our trade secrets were to be disclosed or independently developed by a competitor, we may have no right to prevent them, or others to whom they communicate it, from using that technology or information to compete against us, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our drug candidates.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on obtaining, maintaining, enforcing and defending intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves technological and legal complexity, and obtaining and enforcing biotechnology patents is costly, time-consuming and inherently uncertain.

Recently enacted United States laws have changed the procedures through which patents may be obtained and by which the validity of patents may be challenged. These changes include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review and inter partes review. The America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications in the United States and the enforcement or defense of our issued patents, each of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Recent United States Supreme Court rulings have also changed the law surrounding patent eligibility and narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents once obtained, if any. Depending on decisions by the United States Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. There could be similar changes in the laws of foreign jurisdictions that may impact the value of our patent rights or our other intellectual property rights.

In China, intellectual property laws are constantly evolving, with efforts being made to improve intellectual property protection in China. For example, an Amendment to the PRC Patent Law (the “2020 Patent Law Amendment”), which was approved in the 22nd Session of the Standing Committee of the Thirteenth National People’s Congress in October 2020 and came into effect on June 1, 2021, provides a patent term extension and patent term adjustment. Patent term extension of up to five (5) years is available to invention patents claiming new drugs, to compensate for the time spent during regulatory process. Patent term adjustment is available to all invention patents, to compensate unreasonable delays caused by patent office during the patent examination procedures. However, the implementing rules for the drug patent extension system have not yet been finalized or adopted, and therefore the implementation, interpretation and enforcement of laws and regulations regarding the patent extension system remain uncertain. After the aforesaid amendment comes into effect, the patents owned by third parties may be extended or adjusted, which may in turn affect our ability to commercialize our products (if approved) without facing infringement risks. If we are required to delay commercialization for an extended or adjusted period of time, technological advances may develop and new products may be launched, which may render our product non-competitive. We also cannot guarantee that other changes to the PRC intellectual property laws would not have a negative impact on our intellectual property protection.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful. Our patent rights relating to our drug candidates could be found invalid or unenforceable if challenged in court or before the relevant patent authority.

Competitors may infringe our patent rights or infringe, misappropriate or otherwise violate our other intellectual property rights. To counter infringement, misappropriation or any other unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. This can be expensive and time-consuming. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Any claims that we assert against perceived infringers and other violators could also provoke these parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their intellectual property rights. Many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce and/or defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property rights. An adverse result in any litigation proceeding could put our patents as well as any patents that may issue in the future from our pending patent applications, at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Thus, even if we were to ultimately prevail, or to settle at an early stage, such litigation could burden us with substantial unanticipated costs.

Moreover, we may not be able to detect infringement of our patents. Even if we detect infringement by a third party of any of our patents, we may choose not to pursue litigation against or settlement with such third party. If we later sue such third party for patent infringement, the third party may have certain legal defenses available to it, which otherwise would not be available except for the delay between when the infringement was first detected and when the suit was brought. Such legal defenses may make it impossible for us to enforce our patents against such third party.

We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our trade secrets or other confidential information could be compromised by disclosure during this type of litigation. Any failure by us to prevent the misappropriation or disclosure of our proprietary information could materially adversely affect our business, financial condition, results of operations and prospects.

Intellectual property litigation may lead to unfavorable publicity which may harm our reputation and cause the market price of our ordinary shares to decline, and any unfavorable outcome from such litigation could limit our R&D activities and/or our ability to commercialize our drug candidates.

During the course of any intellectual property litigation, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our drug candidates, future drugs, programs or intellectual property could be diminished. Accordingly, the market price of our ordinary shares may decline. Such announcements could also harm our reputation or the market for our drug candidates, which could have a material adverse effect on our business.

In the event of intellectual property litigation, there can be no assurance that we would prevail, even if the case against us is weak or flawed. If third parties successfully assert their intellectual property rights against us, prohibitions against using certain technologies, or prohibitions against commercializing our drug candidates, could be imposed by a court or under a settlement agreement between us and a plaintiff. In addition, if we are unsuccessful in defending against allegations that we have infringed, misappropriated or otherwise violated the patent or other intellectual property rights of others, we may be forced to pay substantial damage awards to the plaintiff. Additionally, we may be required to obtain a license from the intellectual property owner in order to continue our R&D programs or to commercialize any resulting product. It is possible that the necessary license will not be available to us on commercially acceptable terms, or at all. This may not be technically or commercially feasible, may render our products less competitive, or may delay or prevent the launch of our products to the market. Any of the foregoing could limit our R&D activities, our ability to commercialize one or more drug candidates, or both.

In addition, any future intellectual property litigation, interference or other administrative proceedings will result in additional expense and distraction of our personnel. An adverse outcome in such litigation or proceedings may expose us or any future strategic partners to loss of our proprietary position, expose us to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all, each of which could have a material adverse effect on our business.

We may not be successful in obtaining or maintaining necessary rights for our development pipeline through acquisitions and in-licenses.

Our programs may involve additional drug candidates that may require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire and maintain licenses or other rights to use these proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, or other intellectual property rights from third parties that we identify, on commercially reasonable terms or at all. Even if we are able to obtain such a license, it may be non-exclusive and the applicable licensor could license such intellectual property to third parties that compete with us. If a third party does not offer us a necessary license or offers a license only on terms that are unattractive or unacceptable to us, we might be unable to develop and commercialize one or more of our drug candidates, which would have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, even if we obtain licenses to such intellectual property, but subsequently fail to meet our obligations under our license agreements, or such license agreements are terminated for any other reasons, we may lose our rights to in-licensed technologies.

Moreover, some of our patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners, particularly in the United States, may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could materially adversely affect our business, financial condition, results of operations and prospects.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or drug candidate, which could materially adversely affect our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be adversely affected.

We own registered trademarks and are currently registering trademarks. We may not be able to obtain trademark protection in territories that we consider of significant importance to us. In addition, any of our trademarks or trade names, whether registered or unregistered, may be challenged, opposed, infringed, canceled, circumvented or declared generic, or determined to be infringing on other marks, as applicable. We may not be able to protect our rights to these trademarks and trade names, which we will need to build name recognition by potential collaborators or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

If we do not obtain protection under the Hatch-Waxman Amendments and similar legislation in other countries extending the terms of our patents, if issued, relating to our drug candidates, our business, financial condition, results of operations, and prospect may be materially harmed.

In the United States, the Federal Food, Drug and Cosmetic Act, as amended by the Drug Price Competition and Patent Term Restoration Act of 1984 commonly referred to as the “Hatch-Waxman Amendments,” provides the opportunity for patent-term restoration, i.e., a patent term extension of up to five years to reflect patent term lost during certain portions of product development and the FDA regulatory review process. Patent term extensions, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of drug approval by the FDA, and only one (1) patent can be extended for a particular drug.

Depending upon the timing, duration and specifics of FDA regulatory approval for our drug candidates, one or more of our United States patents, if issued, may be eligible for limited patent term restoration under the Hatch-Waxman. The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain a patent term extension for a given patent or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our drug will be shortened and our competitors may obtain earlier approval of competing drugs, and our ability to generate revenues could be materially adversely affected. In China, there has been a long time during which no effective law or regulation providing patent term extension, patent linkage, or data exclusivity (referred to as regulatory data protection) exist. Therefore, a lower-cost generic drug can emerge onto the market much more quickly.

Chinese regulators have set forth a framework for integrating patent linkage and data exclusivity into the Chinese regulatory regime. The 2020 Patent Law Amendment also provided patent term extension. However, the provisions are principle-oriented and lack details. For instance, it does not specify the criteria and procedures for the competent authority to grant such patent term extension. To be implemented, it will require adoption of more detailed regulations and rules. To date, no specific implementing regulations or rules have been issued. There can be no assurance that we will obtain such patent term extension in the future. If we are unable to obtain patent term extension or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations and prospects could be materially harmed.

If we are sued for infringing, misappropriating, or otherwise violating intellectual property rights of third parties or engaging in unfair competition, such litigation could be costly and time-consuming and could prevent or delay us from developing or commercializing our drug candidates.

There is a substantial amount of litigation and other claims and proceedings involving patent and other intellectual property rights in the biopharmaceutical and pharmaceutical industries generally. As the biopharmaceutical and pharmaceutical industries expand and more patents are issued, the risk increases that our drug candidates may give rise to claims of infringement of the patent rights of others. As such, our commercial success depends in part on our and our collaborators’ avoiding infringement, misappropriation, and other violations of the patent and other intellectual property rights of third parties. We are aware of numerous issued patents and pending patent applications belonging to third parties that exist in fields in which we are developing our drug candidates. In particular, we are aware of the Structure Patents which will expire in December 2026 and may be alleged to cover the structure of APL-101. If we were to commercialize before the expiration of the Structure Patents, the third party may contend that we need to obtain a license before the commercialization of APL-101 in relevant jurisdictions and to pay license fees. However, we cannot assure you that we will be able to obtain the license in time or on commercially acceptable terms, and if we fail to do so, we may need to delay our launch in the relevant markets until the Structure Patents expire, or if we plan to commercialize APL-101 as scheduled, we face the risk that the third party may initiate legal proceedings against us. Even if we were able to obtain a license, the substantial licensing and royalty fees may have material impact on our financial performance. We are also aware of the General Method Patent which will expire in 2026 and may potentially cover the use of APL-101 in certain indications. As advised by our IP Legal Adviser, the relevant claims of the General Method Patent would either not cover APL-101 or, if broadly interpreted to cover APL-101, might be held invalid as claims are overly broad. However, there is no assurance that a court or an administrative agency would agree with our assessment. In addition, we are aware of the Withdrawn Method Patent Application which is currently deemed to be withdrawn. We believe, based on the results of the freedom to operate analysis we have obtained, that the indications for which APL-101 is being developed will not literally fall within the scope of the claims presently on file. However, the applicant could file a request for re-establishment of the Withdrawn Method Patent Application before September 2021, and if the applicant does so and successfully re-establishes the application, and the patent is subsequently granted based on the current claims, the expiry of such patent will fall in March 2035. In such case, if for whatever reason APL-101 is provided to patients other than those that APL-101 is intended for, there may be a risk that we are considered infringing such patent indirectly by the court in certain jurisdictions including the U.K. Moreover, there may also be third-party patents or patent applications of which we are currently unaware, and given the dynamic area in which we operate, additional patents that relate to our business are likely to be issued. Please refer to the section headed “Apollomics’ Business—Business Development—Intellectual Property” in this prospectus for further information on the Structure Patents, the General Method Patent and the Withdrawn Method Patent Application.

If third parties, including the ones above, bring claims against us for infringement, misappropriation or other violations of their intellectual property rights, we may be subject to injunctive or other equitable relief, which could prevent us from developing and commercializing APL-101. In the event of a successful claim against us of infringement, misappropriation or other violation of intellectual property rights, or a settlement by us of any such claims, we may have to pay substantial damages, including treble damages and attorneys’ fees in the case of willful infringement, pay royalties and other payments or redesign our infringing drug candidate, which may be impossible or require substantial time and cost. In addition, regardless of whether such claims against us are unsuccessful, defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of an adverse result in any such litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our drug candidate. Any such license might not be available on reasonable terms or at all. If we cannot reach agreement with such third parties before the planned commercialization, we may need to delay the commercialization of APL-101 until the expiration of the relevant intellectual property rights. Even if we were able to obtain a license, the substantial licensing and royalty fees may have material impact on our financial performance.

Even if litigation or other proceedings are resolved in our favor, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our ordinary shares. Such litigations or proceedings could substantially increase our operating losses and reduce the resources available for R&D activities or any future sales, marketing or distribution activities.

Our rights to develop and commercialize our drug candidates are subject, in part, to the terms and conditions of licenses granted to us by others. If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could be required to pay monetary damages or could lose license rights that are important to our business.

Our business relies on our ability to develop and commercialize drug candidates we have licensed from third parties, and we have entered into license agreements with third parties providing us with rights to various third- party intellectual property, including rights in patents and patent applications. These and other licenses may not provide exclusive rights to use such intellectual property in all relevant fields of use and in all territories in which we may wish to develop or commercialize our drug products. As a result, we may not be able to prevent competitors from developing and commercializing competitive drug products in territories included in all of our licenses. Please refer to the sections headed “Apollomics’ Business—Licensing and Collaboration Arrangements,” “Apollomics’ Business—Business Development—Intellectual Property” in this prospectus, and “—If we are sued for infringing, misappropriating, or otherwise violating intellectual property rights of third parties or engaging in unfair competition, such litigation could be costly and time- consuming and could prevent or delay us from developing or commercializing our drug candidates.” above for further details on our licensing and collaboration arrangements. Our licenses may not encumber all intellectual property rights owned or controlled by the affiliates of our licensors and relevant to our drug candidates, and we may need to obtain additional licenses from our existing licensors and others to advance our research or allow commercialization of drug candidates we may develop. In such case, we may need to obtain additional licenses which may not be available on an exclusive basis, on commercially reasonable terms or at a reasonable cost, if at all. In that event, we may be required to expend significant time and resources to redesign our drug candidates or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected drug candidates, which could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

In addition, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering the drug candidates that we license from third parties. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced, and defended in a manner consistent with the best interests of our business. If our licensors fail to prosecute, maintain, enforce and defend such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our drugs that are subject of such licensed rights could be adversely affected.

Our licensors may have relied on third party consultants or collaborators or on funds from third parties such that our licensors may not be the sole and exclusive owners of the patents we in-license. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects. We may seek to obtain additional licenses from our licensors in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Furthermore, if our licensors breach the license agreements, we may not be able to enforce such agreements against our licensors’ parent entity or affiliates. Under each of our license and intellectual property-related agreements, in exchange for licensing or sub-licensing us the right to develop and commercialize the applicable drug candidates, our licensors will be eligible to receive from us milestone payments, tiered royalties from commercial sales of such drug candidates, assuming relevant approvals from government authorities are obtained, or other payments. Our license and intellectual property-related agreements also require us to comply with other obligations including development and diligence obligations, providing certain information regarding our activities with respect to such drug candidates and/or maintaining the confidentiality of information we receive from our licensors.

If we fail to comply with our obligations under our current or future license agreements, our counterparties may have the right to terminate these agreements and, upon the effective date of such termination, have the right to re-obtain the licensed and sub-licensed technology and intellectual property. If any of our licensors terminate any of our licenses, we might not be able to develop, manufacture or market any drug or drug candidate that is covered by the licenses provided for under these agreements and other third parties or our competitors may have freedom to market drug candidates similar or identical to ours. In such case, we may have to negotiate new or reinstated agreements with less favorable terms, and may be required to provide a grant back license to the licensors under our own intellectual property with respect to the terminated products. We may also face claims for monetary damages or other penalties under these agreements. While we would expect to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under the intellectual property rights licensed and sublicensed to us, we may not be able to do so in a timely manner, at an acceptable cost or at all. In particular, some of the milestone payments are payable upon our drug candidates reaching development milestones before we have commercialized, or received any revenue from, sales of such drug candidate, and we cannot guarantee that we will have sufficient resources to make such milestone payments. Any uncured, material breach under the license agreements could result in our loss of exclusive rights and may lead to a complete termination of our rights to the applicable drug candidate. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

It is possible that we may be unable to obtain any additional licenses at a reasonable cost or on reasonable terms, if at all. Certain of our license agreements also require us to meet development thresholds to maintain the license, including establishing a set timeline for developing and commercializing products. Disputes may arise regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation related issues;

•	the extent to which our technology and processes infringe, misappropriate or violate intellectual property of the licensor that is not subject to the license agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•	the priority of invention of patented technology.

In addition, the agreements under which we license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected drug candidates, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We face substantial competition and our competitors may discover, develop or commercialize competing drugs faster or more successfully than we do. We could be adversely affected by introduction of generic drugs.

The development and commercialization of new drugs is highly competitive and subject to rapid and significant technological change. We may face competition with respect to any drug candidates that we seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies, universities and other research institutions worldwide. There are a number of pharmaceutical and biotechnology companies that currently market and sell drugs or are pursuing the development of drugs for the treatment of indications for which we are developing our drug candidates. Some of these competitive drugs and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. For example, our drug candidates face competition in the United States, China and Europe from a significant number of advanced drug products (either marketed or under development) involving molecular targets (such as immune checkpoint inhibitors), disease indications (such as cancer) and mechanism of actions (such as bi-specific antibodies, combination therapies, etc.) that are similar or identical to those of our drug candidates.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in R&D, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Our competitors may succeed in developing competing drugs and obtaining regulatory approvals before us or gain better acceptance for the same target markets as ours, which will undermine our competitive position. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to overcome price competition and to be commercially successful. Disruptive technologies and medical breakthroughs may further intensify the competition and render our drug candidates obsolete or non-competitive.

In addition, we may face competition with respect to the introduction of generic alternatives to our drug candidates. Market acceptance and sales of any of our future approved drug candidates will depend significantly on the availability of adequate coverage and reimbursement from physicians, patients or third-party payors for drugs and may be affected by existing and future health care reform measures. Generic alternatives are generally not expected to have meaningful differences in efficacy or safety compared to each other. Consequently, if there are generic alternatives to our drug candidates available, we would have to compete with on pricing or product quality and reliability (perceived or otherwise), which we may not be able to achieve successfully. As of the date of this prospectus, we were not aware that there was any generic versions of our drug candidates marketed or under clinical trials. However, we cannot assure you that there will not be any such generic alternatives in future. As a result, assuming that we are able to obtain regulatory approvals for APL-101, APL-106, APL-501, APL-102 or other existing or any future drug candidate that we may develop in the future, we cannot assure you that they will be able to achieve commercial success, whether due to established first-entrants or otherwise. This in turn could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, we may face competition with respect to the existence or introduction of alternative cancer treatments. There may be significant advances in other oncology treatment methods, such as chemotherapy, surgery, interventional radiology, or cancer prevention techniques, which could reduce the demand for oncology monotherapies and combination therapies. Any shifts in physicians’ or patients’ preferences for other oncology therapies over oncology monotherapies and combination therapies may materially and adversely affect our business, financial condition and results of operations.

Mergers and acquisitions may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient enrollment for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Any failure on our part to successfully compete in the pharmaceutical market with respect to our products could materially adversely affect our business, financial condition, results of operations and prospects.

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, confidentiality agreements, trade secret protection and intellectual property and confidentiality agreements to protect the intellectual property related to our technologies. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

We have pending United States and foreign patent applications in our portfolio; however, we cannot predict:

•	If and when patents will issue based on our patent applications;

•	The scope of protection of any patent issuing based on our patent applications;

•	The degree and range of protection any issued patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	Whether any of our intellectual property will provide any competitive advantage;

•	Whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;

•	Whether we will need to initiate or defend litigation or administrative proceedings to enforce and/or defend our patent rights, which may be costly whether we win or lose; or

•

Whether the patent applications that we own or may in-license will result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries.

We cannot be certain that the claims in our pending patent applications directed to our product candidates and/or technologies will be considered patentable by the USPTO or by patent offices in foreign countries. There can be no assurance that any such patent applications will issue as granted patents. One aspect of the determination of patentability of our inventions depends on the scope and content of the “prior art,” information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that may affect the patentability of our patent claims or, if issued, affect the validity or enforceability of a patent claim. Even if the patents do issue based on our patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, patents in our portfolio may not adequately exclude third parties from practicing relevant technology or prevent others from designing around our claims. If the breadth or strength of our intellectual property position with respect to our product candidates is threatened, it could dissuade companies from collaborating with us to develop and threaten our ability to commercialize our product candidates. In the event of litigation or administrative proceedings, we cannot be certain that the claims in any of our issued patents will be considered valid by courts or administrative tribunals in the United States or foreign countries.

The strength of patents in the biotechnology and cell therapy fields involve complex legal and scientific questions and can be uncertain. The patent applications that we own or may in-license may fail to result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent applications we hold with respect to our product candidates is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Further, if we encounter delays in our clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our product candidates. Furthermore, for United States applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party or instituted by the USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. Various post grant review proceedings, such as inter partes review and post grant review, are available for any interested third party to challenge the patentability of claims issued in patents to us. While these post grant review proceedings have been used less frequently to invalidate biotech patents, they have been successful regarding other technologies, and these relatively new procedures are still changing, and those changes might affect future results.

In addition to the protection afforded by patents, we seek to rely on trade secret protection, confidentiality agreements, and other agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by patents. Although we require all of our employees to assign their inventions to us, and require all of our employees, manufacturers, consultants, advisors and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•	Pending patent applications that we own or may license may not lead to issued patents;

•	Patents, should they issue, that we own or may license, may not provide us with any competitive advantages, or may be challenged and held invalid or unenforceable;

•

Others may be able to develop and/or practice technology that is similar to our technology or aspects of our technology but that is not covered by the claims of any patents that we own or may license, should any such patents issue;

•	Third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•	We (or any licensors) might not have been the first to make the inventions covered by a pending patent application that we own or may license;

•	We (or any licensors) might not have been the first to file patent applications covering a particular invention;

•	Others may independently develop similar or alternative technologies without infringing our intellectual property rights;

•	We may not be able to obtain necessary licenses on reasonable terms or at all;

•

Third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•	We may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights, which will be costly whether we win or lose;

•	We may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

•	We may not develop or in-license additional proprietary technologies that are not patentable; and

•	The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business and results of operations.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patent rights are of limited duration. In the United States, if all maintenance fees are paid timely, the natural expiration of a patent is generally 20 years after its first effective filing date. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such product candidates are commercialized. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from biosimilar or generic products. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to ours. Upon issuance in the United States, a patent’s life can be increased based on certain delays caused by the USPTO, but this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. A patent term extension based on regulatory delay may be available in the United States. However, only a single patent can be extended for each marketing approval, and any patent can be extended only once, for a single product. Moreover, the scope of protection during the period of the patent term extension does not extend to the full scope of the claim, but instead only to the scope of the product as approved. Laws governing analogous patent term extensions in foreign jurisdictions vary widely, as do laws governing the ability to obtain multiple patents from a single patent family. Additionally, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. If we are unable to obtain patent term extension or restoration, or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration to launch their product earlier than might otherwise be the case, and our revenue could be reduced, possibly materially.

Risks Related to our Reliance on Third Parties

We rely on third parties to manufacture or import our clinical and commercial drug supplies. Our business could be harmed if those third parties fail to provide us with sufficient quantities of product or fail to do so at acceptable quality levels, prices or in time.

We currently use third party CMOs, including single source suppliers, for our manufacturing process and/or for the clinical supply of our drug candidates. We do not own manufacturing facilities for producing any clinical trial product supplies. We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA, NMPA or other comparable regulatory authorities must evaluate and/or approve any manufacturers as part of their regulatory oversight of our drug candidates. This evaluation would require new testing and cGMP-compliance inspections by FDA, NMPA or other comparable regulatory authorities. Additionally, as a result of the COVID-19 pandemic, FDA, NMPA or other comparable regulatory authorities may be unable to initiate or complete any necessary inspections which may result in deferred action on marketing applications or the inability to obtain marketing approvals. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities.

Furthermore, we have limited control over our third-party manufacturers’ production process, and the risks of drug candidates or approved drugs not being produced in the necessary volumes or at the appropriate quality levels are higher than if we manufacture in-house. In particular, manufacturers are subject to ongoing periodic inspection by the FDA and to ensure strict compliance with cGMP and other government regulations and by other comparable regulatory authorities for corresponding non-United States requirements. If the FDA or a comparable foreign regulatory authority determines that our CMOs are not in compliance with FDA laws and regulations, including those governing cGMPs, the FDA may not approve an NDA or BLA until the deficiencies are corrected or we replace the manufacturer in our application with a manufacturer that is in compliance. We do not have immediate control over third-party manufacturers’ compliance with manufacturing regulations and requirements and the manufacturers may fail to maintain the necessary licenses, permits and certificates to carry out the manufacture of our drug candidates or approved drugs, breach their obligations to produce our drug candidates or approved drugs on a timely basis, otherwise cease to conduct contract manufacturing business or fail to abide by our quality control requirements. Additionally, four (4) vaccines for COVID-19 were approved or granted Emergency Use Authorization by the FDA through July 2022, and more may be approved or authorized in the future. The resultant demand for vaccines and potential for manufacturing facilities and materials to be commandeered under the Defense Production Act of 1950, or equivalent foreign legislation, may make it more difficult to obtain materials or manufacturing slots for the products needed for our clinical trials, which could lead to delays in these trials.

If any CMO with whom we contract fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different CMO, which we may not be able to do on reasonable terms, if at all. In either scenario, our clinical trials or commercial distribution could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our drug candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study or potentially through a clinical bridging study, that any new manufacturing process will produce our product according to the specifications previously submitted to or approved by the FDA or other regulatory authorities. The delays associated with the verification of a new CMO could negatively affect our ability to develop drug candidates or commercialize our products in a timely manner or within budget. Furthermore, a CMO may possess technology related to the manufacture of our drug candidate that such CMO owns independently. This would increase our reliance on such CMO or require us to obtain a license from such CMO in order to have another CMO manufacture our drug candidates. In addition, in the case of the CMOs that supply our drug candidates, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.

Quality issues related to drug candidates or drugs our manufacturers produce for third parties may also be imputed to the products they manufacture for us and adversely affect our reputation. We are also exposed to the risks of increased pricing for our contract manufacturing and that we may be unable to appoint manufacturers at commercial acceptable prices. If the manufacturers we appoint do not produce pharmaceutical products meeting our specifications in sufficient volumes at commercially acceptable prices, or we are unable to appoint manufacturers to do so, we may have insufficient quantities of our drug candidates to meet demand for our clinical trials and we may be delayed in obtaining regulatory approvals and commercializing the relevant drug candidates.

Each of these risks could delay or prevent the completion of our clinical trials or the approval of any of our drug candidates, result in higher costs or adversely impact commercialization of our future approved drug candidates. In addition, we will rely on third parties to perform certain specification tests on our drug candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm and regulatory authorities could place significant restrictions on our Company until deficiencies are remedied.

We have entered into collaborations and may form or seek collaborations or strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

We may form or seek strategic alliances, create joint ventures or other collaborations, enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our drug candidates and any future drug candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing shareholders or disrupt our management and business.

Our strategic collaboration with partners involves numerous risks. We may not achieve the revenue and cost synergies expected from the transaction. These synergies are inherently uncertain, and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and are beyond our control. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the synergies from our collaboration with partners may be offset by other costs incurred in the collaboration, increases in other expenses, operating losses or problems in the business unrelated to our collaboration. As a result, there can be no assurance that these synergies will be achieved.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our drug candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our drug candidates as having the requisite potential to demonstrate safety and efficacy or commercial viability. If and when we collaborate with a third party for development and commercialization of a drug candidate, we can expect to relinquish some or all of the control over the future success of that drug candidate to the third party. For any drug candidates that we may seek to in-license from third parties, we may face significant competition from other pharmaceutical or biotechnology companies with greater resources or capabilities than us, and any agreement that we do enter into may not result in the anticipated benefits.

Furthermore, collaborations involving our drug candidates are subject to the following risks:

•	collaboration partners have significant discretion in determining the efforts and resources that they will apply to a collaboration;

•

collaboration partners may not pursue development and commercialization of our drug candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in their strategic focus due to the acquisition of competitive drugs, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

•

collaboration partners may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial, abandon a drug candidate, repeat or conduct new clinical trials or require a new formulation of a drug candidate for clinical testing;

•	collaboration partners could independently develop, or develop with third parties, drugs that compete directly or indirectly with our drug candidates;

•	a collaboration partner with marketing and distribution rights to one or more of our drug candidates may not commit sufficient resources to their marketing and distribution;

•	we could grant exclusive rights to our collaboration partners that would prevent us from collaborating with others;

•

collaboration partners may not properly obtain, protect, maintain, defend or enforce our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property rights or proprietary information or expose us to potential liability;

•

collaboration partners may not aggressively or adequately pursue litigation against generic filers or may settle such litigation on unfavorable terms, as they may have different economic interests than ours, and such decisions could negatively impact any royalties we may receive under our license agreements;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable drug candidates;

•

collaboration partners may own or co-own intellectual property covering our drug candidates that results from our collaborating with them, and in such cases, we could potentially not have the exclusive right to commercialize such intellectual property;

•

we may co-own with collaboration partners, and therefore not have complete control over, some of our intellectual property and, in the ordinary course of business, we may license our rights under such co-owned intellectual property to third parties, which may lead to disputes with the relevant co-owner of such intellectual property; and

•	a collaboration partner’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil, administrative, or criminal proceedings.

As a result, we may not be able to realize the benefit of current or future collaborations, strategic partnerships or the license of our drug candidates if we are unable to successfully integrate such collaborations with our existing operations and company culture, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such a transaction. If we are unable to reach agreements with suitable collaboration partners on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a drug candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our drug candidates or bring them to market and generate product sales revenue. Any of the foregoing could materially adversely affect our business, financial condition, results of operations and prospects.

Our rights to develop APL-106 are subject, in part, to the terms and conditions of a license granted to us by GlycoMimetics.

We have entered into a number of collaboration and license agreements with third parties, and in particular, we have entered into an exclusive license and collaboration agreement with GlycoMimetics concerning the development and commercialization of APL-106 and a follow-on compound to APL-108. Under the GlycoMimetics Agreement, we have been granted, among others, an exclusive, sublicensable license under certain intellectual property controlled by GlycoMimetics or its affiliates to develop, manufacture and commercialize APL-106 and APL-108 for all therapeutic and prophylactic uses in humans in Greater China.

GlycoMimetics may have relied on third-party consultants or collaborators or on funds from third parties such that GlycoMimetics is not the sole and exclusive owner of the patents we in-license. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

In spite of our best efforts, GlycoMimetics might conclude that we have materially breached the GlycoMimetics Agreement and might therefore terminate the GlycoMimetics Agreement, thereby removing our ability to develop and commercialize the drug candidates, in particular APL-106, covered by such agreement. Termination of such agreement or reduction or elimination of our rights under such agreement may also cause us to lose our rights under the GlycoMimetics Agreement, including our rights to important intellectual property or technology in connection with APL-106. Please refer to the section headed “Apollomics’ Business — Licensing and Collaboration Arrangements—Collaboration and License Agreement with GlycoMimetics related to APL-106 and APL-108” in this prospectus for further details on the collaboration and in-licensing arrangement and the termination events. The termination of the GlycoMimetics Agreement could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

Our partners in China may be restricted from transferring their scientific data or drug products for us to use abroad.

On March 17, 2018, the General Office of the State Council promulgated the Measures for the Management of Scientific Data (the “Scientific Data Measures”), which provides a broad definition of scientific data and relevant rules for the management of scientific data. According to the Scientific Data Measures, enterprises in China must seek governmental approval before any scientific data involving a state secret may be transferred abroad or to foreign parties. Further, any researcher conducting research funded at least in part by the Chinese government is required to submit relevant scientific data for management by the entity to which such researcher is affiliated before such data may be published in any foreign academic journal. Given the term “state secret” is not clearly defined, if and to the extent our R&D of drug candidates will be subject to the Scientific Data Measures and any subsequent laws as required by the relevant government authorities, we cannot assure you that our partners in China can always obtain relevant approvals for sending scientific data (such as the results of our preclinical studies or clinical trials conducted within China) to us. Besides, regulatory authorities in China have also implemented and are considering a number of legislative and regulatory proposals concerning the collection and transfer of the HGR in China. The HGR Regulations and the implementation guidelines require approval from or filing with the Human Genetic Resources Administration of China for any international collaborative project where HGR are involved, additional approval for any export or cross-border transfer of the HGR materials and filing for cross-border transfer of the HGR related data. Given the interpretation and application of the regulations in China could be uncertain and in flux, if and to the extent that our partners are considered conducting international collaborative projects and exporting or transferring HGR or related data materials abroad, they may need to obtain approval from or filing with the Human Genetic Resources Administration of China. In addition, if and to the extent that preclinical studies or clinical trials involves collection and cross- border transfer of personal data that is not anonymized, the newly promulgated Personal Information Protection Law, effective from November 1, 2021, imposes stringent requirements on cross-border transfer of personal data, including passing the security assessment organized by the CAC, or being certified by a professional institution in respect of the protection of personal information, or concluding a contract with the foreign recipient specifying rights and obligations of both parties based on a prescribed template. The Measures for the Security Assessment of Cross-border Data Transfer, effective from September 1, 2022, provide that the cross-border transfer of data falling under statutory categories shall be subject to security assessment.

If our partners are unable to obtain necessary approvals or filings in a timely manner, or at all, our R&D of drug candidates may be hindered, which may materially and adversely affect our business, results of operations, financial conditions and prospects. If the relevant government authorities consider the transmission of our scientific data to be in violation of the requirements under relevant regulations mentioned above, we may be subject to fines and other administrative penalties imposed by those government authorities, which could materially adversely affect our business, financial condition, results of operations and prospects.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our products.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Related to the U.S. Federal Income Tax

The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, as we are incorporated under the laws of the Cayman Islands, we would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule, under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

We do not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code as a result of the Business Combination. However, the application of Section 7874 of the Code is complex, is subject to detailed rules and regulations (the application of which is uncertain in various respects, and could be impacted by changes in such rules and regulations, with possible retroactive effect). Accordingly, there can be no assurance that the IRS will not challenge our status as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code our status as a foreign corporation for U.S. federal income tax purposes, we and certain of our shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on us and future withholding taxes on certain of our shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

Investors should consult their own advisors regarding the potential application of Section 7874 of the Code to us.

If we were characterized as a passive foreign investment company, or “PFIC,” U.S. investors may suffer adverse U.S. federal income tax consequences.

If we become a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Material Tax Considerations—Certain U.S. Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

We are not expected to be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. Nevertheless, whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for our current or future taxable years. U.S. investors are urged to consult their own tax advisors regarding the possible application of the PFIC rules to their investment in us.

Risks Related to Ownership of Apollomics Securities

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares and Public Warrants to fall.

The Selling Securityholders can resell, subject to the applicable contractual lock-up restrictions, under this prospectus, up to (a) 88,538,394 Class A Ordinary Shares (on a post-exercise and post-conversion basis) constituting approximately 88.09% of our total issued and outstanding Class A Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 11,026,900 Class A Ordinary Shares upon exercise of all outstanding Warrants and 80,383,133 Class A Ordinary Shares upon conversion of 80,383,133 Class B Ordinary Shares) and (b) 619,400 Warrants constituting approximately 5.62% of our issued and outstanding Warrants as of the date of this prospectus. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Ordinary Shares and Warrants, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares and Public Warrants.

In addition, the Selling Securityholders acquired the Ordinary Shares covered by this prospectus at prices ranging from $0.01 per share to $10.00 per share. By comparison, the offering price to public shareholders in Maxpro’s initial public offering was $10.00 per unit, which consisted of one share and one warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. For example, based on the closing price of our Class A Ordinary Shares on June 5, 2023, the Maxpro Sponsor may experience profit of $3.19 per share, or approximately $9.88 million in the aggregate for selling the 3,101,900 Class A Ordinary Shares it received.

The sale of all securities offered by this prospectus by the Selling Securityholders, or the perception that these sales could occur, could depress the market price of our Class A Ordinary Shares or Warrants.

A certain number of our Warrants has become or will become exercisable for our Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Our Public Warrants, Private Warrants and Extension Warrants to purchase an aggregate of 10,969,400 Class A Ordinary Shares has become exercisable on April 28, 2023 in accordance with the terms of the Warrant Assignment Agreement governing those securities. The Penny Warrants to purchase an aggregate of 57,500 Class A Ordinary Shares will become exercisable on September 29, 2023, six months after the Closing, in accordance with the terms of the Penny Warrant Agreement. All Warrants will expire on March 29, 2028, five years following the Closing, or the liquidation of the Company, if earlier. To the extent such Warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the holders of our Class A Ordinary Share and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Class A Ordinary Shares.

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $126.15 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Public Warrants, Private Warrants and Extension Warrants is $11.50 per share, and the exercise price of the Penny Warrants will be $0.01 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of these Warrants (on a per share basis), we believe that Warrant holders of such Warrants will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. As of June 5, 2023, the closing price of our Class A Ordinary Shares was $5.19 per share. Warrant holders have the option to exercise the Warrants on a cashless basis in accordance with the Warrant Assumption Agreement and the Penny Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange.

Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “APLM” and “APLMW,” respectively. If Nasdaq delists our Ordinary Shares from trading on its exchange for failure to meet the continued listing standards, we and our shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our ordinary shares are a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The trading price of our securities has been and is likely to continue to be volatile, which could result in substantial losses to holders of our securities.

The market values of our securities may vary significantly from their prices on the date of this prospectus, and fluctuations in the price of our’ securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate;

•	operating and share price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our Ordinary Shares available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of our ordinary shares by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We are now incurring significant increased expenses and administrative burdens now that we are a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face legal, accounting, administrative and other costs and expenses as a public company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities time-consuming. . A number of these requirements require us to carry out activities we did not previously conduct as a private company. In addition, expenses associated with SEC reporting requirements are being incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The reporting and other obligations imposed by these rules and regulations incur legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If we fail to maintain effective internal control over financial reporting, the price of our Ordinary Shares may be adversely affected.

We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our Ordinary Shares.

We have concluded that there is a significant deficiency in its internal control over financial reporting and it cannot assure you that additional sufficient deficiencies will not be identified in the future. This significant deficiency may not be timely remediated and general reputational harm could result or persist, which could affect our business, operations and financial condition. The failure to implement and maintain effective internal control over financial reporting could result in material misstatements in the financial statements, which could require us to restate financial statements, cause investors to lose confidence in the reported financial information and have a negative effect on the price of our ordinary shares.

Prior to the completion of the Business Combination, we were a private company and management had not completed an assessment of the effectiveness of our internal control over financial reporting, and the independent registered public accounting firm had not conducted an audit of our internal control over financial reporting. In the course of auditing the consolidated financial statements for the years ended December 31, 2021 and 2022, we and our independent registered public accounting firm identified one significant deficiency in the internal control over financial reporting as of December 31, 2021 and 2022, in accordance with the standards established by the PCAOB. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the financial reporting. The significant deficiency related to lack of sufficient integration of our accounting systems across multiple geographic locations. We aim to take certain measures by setting up a global IT system to remediate this significant deficiency, although no assurance can be given as to whether these steps will be sufficient. The implementation of these improvements may increase our administrative expenses. To the extent these steps are not successful, we could be forced to incur additional expenses and require more of management’s time.

We cannot assure you that additional significant deficiencies in the internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in the implementation of new or improved controls, could result in additional significant deficiencies or material weaknesses, cause us to fail to meet the periodic reporting obligations or result in material misstatements in the financial statements. Any such failure could also adversely affect the results of periodic management evaluations regarding the effectiveness of the internal control over financial reporting. Furthermore, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of the internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. However, for as long as we are an “emerging growth company” under the JOBS Act, the independent registered public accounting firm will not be required to attest to the effectiveness of the internal control over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that the management’s assessment of our internal control over financial reporting might not. The existence of a significant deficiency could result in errors in the financial statements that could result in a restatement of financial statements, cause us to fail to meet the reporting obligations and cause investors to lose confidence in the reported financial information, leading to a decline in the price of our ordinary shares.

Because we have no current plans to pay cash dividends on our ordinary shares for the foreseeable future, you may not receive any return on investment unless you sell ordinary shares for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on your investment unless you may sell your Apollomics securities for a price greater than that which you paid for it.

It may be difficult to enforce U.S. judgments against us.

We are a holding company incorporated under the laws of the Cayman Islands, and a substantial portion of our assets are outside of the United States. Most of our directors and senior management reside in the United States. However, at least one director and one member of the management team and the independent auditors are based outside the United States, and all or a substantial portion of our respective assets are located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against us, our directors and officers and independent auditors.

Additionally, part of our assets and at least one member of our management team are based in mainland China. We have been advised by our PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the United States based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on U.S. federal securities laws. Their residence in China may make it even more difficult to enforce any judgments obtained from foreign courts against such persons compared to other non-U.S. jurisdictions. See “Enforceability of Civil Liability under U.S. Securities Laws” for more details.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

Provisions in the our MAA may have the effect of increasing costs to investors to bring lawsuits or discouraging lawsuits against our directors and officers.

Our MAA requires that, unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim arising under the MAA, including, but not limited to: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee to us or our shareholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the Cayman Islands Companies Act or the Proposed MAA, or (iv) any action asserting a claim against us which, if brought in the United States, would be a claim arising under the internal affairs doctrine.

The MAA provides further that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

The MAA provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of us shall be deemed to have notice of and consented to the foregoing choice of forum provision.

These choice of forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our MAA to be inapplicable or unenforceable in such action. While courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.

In addition, although we believe this provision benefits us by providing increased consistency in the application of Cayman Islands law in the types of lawsuits to which it applies, this choice of forum provision may have the effect of increasing costs for investors to bring a claim against us and our directors and officers.

We may amend the terms of the Public Warrants and Private Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrant.

The Public Warrants and Private Warrants were issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Maxpro , that was assigned to and assumed by us in connection with the Business Combination. The agreement provides that the terms of the Public Warrants and Private Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants and Private Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants and Private Warrants with the consent of a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a warrant.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we give notice of redemption. If and when the Public Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by date us so long as they are held by their initial purchasers or their permitted transferees.

In the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by posting of the redemption notice to DTC. We are not contractually obligated to notify investors when its warrants become eligible for redemption, and does not intend to so notify investors upon eligibility of the warrants for redemption.

There is no guarantee that the Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the Warrants, other than the Penny Warrants, is $11.50 per Warrant. We believe the likelihood that Warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Ordinary Shares, the last reported sales price for which was $5.19 per share on June 5, 2023. If the trading price of our Class A Ordinary Shares less than $11.50 per share, we believe holders of Warrants will be unlikely to exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. Therefore, we do not expect to receive cash proceeds from any such exercise so long as the Warrants remain out of the money.

We may issue additional ordinary shares or other equity securities, which would dilute your ownership interests and may depress the market price of our Ordinary Shares.

We may issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities, in a number of circumstances.

Our issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

•	Public Stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Maxpro Common Stock may be diminished; and

•	the market price of our ordinary shares may decline.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If no securities or industry analysts commence coverage of us, our Ordinary Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our Ordinary Shares adversely, or provide more favorable relative recommendations about our competitors, the price of our Ordinary Shares would likely decline. If any analyst who may cover us were to cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Other General Risks

The failure of Silicon Valley Bank and recent turmoil in the banking industry may negatively impact our business, results of operations and financial condition.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. On March 10, 2023, the California Department of Financial Protection and Innovation closed Silicon Valley Bank (“SVB”) and appointed Federal Deposit Insurance Corporation (the “FDIC”) receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although depositors at SVB received access to their funds, uncertainty and liquidity concerns in the broader financial services industry remain. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. The U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments. However, widespread demands for customer withdrawals or other needs of financial institutions for immediate liquidity may exceed the capacity of such program. There is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions in a timely fashion or at all.

The ultimate outcome of these events, and whether further regulatory actions will be taken, cannot be predicted. In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to obtain financing on acceptable terms or at all. Any material decline in available funding or our ability to access our cash and cash equivalents could adversely impact our ability to meet our operating expenses, have a material adverse effect on our financial condition, as well as our ability to continue to grow our operations.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our ordinary shares that are held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Class A Ordinary Shares following the consummation of the Business Combination.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and, as such, we are exempt from certain provisions applicable to United States domestic public companies. We may lose its status as a foreign private issuer in the future, causing us to incur substantial costs, time and resources.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year and as a foreign private issuer, we are not required to file quarterly reports on Form 10-Q. Accordingly, the information we are required to file with or furnish to the SEC is less extensive to that required to be filed with the SEC by U.S. domestic issuers, and, if you hold our securities, you may receive less or different information about us than you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we comply fully with the Nasdaq listing standards.

As a Cayman Islands exempted company with its securities listed on Nasdaq, we are subject to the Nasdaq corporate governance listing standards. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, we are not required to:

•	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•	have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or

•	have regularly scheduled executive sessions with only independent directors each year.

We currently follow home country practices with respect to corporate governance. As a result of our reliance on the “foreign private issuer” exemptions, our shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of December 31, 2022 on:

•	A historical basis for Apollomics; and

•	On an unaudited pro forma condensed combined basis after giving effect to the Business Combination and the PIPE Subscription Agreements.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2022
	Actual	Pro Forma
(in thousands)
Cash and cash equivalents	$32,675	$36,685

Convertible preferred shares	511,861	—

(Deficit) Equity:
Class A ordinary shares	—	1
Class B ordinary shares	—	9
Series A preferred shares	—	20,126
Share capital	41	—
Treasury shares	(68)	—
Share premium	12,279	522,025
Reserves	14,228	54,121
Accumulated losses	(474,600)	(529,513)

Total (deficit) equity:	(448,120)	66,769

Total capitalization	$63,741	$66,769

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

The following unaudited pro forma condensed combined financial information is provided to present the combination of the historical financial information of Apollomics and Maxpro, adjusted to give effect to the Business Combination, related transactions and adjustments for other material events. These other material events are referred to herein as “Material Events” and pro forma adjustments for the Material Events are referred to herein as “Adjustments for Material Events.” The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” For purposes of these unaudited pro forma condensed combined financial statements, the entity surviving the Business Combination is referred to as “Post-Closing Apollomics.”

Description of the Business Combination

On September 14, 2022, Maxpro, Apollomics and Project Max SPAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Apollomics (“Merger Sub”) entered into the Business Combination Agreement (which was subsequently amended by Amendment No. 1 to Business Combination Agreement on February 9, 2023), which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Maxpro (the “Merger”), with Maxpro surviving the Merger. As a result of the Merger, Maxpro became a wholly-owned subsidiary of Apollomics, with the securityholders of Maxpro becoming securityholders of Apollomics.

As a result of the Merger, in consideration for the acquisition of all of the issued and outstanding Maxpro Class A Common Stock (including the Maxpro Class B Common Stock that are automatically converted on a one-for-one basis into Maxpro Class A Common Stock and the Maxpro Class A Common Stock outstanding as a result of the automatic detachment of Maxpro Units immediately prior to the Closing, as a result of the Business Combination), Apollomics issued one Class A ordinary share (“Apollomics Class A Ordinary Shares”) for each share of Maxpro Class A Common Stock acquired by virtue of the Business Combination; and each issued and outstanding Maxpro Warrant to purchase a share of Maxpro Class A Common Stock was assumed by Apollomics (an “Apollomics Warrant”) and became exercisable for one Apollomics Class A Ordinary Share.

Pursuant to the Business Combination Agreement, (i) immediately prior to the Closing, each Apollomics Preferred Share was converted (the “Pre-Closing Conversion”) into one Pre-Closing Apollomics Ordinary Shares, (ii) immediately following the Pre-Closing Conversion, but prior to the Closing, each issued and outstanding Pre-Closing Apollomics Ordinary Share was converted (the “Share Split”) into a number of Apollomics Class B Ordinary Shares, equal to (as rounded down to the nearest whole number) the product of (A) the number of Pre-Closing Apollomics Ordinary Shares which the option had the right to acquire immediately prior to the Share Split, multiplied by (B) the Exchange Ratio. The “Exchange Ratio” was equal to 89.9 million Pre-Closing Apollomics Ordinary Shares divided by the aggregate number of fully-diluted Apollomics shares (as further described in the Business Combination Agreement) immediately prior to the Share Split. At the Closing, the Exchange Ratio was equal to 0.071679.

In addition, each outstanding option to purchase a Pre-Closing Apollomics Ordinary Share, whether vested or unvested, immediately prior to the Merger, was also be adjusted such that each option will (i) has the right to acquire a number of Apollomics Class B Ordinary Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Pre-Closing Apollomics Ordinary Shares which the option had the right to acquire immediately prior to the Share Split, multiplied by (B) the Exchange Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the option immediately prior to the Share Split, divided by (B) the Exchange Ratio.

On March 20, 2023, Maxpro held a special meeting of stockholders to approve the Business Combination. At the Business Combination, 10,270,060 shares of Maxpro Class A Common Stock were redeemed for $108.3 million in cash from the Trust Account. The 79,940 remaining public shares were converted on a one-for-one basis into Apollomics Class A Ordinary Shares in connection with the Closing.

The Apollomics Class B Ordinary Shares are subject to a lock-up whereby such shareholders are prohibited from transferring such shares for a period of six months after the Closing. In addition, the Business Combination Agreement provides that the composition of the Post-Closing Apollomics Ordinary Shares issued in the Share Split may be adjusted by the Apollomics Board, in its sole discretion, such that a maximum of 3,100,000 Apollomics Class A Ordinary Shares may be issued in place of Apollomics Class B Ordinary Shares. The Apollomics Board determined to issue 3,099,990 Apollomics Class A Ordinary Shares at the Closing.

Material Events and Background Relevant to Material Events

On February 9, 2023, Apollomics entered into the Subscription Agreements with each of the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors have committed to subscribe for and purchase, and Apollomics agreed to issue and sell to the PIPE Investors, an aggregate of 230,000 Apollomics Class B Ordinary Shares, 57,500 Penny Warrants, and 2,135,000 Apollomics Series A Preferred Shares. The Apollomics Class B Ordinary Shares and the Apollomics Series A Preferred Shares were sold to the PIPE Investors at a purchase price of $10.00 per share, for an aggregate purchase price equal to $23.7 million in cash. As of the Closing, each Apollomics Series A Preferred Share is convertible into Apollomics Class A Ordinary Shares at a ratio of 1:1.25. Each Apollomics Series A Preferred Share shall automatically convert into Apollomics Class A Ordinary Shares, as described in the MAA, upon the fifth anniversary following the Closing. On May 18, 2023, holders of all of the Apollomics Series A Preferred Shares exercised their right to convert the Apollomics Series A Preferred Shares held by them into Apollomics Class A Ordinary Shares on a 1:1.25 basis, resulting in an aggregate of zero Apollomics Series A Preferred Shares outstanding and an additional 2,668,750 Apollomics Class A Ordinary Shares outstanding. The Penny Warrants are exercisable commencing six months after the Closing and expire five years following the Closing, after which time the Penny Warrants shall automatically be exercised on a cashless basis, as described in the Penny Warrant Agreements. The closing of the PIPE Financing occurred concurrently with the Closing of the Business Combination.

On January 13, 2023, Maxpro issued an additional $0.5 million of debt under a promissory note payable to the Maxpro Sponsor. In addition, in January 2023, Maxpro paid off $0.3 million of this note. The resulting impact was a net increase to the principal balance of the note of $0.2 million, which resulted in a principal balance of $1.5 million immediately prior to the closing of the Business Combination. The note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Business Combination is consummated and (ii) the liquidation of Maxpro. At the election of the Sponsor, the unpaid principal amount may be converted into units of Post-Closing Apollomics (the “Conversion Units”) with the total Conversion Units being equal to: (x) the principal amount of the convertible note divided by (y) the conversion price of $10.00, rounded up to the nearest whole number of units. The terms of the Conversion Units are identical to the Maxpro Private Placement Units and each Conversion Unit is comprised of one Post-Closing Apollomics Class A Ordinary Share and one warrant to purchase one Post-Closing Apollomics Class A Ordinary Share. The warrants contained within the Maxpro Private Placement Units will be liability-classified and will be remeasured at fair value at each financial reporting period end date.

Accounting Treatment of the Business Combination

The Business Combination was effected through the issuance of shares of Apollomics to Maxpro stockholders, and therefore Apollomics is the legal and accounting acquirer. Subsequent to the Business

Combination, Apollomics’ shareholders have a majority of the voting power of Post-Closing Apollomics, Apollomics’ operations comprise all of the ongoing operations of Post-Closing Apollomics, Apollomics controls a majority of the governing body of Post-Closing Apollomics, and Apollomics’ senior management comprise all of the senior management of Post-Closing Apollomics. As Maxpro does not meet the definition of a business in accordance with IFRS 3 (“Business Combinations”), the transaction was accounted for within the scope of IFRS 2 (“Share-based Payment”). As such, the fair value of Apollomics shares transferred to Maxpro stockholders in excess of the net identifiable assets of Maxpro represents compensation for the service of a stock exchange listing for its shares and is accounted for as an expense in Post-Closing Apollomics at the consummation of the Business Combination. The net identifiable assets of Maxpro was stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information are based on Maxpro’s historical financial statements and Apollomics’ historical consolidated financial statements as adjusted to give effect to the Business Combination and Material Events. The unaudited pro forma condensed combined balance sheet gives effect to the Business Combination and Material Events as if it had occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives effect to the Business Combination and Material Events as if they had occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the audited historical financial statements of Maxpro as of and for the year ended December 31, 2022 and the related notes thereto, included elsewhere in this prospectus; and

•	the audited historical consolidated financial statements of Apollomics as of and for the year ended December 31, 2022, and the related notes thereto, included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared on the basis of the actual redemption of 10,270,060 shares of Maxpro Class A Common Stock for cash by Maxpro public stakeholders upon the consummation of the Business Combination, at a redemption price of $10.34 per share from the marketable securities held in the Trust Account as of December 31, 2022.

Ownership

The following summarizes the pro forma of our ordinary share ownership as of immediately following Closing, not giving effect to any shares issuable upon the exercise of any warrants or stock options:

	Actual Redemptions
	Number of Shares Owned	% Ownership
(Shares in thousands)
Apollomics shareholders	83,253	96%
Maxpro public stockholders	80	0%
Maxpro Founders**	3,207	4%
Maxpro IPO Underwriter shares	26	0%
PIPE Investors*	230	0%

Total	86,796	100%

*

PIPE Investors excludes 2,135,000 Series A Preferred Shares, which, as of the Closing, can be converted into 2,668,750 Apollomics Class A Ordinary Shares. In addition, the PIPE Investors amount excludes the 57,500 Class A ordinary shares underlying Penny Warrants, which can be exercised beginning six months after the Closing.

**

These shares are comprised of 155,250 shares issued as a result of conversion of the promissory note payable to the Maxpro Sponsor into shares in connection with the Closing, 2,587,500 shares issued to Maxpro Founders, and 464,150 shares issued in Maxpro’s initial private placement.

The historical financial statements of Apollomics have been prepared in accordance with IFRS and in its presentation currency of U.S. Dollars. The historical financial statements of Maxpro have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. dollars. The historical financial statements of Maxpro have been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Post-Closing Apollomics after giving effect to the Business Combination and Material Events.

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(in thousands)

	Apollomics Historical (IFRS)	Maxpro Historical (US GAAP)	Maxpro US GAAP to IFRS Conversion	Notes	Maxpro Historical (IFRS)	Adjustments for Material Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
ASSETS
Non-current assets:
Plant and equipment	$485	$—	$—		$—	$—		$—		$485
Right-of-use assets	991	—	—		—	—		—		991
Intangible assets	14,778	—	—		—	—		—		14,778
Rental deposits	124	—	—		—	—		—		124
Time deposits with original maturity over three months	4,307	—	—		—	—		—		4,307

Total non-current assets	20,685	—	—		—	—		—		20,685

Current assets:
Deposits, prepayments and deferred expenses	1,176	—	—		—	—		—		1,176
Financial assets at fair value through profit and loss (“FVTPL”)	19,067	—	—		—	—		—		19,067
Time deposits with original maturity over three months	2,872	—	—		—	—		—		2,872
Cash and cash equivalents	32,675	69	—		69	22,294	2(l)	107,269	2(c)	36,685
	—	—	—		—	218	2(m)	(16,025)	2(h)	—
	—	—	—		—	—		(3,623)	2(d)	—
	—	—	—		—	—		(106,192)	2(g)	—
Marketable securities held in Trust Account	—	107,269	—		107,269	—		(107,269)	2(c)	—

Total current assets	55,790	107,338	—		107,338	22,512		(125,840)		59,800

Total assets	$76,475	$107,338	$—		$107,338	$22,512		$(125,840)		$80,485

	Apollomics Historical (IFRS)	Maxpro Historical (US GAAP)	Maxpro US GAAP to IFRS Conversion	Notes	Maxpro Historical (IFRS)	Adjustments for Material Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
LIABILITIES, CLASS A COMMON STOCKS SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ (DEFICIT)/EQUITY

Current liabilities:
Other payables and accruals	$11,675	$806	$—		$806	$—		$(1,031)	2(h)	$11,450
Financial liabilities arising from unvested restricted shares	68	—	—		—	—		—		68
Lease liabilities	614	—	—		—	—		—		614
Penny warrant liabilities	—	—	—		—	460	2(l)	—		460
Accrued income tax	—	95	—		95	—		—		95
Deferred underwriting commission	—	3,623	—		3,623	—		(3,623)	2(d)	—
Note payable—sponsor	—	1,335	—		1,335	(1,335)	2(m)	—		—

Total current liabilities	12,357	5,859	—		5,859	(875)		(4,654)		12,687

Net current liabilities	43,433	101,479	—		101,479	23,387		(121,186)		47,113

Total assets less current liabilities	64,118	101,479	—		101,479	23,387		(121,186)		67,798

Lease liabilities	377	—	—		—	—		—		377
Convertible preferred shares	511,861	—	—		—	—		(511,861)	2(i)	—
Class A Common Stocks subject to possible redemption at $10.34 per share	—	—	107,019	2(a)	107,019	—		(106,192)	2(g)	—
	—	—	—		—	—		(827)	2(f)	—
Warrant liabilities	—	—	644	2(b)	644	8	2(m)	—		652

Total non-current liabilities	512,238	—	107,663		107,663	8		(618,880)		1,029

Net assets/(liabilities)	$(448,120)	$101,479	$(107,663)		$(6,184)	$23,379		$497,694		$66,769

See accompanying notes to the unaudited pro forma condensed combined financial information.

	Apollomics Historical (IFRS)	Maxpro Historical (US GAAP)	Maxpro US GAAP to IFRS Conversion	Notes	Maxpro Historical (IFRS)	Adjustments for Material Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
Class A Common Stocks subject to possible redemption at $10.34 per share	$—	$107,019	$(107,019)	2(a)	$—	$—		$—		$—

Total Class A Common Stocks subject to possible redemption	—	107,019	(107,019)		—	—		—		—

Shareholders’ (deficit)/equity:
Class A ordinary shares	—	—	—		—	—	2(m)	—	2(e)	1
	—	—	—		—	—		1	2(f)	—
Class B ordinary shares	—	—	—		—	1	2(l)	—	2(e)	9
	—	—	—		—	—		8	2(i)	—
Series A preferred shares	—	—	—		—	20,126	2(l)	—		20,126
Share capital	41	—	—		—	—		(41)	2(i)	—
Treasury shares	(68)	—	—		—	—		68	2(i)	—
Reserves	14,228	—	—		—	—		39,893	2(k)	54,121
Share premium	12,279	—	(7,105)	2(b)	(7,105)	1,733	2(l)	826	2(f)	522,025
	—	—	—		—	1,545	2(m)	921	2(j)	—
	—	—	—		—	—		511,826	2(i)	—
Accumulated losses	(474,600)	(5,540)	6,461	2(b)	921	(26)	2(l)	(14,994)	2(h)	(529,513)
	—	—	—		—	—		(921)	2(j)	—
	—	—	—		—	—		(39,893)	2(k)	—

Total shareholders’ (deficit)/equity:	(448,120)	(5,540)	(644)		(6,184)	23,379		497,694		66,769

Total liabilities, Class A Common Stocks subject to possible redemption, and shareholders’ (deficit)/equity	$76,475	$107,338	$—		$107,338	$22,512		$(125,840)		$80,485

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share amounts)

(In thousands, except per share data)	Apollomics Historical (IFRS)	Maxpro Historical (US GAAP)	Maxpro US GAAP to IFRS Conversion	Notes	Maxpro Historical (IFRS)	Adjustments for Material Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes
Other income	$1,447	$—	$—		$—	$—		$—		$1,447
Other gains and losses	(829)	—	—		—	—		—		(829)
Fair value change of financial assets at FVTPL	323	—	—		—	—		—		323
Fair value change of financial liabilities at FVTPL	—	—	3,668	3(a)	3,668	84	3(h)	—		3,752
Fair value change of convertible preferred shares	(189,646)	—	—		—	—		189,646	3(e)	—
Research and development expenses	(35,457)	—	—		—	—		—		(35,457)
Administrative expenses	(9,947)	(1,685)	—		(1,685)	—		—		(11,632)
Administrative fee—related party	—	(120)	—		(120)	—		—		(120)
Impairment loss of an intangible asset	—	—	—		—	—		—		—
Finance costs	(93)	—	—		—	—		—		(93)
Other expenses	(6,608)	—	—		—	(26)	3(g)	(39,893)	3(c)	(61,521)
	—	—	—		—	—		(14,944)	3(d)	—
Investment income earned on investments held in Trust Account	—	1,222	—		1,222	—		(1,222)	3(b)	—

Net Loss before taxation	(240,810)	(583)	3,668		3,085	58		133,587		(104,130)
Income tax expenses	(1)	(95)	—		(95)	—		—		(96)

Net loss before taxation	$(240,811)	$(678)	$3,668		$2,990	$58		$133,587		$(104,226)

Net loss attributable to ordinary shares (basic and diluted)	(240,811)	—	—		—	—		—		—
Net loss attributable to Class A Common Stocks (basic and diluted)	—	$(547)	—		—	—		—		—
Net loss attributable to Class B Common Stocks (basic and diluted)	—	$(131)	—		—	—		—		—
Net loss per share attributable to ordinary shares (basic and diluted)	$(0.62)	—	—		—	—		—		—
Net loss per share attributable to Class A Common Stocks (basic and diluted)	—	$(0.05)	—		—	—		—		—
Net loss per share attributable to Class B Common Stocks (basic and diluted)	—	$(0.05)	—		—	—		—		—
Net loss per share attributable to Post-Closing Apollomics Class A ordinary shares (basic and diluted)	—	—	—		—	—		—		$(1.16)	3(f)
Weighted-average shares outstanding used in computing net loss per share attributable to ordinary shares	390,394	—	—		—	—		—		—
Weighted-average shares outstanding used in computing net loss per share attributable to Class A Common Stocks	—	10,840	—		—	—		—		—
Weighted-average shares outstanding used in computing net loss per share attributable to Class B Common Stocks	—	2,588	—		—	—		—		—
Weighted-average shares outstanding used in computing net loss per share attributable to Apollomics Class A Ordinary Shares	—	—	—		—	—		—		89,522	3(f)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Exchange of Apollomics’ Shares for Shares of Post-Closing Apollomics

Based on 1,161,471,793 Apollomics Ordinary Shares outstanding immediately prior to the closing of the Business Combination, the Exchange Ratio determined in accordance with the terms of the Business Combination Agreement is 0.0717 which indicates that Post-Closing Apollomics issued 83,253,123 Post-Closing Apollomics Ordinary shares to Apollomics’ original shareholders in the Business Combination, determined as follows:

	Apollomics shares outstanding as of December 31, 2022 (Historical)	Conversion of Apollomics convertible preferred stock into Apollomics ordinary shares	Vested options exercised into ordinary shares subsequent to December 31, 2022	Apollomics ordinary shares assumed outstanding prior to Closing
(In thousands, except Exchange Ratio)
Series A1 convertible preferred shares	132,058	(132,058)	—	—
Series A2 convertible preferred shares	73,371	(73,371)	—	—
Series B convertible preferred shares	297,353	(297,353)	—	—
Series C convertible preferred shares	256,450	(256,450)	—	—
Ordinary shares, par value $0.0001 per share	401,804	759,232	436	1,161,472

Total	1,161,036	—	436	1,161,472

Apollomics ordinary shares assumed outstanding prior to Closing				1,161,472
Assumed Exchange Ratio				0.0717

Post-Closing Apollomics ordinary share issued to Apollomics shareholders upon Closing				83,253

2.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Maxpro U.S. GAAP to IFRS Adjustments:

(a)

To reflect the reclassification of Maxpro’s Class A Common Stock subject to possible redemption from temporary equity to non-current liabilities. Under U.S. GAAP, shares of Maxpro Class A Common Stock are classified as temporary equity, as Maxpro stockholders have a right to require Maxpro to redeem the Maxpro Class A Common Stock held by them and Maxpro has an irrevocable obligation to deliver a pro-rata amount of cash held by it in the Trust Account for such shares properly redeemed, Maxpro Class A Common Stock subject to possible redemption were reclassified from temporary equity under U.S. GAAP to financial liabilities under IFRS.

(b)

To reflect the reclassification of Maxpro Warrants from equity classification to liability classification on the Unaudited Pro Forma Condensed Combined Balance Sheet, resulting from U.S. GAAP to IFRS conversion. In Maxpro’s historical financial statements, the Maxpro Warrants have been classified as permanent equity under U.S. GAAP. The Maxpro Warrants are classified as financial liabilities under

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

IFRS due to both the public and private warrants having net share settlement clauses which cannot meet equity classification under IAS 32. The fair value of Maxpro Warrants amounting to $0.6 million as of December 31, 2022 has been determined based on the closing price of $0.06 per warrant for Maxpro public warrants as of December 31, 2022 and the fair value of $0.05 per warrant for the Maxpro private warrants, which has been determined by management after considering all relevant factors. The liability is subject to re-measurement at each balance sheet date until such time the warrants are exercised, expire or qualify for equity classification, and any change in fair value will be recognized in the Statement of Operations. Refer to 3(a) for the adjustment. The cumulative change in fair value from the date of issuance to December 31, 2022 amounts to $6.5 million and is included in accumulated losses on balance sheet.

Pro Forma Transaction Accounting Adjustments:

(c)

To reflect the reclassification of $107.3 million of marketable securities held in the Maxpro Trust Account to cash and cash equivalents as the funds become available following the Business Combination.

(d)	To reflect the payment of deferred underwriting commission of $3.6 million upon consummation of the Business Combination.

(e)

Represents the exchange of each of 2,587,500 shares of Maxpro Class B Common Stock issued to Maxpro Founders, par value $0.0001 per share, for one share of Maxpro Class A Common Stock, par value $0.0001 per share, not subject to possible redemption.

(f)

Represents the conversion of 79,940 shares of Maxpro Class A Common Stock. Apollomics Class A Ordinary Shares issued as part of the conversion of Maxpro Class A Common Stock were recorded to Class A Ordinary Shares in the amount of $1 thousand and Share premium in the amount of $0.8 million.

(g)

Reflects the actual redemption of 10,270,060 shares for aggregate redemption payments of $106.2 million at a redemption price of $10.34 per share from $107.3 million marketable securities held in the Trust Account as of December 31, 2022.

(h)

Reflects the $16.0 million cash settlement of transaction costs incurred by Maxpro and Apollomics for legal, financial advisory, accounting, auditing and other professional fees. The cash settlement includes the payment of accrued transaction costs of $0.5 million for Maxpro and $0.5 million for Apollomics. These costs were recorded in other payables and accruals in the historical financial statements of Maxpro and Apollomics. The adjustment also increases accumulated losses by $15.0 million.

(i)

To reflect the recapitalization of Apollomics through the conversion of all outstanding Apollomics Ordinary shares into 83,253,123 Apollomics Class B Ordinary Shares. As a result of the recapitalization, the carrying value of Apollomics’ share capital of $41 thousand, treasury shares of $68 thousand and convertible preferred shares of $511.9 million were derecognized. Apollomics Class B Ordinary Shares issued as part of the recapitalization were recorded to Class B Ordinary Shares in the amount of $8 thousand and share premium in amount of $511.9 million.

(j)	Reflects the elimination of Maxpro’s historical accumulated losses.

(k)

The Merger is accounted for under IFRS 2 as Maxpro is not considered to be a business under IFRS 3 as described in “— Accounting Treatment of the Business Combination.” To reflect the combination, the equity of Maxpro is eliminated and the equity of Apollomics remains as the historical equity of the combined entity following the Business Combination. The difference in the fair value of Apollomics Ordinary Shares issued to holders of Maxpro Class A Common Stock in excess of the fair value of net

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

identifiable assets of Maxpro represents a service cost for the listing of Apollomics Ordinary Shares and is accounted for as a share-based payment in accordance with IFRS 2.

		Actual Redemptions
	Per Share Value* (at December 31, 2022)	Shares (in thousands)	Fair Value (in thousands)
Maxpro public stockholders	$10.36	10,350	$107,226
Maxpro Founders	10.36	3,207	33,225
Maxpro IPO Underwriter shares	10.36	26	269
Maxpro Private Warrants	0.05	619	31
Maxpro Public Warrants	0.06	10,350	621
Redemptions of Maxpro Class A Common Stock	10.34	(10,270)	(106,192)

		14,282	$35,180

Net assets of Maxpro			(4,713)

Excess of net assets			$39,893

*

Closing price as of March 17, 2023 for shares of Maxpro Stock and Maxpro warrants were $11.13 and $0.12 per security, respectively. A one percent change in the market price per share would result in a change to the excess of net identifiable assets of $1.2 million.

Pro Forma Adjustments for Material Events:

(l)

Represents the net proceeds of $22.3 million from the issuance and sale of the PIPE Securities in the PIPE Financing pursuant to the terms of the Subscription Agreements, including transaction costs for placement fees of PIPE Financing which are $1.4 million. 2,135,000 Apollomics Series A Preferred Shares are treated as equity and are recorded at initial cash proceeds, which is equal to the $10 purchase price per share, net of transaction costs. 57,500 Penny warrants issued in connection with 230,000 Class B Ordinary shares are treated as a financial liability due to its net share settlement feature and recorded at its fair value of $8.00 per warrant, Class B Ordinary shares are recorded at par value of $0.0001 per share and the excess amounts, net of transaction costs are recorded as Share Premium. The adjustment also reflects estimated non-recurring transaction costs amounting to $26 thousand related to the issuance of 57,500 Penny warrants in connection with PIPE Financing.

(m)

To reflect the net borrowings subsequent to December 31, 2022 under the promissory note payable to the Maxpro Sponsor of $0.2 million. The adjustment also reflects the conversion in accordance with the terms of the note of the entire $1.5 million principal balance of the note that is outstanding immediately prior to the consummation of the Business Combination as follows: (x) the principal amount of the note divided by (y) the conversion price of $10.00, rounded up to the nearest whole number of units. This results in 155,250 Conversion Units being issued ($1.5 million principal balance divided by $10.00). The warrants contained within the Conversion Units have identical terms to the warrants contained within the Maxpro Private Placement Units previously issued and will be treated as a financial liability and remeasured at fair value at each financial reporting period end date. The warrants are recorded at their fair value as of December 31, 2022 of $0.05 per warrant and total fair value of $8 thousand. The adjustment also reflects the recording of less than $1 thousand for the 155,250 Class A Ordinary shares issued at the par value of $0.0001 per share and the recording of Share premium of $1.5 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

3.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Maxpro U.S. GAAP to IFRS Adjustments:

(a)	To reflect $3.7 million change in fair value of Maxpro Warrants, for the year ended December 31, 2022, following reclassification to liability accounting, as described in 2(b) above.

Pro Forma Transaction Accounting Adjustments:

(b)	Represents an adjustment to eliminate investment income on marketable securities in the amount of $1.2 million for the year ended December 31, 2022.

(c)

The Business Combination is accounted for under IFRS 2, as described in 2(k) above. The adjustment includes the IFRS 2 service cost of $39.9 million based on actual redemptions. These costs are a non-recurring item.

(d)

Reflects non-recurring transaction costs amounting to $15.0 million consisting of certain legal, accounting and auditing fees, adjusted as if they were incurred during the year ended December 31, 2022.

(e)

Reflects the elimination of fair value change of convertible preferred shares as it is assumed that the convertible shares would have been converted to Post-Closing Apollomics Ordinary Shares if the Business Combination had occurred on January 1, 2022.

(f)

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based on the number of Post-Closing Apollomics shares outstanding as if the Business Combination had occurred on January 1, 2022. As the unaudited pro forma condensed combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted-average shares outstanding.

Pro Forma weighted-average shares outstanding—basic and diluted is calculated as follows for the year ended December 31, 2022:

Year Ended December 31, 2022
Actual Redemptions
(In thousands, except per share data)
Numerator:
Pro forma net loss	$(104,226)
Denominator:
Maxpro public stockholders—Class A ordinary shares	80
Maxpro Founders—Class A ordinary shares	3,207
Maxpro IPO Underwriter shares	26
Apollomics shareholders—Class B ordinary shares	83,253
PIPE Investors—Class B ordinary shares	230
PIPE Investors—Class A ordinary shares underlying Series A Preferred Shares and Penny Warrants	2,726

Pro forma weighted-average shares outstanding—basic and diluted(1)	89,522

Pro forma basic and diluted net loss per share	$(1.16)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)

Basic and diluted pro forma weighted-average shares outstanding for the year ended December 31, 2022 exclude 10,350,000 public warrants of Maxpro, 464,150 private placement warrants of Maxpro issued in connection with Maxpro IPO, 155,250 warrants issued as a result of the conversion of the Note payable—sponsor in connection with the Closing, 6,646,878 Post-Closing Apollomics vested options, and 6,078,104 Post-Closing Apollomics unvested options, since they are anti-dilutive.

Pro Forma Adjustments for Material Events:

(g)

Reflects non-recurring transaction costs amounting to $26 thousand related to the issuance of 57,500 Penny warrants in connection with PIPE Financing, adjusted as if they were incurred during the year ended December 31, 2022.

(h)

Reflects a gain as a result of the decrease in fair value of the warrants issued in connection with the conversion of the promissory note payable to the Maxpro Sponsor (see Note 2(m) for additional details) as if the Closing had occurred and the warrants had been issued on January 1, 2022.

USE OF PROCEEDS

All of the Ordinary Shares and the Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

We will receive proceeds from the exercise of the Warrants for cash, if any. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $126.15 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of the Public Warrants, Private Warrants and Extension Warrants is $11.50 per share, and the exercise price of the Penny Warrants will be $0.01 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. As of June 5, 2023, the closing price of our Class A Ordinary Shares was $5.19 per share. Warrants holders have the option to exercise the Warrants on a cashless basis in accordance with the Warrant Assumption Agreement and the Penny Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends on our Ordinary Shares in the foreseeable future. Any future determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MATERIAL TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares and Private Warrants and Extension Warrants that are being offered pursuant to this prospectus (such offered Warrants, the “Offered Warrants”). This discussion applies only to U.S. Holders that hold the Class A Ordinary Shares and Offered Warrants, as the case may be, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of our Class A Ordinary Shares and Offered Warrants. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and U.S. state, local and non-U.S. tax laws are not discussed.

This discussion does not address the U.S. federal income tax consequences to any holders of our Class B Ordinary Shares. In addition, this discussion does not address the U.S. federal income tax consequences of the exercise of Warrants (other than the Offered Warrants as specifically discussed below) by existing holders of such Warrants or of the receipt by a person of Incentive Plan Shares pursuant to the 2023 Incentive Plan, and such holders should consult their own tax advisors regarding the U.S. federal income tax consequences to them of their receipt of the Class A Ordinary Shares in connection with an exercise of such Warrants and/or the 2023 Incentive Plan. Moreover, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, or to investors subject to special rules under U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding Class A Ordinary Shares and/or Offered Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Ordinary Shares and/or Offered Warrants, as the case may be, being taken into account in an applicable financial statement;

•	except as specifically provided below, persons that actually or constructively own 5% or more (by vote or value) of our shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow- through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received Class A Ordinary Shares and/or Offered Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Ordinary Shares and/or Offered Warrants, the tax treatment of an owner of such partnership will depend on the status of such owner, the activities of the partnership and certain determinations made at the owner level. Accordingly, partnerships and the owners of such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of our securities.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities are subject to change or to differing interpretations.

Any such change or differing interpretation may be applied retroactively or otherwise have retroactive effect in a manner that could adversely affect the tax consequences discussed below. We have not sought, and we do not intend to seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take, or a court will not sustain, a position contrary to any of the tax considerations discussed below.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES AND OFFERED WARRANTS. EACH INVESTOR IN THE CLASS A ORDINARY SHARES OR OFFERED WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CLASS A ORDINARY SHARES OR OFFERED WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares or Offered Warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends and Other Distributions on Our Class A Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” the gross amount of distributions (i.e., before reduction for withholding taxes, if any) on our Class A Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Ordinary Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares and Offered Warrants.”

Amounts treated as dividends that we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Class A Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met.

Any amount treated as dividend income generally will be treated as foreign-source dividend income and generally will constitute “passive” category income for computing the foreign tax credit allowable to a U.S. Holder for U.S. federal income tax purposes.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares and Offered Warrants

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of our Class A Ordinary Shares or Offered Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount cash and the fair market value of any other property received in such sale, taxable exchange or other taxable disposition, in each case before reduction for withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares or Offered Warrants. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares or Offered Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss. U.S. Holders who acquired Class A Ordinary Shares pursuant to the exercise of Warrants and/or the 2023 Incentive Plan are urged to consult their own tax advisors regarding their tax bases and holding periods in such Class A Ordinary Shares. However, for U.S. Holders who acquired Class A Ordinary Shares pursuant to the exercise of Warrants that are treated as such for U.S. federal income tax purposes, the impact of such exercise on a U.S. Holder’s holding period or tax basis of such Class A Ordinary Shares should generally be consistent with the discussion under “—Exercise, Lapse or Redemption of an Offered Warrant” below.

Exercise, Lapse or Redemption of an Offered Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A Ordinary Share on the exercise of an Offered Warrant for cash. A U.S. Holder’s tax basis in a Class A Ordinary Share received upon exercise of the Offered Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Offered Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for the Class A Ordinary Share received upon exercise of the Offered Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Offered Warrant and will not include the holding period during which the U.S. Holder held the Offered Warrant. If an Offered Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Offered Warrant.

The tax consequences of a cashless exercise of an Offered Warrant are not clear under current tax law. Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in Class A Ordinary Shares received would equal the holder’s basis in the Offered Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Class A Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Offered Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Offered Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Ordinary Shares would include the holding period of the Offered Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Offered Warrants equal to the number of Class A Ordinary Shares having a value equal to the exercise price for the total number of Offered Warrants to be exercised. In such case, subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the Offered Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Class A Ordinary Shares that would have been received in a regular exercise of the Offered Warrants deemed surrendered and the U.S. Holder’s tax basis in the Offered Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Class A Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Offered Warrants deemed exercised and the aggregate exercise price of such Offered Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Offered Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Offered Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Offered Warrants, there can be no assurances which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Offered Warrants.

Subject to the PFIC rules described below under “—Passive Foreign Investment Company Rules,” if we redeem our Offered Warrants for cash pursuant to the redemption provisions in the Offered Warrant agreement or if we purchase our Offered Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares and Offered Warrants.”

Possible Constructive Distributions

The terms of each Offered Warrant provide for an adjustment of Class A Ordinary Shares for which the Offered Warrant may be exercised or to the exercise price of the Offered Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of an Offered Warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our earnings and profits (e.g., through an increase in the number of Class A Ordinary Shares that would be obtained upon exercise of such Offered Warrant) as a result of a distribution of cash or other property holders of the Class A Ordinary Shares which is taxable to the U.S. Holders of such Class A Ordinary Shares as described under “—Dividends and Other Distributions on Our Class A Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Offered Warrant received a cash distribution from us equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to an Offered Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to an Offered Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Class A Ordinary Shares and Offered Warrants could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least

50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We are not expected to be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for our current or future taxable years.

Although our PFIC status is determined annually, a determination that we are a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held Class A Ordinary Shares or Offered Warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years.

It is not entirely clear how various aspects of the PFIC rules apply to our Offered Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in the U.S. Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final U.S. Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed U.S. Treasury regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in our Offered Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to our Offered Warrants.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares or Offered Warrants and, in the case of Class A Ordinary Shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further discussed below, for the first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares or Offered Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares or Offered Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of our Class A Ordinary Shares (but, under current law, not our Offered Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Class A Ordinary Shares in a year after our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Class A Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Class A Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Class A Ordinary Shares.

Under current law, a U.S. Holder may not make a QEF election with respect to its Offered Warrants to acquire Class A Ordinary Shares. As a result, under the Proposed PFIC Option Regulations, if a U.S. Holder sells or otherwise disposes of such Offered Warrants (other than upon exercise of such Offered Warrants) and we were a PFIC at any time during the U.S. Holder’s holding period of such Offered Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Offered Warrants properly makes and maintains a QEF election with respect to the newly acquired Class A Ordinary Shares (or has previously made a QEF election with respect to Class A Ordinary Shares), the QEF election will apply to the newly acquired Class A Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, might continue to apply with respect to such newly acquired Class A Ordinary Shares due to a rule under the Proposed Treasury Regulations providing that shares acquired pursuant to the exercise of an option generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the option. If this rule were to be applicable, and as a result a U.S. Holder’s holding period in Class A Ordinary Shares acquired pursuant to the exercise of an Offered Warrant (or other Warrant) included a prior period in which a QEF election was not in effect, then the U.S. Holder would generally need to make, in addition to a QEF Election, a purging election under the PFIC rules to avoid the application of the excess distribution rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. Holder has made a QEF election with respect to their Class A Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Class A Ordinary

Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if we were a PFIC for any taxable year, a U.S. Holder of Class A Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Class A Ordinary Shares for such a taxable year.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us that provides the information necessary for U.S. Holders to make or maintain a QEF election. If we determine that we are a PFIC for any taxable year, upon written request, we will endeavor to provide to such requesting U.S. Holder a PFIC Annual Information Statement as may be required in order to enable the U.S. Holder to make and maintain a QEF election with respect to us, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in any particular taxable year or of the required information to be provided.

Alternatively, if we are a PFIC and our Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the application of the excess distribution rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Class A Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income. Under current law, a mark-to-market election may not be made with respect to our Offered Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Class A Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, we have a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A Ordinary Shares and Offered Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances , including, in particular to any U.S. Holder who acquire Class A Ordinary Shares pursuant to the exercise of Offered Warrants or other Warrants.

Foreign Asset Reporting

Certain U.S. Holders are required to report their holdings of certain specified foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Our Class A Ordinary Shares and Offered Warrants are expected to constitute foreign financial assets subject to these requirements unless the Class A Ordinary Shares or Offered Warrants are held in an account maintained at certain financial institutions. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our Class A Ordinary Shares and Offered Warrants and the significant penalties for non-compliance.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale or exchange of our Class A Ordinary Shares or Offered Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any of our Ordinary Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. On this basis, the following discussion is the opinion of Conyers Dill & Pearman LLP, Cayman Islands counsel.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share. However, an instrument of transfer in respect of our securities, including our warrants, is stampable if executed in or brought into the Cayman Islands.

Apollomics has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and obtained an undertaking dated October 4, 2022 from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law the following undertaking is hereby given to Apollomics Inc. (the “Company”).

(a) that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b) in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i) on or in respect of the shares, debentures or other obligations of the Company; or

(ii) by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of twenty years from the date of the undertaking.

BUSINESS

Overview of the Business

We are a clinical-stage biotechnology company focused on discovering and developing oncology therapies to address unmet medical needs. Since our founding in 2015, we have built a pipeline of nine drug candidates across 11 programs that focus on oncology, of which six drug candidates are in the clinical stage.

We were originally formed as CB Therapeutics Inc. as a result of a spin-off of Crown Bioscience International, which was completed on December 31, 2015. Prior to December 2015, Crown Bioscience International, through its subsidiaries, was the owner of certain patent rights relating to certain of these drug candidates. In order to focus on its core business, namely providing preclinical CRO services, and allow the drug discovery and development related business to be operated and financed separately, Crown Bioscience International spun off its Taiwan subsidiary, Crown Bioscience (Taiwan), and contributed it to us. As a result, we became the owner of these patent rights. For more information relating to the series of transactions resulting in our acquisition of these patent rights, please see the section of this prospectus entitled “—Intellectual Property Assignment.”

In addition to our U.S. headquarters, we also have locations in Australia (Apollomics (Australia) Pty Ltd, formed in November 2016), Hong Kong (Apollomics (Hong Kong) Limited, formed in June 2019) and China (Zhejiang Crownmab (“Zhejiang Crownmab”) Biotech Co. Ltd. and Zhejiang Crown Bochuang Biopharma Co. Ltd., formed in May 2018 and May 2020, respectively). Our headquarters and global drug development team is based in the United States (San Francisco Bay area), while our discovery and China drug development team is based in China (Hangzhou and Shanghai). We operate in both the United States and China, with our headquarters and our global drug development team in the San Francisco Bay Area and our discovery and China drug development team in Hangzhou and Shanghai, China.

Our strategic focus is the development of novel therapies targeting difficult to treat cancers. We use both targeted, immuno-oncology, and other innovative approaches to address a range of cancer indications, such as acute myeloid leukemia (“AML”), lung cancer, brain cancer, and other solid tumors. Our pipeline includes a variety of cancer treatment programs that utilize tumor inhibitors, cell adhesion inhibitors, immune checkpoint inhibitors, a cancer vaccine, monotherapies, combination therapies or a multi-functional protein with the goals to improve response rates and reduce chemo-resistance and toxicity compared to the current treatment standards. We have adopted a biomarker-driven diagnostic approach for patient screening to increase precision in identifying patients that can potentially benefit from target therapy.

Two of our leading drug candidates, APL-101 and APL-106, have shown initial promising clinical results and are in the late stage of clinical development. We also have several innovative drug candidates in preclinical and early stage clinical development, and potential drug candidates identified in late state drug discovery. We believe that we benefit from these key centers of excellence in the biotechnology industry of the East and West.

Our Drug Candidate Pipeline

The drug candidates in our existing pipeline can be categorized into three groups based on their mechanisms of action, each of which contains drug candidates at different stages of development: (i) tumor inhibitors, (ii) anti-cancer enhancers, and (iii) immuno-oncology drugs. We believe that having three groups of drug candidates with different mechanisms of action will enable us to develop potential synergistic therapies that address unmet needs in cancer treatment.

Tumor Inhibitors

Our tumor inhibitor drug candidates consist of three small molecule inhibitors against different uncontrolled growth signaling pathways in cancer cells: APL-101, APL-102 and APL-122. We are developing therapies that may target alternative pathways to overcome cancer treatment resistance, including chemo-resistance and targeted therapy resistance.

APL-101. One of the most advanced drug candidates in our pipeline is our leading drug candidate, APL-101 (Vebreltinib), a potent, highly selective c-Met inhibitor. Cancer cells often use c-Met activation to escape therapies targeting other signaling pathways. Capmatinib and tepotinib, two c-Met inhibitors, were approved by the FDA in 2020 and 2021, respectively, in Met Exon-14 skipping non-small cell lung cancer (“NSCLC”), rendering Met Exon-14 skipping a clinically validated target. We believe that the potential of APL-101 in cancers with genetic mutations, amplification or fusion presents a significant opportunity for us. We are investigating APL-101 in clinical trials as a single agent for the potential treatment of NSCLC and other advanced tumors with c-Met alterations, and also as a combination therapy with epidermal growth factor receptor (“EGFR”) inhibitors. We have obtained orphan drug designation for APL-101 for the “treatment of non-small cell lung cancer with MET genomic tumor aberrations,” which includes Met Exon-14 skipping and c-Met amplification. We intend to continue to explore the possibility of combining APL-101 with other drugs or drug candidates.

APL-102. APL-102 is an oral active, small molecule Multiple Tyrosine Kinase Inhibitor (“MTKi”). Data regarding anti-tumor activity in multiple preclinical studies is included in the section of this prospectus entitled “—Our IND-enabled Drug Candidate—APL-102 (MTKi),” such as models of liver cancer, breast cancer and esophageal cancer, both as a single agent and in combination with an anti-PD-1 antibody. Given that APL-102 inhibits several kinases that are aberrantly activated in cancer cells, we believe that APL-102 has the potential to overcome cancer treatment resistance. APL-102 is in a Phase 1 dose escalation clinical trial in China and is at the fourth dose level. As of the date of this prospectus, dose- limiting toxicity has not been observed in human subjects.

APL-122. APL-122 is a tumor inhibitor candidate, targeting ErbB1/2/4 signaling pathways. APL-122 reaches the brain tissue in preclinical studies, and has the potential to treat cancers within the brain. APL-122 is currently in Phase 1 dose escalation in Australia.

Anti-Cancer Enhancers

Our anti-cancer enhancer drug candidates consist of two antagonists against a cell adhesion receptor (E-selectin), APL-106 and APL-108, which are being developed as adjuncts to chemotherapy to enhance its anti- cancer effects. Binding of cancer cells to E-Selectin, an adhesion molecule on cells within the bone marrow, enhances their adhesion to the endothelium in bone marrow niches, thereby preventing the cancer cells from entering circulation and shielding them from chemotherapy. APL-106 and APL-108 are designed to block E-selectin from binding with blood cancer cells as a novel approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment.

APL-106. APL-106 (Uproleselan, GMI-1271), an E-selectin inhibitor, was granted fast track designation by the FDA and breakthrough therapy designation by the China National Medical Products Association (“NMPA”) for the treatment of adult patients with relapsed or refractory AML, which may facilitate its development and expedite agency review. It is administered in combination with chemotherapy for the potential treatment of recurrent relapsing (“r/r”) AML in an ongoing Phase 3 bridging clinical study in China. An ongoing global Phase 3 clinical study in r/r AML has been fully enrolled since November 2021. The National Cancer Institute is sponsoring an ongoing Phase 2/3 study with APL-106 for the potential treatment of newly diagnosed older adults with AML who are fit for chemotherapy.

APL-108. APL-108 (GMI-1687), a second-generation E-selective inhibitor with potentially even higher potency, is suitable for subcutaneous administration and potentially able to target other liquid and solid cancers.

GlycoMimetics, our partner, plans to develop APL-108 for the potential treatment of acute vaso-occlusive crisis in sickle cell disease. APL-108 is currently in preclinical development and is IND-ready (the FDA permitted the first study to proceed in June 2022) for entry into clinical trials for other indications.

Immuno-Oncology Drugs

Our immuno-oncology drug candidates consist of four drug candidates: APL-501, APL-502, APL-801 and APL-810. These drug candidates are designed to take advantage of the body’s immune system to fight cancer and include mono-specific and bi-specific antibodies that could release the natural brakes of immune response against cancer cells, as well as a novel cancer vaccine.

APL-501. APL-501 is an anti-PD-1 antibody drug candidate. Genor, our partner in China for APL-501, has filed a Biologics License Application (“BLA”) with the Chinese NMPA.

APL-502. APL-502 is an anti-PD-L1 antibody drug candidate and is being developed by Chia Tai Tian Qing (“CTTQ”), our partner in China. APL-502 is being evaluated for treatment of at least six different cancers in Phase 3 studies in China.

Having our own anti-PD-1 and anti-PD-L1 antibody candidates allows us to develop single-agent and combination therapies based on PD-(L)1 inhibition and also enables us to, using these antibodies as backbones, design and generate novel molecules, such as multi-specific antibodies, which may have improved activity compared with currently marketed immune checkpoint inhibitor products.

Our pipeline also includes two other novel immuno-oncology drug candidates, an anti-PD-L1/anti-CD40 bi-specific antibody, APL-801, and an antigen-specific, active checkpoint-control cancer vaccine, APL-810.

Drug Candidate Development Status

The status of our pipeline of drug candidates ranges from the discovery stage to the clinical stage. The following chart summarizes the development status of our drug candidates. Third parties also have ongoing clinical trials in their respective territories.

Key highlights of clinical trials conducted by third parties on our drug candidates include: (i) Pearl has conducted clinical trials for APL-101 in China into phase 2; (ii) GlycoMimetics has conducted clinical trials for APL-106 into phase 3 in the rest of the world outside of China; (iii) GlycoMimetics has conducted preclinical studies for APL-108 and filed an IND in the United States; (iv) Genor has conducted clinical trials for APL-501 in China through phase 3; and (v) CTTQ has conducted clinical trials for APL-502 in China into phase 3. Apollomics is not responsible for, and does not have control over, clinical trials conducted by such third parties and does not have any direct financial interest in the development of our drug candidates by such third parties. However, the development of our drug candidates by such third parties has the potential to benefit the regulatory status and development costs of such drug candidates in the geographies and trials for which we are responsible and do control due to our ability to access the developmental and clinical data from such third parties and to benefit from the feedback of such trials as information regarding such trials is made available. For more information regarding our arrangements with third parties, please see the section below entitled “Licensing and Collaboration Arrangements.”

Our Strategy

Our strategic focus is the development of novel therapies targeting difficult to treat cancers and drug resistant patients. To address the needs of cancer patients for safer and more effective cancer treatment solutions, we strive to unlock synergy between treatments and address the issues of drug resistance. The key elements of our business strategy to achieve these goals include:

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Advancing the global development of APL-101 to fully expand its potential across different c-Met alterations across different tumors, and to develop other tumor inhibitor candidates. We are developing APL-101 for the treatment of NSCLC with MET Exon-14 skipping, NSCLC with c-Met amplification, and brain tumors with c-Met alteration as well as exploring the potential of APL-101 in a number of other cancer indications. This is taking place in our ongoing Phase 2 global study as well as ongoing Phase 2 studies conducted by our partner, Beijing Pearl. We are also exploring, in an investigator-sponsored study, combination therapy using APL-101 with an EGFR inhibitor mutation to reduce treatment resistance. We may also develop APL-101 combination therapies involving other drug candidates in our pipeline in the future.

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Advancing the registrational trial of APL-106 in China and continue to pursue R&D of our next generation E-Selectin antagonist, APL-108, to explore their potential to transform the standard of care for AML and other cancers. We are committed to developing therapies for cancer patients who currently only have limited treatment options, with the goal to transform the standard of care for AML and other cancers. We intend to leverage our expertise in clinical development strategy, trial design and execution, the expedited regulatory pathway in China and the clinical data generated by our partner, GlycoMimetics, outside China, to expedite the clinical development of our E-Selectin antagonist candidates in China. We also plan to work with a suitable commercial partner to commercialize APL-106 in Greater China once it is approved. We will also pursue the development of APL-108, which we have also in-licensed from GlycoMimetics. APL-108 has been observed to have comparable activity as APL-106, but at an approximately 1,000-fold lower dose. GlycoMimetics plans to develop APL-108 (GMI-1687) for the potential treatment of acute vaso-occlusive crisis in sickle cell disease, and the FDA permitted the first study to proceed under an IND application for this indication in June 2022. In China, we plan to develop APL-108 for other indications. We intend to work closely with GlycoMimetics to advance the development of APL-108 in China. From a combination therapy perspective, E-Selectin antagonists have shown synergy with azacitidine (a hypomethylating agent) or venetoclax (a Bcl-2 inhibitor) in the treatment of AML, and with lenalidomide (an immunomodulatory drug) or bortezomib/carfilzomib (proteasome inhibitors) in multiple myeloma (“MM”). We plan on further exploring the potential clinical benefits of our E-Selectin antagonist candidates in these indications in Chinese subjects.

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Continuing to enrich our in-house developed oncology-focused early-stage pipeline using our self- developed discovery platform. We plan to continue to enrich our pipeline through internal discovery, leveraging our strong R&D capabilities and expertise in immuno-oncology drug development. We plan to discover and generate novel lead molecules, such as antibodies against novel targets, to enrich our early-stage pipeline. We also will continue to explore target synergies in cancer treatment and develop novel molecules, such as multi-specific antibodies, which could exploit opportunities beyond the reach of mono-specific antibodies or biologics. In particular, we intend to capitalize on our existing immune- oncology drug candidates, such as APL-501 and APL-502. In parallel, we intend to continue to strengthen our drug discovery and R&D capabilities, and optimize our technology platforms, as further discussed below, to support pipeline enrichment.

•	Expanding our drug portfolio through collaboration and partnership. Our strategy to expand our pipeline also includes collaborations with global and domestic pharmaceutical and biotechnology companies, as well as academic and research institutions. We continue to seek opportunities to in-license new assets. In addition, to fully unlock the therapeutic potential of our current pipeline, we will continue to explore combination therapies that potentially may further increase therapeutic benefit beyond monotherapy.

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Seeking commercialization partnerships to optimize efficiency. As some of our drug candidates approach commercialization, we plan to seek strategic partnerships with recognized players in the industry to make our innovative medicines accessible to patients, and to maximize the market potential of our assets in the most efficient manner.

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Accelerating the clinical development of our drug candidates. We use various strategies to accelerate the clinical development of drug candidates. We leverage global clinical data from our studies and those from our co-development partner to potentially shorten clinical development timelines and to achieve cost-efficiency. For example, in an End-of-Phase 1 meeting with the FDA in November 2021, we discussed the potential use of data from our global study, APL-101-01, and clinical data generated in China by our partner Beijing Pearl for supporting accelerated approval packages of certain NSCLC indications for APL-101. We plan to request additional meetings with the FDA when more data are available to discuss the data package needed to support a marketing application for APL-101. In addition, in China, our APL-106 Phase 3 study design uses a bridging strategy aligned with the NMPA. We also participate in health authorities’ special programs intended to expedite development of innovative medicines in need. In January 2021, APL-106 was granted breakthrough therapy designation for the treatment of r/r AML in China by the NMPA. The NMPA’s breakthrough therapy designation is designed to expedite the development and review of the innovative drugs or improved new drugs that are intended for the prevention and treatment of life-threatening illness or illnesses that have a serious impact on quality of life and for which there is no other effective prevention and treatment method or there is adequate evidence to prove that the said innovative drug or improved new drug has obvious clinical advantages over the existing treatment approach. For any drug candidate that has received the NMPA’s breakthrough therapy designation, the NMPA will give priority in its review process and provide additional guidance on regulatory development of such drug candidate. Preferential policy support will also be given to the clinical drug trials of a drug candidate with a breakthrough therapy designation to accelerate the registration process of such drug candidate.

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Building a network of centers for clinical trials. We have built a network of over 100 centers for clinical trials across more than ten jurisdictions, including the United States, China, Canada, England, France, Spain, Germany, Italy, Australia, Taiwan and Singapore, as well as lead sites at leading academic medical institutions, including the Dana-Farber Cancer Institute. By leveraging our global network, we have access to subjects from different continents to achieve enrollment goals for our clinical trials and regulatory objectives in multiple regions.

Our Key Competitive Strengths

We believe the following capabilities and competitive strengths will enable us to achieve our business strategy:

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Science-driven approach powering a pipeline of next-generation therapies for patients globally. Building on the discovery and early-stage preclinical development work conducted on APL-101, we have undertaken the core preclinical and clinical development strategy, design, invention and chemistry, manufacturing and controls (“CMC”) management of our drug candidates, while outsourcing the design of studies, clinical trials and manufacturing to contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”) that are managed by us. Leveraging our external resources, we have adopted a biomarker-driven diagnostic approach for patient screening to identify patients with specific biomarkers who could potentially be responsive to a study drug that can potentially benefit from our programs. Since our inception, we have assembled an experienced management team and have recruited industry talents with track records. Our management team’s collective experience spans the development and commercialization of more than 40 drugs in the United States. Our R&D team has experience in chemistry, pharmaceutics, pharmacology, toxicology cancer biology, CMC, and importantly, we have experienced clinical development personnel with various expertise and successful track records in the United States, China, European Union, and elsewhere around the world.

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Novel c-Met inhibitor program targeting large unmet medical needs. APL-101 is a novel, potent, selective and orally bioavailable c-Met inhibitor. We are pursuing the clinical development of APL-101 as a therapy for a number of cancer indications:

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NSCLC with MET Exon-14 skipping mutation. A Phase 1 study demonstrated that APL-101 has the potential to be used to treat patients with MET Exon-14 skipping mutated NSCLC, a mutation that, according to the China Insights Consultancy (“CIC”) Report, is present in approximately 3 to 4% of NSCLC patients in the United States. Preliminary results from an ongoing multicohort global Phase 2 study APL-101-01 and an ongoing Phase 2 NSCLC study in China are generating additional efficacy and safety data for supporting this indication. Our partner, Beijing Pearl, has submitted an NDA for APL-101 for this indication to the Chinese NMPA, which is currently under priority review.

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NSCLC with c-Met amplification. A Phase 1 study provided early data for this indication. Recruitment of NSCLC subjects with c-Met amplification is ongoing in two current Phase 2 studies: a global study, APL-101-01, and a NSCLC study in China. We have received preliminary guidance from the FDA regarding the target number of subjects for this indication.

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Brain tumors with c-Met alteration—The potential of APL-101/PLB1001 was first observed in a Phase 1 study of glioma subjects with PTPRZ1-MET fusion, in which APL-101 was also shown to penetrate into the cerebrospinal fluid (“CSF”) space. (Hu, Cell 2018). A Phase 2/3 study in subjects with glioma with PTPRZ1-MET fusion is ongoing in China. An ongoing Phase 2 global study, APL-101-01, also recruits subjects with brain tumor and c-Met alteration.

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Other solid tumors with c-Met alterations. APL-101 also has therapeutic potential in other cancer indications and patients with other types of MET mutations, including MET fusions and MET amplification. MET amplification has been shown to occur in approximately 15-20% of cases in NSCLC with EGFR mutation, 2.5% in GBM, 4.7% in thyroid cancer, 3.3% in esophageal cancer, 4.5% in liver cancer and 6.4% in melanoma.

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Combination therapies. C-Met plays an important role in mechanisms underlying resistance of many other chemotherapies in patients with a number of mutations, including EGFR, ROS1, MEK and ALK. In an investigator sponsored trial (“IST”) at Washington University, APL-101 is used in combination with osimertinib, an EGFR inhibitor, in the first line treatment of NSCLC with EGFR mutation in an attempt to overcome the resistance mechanism.

c-Met is a clinically-validated target with one small molecule c-Met inhibitor drug with full approval and another molecule with accelerated approval for the treatment of adult patients with metastatic NSCLC harboring the exon-14 c-Met skipping mutation in the United States. These two medicines are also conditionally approved in Europe, while another c-MET inhibitor is conditionally approved in China. According to the CIC Report, the market size of single-targeted c-Met inhibitor globally (excluding China) is expected to grow from $22.8 million in 2020 to $2.2 billion in 2025 at a CAGR of 150.2%, and then to $9.3 billion in 2030 at CAGR of 33.1% from 2025. In the United States, the market size of single- targeted c-Met inhibitor is expected to grow from $8.5 million in 2020 to $867.7 million in 2025 at a CAGR of 152.4%, and then to $3.8 billion in 2030 at CAGR of 34.1% from 2025.

We have exclusive global development and commercialization rights for APL-101 outside of China, including Hong Kong and Macau. We believe that this represents a significant global commercial opportunity.

Several of the multiple tumor types with a number of c-Met mutations that APL-101 may potentially address, and is therefore being explored in our ongoing Phase 1/2 global study, are as follows: (i) NSCLC with MET Exon-14 skipping, (ii) NSCLC with c-Met amplification and (iii) brain tumors with c-Met fusion.

A completed Phase 1 study in NSCLC subjects with c-Met dysregulation demonstrated initial support for the potential tolerability and efficacy of APL-101 in NSCLC subjects with MET Exon-14 skipping and those with c-Met amplification. A Phase 2 study in NSCLC subjects with either MET Exon-14 skipping or c-Met amplification is ongoing in China, sponsored by our partner, Beijing Pearl. We have successfully completed the Phase 1 portion of our Phase 1/2 study. We are continuing the multicohort Phase 2 portion of the APL-101 study in subjects with NSCLC with MET Exon-14 skipping, NSCLC with c-Met amplification, brain tumor with c-Met alteration, or other solid tumors with c-Met amplification or MET fusion.

Furthermore, we are excited about the potential opportunity to pursue NSCLC with the c-Met amplification indication under the accelerated approval pathway as there is no approved targeted treatment for this indication.

Finally, we believe APL-101 has the potential to be one of the leading target treatments for GBM with PTPRZ1-MET alteration. Following the initial signal of potential efficacy in this difficult-to-treat brain tumor in a Phase 1 study that also demonstrated APL-101 entrance into CNS with dose related concentration in the CSF (Hu, Cell 2018), our partner, Beijing Pearl, is conducting a Phase 2/3 study for evaluating APL-101 for the treatment of recurrent secondary glioblastoma with PTPRZ1-MET fusion gene.

Regarding the companion diagnostic support for the development and future use of APL-101, we use whole transcriptome sequencing technology to select and to confirm eligible subjects with specific c-Met mutations and maximize the therapeutic reach and potential of APL-101 across cancers. In collaboration with Caris, we are developing a MET companion diagnostic assay using Caris’s proprietary technology, MI Transcriptome™ platform, an RNA-based NGS assay to potentially detect MET mutations, specifically MET Exon-14 skipping mutation, MET amplification and MET fusions.

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E-Selectin antagonist programs aiming to transform the standard of care for AML. APL-106 (Uproleselan) is an E-Selectin antagonist, which we are developing in collaboration with GlycoMimetics. GlycoMimetics has conducted clinical trials of APL-106 and finished Phase 3 enrollment in subjects with r/r AML outside Greater China. We are currently conducting an ongoing bridging Phase 3 study in r/r AML in China.

AML is a blood cancer with significant unmet medical need and limited therapeutic options. According to the CIC Report, incidence of AML in China was 26,900 in 2019 and is forecast to rise to 29,000 by 2024 and further to 31,400 by 2030.

E-Selectin has been shown to play an important role in the progression of AML by allowing the cancer cells to “hide” in the bone marrow to escape eradication by conventional chemotherapy. Preclinical studies of APL-106 suggest that E-Selectin inhibition disrupts the cell adhesion involved in environment-mediated drug resistance and mobilizes the blasts (cancerous leukemic cells) from the bone marrow into the bloodstream, making the cancer cells potentially more susceptible to chemotherapy. Therefore, APL-106 has the potential to work synergistically with chemotherapy to enhance the clearance of leukemic cells while sparing normal cells. APL-106 has appeared well tolerated and demonstrated positive results with an initial favorable PK and biomarker profile in clinical trials conducted by GlycoMimetics (DeAngelo, Blood, 2022). In September 2020, we received IND approval from the NMPA to enable clinical trials of APL-106 in China. This approval enables the initiation of a Phase 1 PK and tolerability study and includes acceptance of a Phase 3 bridging study of APL-106 in combination with chemotherapy in r/r AML.

A number of special designations have been granted to the candidate drug by various regulatory authorities in and outside Greater China. GlycoMimetics has received several designations for APL-106 from regulatory authorities, including (i) ODD for the treatment of patients with AML, granted by the

FDA and European Medicines Agency (“EMA”) in May 2015 and May 2017, respectively, (ii) fast track designation for the treatment of adult patients with r/r AML and elderly patients aged 60 years or older with AML, granted by the FDA in June 2016, and (iii) breakthrough therapy designation for the treatment of adult patients with r/r AML, granted by the FDA in May 2017. In January 2021, APL-106 was granted breakthrough therapy designation for the treatment of r/r AML by the NMPA. Recently, GlycoMimetics announced that based on blinded, pooled survival data showing patients in the Phase 3 study continuing to live longer than historically expected, they have an agreement with the FDA to conduct an interim utility analysis of the pivotal Global Phase 3 Study in r/r AML.

Furthermore, in recognition of the potential value of the innovative treatment using APL-106 (Uproleselan), the National Cancer Institute (“NCI”) is sponsoring a Phase 2/3 study of APL-106 in combination with conventional chemotherapy for the treatment of older adults with newly diagnosed AML, with the intention of supporting marketing authorization for first line treatment.

We also in-licensed the Greater China rights of APL-108 from GlycoMimetics. The high potency of APL-108 would make subcutaneous dosing feasible, and such dosing convenience may broaden its clinical applications. APL-108 has therapeutic potential in multiple solid and liquid tumors beyond AML, as well as other hematologic disorders, such as sickle cell anemia.

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Strong in-house R&D engine coupled with global business development capability. We are a global team with capabilities spanning from early-stage discovery through late-stage clinical development. We are developing a diverse pipeline of cancer therapies. With our core management team deployed between the United States and China, we are also able to source talents and assets from other biotechnology companies in the East and the West. We have proven our scientific and development capabilities with the ability to build a robust pipeline by having secured or filed more than 79 active patents and patent applications, with more than 50 owned or directly filed by Apollomics, spanning nine therapeutic targets and covering discovery, development and manufacturing know-how.

We believe our knowledge in target discovery, cancer biology and antibody generation and development, as well as our protein engineering capabilities and global clinical development capabilities will maximize the probability of high quality drug candidates to grow our pipeline to be followed by technical and regulatory success of our in-house discovered drug candidates. Our antibody discovery capabilities are driven by designing with therapeutic developability in mind. In addition, we design antibodies based on information on target sites, sequences, and functional relationships, and we also use some of the latest RNA screening and sequencing technologies in our drug discovery and development process. We focus on selecting therapeutic targets and potential responders to targeted therapies to generate antibodies with good binding affinity to the tumor/cell and under quick internalization.

With our presence in China and the United States, together with our drug development know-how and oncology expertise, we consider us an ideal partner for companies from the West interested in entering the fast-growing China market, as well as companies from China interested in accessing the global market. We have entered into in-licensing arrangements and established collaboration relationships with several biotechnology companies:

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Development of drug candidates in collaboration with local partners. We have established partnerships with local players in China, including Beijing Pearl (APL-101), Genor (APL-501), and CTTQ (APL-502). As an example, we are collaborating with Beijing Pearl on APL-101 by utilizing their development workstreams, including clinical data generated globally and in China, to help us comply with various global regulatory requirements. Through partnership arrangements with local partners, we have the right to access data, know-how and other materials generated by our partners in China to complement our international development efforts.

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In-licensed drug candidates. In the West, we have entered into a collaboration and exclusive license agreement with GlycoMimetics (Nasdaq: GLYC), a company renowned for discovering, developing and commercializing novel, small-molecule glycomimetic product candidates, with respect to two highly innovative E-Selectin antagonist drug candidates, APL-106 and APL-108. Pursuant to the GlycoMimetics Agreement (as defined below), we have obtained exclusive rights for the development and commercialization of these innovative products in Greater China, while GlycoMimetics retains the rights outside Greater China. Recently, we in-licensed: (i) the worldwide rights (excluding China, Hong Kong and Taiwan) of APL-122 from Edison; and (ii) the rights in the United States, Greater China and South Africa of APL-810 from Nuance Pharma Limited and TYG Oncology Limited.

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Collaborative regulatory strategies for drug candidates. We work closely with our partners in preclinical and clinical development, and leverage their data to potentially expedite clinical development, the regulatory process and market access for our products in China and globally. For example, leveraging the expedited regulatory pathway in China and the clinical data generated by GlycoMimetics in the United States, we obtained an IND approval of APL-106 from the NMPA on September 11, 2020, and have initiated a Phase 1 PK and tolerability study in February 2021 and a Phase 3 bridging study of APL-106 in China in September 2021. In January 2021, APL-106 was granted breakthrough therapy designation for the treatment of r/r AML by the NMPA. Achieving these milestones could significantly reduce the time and cost required for our development of APL-106 in China.

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Development of companion diagnostic assay. We have established a partnership with Caris for the development of a MET companion diagnostic assay, potentially an important diagnostic tool for APL-101-based therapies.

Landscape of c-Met Inhibitors

MET Exon-14 skipping occurs in 3% to 4% of NSCLC, and has been reported to be associated with worse outcome than in NSCLC without this c-Met alteration. NCCN currently recommends c-Met inhibitor TKI monotherapy as first line treatment of choice for NSCLC with MET Exon-14 skipping.

As of the date of this prospectus, throughout the world, NSCLC with MET Exon-14 skipping is the only indication which some of these c-Met TKIs are approved despite other c-Met mutations/ dysregulations, such as c-MET amplifications and MET fusions. Capmatinib and tepotinib are both approved for the treatment of first- and second-line setting in patients with NSCLC MET Exon-14 skipping mutation in the United States and Japan, and second-line setting in Europe. The third approved c-Met inhibitor is savotinib, which is approved in China. These three c-Met inhibitors are approved, mostly under conditional approval/ accelerated approval (except for capmatinib in the United States which subsequently received full approval in August 2022 after initial accelerated approval in 2020) for treatment of NSCLC with MET Exon-14 skipping as the only indication.

Our Clinical-Stage Candidates

APL-101 (c-Met Inhibitor)

Introduction

APL-101 is a selective and potent inhibitor of the c-Met receptor kinase, which is overexpressed and/or mutated in several tumor types. APL-101 has demonstrated preclinical tumor inhibitory effect in a variety of human primary c-Met amplified gastric, hepatic, pancreatic and lung cancer xenograft models. APL-101 is an oral agent being evaluated in two ongoing Phase 2 multi-cohort pivotal studies for the evaluation for the indications of: (i) NSCLC with MET Exon-14 skipping, (ii) NSCLC with c-Met amplification and (iii) other solid tumors with c-Met alterations, such as c-Met fusion or c-Met amplifications. APL-101 is also being evaluated in a Phase 2/3 study in subjects with glioblastoma multiforme (“GMB”) with PTRPZ1-MET fusions in China.

APL-101 is also being evaluated in an investigator-initiated Phase 1 study in combination with osimertinib in NSCLC subjects with EGFR mutation.

Mechanism of Action

c-Met Pathway & c-Met mutations/alterations in cancers

c-Met is a transmembrane, receptor tyrosine kinase. The extracellular portion of c-Met is composed of three domain types: (i) a ligand binding domain, semaphorin (“Sema”) domain; (ii) a plexin-semaphorin-integrin (“PSI”) domain which follows the Sema domain; and (iii) four immunoglobulin-plexin-transcription (“IPT”) domains, which connect the PSI domain to the transmembrane helix. Intracellularly, c-Met contains: (i) a juxtamembrane domain that negatively regulates c-Met; (ii) a tyrosine receptor kinase catalytic domain; and (iii) a docking site that recruits several transducers and adaptors when c-Met is active. c-Met is activated by the binding of its ligand, HGF.

c-Met, after binding with HGF, activates a variety of intracellular signaling pathways within the cell, including those involved in proliferation, motility, survival, morphogenesis and angiogenesis. In cancer cells, c-Met has been found to be aberrantly activated via mutation, amplification, gene fusion/rearrangement or protein overexpression. Aberrant c-Met signaling has been reported in a wide variety of human malignancies, including gastric, lung, colorectal, breast, bladder, head and neck, ovarian, prostate, thyroid and pancreatic tumors as well as sarcomas, hematologic malignancies and CNS tumors. Because of its pleotropic role in cellular processes important in oncogenesis and cancer progression, c-Met is an important target in anticancer therapy. Several molecules targeting c-Met have been evaluated in different Phases of clinical trials.

The finding that cancer cells often use c-Met activation to escape therapies targeting other pathways strengthens the rationale for c-Met-targeted therapeutics. In addition to the primary tumors with c-Met alterations that is associated with treatment resistance and worse treatment outcomes than those without c-Met alterations, c-Met amplification may also develop as part of treatment resistance following targeted TKI treatments against EGFR, ALK, and ROS.

c-Met signaling pathway

Source: Company

Note:

(1)	c-Met activation induces biological responses via activation of various intracellular signaling pathways.

Aberrant c-Met signaling in cancer cells can occur through a number of mechanisms, including c-Met protein overexpression, MET gene amplification, MET gene or fusion/rearrangement.

c-Met Exon-14 Skipping Mutation

c-Met Exon-14 gene mutations with functional impact have been found in various domains. Mutations in the Sema domain, which upregulate kinase activity or affect ligand binding of c-Met, have been found in cancers of unknown primary origin. Mutations in the catalytic region are observed in several tumor types, including papillary renal carcinoma, childhood hepatocellular carcinoma and lymph node metastases of head and neck squamous-cell carcinomas. Mutations in the splicing sites of MET Exon-14, the exon which encodes the juxtamembrane domain of c-Met, cause exon skipping and deletion of the entire juxtamembrane domain. Mutations in the splicing sites of MET Exon-14 have been found in various solid tumors, including lung cancers, and have recently been shown to occur in 3% to 4% of NSCLC adenocarcinomas, 2% of squamous cell carcinomas, and 1% to 8% of other subtypes of lung cancer. NSCLC with MET Exon-14 skipping is the only indication for which 3 selective c-Met inhibitors have received regulatory approval: capmatinib received full approval from the FDA in August 2022 following original accelerated approval in 2020, tepotinib received accelerated approval from the FDA in 2021 and savotinib received approval by the NMPA in 2021.

c-Met amplification

c-Met amplification has been found to occur in many solid tumors. In NSCLC, amplification of MET typically occurs in about 2% to 5% of newly diagnosed adenocarcinomas. A much greater incidence of MET amplification may be occurring as part of the resistance mechanism in NSCLC patients treated with TKIs targeting other mutations such as EGFR, ALK and ROS. For example, up to 20% of NSCLC subjects with EGFR mutation developed c-Met amplification following treatment with EGFR TKI inhibitor like erlotinib, gefitinib, or osimertinib. Amplification of MET (and overexpression of the c-Met protein) is also a common event in brain metastases of NSCLC. Furthermore, fluorescence in situ hybridization (“FISH”)-positive MET status predicts worse survival in subjects with advanced NSCLC. c-Met amplification is associated with worse outcomes. A retrospective study of 447 NSCLC patients with available tumor tissue from primary lung tumor and OS data demonstrated that increase in gene copy number (measuring the extent of amplification) is an independent negative prognostic factor in surgically resected NSCLC with an OS of 25.8 months for subjects with MET > five copies/cell compared with 47.5 months for subjects with MET < five copies/cell (p=0.0045). There is currently no approved treatment of tumors with c-MET amplification.

c-Met Fusion

A recent study reported that gene fusions drive the development of 16.5% of cancer cases, and function as the sole driver in more than 1% of them. Recently, gene fusions have served as specific targets for treatment, resulting in dramatically improved patient outcomes with multiple other gene fusion targets under investigation. Activation of c-Met signaling may also be driven by oncogenic fusion proteins, including translocated promoter region (TPR)-MET, CAP-Gly domain-containing linker protein 2 (CLIP2)-MET and TRK-fused gene (TFG)-MET, each of which contains the entire sequence downstream of the juxtamembrane domain of c-Met. MET fusions have been more frequently observed in high-grade gliomas and in gliomas treated with radiation or temozolomide. In one study reported by Bao et al. in 2014, out of 272 glioma samples that were analyzed, 67 in-frame fusion transcripts were identified, including three recurrent fusion transcripts: FGFR3-TACC3, RNF213- SLC26A11 and PTPRZ1-MET (i.e., ZM fusion). Clinically, patients afflicted with ZM fusion- harboring secondary glioblastoma multiforme (“GBM”) had poor survival relative to those with non-ZM-harboring secondary GBMs (P < 0.001). The mutational landscape of 188 secondary GBMs was studied to find significant enrichment of TP53 mutations, somatic hypermutation, exon 14 skipping mutations, ZM fusions, and MET amplification. It was found that exon 14 skipping mutation frequently co-occurs with ZM fusion and is present in about 14% of cases with significantly worse prognosis. There is currently no approved treatment for tumors with c-MET fusion.

APL-101 c-Met Tyrosine Kinase Inhibitor (TKI)

APL-101 (vebreltinib, formerly bozitinib, PLB1001, CBT-101) is a small molecule, orally bioavailable ATP-competitive, type 1b inhibitor of the c-Met tyrosine kinase. In biochemical kinase screening assays, APL-101 inhibited wild type c-Met and some of its mutants at subnanomolar concentrations. In an intracellular c-Met in vitro assay IC50 was 0.52 nM, which is relatively potent compared with other c-Met inhibitors. In addition to its potency and to extend its kinase selectivity profiling, the affinity of APL-101 to different kinases was measured in a set of ~442 kinases and disease relevant variant using the KINOMEscan selectivity screening platform. At a screening concentration of 10 µmol/L, only three kinases scored hits with the predefined cutoff of ≥65% reduction in binding to the capture matrix compared with vehicle control. These hits included c-Met and two mutant variants consequently confirming the high selectivity of APL-101 for c-Met kinase.

Inhibition of c-Met kinase activity by APL-101 was demonstrated by the attenuation of its autophosphorylation state as well as the phosphorylation of downstream signaling proteins in a dose- and time- dependent manner in various tumorigenic cell lines that highly express c-Met, including gastric, lung, hepatic and pancreatic cancer cells. APL-101 also inhibited the proliferation and survival of c-Met-dependent cancer cells, including cancer cell growth driven by specific c-Met mutations or amplification. Lastly, APL-101 demonstrated anti-tumor activity against patient-derived human lung cancer xenografts with either c-MET Exon-14 skipping mutations, c-Met amplifications, or c-Met fusion implanted into nude mice. These studies support the proposed mechanism of action of APL-101 and its activity in the proposed patient population.

MET alterations and oncogenic addiction

Source: Company.

Candidate Development

APL-101 Development

Apollomics was formerly known as Crown Biotherapeutics (“CBT”), which was a subsidiary of Crown Bioscience International. Crown Bioscience International discovered APL-101 and outlicensed the commercial rights for China (inclusive of Mainland China, Hong Kong, and Macau) to Beijing Pearl Biotechnology (Pearl) on November 7, 2012. Both Apollomics and Pearl have been advancing the development (CMC, preclinical, and clinical) of APL-101 for the treatment of solid tumors with c-Met alterations.

APL-101/PLB1001 Clinical Trials

Phase 1 Studies

•	Phase 1 NSCLC (HMO-PLB1001-2013012-01)

The Phase 1 NSCLC study HMO-PLB1001-2013012-01 (N=37) was an open-label dose escalation (N=19) and expansion (N=18) study in which APL-101 doses ranging from 50 mg twice daily (“BID”) to 275 mg BID and 300 mg four times daily (“QD”) were evaluated in 37 Chinese subjects with NSCLC with c-Met dysregulation.

Figure 1    HMO-PLB1001-2013012-01 Phase 1 Dose Escalation and Expansion Schema

Overall Finding: The preliminary efficacy data of APL-101 (PLB1001) from the Phase 1 trial for treatment of NSCLC with MET Exon-14 skipping can be seen in Table AA with selection of 200 mg BID as recommended Phase 2 dose (“RP2D”). The maximum tolerated dose (“MTD”) was not reached (Yang et al. 2020).

Table AA. Efficacy Summary of Study HMO-PLB1001-2013012-01

c-Met alteration (n=36)	PR	SD	ORR	DCR
c-Met overexpression (n=14)	5	8	35.7%	92.9%
MET amp (-) exon14 skipping (-) (n=8)	2	5	25%	87.5%
With MET amp (n=6)	3	3	50%	100%
With MET exon14 skipping (n=1)	1	0	100%	100%
MET amp (n=17)	7	10	41.2%	100%
Accessed by FISH (n=5)	2	3	40%	100%
Accessed by NGS (n=12)	5	7	41.6%	100%
MET exon 14 skipping (-) (n=8)	1	7	12.5%	100%
MET exon14 skipping (n=15)	10	5	66.7%	100%
With MET amp (+) (n=4)	4	0	100%	100%

PR – partial response; SD – stable disease; ORR – objective response rate (complete response (CR) + PR); DCR – disease control rate (CR + PR + SD). Note that the FDA does not consider SD as a response or DCR for regulatory purposes.

Safety

Among the 37 subjects in the dose escalation phase and dose expansion phase of the Phase 1 APL-101 clinical trial, no occurrence of dose-limiting toxicity (“DLT”) and maximum tolerated dose (“MTD”) were observed, and the drug-related adverse events (“AE”) were mainly Common Terminology for Adverse Events (“CTCAE”) grade 1–2. Most AEs were common adverse events of small-molecule targeted therapy tyrosine kinase inhibitor drugs and similar c-Met inhibitors, such as increased transaminases, peripheral edema, increased lipase and increased amylase. Of the 15 serious adverse events (“SAEs”) reported in ten subjects, five SAEs in four subjects were considered related to study drug: three events of abnormal liver function in two subjects (one treated with 200 mg BID and the other with 300 mg QD); one event of bilirubin elevation in a subject treated with 275 mg BID; and one event of peripheral edema in a subject treated with 200 mg BID. The abnormal liver enzyme abnormality SAEs and bilirubin elevation SAEs improved to baseline or Grade 1 AE upon study drug discontinuation.

Table BB. Safety summary of Study HMO-PLB1001-2013012-01

Common TEAFs (>10%), n (%)	All patient				200mg BID (BP2D)
	(n=37)				(n=18)
	All Grades		>3 Gr		All Grades		>3 Gr
ALT increase	15 (40.5%	)	5 (13.5%	)	8 (44.4%	)	3 (16.7%	)
AST increase	15 (40.5%	)	3(8.1%	)	8 (44.4%	)	1 (5.5%	)
conjugated bilirubin increase	15 (40.5%	)	2 (5.4%	)	7 (38.8%	)	0
Peripheral edema	13 (35.1%	)	1(2.7%	)	7 (38.8%	)	0
Prolonged QTc interval	7 (18.9%	)	0		1 (5.5%	)	0
Amylase increase	7 (18.9%	)	0		4 (22.2%	)	0
Nausea	7 (18.9%	)	0		2 (11.1%	)	0
Total bilirubin increase	6 (16.2%	)	1(2.7%	)	2 (11.1%	)	0
Lipase increase	5 (13.5%	)	0		2 (11.1%	)	0
Rash	5 (13.5%	)	0		1 (5.5%	)	0
Albumin decrease	5 (13.5%	)	0		3 (16.7%	)	0
Pruritus	4 (10.8%	)	0		0		0
Vomiting	4 (10.8%	)	0		1 (5.5%	)	0
Diarrhea	4 (10.8%	)	0		2 (11.1%	)	0
Neutrophil decrease	4 (10.8%	)	0		1 (5.5%	)	0
hyperglycemia	4 (10.8%	)	0		1 (5.5%	)	0

The drug exposure increased with the increase in dose during the dose escalation phase in the Phase 1 APL-101 clinical trial for NSCLC indications. After the drug reached a steady state drug concentration, the drug concentration in different dose groups showed dose correlation, see Figure YY.

Figure YY. Steady-State Drug Concentration of APL-101 in Phase I Study in NSCLC subjects ( HMO-PLB1001- 2013012-01)

Pearl (China) Phase 1 Glioblastoma Multiforme Trial- Study HMO-PLB1001-I-GBM-01

Study HMO-PLB1001-I-GBM-01 (sponsored by Pearl) was a Phase 1, open-label dose-escalation and expansion study of APL-101 to assess safety and tolerability, and to determine the RP2D of APL-101 in subjects with PTPRZ1-MET fusion-gene (ZM fusion) positive recurrent high-grade gliomas. Treatment in this study has been completed. A total of 18 subjects were enrolled in 4 dose cohorts: 4 at 100 mg/day (50 mg BID), 4 at 200 mg/day (100 mg BID), 3 at 400 mg/day (200 mg BID) and 7 at 600 mg/day (300 mg BID). The RP2D has been determined to be 300 mg BID.

Treatment-emergent AEs were reported by 17 subjects. Grade ≥ 3 events were reported for five subjects. APL-101 related Grade ≥ 3 were reported for three subjects. Three subjects experienced three serious adverse events, one of which (cerebrovascular accident) was considered possibly related to the study drug.

Efficacy data in the six evaluable subjects with secondary GBM is as follows: two (33%) achieved PR, two (33%) achieved SD; the ORR (CR+PR) was 33%; the DCR (CR+PR+SD) was 67%; the 6-month survival was > 67% (4/6); median overall survival was >9 months. Furthermore, the concentration of APL-101 in the CSF increased with increasing dose, consistent with plasma exposure. The concentration in CSF was about 5% of the steady-state plasma.

APL-101-01 Phase 1/2 Study in Subjects with solid tumors with c-Met dysregulation—Phase 1 Component (U.S.)- by Apollomics

APL-101-01 (SPARTA) is an open-label Phase 1/2 clinical study (conducted by Apollomics), which has two key components. The Phase 1 component with n=17, which has been completed, was a dose escalation study to evaluate tolerability and pharmacokinetics of APL-101 50 mg BID to 200 mg BID in U.S. subjects with solid tumors with c-Met alterations. APL-101 was well tolerated without reaching MTD, and the PK results further support the selection of 200 mg BID as RP2D for NSCLC. Signals of potential durable (> 2 years) efficacy (by achieving partial response) was first observed in a subject with recurrent metastatic Schwannoma with c-Met expression as well as in a subject with recurrent GBM with c-Met amplification previously treated with Temolar, Avastin and Nivolumab. Of the three SAEs reported in three subjects, one SAE of hyponatremia was considered related to the study drug.

APOLLO Phase 1/2 Study- APL-101 in Combination With PD-1 Antibody (APL-501 or Nivolumab) (Australia)—by Apollomics

In this Phase 1/2 study in Australia, 20 subjects with locally advanced or metastatic hepatocellular carcinoma (“HCC”) or renal cell carcinoma (“RCC”) were treated with APL-101 in combination with a PD-1 antibody (APL-501 in HCC, nivolumab in RCC). Treatment in this study was completed in the first half of 2022. Data analysis is ongoing.

Phase 1/2 Investigator-Sponsored Study of APL-101 in combination with Osimertinib in NSCLC with EGFR mutation

This is an ongoing trial at Washington University School of Medicine, titled “Phase I/II study exploring the safety and efficacy of combining APL-101 with frontline osimertinib in subjects with EGFR-mutated metastatic NSCLC.”

Phase 1 studies in Healthy Volunteers

A number of APL-101 clinical pharmacology studies in healthy volunteers are summarized as follows:

A.    Completed by Apollomics: APL-101-02 (N=16)—bioequivalence study

B.    Ongoing study by Apollomics: APL-101-03 (N=48)—bioequivalence study

C.    Completed by Pearl:

PLB1001-1c-01 (N=16)—food effect

PLB1001-1d-01 (N=6)—mass balance

PLB1001-1e-01 (N=36)—drug-drug interaction

Ongoing Phase 2 or Phase 3 APL-101/PLB-1001 Studies

A.    Phase 2 Component of Study APL-101-01 (SPARTA Study) by Apollomics

“Phase 1 / 2 Multicenter Study of the Safety, Pharmacokinetics, and Preliminary Efficacy of APL-101 in Subjects with Non-Small Cell Lung Cancer with c-MET Exon-14 Skip Mutations and c-Met Dysregulation Advanced Solid Tumors”

The Phase 2 component of APL-101-01 is an ongoing open-label multi-cohort study for evaluation of efficacy and safety of APL-101 for the treatment of a number of solid tumors, including NSCLC with MET Exon-14 skipping, NSCLC with c-Met amplification, brain tumors with MET fusion or MET amplification and other solid tumors with MET amplification or MET fusion. Table DD below summarizes the cohorts in the Phase 2 portion of SPARTA study.

Table DD

Cohort A1

EXON 14 Skipping NSCLC (MET inhibitor naïve)

1L (Stage 1=15, Stage 2=31)

Cohort A2

EXON 14 Skipping NSCLC (MET inhibitor naïve)

2L/3L (N=60)

Cohort B

EXON 14 Skipping NSCLC (MET inhibitor experienced)

(Stage 1=10, Stage 2=19)

Cohort C

Basket of tumor types except primary CNS tumors, MET amplification (MET inhibitor naïve)

(Stage 1=10, Stage 2=50)

Cohort C-1

NSCLC harboring MET amplification and wild-type EGFR (MET inhibitor naïve)

(Stage 1=10, Stage 2=36)

Cohort D

Basket of tumor types except primary CNS tumors, harboring MET gene fusions (MET inhibitor naïve)

(Stage 1=10, Stage 2=36)

Cohort E

Primary CNS tumors with MET alterations (MET inhibitor naïve)

(Stage 1=10, Stage 2=30)

Apollomics is conducting the ongoing Phase 2 portion of the global SPARTA study at 90 study sites in over 10 countries that includes the United States, Canada, Spain, Germany, Italy, United Kingdom, Finland, Hungary, Russia, Australia, Singapore and Taiwan. As of the date of this prospectus, there are over 220 subjects enrolled in the SPARTA study, including subjects with NSCLC with MET Exon-14 skipping or with MET amplification, brain tumors with PTPRZ1-MET fusion, and subjects with other solid tumors with MET alterations like MET amplification or MET fusion.

The primary endpoint of the ongoing Phase 2 portion of the SPARTA study is objective response rate (“ORR”) per blinded independent review committee (“BIRC”) by RECIST v.1.1 for NSCLC and other solid tumors and by Response Assessment in Neuro-Oncology (“RANO”) for brain tumors, with median duration of response (“DOR”) as a secondary endpoint. Additional secondary endpoints include ORR per investigator assessment based on RECIST v1.1, antitumor activity by clinical benefit rate (CR + PR + SD ≥ 4 cycles) based on RECIST v1.1 (or relevant criteria per tumor type), median time to progression (“TTP”), and progression free survival (“PFS”) and overall survival (“OS”) at 6, 12, 18 and 24 months.

B.	Phase 2 Study PLB1001-II-NSCLC-01 Study in Chinese NSCLC subjects with MET Exon-14 skipping or MET amplification by Pearl

Enrollment of NSCLC subjects with MET Exon-14 skipping was completed in 2021. Some subjects are currently continuing treatment. The enrollment of NSCLC with MET amplification is ongoing. The primary efficacy endpoint is objective ORR per RECIST v 1.1. The secondary efficacy endpoints include PFS, OS, disease control rate (“DCR”), TTR and DOR.

C.	Phase 2/3 Study In Recurrent Chinese GBM Subjects With PTPRZ1-MET Fusion Gene (Study PLB1001-II-GBM-01) by Pearl

“A Randomized, Controlled, Open-Label, Multicenter, Phase II/III Clinical Study Assessing the Safety and Efficacy of Bozitinib Enteric-Coated Capsules in the Treatment of PTPRZ1-MET Fusion-Positive Secondary Glioblastoma”

This is an ongoing multicenter, double-blind, randomized, active controlled study to compare APL-101 to active comparator (either temozolomide or cisplatin combined with etoposide regimen) in subjects with recurrent secondary glioblastoma (progression from lower grade glioma to glioblastoma) or IDH mutant glioblastoma with PTPRZ1-MET Fusion. This study enrolled 84 subjects who were randomized 1:1 for APL-101 vs. active comparator. The primary efficacy endpoint is OS. Key secondary endpoints are progression-free survival (PFS), ORR (PR+CR), KPS score and EORTC quality of life measurement scale (QLQ-C30, QLQ-BN20).

APL-101 Clinical Development Strategy & Plans

We are pursuing the three initial indications below while exploring the treatment of other solid tumors with c-Met alterations like MET amplification or MET fusion with APL-101:

1.    NSCLC with MET Exon-14 skipping;

2.    NSCLC with MET amplification; and

3.    GBM with c-Met dysregulation.

NSCLC with MET dysregulation indications: MET Exon-14 skipping and those with MET amplification

Lung cancer is a leading cause of cancer death, and NSCLC comprises 85% of lung cancers. Among subjects with NSCLC, 3% to 4% have MET Exon-14 skipping mutation, and 3% to 5% have MET amplification on initial presentation while 20% EGFR+ NSCLC subjects manifest with MET over-expression or c-Met amplification when they develop resistance following treatment with targeted therapy using an EGFR inhibitor (TKI). NSCLC with MET genomic alteration such as MET Exon-14 skipping, c-Met amplification/over- expression are less responsive to systemic non-targeted therapy typically used for treating NSCLC such as checkpoint inhibitor antibodies, and have worse outcome than NSCLC with MET genomic alterations (Sabari et al., Coactivator Condensation at Super-Enhancers Links Phase Separation and Gene Control, 2018). Since the accelerated approval of c-Met inhibitors in the United States (capmatinib in 2020 and tepotinib in 2021) for treatment of NSCLC harboring MET Exon-14 skipping mutation, NCCN recommends the use of c-Met inhibitor TKI for first line treatment of NSCLC with MET Exon-14 skipping. However, there has not been any approved targeted therapy for NSCLC with c-Met amplification, with wild type or resistance following EGFR TKI.

An indication of potential APL-101 efficacy in NSCLC with c-Met dysregulation was first observed in the completed Phase 1 Study HMO-PLB1001-2013012-01. In this study, 36 evaluable Chinese subjects with NSCLC and c-Met dysregulations (METex14 skipping, c-Met amplification, or c-Met protein over-expression) were treated with single-agent APL-101. An ORR of 66.7% (median DOR 9.3 months) was achieved in the 15 subjects with NSCLC harboring METex14 skipping mutations, with an ORR of 72.7% (median DOR 8.3 months) in the subset of subjects treated at the RP2D of 200 mg BID (n=11) with disease control rate (DCR) of 100% (DCR=CR+PR+SD). Duration of response was up to 3 years.

APL-101 in NSCLC with MET Exon-14 skipping is being evaluated in two ongoing Phase 2 studies (U.S./ global study APL-101-01 and China study PLB1001-II-NSCLC-01).

At an End-of-Phase 1 meeting in November 2021, we sought FDA input on our development plan for two indications: NSCLC with MET Exon-14 skipping and NSCLC with MET amplification. We discussed potential accelerated approval for the treatment of NSCLC with MET Exon-14 skipping based on the “totality of data” from the PEARL and SPARTA studies. The FDA explained that in order to support accelerated approval we must demonstrate that APL-101 provides a meaningful therapeutic benefit over treatments that have received full approval at the time of consideration for accelerated approval. Additionally, the FDA recommended that we request an additional meeting when more data is available to discuss: 1) the data package needed to support a marketing application seeking accelerated approval, and 2) plans for confirming the clinical benefit of APL-101. The FDA also provided guidance on sample size requirements and study endpoints. The FDA also requested additional information for FDA to determine if the proposed 200 mg BID dosage is optimized for efficacy and safety. The FDA recommended that we request a meeting when more data is available to discuss the development programs for the other APL-101 indications. In August 2022, FDA granted us Orphan Drug Designation of APL-101 (vebreltinib) for treatment of “non-small cell lung cancer with MET genomic tumor aberrations” which includes MET Exon-14 skipping and c-Met amplification.

As the clinical data in our two ongoing Phase 2 studies are collected, we plan to conduct follow-up communications with the FDA in the near future for further guidance on clinical data requirements for an NDA for NSCLC harboring MET Exon-14 skipping.

We plan to pursue the NSCLC with MET amplification indication with clinical results from the relevant patient subgroup from our APL-101-01 study and patients from Pearl’s Phase 2 study in NSCLC patients. We plan to seek accelerated approval for this indication in the United States when we have sufficient clinical data showing benefit outweighs risk, as there is no approved targeted treatment for this indication as of the date of this prospectus.

We intend to take a similar approach towards seeking regulatory approval for NSCLC with c-Met alterations like MET Exon-14 skipping and MET amplification in other jurisdictions such as the EU and ROW countries.

To explore the potential for addressing the issue of treatment resistance to EGFR TKIs, APL-101 in combination with Osimertinib is being studied as part of first line treatment in an ongoing metastatic NSCLC subjects with EGFR mutation in an investigator sponsored study (“IST”) at Washington University School of Medicine: “Phase I/II study exploring the safety and efficacy of combining APL-101 with frontline osimertinib in subjects with EGFR-mutated metastatic NSCLC.

GBM with c-Met dysregulation

Glioblastoma multiforme (“GBM”) has a grave prognosis. Patients with recurrent disease typically have short survival of only a few months. The current standard of care treatment for GBM is temozolamide with radiation. GBMs with MET dysregulation like PTPRZ1-MET mutation are reported to have worse outcome than those without. There is no approved targeted therapy for treatment of GMB with MET dysregulation. New treatments are urgently needed.

In the APL-101 program, early evidence of brain penetration of APL-101 came from the response in brain metastases of subjects with NSCLC with MET Exon-14 skipping as well as those from GBM subjects with PTPRZ1-MET fusion or with c-Met amplification in Phase 1 studies. Subjects with brain tumors (inclusive of GBM) with PTPRZ1-MET fusion or with c-Met amplification are evaluated in two ongoing clinical trials: global Phase 1/2 study APL-101-01 being conducted by Apollomics and the Phase 2/3 active-controlled study in GBM with PTPRZ1-MET fusion by our partner, Pearl.

Market Opportunity and Competition

NSCLC. According to the CIC Report, global (excluding China) incidence of NSCLC was 1.0 million cases in 2019 and is expected to expand to 1.3 million by 2030. In the United States, the incidence of NSCLC was approximately 178,300 cases in 2019 and is expected to reach approximately 221,200 in 2030. In the United States, the incidence of NSCLC with MET Exon-14 skipping mutation was approximately 5,700 cases in 2019 and is expected to reach approximately 7,100 in 2030. The combination therapy of c-Met inhibitors and MEK inhibitors or immune checkpoint inhibitors has the potential to exert synergistic effects in NSCLC patients. In addition, since c-Met amplification accounts for approximately 20% of the acquired resistance to EGFR-TKIs in NSCLC patients with EGFR mutation, c-Met inhibitors have the potential to overcome such resistance in these patients. According to the CIC Report, the global (excluding China) market size of single-targeted c-Met inhibitors for the treatment of NSCLC is expected to grow to $1.5 billion in 2025 and further to $3.1 billion by 2030, representing a CAGR of 14.8% from 2025. In the United States, the market size is projected to grow to $584.3 million in 2025 and further to $1.2 billion in 2030, representing a CAGR of 15.3% from 2025, according to the CIC Report.

Capmatinib, a single-targeted c-Met inhibitor, was originally granted accelerated approval by the FDA in 2020 and has been adopted for the treatment of NSCLC patients with MET Exon-14 skipping mutation in the first-line and subsequent treatments in the United States. The FDA granted full approval to capmatinib in August 2022. Another single-targeted c-Met inhibitor, tepotinib, was also granted accelerated approval by the FDA for the treatment of metastatic NSCLC patients with MET Exon-14 skipping mutation in February 2021. As of the date of this prospectus, there were a number of clinical trials in which single-targeted and multi- targeted c-Met inhibitors are being used alone or in combination with other drugs for the treatment of NSCLC patients.

GBM. According to the CIC Report, global (excluding China) incidence of GBM expanded from approximately 80,200 cases in 2015 to approximately 85,100 cases in 2019, and is expected to reach to approximately 98,500 cases by 2030. In the United States, incidence of GBM increased from approximately 10,200 in 2015 to approximately 10,500 in 2019, and is expected to reach approximately 11,200 in 2030. A number of studies have demonstrated that c-Met and HGF play a critical role in the proliferation, survival, migration, invasion, angiogenesis, stem cell characteristics, and therapeutic resistance and recurrence of GBMs. According to the CIC Report, about 34% of GBM patients have c-Met dysregulation, including c-Met overexpression, amplification, mutation and fusion. According to the CIC Report, the global (excluding China) market size of single-targeted c-Met inhibitors for the treatment of GBM with c-Met dysregulation is projected to grow from $8.0 million in 2024 to $638.0 million in 2030. In the United States, the market size is expected to grow from $3.1 million in 2024 to $255.3 million in 2030, according to the CIC Report.

According to the CIC Report, as of the date of this prospectus, no c-Met inhibitors had been approved for the treatment of GBM in the United States. There were a number of FDA-registered c-Met small molecule inhibitor pipelines for the treatment of GBM as of the date of this prospectus, according to the CIC Report.

Licenses, Rights and Obligations

Pearl has the exclusive rights to APL-101 in China, Hong Kong and Macau, and we have the exclusive rights to APL-101 in the rest of the world. Please refer to “—Licensing and Collaboration Arrangements—Sublicense Agreement with Crown Bioscience (Taicang) Related to APL-101” below for further details.

APL-106 (E-Selectin Antagonist)

In January 2020, we entered into an exclusive collaboration and license agreement with GlycoMimetics (the “GlycoMimetics Agreement”) on the development and commercialization rights of APL-106, also known as uproleselan or GMI-1271, in Greater China. This agreement included two clinical development programs and a pipeline of novel glycomimetic drugs, all designed to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. APL-106, uproleselan (aka GMI-1271), was evaluated in a Phase 1/2 clinical trial in combination with chemotherapy for treatment for AML, and is being evaluated in a GlycoMimetics- sponsored Phase 3 U.S./global trial in relapsed or refractory (“r/r”) acute myeloid leukemia. The National Cancer Institute (“NCI”) is funding & conducting a Phase 2/3 study to evaluate APL-106 in combination with chemotherapy vs. chemotherapy alone for first line treatment of AML in older adults in the United States, with Phase 2 primary efficacy endpoint of EFS and Phase 3 primary efficacy endpoint of overall survival.

APL-106 is a specific E-Selectin antagonist that mimics the carbohydrate structure and binds to E-Selectin. GlycoMimetics is currently developing APL-106 to be used adjunctively with standard chemotherapy to treat AML and potentially other hematologic cancers outside Greater China. GlycoMimetics has received several designations for APL-106 from regulatory authorities outside Greater China, including (i) orphan drug designations for the treatment of patients with AML granted by the FDA and EMA in May 2015 and May 2017, respectively, (ii) fast track designation for the treatment of adult patients with r/r AML and elderly patients aged 60 years or older with AML granted by the FDA in June 2016, and (iii) breakthrough therapy designation for the treatment of adult patients with r/r AML granted by the FDA in May 2017.

In September 2020, we received IND approval from the NMPA for both Phase 1 and Phase 3 bridging study in r/r AML trials of APL-106 in China. In January 2021, APL-106 was granted breakthrough therapy designation for the treatment of r/r AML by the NMPA. The NMPA’s breakthrough therapy designation is designed to expedite the development and review of the innovative drugs or improved new drugs that are intended for the prevention and treatment of life-threatening illness or illnesses which have a serious impact on quality of life and for which there is no other effective prevention and treatment method or there is adequate evidence to prove that the said innovative drug or improved new drug has obvious clinical advantages over the existing treatment approach. For a drug candidate that has received the NMPA’s breakthrough therapy designation, the NMPA will give priority in its review process and provide additional guidance on regulatory development of such drug candidate.

We initiated the Phase 1 PK and tolerability study in China in February 2021 and initiated the Phase 3 bridging study in September 2021; both studies are ongoing in leading hematology clinical research centers in China.

Mechanism of Action

E-Selectin Pathway

E-Selectin, also known as CD62E, is an adhesion receptor expressed by endothelial cells in blood vessels and vascular niches of bone marrow. It is a transmembrane glycoprotein belonging to the selectin protein family. All selectins contain extracellular C-type lectin domains which bind carbohydrates, specifically the sialylated, fucosylated glycans sialyl-Lewisx and its stereoisomer sialyl-Lewisa (sLea/x). Selectins are involved in inflammation, immunity and hemostasis, as well as cancer metastasis under cancer disease conditions. In inflammatory conditions, E-Selectin plays a role in deceleration of circulating leukocytes onto microvascular endothelial cells of the target tissue, a necessary step of leukocyte extravasation during recirculation and entry into inflamed tissues. In cancer disease conditions, E-Selectin is involved in initiating adhesion event during metastasis. It binds to cancer cells through carbohydrate ligands, the enhanced expression of which is frequently associated with cancer progression and poor prognosis. E-Selectin binding to cancer cells enhances their adhesion to endothelium, including in bone marrow niches, thereby preventing them from entering circulation and shielding them from chemotherapy. It also alters the gene expression and activates survival pathways of cancer cells.

APL-106, rationally designed to mimic the conformation of sLea/x, is a small molecule that specifically binds E-Selectin. It is being developed with the goal to mobilize cancer cells into the blood circulation and increase chemotherapy sensitivity, protect from chemotherapy-induced mucositis by preventing recruitment of inflammatory macrophages to damaged intestines, enhance hematopoietic stem cell quiescence, and downregulate cancer survival pathways. In vivo studies of APL-106 in animal models of AML, MM, chronic myelogenous leukemia and acute lymphoblastic leukemia demonstrated that combining APL-106 with chemotherapy significantly reduced tumor burden as compared to chemotherapy alone. In addition, animals treated with APL-106 in combination with chemotherapy had less severe neutropenia and mucositis and lower bone marrow toxicity compared to animals treated with chemotherapy alone, suggesting a potential role of APL-106 in protection against toxicities of chemotherapy.

Mechanism of Action of E-Selectin antagonist

Rationale for E-selectin inhibition

Improving sensitivity to chemotherapy in multiple hematologic cancers. In many hematologic cancers, E-Selectin plays a critical role in binding cancer cells within vascular niches in the bone marrow, which prevents the cells from entering the circulation where they can be more readily killed by chemotherapy. As supported by studies in animal models, we consider that APL-106 has the potential to possibly improve chemotherapy response rates, duration of remission and, ultimately, survival in patients with hematologic cancers such as AML.

Preclinical study results

APL-106 data included elsewhere in this prospectus shows mobilization of AML cancer cells out of the bone marrow in mouse models. In a mouse model of AML, for at least 24 hours after a single injection of APL-106 at 40 mg/kg, leukemic blasts mobilized into the blood. The data also demonstrates improved antitumor activity in combination with chemotherapy in a number of preclinical studies using mouse models of AML. In a mouse model of AML, APL-106 (40 mg/kg twice daily) in combination with standard mouse version of 7+3 induction chemotherapy (cytarabine 100 mg/kg for 5 days; doxorubicin 1 mg/kg for 3 days) significantly doubled mouse survival compared to chemotherapy alone. In another study, mice injected with AML cells were treated with APL-106 alone (40 mg/kg IP once daily for 14 days), azacitidine alone (5 mg/ kg IP every 3 days), or the combination of APL-106 and azacitidine. The activity of azacitidine was significantly enhanced when combined with APL-106 compared to azacitidine alone. Treatment of mice with APL-106 alone or together with 5-azacitidine was well tolerated.

Activity of APL-106 in combination with 5-azacitidine in AML model

Source: GlycoMimetics

Notes:

(1)	GMI-1271 = APL-106.
(2)	5-AC = 5-azacitidine.

The mechanism of action of APL-106 is not limited to a single tumor type. As shown in the data above, APL-106 also demonstrated in vivo antitumor activity in combination with chemotherapy in mouse models of MM and chronic myelogenous leukemia. For example, in a mouse xenograft model of MM, APL-106 (40 mg/kg IP daily for 21 days) in combination with bortezomib (0.75 mg/kg IP once weekly for 3 weeks) significantly improved survival than bortezomib alone, as illustrated below.

Activity of APL-106 in combination with bortezomib in MM model

Source: Natoni, A. et al., 2017. E-selectin ligands recognized by HECA452 induce drug resistance in myeloma, which is overcome by the E-selectin antagonist, GMI-1271. Leukemia. 31:2642-2651.

Note:

(1)	GMI-1271 = APL-106.

Protecting against toxicities of chemotherapy. In addition to its anti-tumor effects, APL-106 has shown protection against some of the toxicities of chemotherapy in animal models. In one study, administration of APL-106 at 20 mg/kg twice daily for 5 days to mice after rounds of chemotherapy enhanced neutrophil recovery and protected mice from weight loss and mucositis, leading to increased mouse survival.

Market Opportunity and Competition

AML. AML is a malignant disorder of the bone marrow and is characterized by the clonal expansion and differentiation arrest of myeloid progenitor cells. The incidence of AML generally increases with age. AML accounts for about 90% of all acute leukemias in adults, but is rare in children, according to the CIC Report. According to the CIC Report, incidence of AML in China increased from approximately 25,200 in 2015 to approximately 26,900 in 2019 and is forecast to continue to rise to approximately 29,000 by 2024 and further to approximately 31,400 by 2030.

Currently, the first-line treatment for AML in China generally involves the use of traditional cytotoxic chemotherapy. While conventional chemotherapy is effective at eliminating the bulk of leukemia cells, chemo- resistance in AML patients is a prevalent problem that hinders conventional chemotherapy and contributes to relapse and ultimately death. AML patients who achieve a complete remission may eventually relapse. There are also refractory patients who are resistant to the chemotherapy treatment and do not enter remission at all. For these r/r AML patients, there are limited effective therapies available. AML relapse affects about 21% of all patients who achieved remission after initial treatment, and can occur several months to several years after treatment, according to the CIC Report.

Traditional cytotoxic chemotherapy has various side effects and is only appropriate for certain patients. For example, many elderly patients with AML are too frail to undergo chemotherapy as a result of other medical conditions, and may only be able to tolerate pain comfort or control measures. In addition, most r/r AML patients have no established treatment options and, accordingly, may be referred for participation in clinical studies of potential new therapies. For patients who elect not to participate or are unable to participate, treatment options typically include chemotherapy regimens, hypomethylating agents and supportive care. Therefore, there is a need for new treatment options for r/r AML patients and AML patients not suitable for intensive chemotherapy. E-Selectin has been shown to play important roles in the progression of AML and the levels of E-Selectin correlate with tumor infiltration and relapse in AML.

Summary of Clinical Trial Data

Overview

As of the date of this prospectus, there have been 15 trials of uproleselan initiated. Of these 15 trials, 7 have been completed and 8 are ongoing. One additional trial, NCT05146739, is preparing to initiate. A Phase 1/2 trial of APL-106 in subjects with AML showed that APL-106 is well tolerated when added to minimum effective concentration (“MEC”) salvage chemotherapy as well as standard induction chemotherapy. APL-106, when added to chemotherapy, demonstrated potential improvements in remission rates, which were durable in both r/r AML and newly diagnosed AML subjects, low induction mortality, low rates of mucositis and sepsis, and longer overall survival than historical rates published in respective subject populations. As of October 2021, GlycoMimetics has completed enrollment in the ongoing global Phase 3 study of APL-106 in r/r AML subjects. An ongoing Phase 2/3 study of APL-106 in first line AML in the United States is being funded by the NCI. Apollomics is conducting an ongoing Phase 3 bridging study in China.

Phase 1 APL-106 studies

GlycoMimetics has evaluated uproleselan in three Phase 1 trials in healthy volunteers at doses ranging from 2 mg/kg to 40 mg/kg, and a number of clinical pharmacology studies. In addition, uproleselan has been evaluated in multiple-dose, Phase 1 trials (one in subjects with MM and one in subjects with DVT).

Apollomics is conducting a Phase 1 study, APL-106-01, in Chinese AML subjects.

Phase 2 APL-106 studies

Uproleselan also has been evaluated in a Phase 1/2 trial in subjects with AML at doses ranging from 5 mg/kg to 20 mg/kg which expanded enrollment at the recommended Phase 2 dose (RP2D) of 10 mg/kg. The purpose of the Phase 1 portion of the trial, in which 19 subjects with r/r AML received a single cycle of uproleselan and chemotherapy, was to determine a RP2D. Dose expansion at the RPD2 (10 mg/kg) was performed in the Phase 2 portion of the trial in which 2 cohorts of subjects were enrolled: subjects with r/r AML (n=54) and subjects over 60 years of age with newly diagnosed AML (n=25). Some subjects in the Phase 2 portion received multiple cycles of uproleselan and chemotherapy. For the r/r AML cohort, at the RP2D, the CR/CRi rate was 41%, median OS was 8.8 months (95% CI 5.7-11.4) and 69% of evaluable subjects (11 out of 16 subjects) achieved measurable residual disease negativity. For the newly diagnosed AML cohort, at the RP2D, the CR/CRi rate was 72%, median OS was 12.6 months (95% CI 9.9-not reached), event free survival was 9.2 months (95% CI 3.0-12.6) and 56% of evaluable subjects (5 out of 9 subjects) achieved measurable residual disease negativity. In addition, in the r/r AML cohort, >10% E-Selectin ligand expression at baseline was correlated with prolonged survival (p<0.01) for subjects treated with uproleselan. In subjects not treated with uproleselan, high levels of E-Selectin ligand have been reported to correlate with a worse clinical prognosis. The addition of uproleselan appears to have reversed this trend, and this result may be achieved through the restoration of chemosensitivity. APL-106 Uproleselan at doses ranging from 5-20 mg/kg was well tolerated with a safety profile similar to background chemotherapy. There was lower than expected rates of severe, debilitating Grade 3-4 mucositis reported (e.g., 3% incidence reported vs. historical 20-25% incidence with MEC alone). The addition of uproleselan was associated with low rates of oral mucositis. The incidence of SAEs in this study is summarized in the table below.

SAE Results from APL-106 Phase 2 Studies

Dose Level of Uproleselan	SAEs Reported
Any level plus MEC	32
RP2D uproleselan 10 mg/kg plus MEC	24
Uproleselan 10 mg/kg plus 7+3 (erythema multiforme)	16

Two SAEs reported in subjects who received uproleselan plus MEC (enterocolitis and sepsis) and one SAE in a subject treated with uproleselan plus 7+3 (erythema multiforme) were assessed to be related to uproleselan. All 3 SAEs resolved without sequelae.

Phase 3 APL-106 studies

GlycoMimetics’ ongoing Phase 3, placebo-controlled trial has completed enrollment of approximately 380 subjects with r/r AML (GMI-1271-301) as of October 2021. Primary efficacy endpoint is overall survival.

NCI is continuing ongoing Phase 2/3 study in newly diagnosed AML (Study NCI 2018 02130; IND 139758), with planned enrollment up to 670.

We are enrolling Chinese subjects with relapsed/refractory AML (APL-106-02, a randomized, double- blinded, controlled Phase 3 bridging study being conducted in China); target subject enrollment number is 140. The primary purpose of the APL-106-02 Study is to compare the OS of subjects received chemotherapy alone with those received APL-106 in combination with chemotherapy.

Investigator Sponsored Studies (ISTs)

Investigator sponsored studies of APL-106 include:

•	Phase 2 trial sponsored by Washington University School of Medicine is enrolling subjects undergoing first autologous hematopoietic cell transplantation (Auto-HCT) for MM;

•	Phase 1b/2 trial sponsored by MD Anderson Cancer Center is evaluating subjects with treated secondary AML; and

•	Phase 1 trial sponsored by UC Davis Comprehensive Cancer Center to enroll older or unfit subjects with treatment-naïve AML.

Licenses, Rights and Obligations

We in-licensed APL-106 from GlycoMimetics for development and commercialization in Greater China. According to the databases of the relevant patent offices, GlycoMimetics is the sole and exclusive owner of the licensed patents and patent applications related to APL-106.

APL-108 (E-Selectin Antagonist)

Pursuant to the GlycoMimetics Agreement, we have been granted the development and commercialization rights for APL-108, also known as GMI-1687, in Greater China. Please see the section of this prospectus entitled “—Collaboration and License Agreement with GlycoMimetics Related to APL-106 and APL-108” for more information.

APL-108 has been observed to have comparable activity as APL-106, but at an approximately 1,000-fold lower dose. GlycoMimetics plans to develop APL-108 (GMI-1687) for the potential treatment of acute vaso- occlusive crisis in sickle cell disease, and the FDA permitted the first study to proceed under an IND application for this indication in June 2022. In China, we plan to develop APL-108 for other indications. We intend to work closely with GlycoMimetics to advance the development of APL-108 in China. From a combination therapy perspective, E-Selectin antagonists have shown synergy with azacitidine (a hypomethylating agent) or venetoclax (a Bcl-2 inhibitor) in the treatment of AML, and with lenalidomide (an immunomodulatory drug) or bortezomib/ carfilzomib (proteasome inhibitors) in multiple myeloma. We plan on further exploring the potential clinical benefits of our E-Selectin antagonist candidates in these indications in Chinese subjects. As of the date of this prospectus, we have not conducted any development activities with respect to APL-108.

APL-108 is a potent E-selectin antagonist that inhibits E-selectin binding in vitro and inhibits selectin- mediated effects in vivo. GlycoMimetics has completed a series of in vitro and in vivo pharmacology studies with APL-108 demonstrating a solid rationale for clinical development to treat vasoocclusive crisis that can occur with sickle cell disease (VOC-SCD). The affinity constant of the E-selectin antagonist, APL-108, has been determined using surface plasmon resonance with an affinity constant (KD) for E-selectin of 2.34 nM. APL-108 is also bioavailable through a subcutaneous route. GlycoMimetics also evaluated the pharmacokinetics of a single dose of GMI-1687 in fasted male CD-1 mice. After subcutaneous dosing of GMI-1687 at 0.576 mg/kg, maximum blood concentrations (average of 145 ±14.2 ng/mL) were observed between 1 and 2 hours post dosing. The average half-life could not be determined. However, the half-life for one mouse was 4.78 hours. The average bioavailability for GMI-1687 was 132 ± 38.0%.

Cmax—peak drug concentration

Tmax—time to peak drug concentration

T /—half-life

AUC—are under the curve

F—relative bioavailability (%)

APL-501 (Anti-PD-1 Antibody)

APL-501 is an investigational, humanized, IgG4 monoclonal antibody that selectively binds to PD-1 on T lymphocytes and other immune cells. APL-501 was internally discovered at Crown Bioscience, the former parent company of Apollomics. After we obtained the Chinese rights on APL-501, Genor has been developing APL-501 (also known as GB226) for the potential treatment of multiple tumor types in China, and its NDA on APL-501 for treatment of relapsed and refractory peripheral T-cell lymphoma is under review by the NMPA. We retain the global rights to APL-501 outside of China. We have recently completed a Phase 1 study in select advanced or r/r solid tumors in Australia. We are currently analyzing the clinical data.

APL-502 (anti-PD-Ll antibody)

APL-502 is a novel IgG1 humanized monoclonal antibody against PD-L1. APL-502 was discovered at Crown Bioscience, the former parent company of Apollomics. The China rights of APL-502 was outlicensed to our partner, Chia Tai-Tianqing Pharmaceutical Holdings Co., Ltd. (“CTTQ”), while we retain the global (ex-China) rights to APL-502. CTTQ is pursuing the development of APL-502, also known as TQB-2450, in

China for the potential treatment of multiple cancer types. Ongoing Phase 3 trials include the following tumor types: cholangiocarcinoma, cervical cancer, ovarian cancer, uterine cancer, renal cancer, breast cancer, and lung cancer as monotherapy or in combination treatments.

Our IND-enabled Drug Candidate

APL-102 (MTKI)

APL-102 is an oral, small molecule MTKi targeting the VEGFR, MAPK pathway via B-RAF and C-RAF, and colony stimulating factor 1 receptor (CSF1R). APL-102 may inhibit tumor angiogenesis and tumor cell growth by inhibiting VEGFR pathway and B-RAF/C-RAF/MAPK pathway. In addition, it may also inhibit CSF1R, thereby regulating tumor-related macrophages and promoting the immune response to tumor cells.

Crown Bioscience International discovered APL-102. APL-102 has demonstrated potential efficacy for multiple tumor types in preclinical studies.

Preclinical

APL-102 has shown anti-tumor activity as a single agent and in combination with an anti-PD-1 antibody. It has been shown to inhibit several kinases which are aberrantly activated in cancer cells, including VEGFR, MAP4K5, c-RAF and DDR1. VEGFR-2, one of the receptor tyrosine kinases targeted by APL-102, plays a key role in tumor angiogenesis and is an important potential therapeutic target for many types of tumors.

Kinase IC50 values of APL-102

Kinase	APL-102 IC (nM)
Flt4(h)(VEGFR-3)	8
Flt1(h)(VEGFR-1)	21
MAP4K5(h)	24
KDR(h)(VEGFR-2)	25
ZAK(h)	26
PDGFRa(V561D)(h)	28
c-RAF(h)	31
DDR1(h)	34
CDKL2(h)	37
cKit(V560G)(h)	38
Fms(h) (CSF1R)	43

APL-102 showed strong inhibition of cell growth on cancer cell lines, including kidney, liver, colorectal, stomach, esophageal, and lung cell lines and syngeneic cell lines, with IC50 ranging from 0.94 pM to 21.35 pM. APL-102 also demonstrated significant anti-tumor activity in multiple tumor-bearing models, including colon, liver, breast, kidney, esophageal and lung cancers. APL-102 in combination with anti-PD-1 antibody demonstrated improved anti-tumor activity compared to the APL-102 or anti-PD-1 antibody alone.

Anti-tumor activity of APL-102 in cancer models

A full genotoxicity battery, two four-week toxicity studies (rat and dog, with toxicokinetics), and a core safety pharmacology battery (CVS, CNS and respiratory) have been conducted to characterize the PK and safety of APL-102. Results indicated that APL-102 is well-absorbed and widely distributed after oral administration, has anti-tumor activity in several tumor models both in vitro and in vivo, and demonstrates relatively positive preliminary safety data at pharmacologically active doses with a potential margin of safety. There was no serious off-target activity.

Clinical Development of APL-102

We received IND approval from the NMPA in November 2020, and subsequently initiated the Phase 1 study of APL-102-01 in subjects with solid tumors in China in 2021. The study is currently ongoing.

Licenses, Rights and Obligations

We have the global rights for APL-102.

Our IND-ready Drug Candidate

APL-122 (ErbB1/2/4 Inhibitor)

APL-122, also known as EO1001, is a novel, oral, brain-penetrating, irreversible pan-ErbB inhibitor targeting EGFR (ErbB1), HER2 (ErbB2) and HER4 (ErbB4). ErbB family cross-talk is implicated in the development of resistance and metastasis, including CNS metastases. Inhibition of multiple ErbB receptors may result in improved patient outcomes.

Preclinical studies showed that APL-122 has a potential safety and PK profile amenable for use as a single agent and in combination with other agents for the treatment of cancer. APL-122 demonstrates high specificity for the ErbB family of receptors with activity against EGFR, HER2 and HER4 (0.4 to 7.4 nM). APL-122 inhibits signaling downstream of wild type EGFR, mutant EGFR (T790M, L858R and d746-750) and HER2.

APL-122 was studied following oral administration in several ErbB-positive mouse xenograft models including N87 (Her2+), H1975 (EGFR/T790M), GBM12 (EGFR+), GBM39 (EGVRvIII+). Following oral administration, treatment with APL-122 resulted in a statistically significant improvement in outcomes compared to positive and negative controls in both CNS and systemic tumor models. APL-122 was well-tolerated with no gastrointestinal side effects observed at efficacious doses in these models. In rodent studies in vivo, APL-122 exhibited a half-life of 16-20 hours. APL-122 rapidly enters the CNS and penetrates tumor tissue at higher concentrations relative to plasma.

Clinical Development Plan

Our partner, Edison, and its clinical trial partner, Senz, commenced a Phase 1/2a trial of APL-122 in Australia in 2021 and is currently ongoing. This Phase 1/2a trial is an open label, multi-center dose escalation and expansion trial in subjects with metastatic or advanced stage ErbB-1, ErbB-2 and/or ErbB-4 positive cancer who have relapsed after treatment with approved therapies and are unsuitable for further treatment with approved therapies or declined further treatment with approved therapies.

Licenses, Rights and Obligations

We in-licensed from Edison exclusive rights to APL-122 outside China, Hong Kong and Taiwan in January 2021 pursuant to the Edison Agreement (as defined below).

Our Preclinical and Discovery-Stage Drug Candidates

APL-108 (E-Selectin Antagonist)

In addition to APL-106, we also in-licensed a next-generation E-Selectin antagonist, APL-108 (also known as GMI-1687), from GlycoMimetics for development and commercialization in Greater China (please refer to “—Licensing and Collaboration Arrangements” below for further details). According to the databases of the relevant patent offices, GlycoMimetics is the sole and exclusive owner of the licensed patent applications related to APL-108. APL-108 is an innovative, rationally designed E-Selectin antagonist which is suitable for subcutaneous administration and has been shown to have equivalent activity to APL-106 in preclinical studies, but at an approximately 1,000-fold lower dose. Currently, GlycoMimetics is conducting IND-enabling studies and we are working with GlycoMimetics to advance the development of APL-108.

APL-810 (G17-Targeted ACCI)

APL-810, also known as TYG100, is a novel, rationally designed, ACCI recombinant vaccine that was derived from the S-TIRTM technology platform and targets the gastrin immunogen. The vaccines derived from the S-TIR™ technology platform are composed of a proprietary “generic” module and a proprietary, disease-specific module (i.e., “immunogen”), linked by high-affinity connectors. The generic module ensures specific delivery of the immunogen in a non-toxic manner to those cells that adjust and (re-)direct the patient’s immune response. Primate study of APL-810 has demonstrated that APL-810, which targets little gastrin (G17), gives minimal injection site reactions and generates strong gastrin-neutralizing responses. In this study, four doses of 27 pg TYG100 were administered to six adult cynomolgus monkeys at days 0, 14, 29 and 83 with bleeds at days 0, 14, 29, 42, 63, 83, 98. All animals responded with detectable antibody at day 14, high titres at day 29, peaking at day 42, to human G17 and gly-G17 with no signs of local or systemic reaction.

We in-licensed APL-810 from TYG and Nuance for development and commercialization in Greater China, Taiwan, and South Africa, and in the United States.

Discovery-Stage Drug Candidates

Our drug discovery platforms enable us to continually broaden our product pipeline in oncology. In addition to our clinical-stage and IND-enabled drug candidates, we are also developing a number of discovery-stage drug candidates, including mono-specific antibodies and bi-specific antibodies. We have generated a number of antibody candidates targeting tumor necrosis factor receptor superfamily and are in the process of selecting those with desired biological activities, which we believe will have synergistic effects in eliminating tumors when used in combination with immune checkpoint inhibitors, such as our APL-501. Further, we are also developing several mono-specific and bi-specific antibodies targeting cancer-associated myeloid and lymphoid cells. These drug candidates are all in early discovery-stage and have no available clinical data for proof of concept. APL-801 is a representative program.

APL-801

Recent success in cancer immunotherapy has reinvigorated the hypothesis that the immune system can control many cancers, in some cases producing durable responses in a way not seen with many small molecule drugs. Agonistic CD40 mAbs offer a new therapeutic option which has the potential to generate anti-cancer immunity by various mechanisms. CD40 is a tumor necrosis factor receptor superfamily member expressed broadly on antigen-presenting cells, such as dendritic cells, B-cells and monocytes, as well as many non-immune cells and a range of tumors. Agonistic CD40 mAbs have been shown to activate antigen-presenting cells and promote anti-tumor T-cell responses and to foster cytotoxic myeloid cells with the potential to control cancer in the absence of T-cell immunity. Thus, agonistic CD40 mAbs are fundamentally different from mAbs which block negative immune checkpoint such as anti-CTLA-4 or anti-PD-1 antibodies. Initial clinical trials of agonistic CD40 mAbs have shown promising results in the absence of disabling toxicity, both in single-agent studies and in combination with chemotherapy. In order to reduce systematic toxicity, we made anti-PD-L1/anti- CD40 bi-specific antibodies using specific selected CD40 agonist clones. The bi-specific antibodies only activate CD40 when engaged with high level of PD-L1 expression. We believe this special property may (a) enrich CD40 agonist in the tumor area by delivering CD40 to cells with high level of PD-L1 expression which include dendritic cells, macrophages and certain tumor cells, and (b) reduce systematic liver toxicity and cytokine release by avoiding peripheral B-cells and platelet activation.

INTELLECTUAL PROPERTY ASSIGNMENT

Prior to December 2015, Crown Bioscience International, through its subsidiaries, was the owner of certain patent rights related to APL-101, APL-501, APL-502 and APL-102. In order to focus on its core business, namely providing preclinical CRO services, and allow the drug discovery and development related business to be operated and financed separately, Crown Bioscience International spun off its Taiwan subsidiary, namely Crown Bioscience (Taiwan), and injected it into our Company which was formed to facilitate the spin-off. As a result of a series of transactions described below, we became the owner of certain patent rights related to APL-101, APL-501, APL-502 and APL-102.

In October 2014, Crown Bioscience (Taiwan) entered into a patent assignment agreement with Crown Bioscience (Taicang) concerning the sale, assignment and transfer of certain Ex-China patent rights, including patent applications and all patents granted therefrom, as well as rights to claim priority rights deriving therefrom, related to (a) highly selective c-Met inhibitors as anti-cancer agents; (b) cyclopropanecarboxamido-substituted aromatic compounds as anti-tumor agents; (c) anti-PD-1 antibodies; and (d) anti-PD-L1 antibodies for PD-L1 blockage and enhancement of T-cell activation (collectively, the “Crown Products”) from Crown Bioscience (Taicang), as assignor, to Crown Bioscience (Taiwan), as assignee. In December 2015, Crown Bioscience International entered into a contribution agreement with us (then known as CB Therapeutics, Inc.), pursuant to which Crown Bioscience International transferred to us all of the then outstanding equity interest of Crown Bioscience (Taiwan) which, as a result, became our wholly-owned subsidiary. No personnel was transferred from Crown Bioscience International to our Company at the time of spin-off and none of our existing employees currently holds any interest in Crown Bioscience International.

In March 2016, we and Crown Bioscience (Taiwan) entered into a patent assignment agreement which was subsequently amended in December 2018, under which Crown Bioscience (Taiwan) assigned to us the China patent rights related to cyclopropanecarboxamido-substituted aromatic compounds as anti-tumor agents. As a result of the foregoing transactions and the pre-existing exclusive license agreements between Crown Bioscience (Taicang) and certain third parties (please refer to “—Licensing and Collaboration Arrangements” below for further details), we have obtained the development and commercialization rights of (a) APL-101 outside China, Hong Kong and Macau, (b) APL-501 outside China, (c) APL-502 outside China and (d) APL-102 worldwide. APL-101, APL-501, APL-502 and APL-102 are the key drug candidates in our pipeline currently qualified as the Crown Products.

Based on the databases of the relevant patent offices, the ownership of patent rights covering the molecule of APL-101 outside China, Hong Kong and Macau, the ownership of patent rights covering the molecule of

APL-501 outside China, the ownership of patent rights covering the molecule of APL-502 outside China, and the ownership of patent rights covering the molecule of APL-102 have been fully transferred to our Company, and there are no circumstances where third party assertions of inventorship may affect our entitlement to these intellectual property rights. With respect to the development of APL-101, many of the IND enabling studies and clinical development activities relating to APL-101 are conducted by us in-house or through our CROs. Crown Bioscience International was involved in the discovery and early preclinical studies of APL-101 before the relevant patent rights were transferred to us in 2015.

LICENSING AND COLLABORATION ARRANGEMENTS

Below are the summaries of our key licensing and collaboration arrangements with third parties.

Agreements with Crown Bioscience (Taicang) Related to APL-101

Pearl has the exclusive rights to APL-101 in China, Hong Kong and Macau, while we have the exclusive rights to APL-101 in the rest of the world (please refer to “—Intellectual Property Assignment” above for further details). With respect to the rights for APL-101 in China, Hong Kong and Macau, Crown Bioscience (Taicang) and Pearl entered into an exclusive license agreement on November 7, 2012 (the “Pearl Agreement”), pursuant to which Crown Bioscience (Taicang) granted to Pearl an exclusive license under certain intellectual property rights to develop and commercialize APL-101 in China, Hong Kong and Macau (the “Pearl Territory”), and Pearl granted to Crown Bioscience (Taicang) the right to use the intellectual property related to APL-101 and generated by or on behalf of Pearl in the Pearl Territory for patent applications, clinical development and commercialization of APL-101 outside the Pearl Territory. Pursuant to the Pearl Agreement, Pearl shall pay Crown Bioscience (Taicang) royalties, subject to the achievement of certain milestones. Unless earlier terminated by either party due to the other party’s material breach (subject to specified conditions) or by both parties upon mutual agreement, the Pearl Agreement remains effective until the earlier of (i) the expiration of the patents covering the intellectual property licensed thereunder and (ii) the date on which it is clearly known that the patent applications related to the licensed intellectual property has ultimately been rejected by the relevant governmental authorities or patent office in China. On May 17, 2016, Pearl and Crown Bioscience (Taicang) entered into a patent assignment agreement, pursuant to which Pearl acquired all right, title and interest in a China Patent (No. ZL201210322359.1) titled “highly selective c-Met inhibitors as anticancer agents” by way of an assignment by Crown Bioscience (Taicang).

On July 28, 2016, we (then known as CB Therapeutics, Inc.) entered into a data sublicense agreement with Crown Bioscience (Taicang) (the “Pearl Sublicense Agreement”), under which Crown Bioscience (Taicang) granted to us an exclusive, royalty-free sublicense under certain intellectual property rights and materials made by or on behalf of Pearl for the research, development and commercialization of APL-101 and the application of patents outside China. We have no obligations to make any payment to Crown Bioscience (Taicang), Pearl or any other third party under the Pearl Sublicense Agreement. The Pearl Sublicense Agreement remains effective with respect to APL-101 until the expiration or termination of the Pearl Agreement. In the event of termination of the Pearl Agreement, Crown Bioscience (Taicang) will use its best efforts to have Pearl enter into an agreement with us pursuant to which Pearl shall grant us the same right, title and interest as it has granted to Crown Bioscience (Taicang) under the terminated Pearl Agreement, to the extent not already granted to us according to the Pearl Sublicense Agreement. Subject to specified notice period, we may terminate the Pearl Sublicense Agreement by written notice for convenience. Either party may, subject to specified cure periods, terminate the Pearl Sublicense Agreement in the event of the other party’s uncured material breach.

On December 15, 2022, we entered into a collaboration agreement with Pearl (the “Pearl Collaboration Agreement”). Under the Pearl Collaboration Agreement, we have agreed to work collaboratively to further the development, regulatory approval and commercialization of APL-101 in our respective territories, including the sharing of data regarding APL-101 and exploration of potential commercial arrangements with one or more third-party major, global pharmaceutical companies. We will take the lead on identifying a partner for the out- licensing of global rights to commercialize APL-101 for all human uses (including cancer) on commercially reasonable terms, and Pearl will provide us with support in connection with such activities. If we are able to enter into a partnership with a pharma partner outside of China, then Pearl will have a right to share in the revenue from such partnership, ranging from 10-15%, depending on the territory and milestone. The Pearl Collaboration Agreement is in effect for 15 years, unless terminated earlier by either party for material breach or insolvency.

Agreements with Crown Bioscience (Taicang) and Genor Related to APL-501

Genor is our APL-501 partner in China.

We have the Ex-China rights for APL-501 (please refer to “—Intellectual Property Assignment” above for further details). With respect to the rights for APL-501 in China, Crown Bioscience (Taicang) and Genor entered into an exclusive license agreement on March 28, 2015 (the “Genor Agreement”), pursuant to which Crown Bioscience (Taicang) granted to Genor an exclusive license under certain intellectual property rights to develop and commercialize APL-501 in China, and Genor granted to Crown Bioscience (Taicang) the right to use the intellectual property related to APL-501 and generated by or on behalf of Genor in China for clinical development and commercialization of APL-501 outside China. Pursuant to the Genor Agreement, Genor shall pay Crown Bioscience (Taicang) upfront payment, milestone payments and sales royalties, subject to specified trigger events. Unless earlier terminated by either party due to the other party’s material breach (subject to specified conditions), the Genor Agreement remains effective until the later of (i) the full performance of rights and obligations of both parties thereto, and (ii) the expiration of the last patent covering the intellectual property licensed thereunder.

On July 28, 2016, we (then known as CB Therapeutics, Inc.) entered into a data sublicense agreement with Crown Bioscience (Taicang) (the “Genor Sublicense Agreement”), under which Crown Bioscience (Taicang) granted to us an exclusive sublicense under certain intellectual property rights and materials made by or on behalf of Genor for the research, development and commercialization of APL-501 and the application of patents outside China. Pursuant to the Genor Sublicense Agreement, if Genor has provided Crown Bioscience (Taicang) with the relevant preclinical research, CMC and clinical trial data of APL-501 upon request, and we or any of our affiliates or sublicensees registers and sells APL-501 outside China, we will pay up to 3% of annual net sales to Crown Bioscience (Taicang) which in turn will pay Genor to discharge its relevant payment obligations under the Genor Agreement. Other than the obligation to pay Crown Bioscience (Taicang) mentioned in the preceding sentence, we have no obligations to make any payment to Crown Bioscience (Taicang), Genor or any other third party under the Genor Sublicense Agreement or the Triparty Genor Agreement (as defined below). The Genor Sublicense Agreement remains effective with respect to APL-501 until the expiration or termination of the Genor Agreement. In the event of termination of the Genor Agreement, Crown Bioscience (Taicang) will use its best efforts to have Genor enter into an agreement with us pursuant to which Genor shall grant us the same right, title and interest as it has granted to Crown Bioscience (Taicang) under the terminated Genor Agreement, to the extent not already granted to us according to the Genor Sublicense Agreement. Subject to specified notice period, we may terminate the Genor Sublicense Agreement by written notice for convenience. Either party may, subject to specified cure periods, terminate the Genor Sublicense Agreement in the event of the other party’s uncured material breach.

In May 2018, Crown Bioscience (Taicang), Genor and our Company entered into a tri-party agreement delineating the rights and obligations of all three parties with respect to the development and commercialization of APL-501 (the “Tri-party Genor Agreement”), pursuant to which Genor is obliged to provide data, know-how, cell banks and other data rights directly to us and our affiliates or sublicensees that we may reasonably request and collaborate with us and our affiliates or sublicensees in good faith in developing APL-501, according to the Genor Agreement. Under the Tri-party Genor Agreement, Genor also granted to us, effective upon any early termination of the Genor Agreement, the same right, title and interest as Genor has granted to Crown Bioscience (Taicang) under the terminated Genor Agreement. The Tri-party Genor Agreement remains effective until terminated (a) by mutual written consent of Genor and us, or (b) by us upon prior written notice to Crown Bioscience (Taicang) and Genor.

Agreements with Crown Bioscience (Taicang) and CTTQ Related to APL-502

CTTQ is our APL-502 partner in China.

CTTQ has the rights to APL-502, also known as TQB-2450, in China, while we have the rights to APL-502 in the rest of the world (please refer to “—Intellectual Property Assignment” above for further details). With respect to the rights for APL-502 in China, Crown Bioscience (Taicang) and CTTQ entered into a technology development agreement related to a humanized anti-PD-L1 monoclonal antibody (the “CTTQ Technology Agreement”) on October 28, 2014, pursuant to which Crown Bioscience (Taicang) granted to CTTQ an exclusive royalty-bearing license under certain intellectual property rights to develop, manufacture and commercialize an IDD-505 humanized anti-PD-L1 monoclonal antibody (referred to as APL-502 by us) in China (the “CTTQ Territory”) for the treatment and prevention of human diseases (the “CTTQ Products”). CTTQ granted to Crown Bioscience (Taicang) the right to exploit the subsequent development and improvements, generated by or on behalf of CTTQ in the CTTQ Territory, that are made to the CTTQ Products for IND and NDA filings, license grant, clinical development and commercialization of APL-502 outside the CTTQ Territory by Crown Bioscience (Taicang) or its affiliates, subject to certain terms and conditions and payment of specified royalties. Pursuant to the CTTQ Technology Agreement, CTTQ shall pay Crown Bioscience (Taicang) upfront payment, milestone payments and sales royalties, subject to specified trigger events. Unless earlier terminated by either party due to the other party’s material breach (subject to specified conditions) or by CTTQ if the licensed patents (i) have been or are evidenced to be invalidated or (ii) have infringed or are evidenced to infringe other third party’s rights, the CTTQ Technology Agreement remains effective until the full performance of rights and obligations of both parties thereto.

On July 28, 2016, we (then known as CB Therapeutics, Inc.) entered into a data sublicense agreement with Crown Bioscience (Taicang) (the “CTTQ Sublicense Agreement”), under which Crown Bioscience (Taicang) granted to us an exclusive sublicense under certain intellectual property rights and materials made by or on behalf of CTTQ for the research, development and commercialization of APL-502 and the application of patents outside CTTQ Territory. Pursuant to the CTTQ Sublicense Agreement, if CTTQ has provided Crown Bioscience (Taicang) with the relevant preclinical research, CMC and clinical trial data of APL-502 upon request, and we or any of our affiliates or sublicensees registers and sells APL-502 outside China, we will pay up to 3.5% of annual net sales to CTTQ. Other than the obligation to pay CTTQ mentioned in the preceding sentence, we have no obligations to make any payment to Crown Bioscience (Taicang), CTTQ or any other third party under the CTTQ Sublicense Agreement or the Tri-party CTTQ Agreement (as defined below). The CTTQ Sublicense Agreement remains effective with respect to APL-502 until the expiration or termination of the CTTQ Technology Agreement. In the event of termination of the CTTQ Technology Agreement, Crown Bioscience (Taicang) will use its best efforts to have CTTQ enter into an agreement with us pursuant to which CTTQ shall grant us the same right, title and interest as it has granted to Crown Bioscience (Taicang) under the terminated CTTQ Technology Agreement, to the extent not already granted to us according to the CTTQ Sublicense Agreement. Subject to specified notice period, we may terminate the CTTQ Sublicense Agreement by written notice for convenience. Either party may, subject to specified cure periods, terminate the CTTQ Sublicense Agreement in the event of the other party’s uncured material breach.

On March 8, 2017, we (then known as CB Therapeutics, Inc.) entered into a tri-party agreement with Crown Bioscience (Taicang) and CTTQ (the “Tri-party CTTQ Agreement”), pursuant to which CTTQ is obliged to provide data and materials directly to us that we may reasonably request and collaborate with us and our affiliates in good faith in developing APL-502, according to the CTTQ Technology Agreement. Under the Tri-party CTTQ Agreement, CTTQ also granted to us, effective upon any early termination of the CTTQ Technology Agreement, the same right, title and interest as CTTQ has granted to Crown Bioscience (Taicang) under the terminated CTTQ Technology Agreement. The Tri-party CTTQ Agreement remains effective until (a) terminated by written consent of the parties thereto, (b) terminated by us upon prior written notice to Crown Bioscience (Taicang) and CTTQ, or (c) the date on which the CTTQ Technology Agreement is terminated.

Collaboration and License Agreement with GlycoMimetics Related to APL-106 and APL-108

GlycoMimetics is our APL-106 and APL-108 partner outside Greater China.

On January 2, 2020, we entered into an exclusive license and collaboration agreement with GlycoMimetics concerning the development and commercialization of uproleselan (APL-106) and a follow-on compound to uproleselan (APL-108) (collectively, the “GlycoMimetics Licensed Products”), i.e., the GlycoMimetics Agreement, for all therapeutic and prophylactic uses in humans (the “GlycoMimetics Licensed Field”) in Greater China. GlycoMimetics will retain all rights to the GlycoMimetics Licensed Products in the rest of the world. GlycoMimetics is a Nasdaq listed company (Nasdaq: GLYC), renowned for discovering, developing and commercializing novel, small-molecule glycomimetic product candidates.

Under the GlycoMimetics Agreement, GlycoMimetics granted to us (i) an exclusive, sublicensable license under certain intellectual property controlled by GlycoMimetics or its affiliates to develop, manufacture and commercialize the GlycoMimetics Licensed Products in the GlycoMimetics Licensed Field in Greater China, and (ii) a non-exclusive license under certain intellectual property controlled by GlycoMimetics to conduct preclinical research with respect to the GlycoMimetics Licensed Products in the GlycoMimetics Licensed Field outside Greater China for the purpose of developing the GlycoMimetics Licensed Products for use in Greater China. Subject to the terms and conditions of the GlycoMimetics Agreement, we shall have the right to grant sublicenses of the license mentioned in (i) above to our affiliates without GlycoMimetics’ prior written consent or to third party only with GlycoMimetics’ prior written consent.

Subject to specified exceptions, during the term of the GlycoMimetics Agreement, each party has agreed that it will not, whether by itself or with or through its affiliates or any third party, develop, manufacture or commercialize any product or compound, other than a GlycoMimetics Licensed Product, that inhibits E-Selectin as its primary mechanism of action in Greater China.

Pursuant to the terms of the GlycoMimetics Agreement, we will be responsible for conducting all development, manufacturing and commercialization activities in Greater China related to the GlycoMimetics Licensed Products in the GlycoMimetics Licensed Field, including all associated costs, except that

GlycoMimetics has agreed to supply the GlycoMimetics Licensed Products to us pursuant to clinical and commercial supply agreements. We are required to use commercially reasonable efforts to develop and commercialize the GlycoMimetics Licensed Products and are required to fulfill certain specific diligence obligations with respect to the GlycoMimetics Licensed Products.

GlycoMimetics received an upfront cash payment of $9.0 million and will be eligible to receive up to approximately $180.0 million based on the achievement of specified development, regulatory and commercial milestones. With respect to APL-106, the triggering events of development and regulatory milestone payments are (1) the NMPA’s agreement on either a (i) parallel database study or (ii) separate bridging study, in either case involving less than 100 Chinese subjects in total to support regulatory of a GlycoMimetics Licensed Product in Greater China; (2) regulatory subjects of a GlycoMimetics Licensed Product for acute myeloid leukemia in Greater China; (3) initiation of each pivotal trial for each of the first three indications (excluding acute myeloid leukemia) in Greater China; and (4) regulatory approval of a GlycoMimetics Licensed Product for each of the first three indications (excluding acute myeloid leukemia) in Greater China. With respect to APL-108, the triggering events of development and regulatory milestone payments are (1) initiation of the first clinical trial in Greater China; (2) initiation of the first pivotal trial in Greater China; (3) regulatory approval of a GlycoMimetics Licensed Product for the first indication in Greater China; (4) initiation of each additional pivotal trial for each of the next three additional indications in Greater China; and (5) regulatory approval of a GlycoMimetics Licensed Product for the next three additional indications in Greater China. Each of the foregoing milestone payments shall be payable only one time for APL-106 or APL-108 in a GlycoMimetics Licensed Product for each indication (i.e., a milestone payment shall be payable only one time, if only the formulation changes but the indication is the same). The commercial milestone payments will be triggered by the annual net sales of all

GlycoMimetics Licensed Products in Greater China in a calendar year first reaching (1) $200 million; (2) $350 million; and (3) $500 million, respectively. In addition, we will be obligated to pay GlycoMimetics tiered percentage royalties ranging from the high single digits to 15% on annual net sales of each GlycoMimetics Licensed Product in Greater China, subject to certain adjustments in specified circumstances. The total amount that we paid GlycoMimetics under the GlycoMimetics Agreement from the inception of this agreement through August 2022 is $1.4 million.

Pursuant to the GlycoMimetics Agreement, GlycoMimetics and we established a joint development committee with equal representation from each party to coordinate and oversee development, commercialization and manufacturing activities and decisions for the GlycoMimetics Licensed Products. In the event that the joint development committee cannot agree on a decision, the dispute is referred to executive officers of the parties to resolve. If the executive officers cannot reach agreement, then we will have final decision-making authority concerning development or commercialization of the GlycoMimetics Licensed Products in the GlycoMimetics Licensed Field in Greater China to the extent such activities solely arise within Greater China and solely impact the development, manufacture and commercialization of the GlycoMimetics Licensed Products in Greater China, while GlycoMimetics will have final decision making authority with respect to all other matters not allocated to us.

As between the parties, in the development, manufacture and commercialization of the GlycoMimetics Licensed Products, each party will own all new data and new inventions made solely by or on behalf of such party. Such new data and new inventions made solely by or on behalf of GlycoMimetics are included in the exclusive license granted to us under the GlycoMimetics Agreement. We granted to GlycoMimetics (i) a royalty- free, fully paid-up, sublicensable, exclusive license under the new data solely owned by us for all purposes outside Greater China, and (ii) a royalty-free, fully paid-up, sublicensable, exclusive license under the new inventions solely owned by us to develop, manufacture and commercialize the GlycoMimetics Licensed Products outside Greater China. GlycoMimetics and we will jointly own all new inventions made jointly by employees or representatives of both parties.

Unless terminated earlier, with respect to each GlycoMimetics Licensed Product in each region in Greater China, the GlycoMimetics Agreement will continue until the later of (i) 15 years after the first commercial sale of such GlycoMimetics Licensed Product in such region in Greater China and (ii) the date of expiration of the last valid patent claim of GlycoMimetics’ patent rights or any patent rights jointly owned by us and GlycoMimetics covering such GlycoMimetics Licensed Product in such region. Subject to the terms of the GlycoMimetics Agreement, we may terminate the GlycoMimetics Agreement in entirety by written notice at any time for convenience or, subject to specified notice period under the GlycoMimetics Agreement, following the occurrence of specified events. In addition, GlycoMimetics has the right to terminate the GlycoMimetics Agreement if we or certain other parties challenge GlycoMimetics’ patent rights that relate to the GlycoMimetics Licensed Products and are controlled by GlycoMimetics or its affiliates, subject to specified exceptions. GlycoMimetics may also terminate the GlycoMimetics Agreement if we discontinue material development or commercialization of all GlycoMimetics Licensed Products in Greater China for a consecutive six-month period, subject to specified exceptions. Either party may, subject to specified cure periods, terminate the GlycoMimetics Agreement in the event of the other party’s uncured material breach. Either party may terminate the GlycoMimetics Agreement under specified circumstances relating to the other party’s bankruptcy. Upon termination of the GlycoMimetics Agreement, we are required to grant to GlycoMimetics (i) a non-exclusive license under certain intellectual property controlled by us for the development, manufacture and commercialization of any GlycoMimetics Licensed Product and (ii) an exclusive license under certain intellectual property controlled by us and generated by or on behalf of us prior to such termination for the development, manufacture and commercialization of any product that is claimed by or incorporates any such intellectual property. In the event of termination by us for GlycoMimetics’ uncured material breach or bankruptcy, GlycoMimetics will be obligated to pay us a royalty on a product-by-product basis on net sales of any GlycoMimetics Licensed Product at a commercially reasonable royalty rate to be negotiated by the parties, subject to a cap.

Agreements with Nuance Group and TYG Related to APL-810

Technology Transfer and Co-Development Agreement between the Company and Nuance Group

On January 25, 2021, we entered into a technology transfer and co-development agreement (i.e., the Nuance Transfer Agreement) with Nuance Group concerning (i) the assignment of the license and co-development agreement between TYG and Nuance dated October 19, 2018 (the “Underlying TYG License Agreement”) by Nuance to us; and (ii) the transfer of certain assets relating to the Underlying TYG License Agreement by Nuance Group to us.

Under the Nuance Transfer Agreement, on January 25, 2021 we acquired from Nuance Group all rights and obligations of Nuance under the Underlying TYG License Agreement and certain other related assets, including but not limited to the patent rights to APL-810 controlled by Nuance Group, the related books and records and regulatory materials and approval, and inventories of APL-810 (the “Nuance Closing”).

Pursuant to the Nuance Transfer Agreement, we paid $3 million to Nuance Group as purchase price for the acquired assets. Nuance will be required to repay the said purchase price to us if a third party evaluates the Nuance Group’s in vitro data within 90 days after the Nuance Closing and determines that such data does not meet the criteria set forth in the Nuance Transfer Agreement. In addition, Nuance will be entitled to receive milestone payments of up to $10 million based on the achievement of regulatory milestones. The triggering events of regulatory milestone payments are (1) first accepted submission for authorization for a human clinical trial as foreseen in the development program approved and executed by TYG and us for the purpose of obtaining regulatory approval for APL-810 in the Republic of South Africa, Greater China and Taiwan (“TYG Territory”) (such development program, the “TYG Development Program”); (2) first subject-in in the first Phase 2 clinical trial as foreseen in the TYG Development Program; and (3) obtaining any and all regulatory approvals and registrations necessary for commercializing APL-810 in the first country in the TYG Territory as foreseen in the TYG Development Program. The regulatory milestone events set out in the Nuance Transfer Agreement are substantially similar to those regulatory milestone events in the Underlying TYG License Agreement based on which Nuance would make certain milestone payments to TYG. Pursuant to the Nuance Transfer Agreement, we are not required to make any milestone payment directly to TYG.

Under the Nuance Transfer Agreement, Nuance Group agrees to use commercially reasonable efforts to cause TYG to grant to us a right of first negotiation for us to obtain TYG200 and Active Checkpoint Control Immunotherapy technology. Nuance Group also granted us an exclusive, transferrable license, with the right to sublicense (through multiple tiers), under certain know-how and patent rights owned or controlled by Nuance Group to exploit APL-810 in the TYG Territory.

License and Co-Development Agreement between the Company and TYG

Under the TYG License Agreement, which we assumed in connection with the Nuance Transfer Agreement and later amended and restated, TYG granted us a royalty-bearing license under certain licensed technology, including patents and patent applications covering composition of matter and method of use relating to APL-810 (an antigen-specific, active checkpoint-control cancer vaccine) and know-how related to APL-810, to (i) exclusively (even as to TYG) commercialize APL-810 in the TYG Territory; (ii) non-exclusively develop APL-810 in and outside the TYG Territory; and (iii) non-exclusively manufacture APL-810 in and outside the TYG Territory solely for supply to (a) TYG and its affiliates for commercialization outside the TYG Territory; and (b) us with APL-810 for commercialization in the TYG Territory and development in and outside the TYG Territory. We can terminate the TYG License Agreement at any time, with or without cause, so long as we provide notice as provided in the TYG License Agreement; however, termination by us would not impact our obligation to effectuate the royalty payments below. TYG can also terminate the TYG License Agreement in certain specified circumstances, such as a change of control or in the case of a patent challenge by us, but such termination would not impact the obligation of TYG to effectuate the royalty payments below.

As of April 30, 2023, we have paid $251,700 under the TYG Agreement, including $454 paid in 2021 and $251,246 paid in 2022. In connection with the achievement of delineated regulatory milestones in the TYG

License Agreement, Apollomics has agreed to make payments to TYG totaling up to $20,000,000 and up to an aggregate of $85,000,000 in connection with delineated commercial milestones. Additionally, with respect to net sales in the United States, Apollomics has agreed to pay TYG fixed amounts on a sliding scale, with such fixed amounts increasing as net sales increase. Apollomics will also pay TYG royalties on net sales in the applicable territories, ranging from 2 to 10%, depending on the territory and net sales. TYG will pay Apollomics a royalty rate in the applicable territories ranging between 1 and 10%, depending on net sales and certain other conditions being met. Each of the parties’ obligations to pay royalties will expire, on a country-by-country basis with respect to each separate product, on the later of the First Commercial Sale (as defined in the TYG Agreement) of a given product in such country and the time at which there is no longer a Valid Claim (as defined in the TYG Agreement) of a party’s patent rights that claim or cover the Commercialisation (as defined in the TYG Agreement) of such product.

License Agreement with Edison Related to APL-122

On January 31, 2021, we entered into a license agreement with Edison under which Edison granted us an exclusive, royalty-bearing, non-transferable, sublicensable (subject to certain conditions specified therein) license under certain intellectual property controlled by Edison or its affiliates to develop, manufacture, use, sell, import, export and commercialize APL-122 (the “Edison Licensed Drug Substance”) and any pharmaceutical products containing the same (the “Edison Licensed Products”), i.e., the Edison Agreement, for all uses in humans (the “Edison Licensed Field”) outside China, Hong Kong and Taiwan (the “Edison Licensed Territory”).

Under the Edison Agreement, we will be responsible for the development and commercialization of and are required to use commercially reasonable efforts to develop and commercialize the Edison Licensed Drug Substance and Edison Licensed Products in the Edison Licensed Field in the Edison Licensed Territory. In order to avoid any delay in clinical development that may be caused by assignment of clinical trial notification that Edison’s clinical trial partner, Senz, is in the process of filing in Australia pursuant to the Evaluation Agreement (as defined below), Edison will retain the right to conduct or have conducted the clinical trial in accordance with the Evaluation Agreement or any clinical trial conducted to test the safety and/or efficacy of the Edison Licensed Drug Substances in humans (the “Initial Clinical Trial”). Edison will retain these rights until the earlier of (a) the completion of the Initial Clinical Trial, or (b) the date on which the assignment of the IND for the Initial Clinical Trial to us or a party designated by us. The aforementioned evaluation agreement (the “Evaluation Agreement”) is dated February 11, 2020 and is by and between Senz and NewGen, a wholly-owned subsidiary of Edison. At our cost, Edison will be responsible for and is required to use commercially reasonable efforts to perform the activities assigned to it in the joint development plan, including designing and conducting the Initial Clinical Trial, filing all regulatory materials and interacting with the applicable regulatory authorities associated with such Initial Clinical Trial. We will own all regulatory filings, submissions and approvals for developing, manufacturing and/or commercializing the Edison Licensed Drug Substance and Edison Licensed Products in the Edison Licensed Territory, except that Edison will initially own the IND for conducting the Initial Clinical Trial in Australia, which will be assigned to us at our reasonable request or alternatively, to which Edison is required to grant us the right of reference. The Phase 1 trial in Australia has begun and is currently recruiting subjects.

In connection with the execution of the Edison Agreement, we made a one-time payment to Edison of $1,500,000. Upon the achievement of certain delineated regulatory milestones, we will make milestone payments to Edison totaling up to $27,500,000 in the aggregate. Upon the achievement of certain delineated commercial milestones, we will make milestone payments to Edison totaling up to $85,000,000 in the aggregate. Additionally, with respect to net sales in the licensed territory, we have agreed to pay Edison fixed royalty percentages on a sliding scale, with such fixed amounts ranging from 4 to 12.5%, depending on net sales. The Edison Agreement is in effect until the expiration of all payment obligations set forth in the Edison Agreement, unless terminated earlier. We can terminate the Edison Agreement at any time, with or without cause, so long as we provide notice as provided in the Edison Agreement and abide by the early termination obligations in the Edison Agreement.

Pursuant to the Edison Agreement, promptly after the execution date of the Edison Agreement, Edison and we shall use good faith efforts to enter into an agreement between us, Edison, Senz, and our Australian subsidiary,

Apollomics (Australia) Pty Ltd., to effectuate the assignment of certain evaluation data generated from use of the Edison Licensed Drug Substance or Edison Licensed Products under a work plan of the Evaluation Agreement from Senz to Apollomics Australia (the “Potential Agreement”).

Research Master Services Agreement with Caris

Caris is our partner for the MET companion diagnostic assay.

On February 21, 2020, we entered into a research master services agreement with Caris concerning the development of a MET companion diagnostic assay (the “Caris MSA”). Pursuant to the Caris MSA, we will provide subject samples to Caris and Caris will use commercially reasonable efforts to perform certain services, including preparing an analytically validated assay which may be used to select subjects in clinical trials of APL-101 in NSCLC and pan-cancer indications, conducting analytical verification and validation studies and a diagnostic clinical trial required for regulatory approval, and seeking product approval and/or registration with global regulatory authorities. Subject to achievement of specified development and regulatory milestones, Caris will be eligible to receive milestone payments of up to $10.2 million. The Caris MSA provides for multiple development or regulatory milestones in phases. In the project initiation phase, milestone triggering events are: (1) resource allocation and validation studies; and (2) investigational device exemption briefing packet submission. In the analysis phase, milestone triggering events are: (1) finalization of study design with the FDA; and (2) pre-market approval data collection, compilation and submission to the FDA. In the planning and product feasibility phase, milestone triggering events are: (1) second pre-sub submission to the FDA; (2) pre-market approval supplement preparation and regulatory evaluation; (3) supplemental pre-market approval submission; and (4) CE mark or in vitro diagnostic regulation registration. In the clinical sample analysis and handling phase, milestone triggering events are: (1) molecular profile screening for subject enrollment; (2) trial management; and (3) kit manufacturing and management. Caris will be eligible to receive additional milestone payments triggered by: (1) shipping of items to clinical kits such as kits or blocks; and (2) document translation. The total amount that we paid Caris under the Caris MSA from January 2019 through December 31, 2021 is $3,365,750. The term of the Caris MSA commenced on February 21, 2020 and shall continue in force for three years therefrom. Subject to the terms of the Caris MSA, either party may terminate the Caris MSA by written notice at any time for convenience or in the event of the other party’s material breach without cure.

Collaboration and License Agreement with RevMab

RevMab is our partner for our discovery stage candidates related to antibodies against CD40. The discovery activities relating to this partnership have resulted in the development of our early stage candidate, APL-801.

RevMab is a biotechnology company based in South San Francisco, California focused on the development of recombinant monoclonal antibodies using a revolutionary technology that does not require cell fusion and hybridoma generation.

On November 12, 2019, we entered into a collaboration and license agreement with RevMab, whereby both parties agreed to collaborate to develop and commercialize certain antibodies against CD40 (the “mAb Products”), i.e., the RevMab Agreement.

Pursuant to the RevMab Agreement, RevMab granted to us a worldwide, exclusive, sublicensable license under certain intellectual property controlled by RevMab or its affiliates, including know-how and a patent application covering composition of matter and method of use relating to certain novel anti-CD40 antibodies, to research, develop, make and commercialize the mAb Products for the prevention, treatment, control or diagnosis of any and all human disorders or conditions in the world, and we granted to RevMab a non-exclusive, non- sublicensable license under certain intellectual property controlled by us or our affiliates, including any patents covering checkpoint inhibitors or mAb Products, solely for the purpose of development of the mAb Products by RevMab for use by Apollomics, its affiliates, its sublicensees, or assigns in accordance with the RevMab

Agreement. The RevMab Agreement established a joint steering committee comprised of some of our senior executives and RevMab senior executives. This committee provides high-level oversight and decision-making regarding the development activities contemplated in the RevMab Agreement.

The RevMab Agreement will continue in effect on a country by country basis per mAb Product in the applicable territory until the date upon which no Valid Claim (as defined in the RevMab Agreement) exists or for a period of 20 years, whichever is later. We can terminate the RevMab Agreement at any time, with or without cause, so long as we provide notice as provided in the RevMab Agreement; however, termination by us would not impact our obligation to effectuate the payments outlined below to the extent such obligations accrued prior to termination.

In connection with the achievement of delineated regulatory milestones, Apollomics has agreed to make payments to RevMab totaling up to $6,000,000. We have paid $590,000 under the RevMab Agreement, including a $300,000 upfront payment, and incurred developmental expenses of $0 in 2019, $140,000 in 2021 and $150,000 in 2022. Apollomics will also pay RevMab a royalty rate of 2% of net sales of mAb Products, subject to adjustment depending on the extent to which third party payments are required.

Drug Discovery

Our drug discovery research focuses primarily on next-generation cancer therapies targeting biological pathways that are critical to the immunosuppressive TME. While first-generation immuno-oncology therapies, such as immune checkpoint inhibitors, are a remarkable therapeutic advancement, most subjects do not achieve durable clinical benefit primarily because these therapies focus on only a single element of the complex and interconnected immunosuppressive TME and the on-target, off-tumor toxicity leads to a small therapeutic window for drug development. We believe there is a significant opportunity to more broadly engage the body’s immune system in a multifaceted, coordinated, personalized approach to meaningfully improve cure rates for a variety of cancers. Leveraging our deep understanding of the TME biology, we believe we are able to find optimal therapeutic targets and the subjects most likely to benefit, and discover novel biologic candidates with desirable biological activity.

Handling of Subject Data

Personal data of the study participants of our clinical trials is managed by our CROs. Other clinical data is stored in secure clinical databases which are developed and managed by our CROs. We therefore are involved with receiving, collecting, generating, storing, processing, transmitting and maintaining medical data treatment records and other personal details of subjects enrolled in our clinical trials, along with other personal or sensitive information. Only appropriate clinical trial personnel, including our clinical trial managers and investigators from the CROs, have access to the data within the relevant database. Access to the database is restricted by password controls and a user access list for the clinical trial databases is maintained to ensure that user access rights are granted on a need-to-know basis. All of our CROs are required to comply with the applicable good clinical practices guidelines, which include clauses on data management, 45 CFR 164, Security and Privacy, of the U.S. Code of Federal Regulations, and other applicable state or federal data privacy and cybersecurity laws, which cover the data protection and privacy of electronic protected health information. We conduct audits on an annual basis to ensure that the CROs are following regulatory requirements properly.

BUSINESS DEVELOPMENT

To expand our pipeline, we are exploring collaboration and in-licensing opportunities with global industry players. We have a proven track record of collaborating with biopharmaceutical and biotechnology companies across the globe, including GlycoMimetics and Caris, which underscores our credibility with global biopharmaceutical and biotechnology companies and paves the way for long-term collaborations. Recently, we in-licensed from Edison the worldwide rights (excluding China, Hong Kong and Taiwan) of an IND-ready drug candidate, namely APL-122, an

ErbB1/2/4 inhibitor; and from Nuance and TYG the Greater China, Taiwan, and South Africa rights of a preclinical-stage cancer vaccine candidate, APL-810. In these arrangements, we typically exchange data with our licensors for development and regulatory purposes. We believe these arrangements will speed up the development of our drug candidates.

Competition

Our industry is characterized by rapidly evolving technologies, competition and a strong emphasis on intellectual property and proprietary drugs. While we believe that our expertise, scientific knowledge and drug candidates developed so far provide us with competitive advantages, we face potential competition from many known and unknown entities, including existing and new biopharmaceutical companies, academic institutions and public and private research institutions. Any drug candidates that we successfully develop and commercialize would compete with existing drugs and new drugs that may become available in the future.

We operate in the segments of the pharmaceutical, biopharmaceutical and other related markets that address oncology diseases. There are many other companies spread across the world working to develop similar therapies in these fields. These companies include divisions of large pharmaceutical companies and biopharmaceutical companies of various sizes. Many of the companies against which we are competing or may compete in the future may have significantly greater financial resources and expertise in R&D, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in our industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and recruiting subjects for clinical trials, as well as acquiring technologies or assets complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize drugs that are safer or more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any drugs that we or our partners may develop. Our competitors may also obtain regulatory approvals for their drugs earlier than we do for ours, which could result in our competitors establishing a strong market position before we or our partners are able to enter the market. The key competitive factors affecting the success of all of our drug candidates, if approved, are likely to be their efficacy, safety, convenience and price, the effectiveness of companion diagnostics in guiding the use of related therapeutics, the level of generic competition, and the availability of reimbursement from government and other third-party payors.

Manufacturing

Our CMC team works closely with our collaboration partners and CMOs to ensure supply of high quality materials for preclinical and clinical development of our drug candidates. With our experienced CMC team and knowledge in CMC of small molecules and biologics, we are able to advance drug candidates through the development cycle.

Pursuant to our collaboration and license agreement with GlycoMimetics, we have entered into a clinical supply agreement with GlycoMimetics, under which GlycoMimetics or its third-party partners will supply APL-106 to us to support our clinical trials in Greater China. If and when APL-106 or APL-108 is approved for marketing in Greater China, we plan to continue to procure APL-106 or to procure APL-108 from GlycoMimetics or its third-party partners to support our initial commercialization in Greater China under the supply agreements to be entered into between us and GlycoMimetics, and only thereafter may manufacture APL-106 or APL-108 via our own CMOs under the manufacturing license granted by GlycoMimetics in the GlycoMimetics Agreement.

Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements governing recordkeeping, manufacturing processes and controls, personnel, quality control, and quality assurance, among others. We have worked with our partners and designed our manufacturing processes in compliance with cGMP, cGLP, and other regulatory requirements in relevant jurisdictions globally.

Commercialization Plan

Our current plan is to remain a development company, and plan collaborative partnerships or outlicense the commercial rights of our drug candidates with companies with an established commercial team in relevant therapeutic area(s) to maximize the potentials of our compounds.

Intellectual Property

Intellectual property rights are important to the success of our business. Our future commercial success depends, in part, on our ability to obtain and maintain patent and other intellectual property and proprietary protections for commercially important technologies, inventions and know-how related to our business, defend and enforce our patents, preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating or otherwise violating the valid, enforceable intellectual property rights of third parties.

As of the date of this prospectus, we owned a total of 30 granted or issued patents and 49 pending patent applications, including two pending PCT applications, relating to our drug candidates and technologies.

The patent portfolios for APL-101 and other key drug candidates as of the date of this prospectus are summarized below:

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APL-101. We owned one issued U.S. patent and six issued patents in other jurisdictions. We also owned three pending U.S. patent applications, two pending Chinese patent application, and nne pending patent applications in other jurisdictions. All of the issued patents are expected to expire in 2033, before taking into account any extension that may be obtained through patent term extension or adjustment, or term reduction due to filing of terminal disclaimers.

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APL-102. We owned two issued U.S. patents, one issued patent in China and six issued patents in other jurisdictions. We also owned five pending applications. The issued patents are expected to expire in 2033, before taking into account any extension that may be obtained through patent term extension or adjustment, or term reduction due to filing of terminal disclaimers.

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APL-122. We did not own any issued patent or patent application directed to APL-122. We have obtained an exclusive license globally (excluding China, Hong Kong and Taiwan) under a group of patents and patent applications related to APL-122, including 14 issued patents.

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APL-106 and APL-108. We did not own any issued patent or patent application directed to APL-106 and/or APL-108. We have obtained an exclusive license in Greater China under a group of patents and patent applications related to APL-106 and/or APL-108, including four issued patents, and four pending patent applications.

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APL-501. We owned three issued U.S. patents and fourteen issued patents in other jurisdictions. We also owned 10 pending patent applications. The issued patents are expected to expire in 2035, before taking into account any extension that may be obtained through patent term extension or adjustment, or term reduction due to filing of terminal disclaimers. We also own four pending PD-1—IL10 fusion protein applications.

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APL-502. We owned two issued U.S. patents and seven issued patents in other jurisdictions. We also owned one pending U.S. patent application and 11 pending patent applications in other jurisdictions. The issued patents are expected to expire in 2035, before taking into account any extension that may be obtained through patent term extension or adjustment, or term reduction due to filing of terminal disclaimers..

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APL-810. We did not own any issued patent or patent application directed to APL-810. We have obtained an exclusive license in Greater China, Taiwan, and South Africa under a group of patents and patent applications related to APL-810, including six issued patents and one pending patent applications.

•	APL-801. We have one patent application pending in the United States.

The following table summarizes the details of the granted patents and the filed patent applications owned by us on APL-101, APL-501, APL-502 and APL-102.

Drug Candidate	Scope / Type of Patent Protection	Jurisdiction	Status	Patent Expiration

APL-101	Highly selective c-Met inhibitors as anticancer agents / Composition of Matter	U.S., Japan, Germany, France, Great Britain, Ireland, Italy	Granted	2033

APL-101	Method for treating cancer using combination of c-Met inhibitor and anti-PD-1 antibody / Method of Use	U.S., China, Europe, Japan, Canada	Pending	NA

APL-101	Method for treating cancer patients with c-Met point mutation or c-Met fusion gene / Method of Use	U.S., China, Europe, Japan, Canada	Pending	NA

APL-101	Novel pharmaceutical formulation for c-Met inhibitor / Composition of Matter	U.S., Europe, Japan, Canada	Pending	NA

APL-501	Anti-PD-1 antibodies / Mix of Composition of Matter and Method of Use	Australia, Switzerland, Germany, Spain, France, United Kingdom, Hong Kong, Ireland, Israel, India, Italy, Japan, Mexico, South Africa, U.S.	Granted	2035

APL-501	Anti-PD-1 antibodies / Mix of Composition of Matter and Method of Use	Brazil, Canada, Switzerland, Korea, New Zealand, Russia, Australia, Israel, Singapore	Pending	NA

APL-501	PD-1+IL-10 combo / Method of Use	U.S., Europe, Japan, Canada	Pending	NA

APL-502	Anti-PD-L1 antibodies / Mix of Composition of Matter and Method of Use	Australia, Israel, Japan, Korea, Mexico, Russia, U.S., Japan,	Granted	2035

APL-502	Anti-PD-L1 antibodies / Mix of Composition of Matter and Method of Use	Brazil, Canada, Hong Kong, India, New Zealand, South Africa, Australia, Mexico, Singapore, U.S.	Pending	NA

APL-102	Cyclopropanecarboxamido- substitute aromatic compounds as anti-tumor agents / Mix of Composition of Matter and Method of Use	U.S., China, Germany, France, Great Britain, Ireland, Italy, Japan	Granted	2033

APL-102	Cancer treatment using multitargeted kinase inhibitor in combination of tyrosine kinase biomarkers / Method of Use	U.S., China, Europe, Japan, Hong Kong	Pending	NA

The following table summarizes the patents and patent applications licensed to us for our in-licensed drug candidates, namely APL-106, APL-108, APL-122 and APL-810.

Drug Candidate	Scope / Type of Patent Protection	Jurisdiction	Status	Applicant

APL-106	E-Selectin antagonist compounds, compositions, and methods of use / Composition of Matter and Method of Use	China, Hong Kong	Granted	GlycoMimetics

APL-106	Compounds, compositions and methods using E-Selectin antagonists for mobilization of hematopoietic cells / Composition of Matter and Method of Use	China	Granted	GlycoMimetics

APL-106	Methods for treating acute myeloid leukemia and related conditions / Methods of Use	China	Pending	GlycoMimetics

APL-106	Combination T-cell check point inhibitor and E-Selectin inhibitor / Combination for use in a method	Hong Kong	Granted	GlycoMimetics

APL-108	Efficient polymer E-Selectin antagonist / Composition of Matter and Method of Use	China, Hong Kong	Pending	GlycoMimetics

APL-122	Alkyne Substituted Quinazoline Compound as ErbB inhibitor / Composition of Matter and Method of Use	Australia, Brazil, Canada, France Germany, United Kingdom, Switzerland, Israel, Korea, India, Japan, Mexico, United States	Granted	Newgen Therapeutics Inc.

APL-810	Immunoregulatory vaccine / Composition of Matter (Vaccines) and Method of Use	U.S., China	Granted	S-Target Therapeutics GMBH

APL-810	Immunoregulatory composition / Composition of Matter and Method of Use	United States, China	Granted	TYG Oncology Ltd

APL-810	Coiled-coil connector / Composition of Matter and Method of Use	United States, China	Granted	OncoQR ML GmbH

APL-810	Coiled-coil connector / Composition of Matter and Method of Use	Hong Kong	Pending	OncoQR ML GmbH

The terms of individual patents may vary based on the jurisdictions in which they are obtained. In most jurisdictions in which we file patent applications, including China and the United States, the term of an issued patent is generally 20 years from the filing date of the earliest non-provisional patent application on which the patent is based in the applicable country. In the United States, an issued patent’s term may be lengthened in some cases by a patent term adjustment, which extends the term of a patent to account for administrative delays by the USPTO in excess of a patent applicant’s own delays during the prosecution process. Alternatively, the term of a patent registered in the United States may be shortened if the patent is terminally disclaimed over, and will expire on the same day as, a commonly-owned patent having an earlier expiration date.

In addition, with respect to any issued patents in the United States and European Union, we may be entitled to obtain an extension of the patent’s term from the respective government agencies that review and approve

NDAs provided we meet the applicable requirements for obtaining such patent term extensions. For example, in the United States, we may apply for a patent term extension of up to five years as compensation for the patent term lost during clinical trials and the FDA regulatory review process under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The exact duration of the extension depends on the time we spend in clinical trials, as well as getting an NDA approval from the FDA. However, a patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Japan is another country where similar patent term extension is currently available, and Japan appears to have harmonized the major components of its patent term extensions with those of the United States and European Union, with the extension not exceeding five years. In China, the Standing Committee of the National People’s Congress (SCNPC) promulgated the amended Patent Law of the PRC in October 2020, which became effective on June 1, 2021 and provides for patent term adjustment and patent term extension for the first time. Patent term adjustment is available to Chinese invention patents, to compensate unreasonable delays caused by patent office in excess of a patent applicant’s own delays during the patent examination procedures. Patent term extension of up to five years is available to Chinese invention patents claiming new drugs to compensate for the time spent during regulatory process, provided that the total term of the patent after extension cannot exceed 14 years in total commencing on the date of new drug approval. On November 27, 2020, the China National Intellectual Property Administration (CNIPA) published the Proposed Amendments to Implementing Rules of the Patent Law of the PRC for public comments, proposing detailed implementation rules for patent term extension and adjustment, including but without limitation, the eligible type of patents, requirements for the application for patent term extension and adjustment, calculation method of the extension, and limitations during the extended patent term. However, those proposed amendments for the drug patent extension system have not yet been finalized or adopted, and therefore the implementation, interpretation and enforcement of laws and regulations regarding the patent extension system remain uncertain.

The protection afforded by a patent varies on a claim-by-claim and country-by-country basis and depends upon many factors, including the type of patent, the scope of its coverage, the availability of any patent term extensions or adjustments, the availability of legal remedies in a particular country and the validity and enforceability of the patent. With respect to APL-101, we own patents and patent applications that cover the structure of APL-101, the use of APL-101 for treating and method for treating cancer and the formulation of APL-101. For further information, please refer to the table summarizing the details of the issued patents and the filed patent applications owned by us on APL-101, APL-501, APL-502 and APL-102 above in this section. We cannot provide any assurance that patents will issue with respect to any of our owned or licensed pending patent applications or any such patent applications that may be filed in the future, nor can we provide any assurance that any of our owned or licensed issued patents or any such patents that may be issued in the future will be commercially useful in protecting our product candidates, uses of our products and methods of manufacturing our products.

We are aware of numerous issued patents and pending patent applications belonging to third parties that exist in fields in which we are developing our drug candidates. In particular:

The Structure Patents. A family of third-party issued patents in the United States and Europe claiming genus compounds that may be relevant to the structure of APL-101, which we refer to as the Structure Patents, will expire in December 2026. If we were to commercialize before the expiration of the Structure Patents (as we plan to), the third party may contend that we need to obtain a license before the commercialization of APL-101 in relevant jurisdictions and to pay license fees (the “Potential Contention”). We had discussions with a licensee of the patent holder of the Structure Patents and/or its affiliates (collectively, the “Patent Holder Group”) on the entry into a sublicensing agreement in connection with APL-101 in 2020. We subsequently learned from such licensee that it did not have the sublicense right, so no agreement was concluded. We and members of the Patent Holder Group have entered into a confidentiality disclosure agreement (the “CDA”). Subject to the terms of the CDA, we are precluded from disclosing more information about the nature of the transaction to any third party unless required by “a court or administrative subpoena or order.” Despite the foregoing, we cannot assure you that we will be able to obtain the license in time or on commercially acceptable terms, and if we fail to do so, we may need to delay our launch in the relevant markets until the Structure Patents expire in December 2026, or if we plan to commercialize APL-101 as scheduled, we face the risk that the relevant third party may initiate legal proceedings against us. For example, if APL-101 is launched in 2024, the remaining time during which the Structure Patents can be maintained in force is only two years, which is rather short compared to the general time period expected for litigation or other proceedings. Considering the limited patent term remaining, the costly and time-consuming litigation or other proceedings, as well as the Patent Holder Group’s potential interest in a business transaction with us, we believe it is unlikely that the Patent Holder Group will bring claims for infringement or even seek injunction against us after we obtain the regulatory approval of APL-101 in relevant jurisdictions. In the worst case scenario, i.e., we fail to reach an agreement with the Patent Holder Group after we obtain the regulatory approval of APL-101 but before the expiration of the Structure Patents in December 2026 and a court’s judgment is in favor of the Patent Holder Group, we may need to suspend or delay the commercialization of APL-101 until the expiration of the Structure Patents in December 2026.

The General Method Patent. A third-party issued patent in the United States claiming the use of a particular c-Met antagonist for treating lung tumors, which we refer to as the General Method Patent, will expire in 2026 and may cover the use of APL-101 in certain indications. A term relating to c-Met antagonist in the relevant claims of the General Method Patent may be interpreted as not including c-Met TKIs that bind to the ATP-binding pocket of the c-Met kinase domain but do not interfere with the interaction of c-Met and HGF, and thus would not cover APL-101. If such term is broadly interpreted as including those c-Met tyrosine kinase inhibitors, the relevant claims might encompass c-Met tyrosine kinase inhibitors of prior art teachings and thus should be held invalid for lacking novelty or inventiveness in view of prior art. In light of such assessment, we may challenge the patent validity before the court or administrative agency in any relevant jurisdiction and initiate invalidation action if needed. However, there is no assurance that the court or administrative agency would agree with our assessment. In the worst case scenario, i.e., the validity of General Method Patent is upheld and the patent holder succeeds in a court order for infringement and injunction, we may need to delay the commercialization of APL-101 in the relevant jurisdiction until expiration of the General Method Patent.

The Withdrawn Method Patent Application. A third-party patent application in Europe claiming the use of a c-Met antagonist for treating glioblastoma expressing high level of HGF, which we refer to as the Withdrawn Method Patent Application, is currently deemed to be withdrawn. However, the applicant could file a request for re-establishment of the Withdrawn Method Patent Application before September 2021, and if the applicant does so and successfully reestablishes the application, and the patent is subsequently granted based on the current claims, the expiry of such patent will fall in March 2035. To assess whether our intended use of APL-101 may infringe the claims of the Withdrawn Method Patent Application (if granted), a freedom to operate analysis was conducted. Based on the results of such freedom to operate analysis and the fact that our targeted indications for APL-101 are certain cancers with c-Met dysregulation, we believe that the indications which APL-101 will be marketed for will not literally fall within the scope of the claims presently on file, meaning that our action in the intended use of APL-101 (i.e., therapeutic use in certain cancer patients with c-Met dysregulation) does not involve exactly each and every element recited in the claims of the Withdrawn Method Patent Application. However, it is possible that APL-101 will be used by doctors to treat cancers other than those that APL-101 is intended for. If APL-101 is administered to certain cancer patients who were found to have a genetic alteration covered by a claim of the Withdrawn Method Patent (if granted), there may be a risk that we are considered infringing such patent indirectly by the court in certain jurisdictions, including the United Kingdom. We have been monitoring and will continue to monitor on a monthly basis the prosecution and legal status of the Withdrawn Method Patent Application on the official website of European Patent Office to assess the necessity to communicate with the patent owner.

To our knowledge, there are no claims already pursued by any third party for infringement of any of the Structure Patents or the General Method Patent in relation to the commercialization of other product(s) which is/ are similar to APL-101. In relation to the Structure Patents, the General Method Patent and the Withdrawn Method Patent Application, we believe the following:

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Despite the existence of the Structure Patents, the General Method Patent and the Withdrawn Method Patent Application, we have not infringed the intellectual property rights of any third parties that may give rise to a claim of infringement of intellectual property rights by any third party for injunctive relief or actual damages because the jurisdictions where we are conducting clinical trials exempt clinical trials and other activities for obtaining regulatory approvals from patent infringements.

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The underlying claims in relation to the Potential Contentions, if pursued, might not prevail if the validity or valid scope of the relevant patents is not acknowledged by the relevant court or administrative agency.

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With respect to any issued patent in the United States or European Union, the term of which is extended to compensate for the patent term lost during the clinical trials and regulatory review, the rights derived from such patent during the extended period are only limited to the structure of an approved drug, its salts or other forms, and its approved indications. The patent term of a third-party issued patent in a jurisdiction may only be eligible for extension when the relevant drug is approved in such jurisdiction and such extended patent term can be used to block the entry of a generic version of the approved drug. Even if the patent term of any of the Structure Patents, the General Method Patent and the issued patents with respect to the Withdrawn Method Patent Application (if granted) is extended, such extension would not affect our clinical development plan and commercial launch of APL-101 as APL-101 is not a generic version of any approved drug and we do not anticipate that APL-101 will be a generic version of any drug to be approved.

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The existence of the Structure Patents, the General Method Patent, the Withdrawn Method Patent Application and the key patents of the approved c-Met inhibitors does not have any impact on the validity and enforceability of our issued patents in relation to APL-101 because of the allowance of claims in our issued patents by the relevant patent offices. Please refer to the section headed “Risk Factors—Risks Related to Our Intellectual Property Rights—If we are sued for infringing, misappropriating, or otherwise violating intellectual property rights of third parties or engaging in unfair competition, such litigation could be costly and time-consuming and could prevent or delay us from developing or commercializing our drug candidates.” for a description of risks related to the development and commercialization of our drug candidates.

We may rely, in some circumstances, on trade secrets and/or confidential information to protect aspects of our technology. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with consultants, scientific advisers and contractors, and invention assignment agreements with our employees. We have entered into confidentiality agreements and non-competition agreements with our senior management and certain key members of our R&D team and other employees who have access to trade secrets or confidential information about our business. Our standard employment contract, which we use to employ each of our employees, contains an assignment clause, under which we own all the rights to all inventions, technology, know-how and trade secrets derived during the course of such employee’s work.

These agreements may not provide sufficient protection of our trade secrets and/or confidential information. These agreements may also be breached, resulting in the misappropriation of our trade secrets and/or confidential information, and we may not have an adequate remedy for any such breach. In addition, our trade secrets and/or confidential information may become known or be independently developed by a third party, or misused by any partners to whom we disclose such information. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to or successfully copy aspects of our products or to obtain or use information that we regard as proprietary without our consent. As a result, we may be unable to sufficiently protect our trade secrets and proprietary information.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. Despite any measures taken to protect our data and intellectual property, unauthorized parties may attempt to or successfully gain access to and use information that we regard as proprietary. Please refer to the section entitled “Risk Factors—Risks Related to our Intellectual Property Rights” for a description of risks related to our intellectual property.

We conduct our business under the brand name of “Apollomics.” As of the date of this prospectus, we had primarily registered 14 trademarks/classes in China, 2 trademarks/classes in the United States, and 24 trademarks/classes in Hong Kong.

We enter into collaboration agreements and other relationships with pharmaceutical companies and other industry participants to leverage our intellectual property and gain access to the intellectual property of others. Please refer to “—Licensing and Collaboration Arrangements” above for further details.

As of the date of this prospectus, we were not involved in any proceedings in respect of, and we had not received notice of any claims of infringement of, any intellectual property rights that were threatened or pending, in which we were a claimant or a respondent.

Our directors confirm that as of the date of this prospectus, there had been no instance in our R&D activities of drug candidates, including APL-101, that may give rise to a claim of infringement of intellectual property rights by any third party for injunctive relief or actual damages because the jurisdictions where we are conducting R&D of drug candidates exempt R&D activities from obtaining regulatory approvals for patent infringements. Such jurisdictions are Australia, Canada, China, Finland, France, Hungary, Italy, New Zealand, Russia, Singapore, Spain, Taiwan, the United Kingdom, Ukraine and the United States.

Government Regulations

Government authorities in the United States, at the federal, state and local level, in China, and in other countries and jurisdictions, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States, in China and in other foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

United States regulation of pharmaceutical product development and approval

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The FDC Act and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Pharmaceutical products—such as small molecule drugs and biological products, or biologics—used for the prevention, treatment, or cure of a disease or condition of a human being are subject to regulation under the FDC Act, with the exception that the section of the FDC Act that governs the approval of drugs via NDAs does not apply to the approval of biologics. In contrast, biologics are approved for marketing under provisions of the Public Health Service Act, or PHS Act, via a BLA. However, the application process and requirements for approval of BLAs are very similar to those for NDAs. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending NDAs or BLAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves nonclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence in the United States, and adequate and well- controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans in the United States. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational drug or biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; and (iii) under protocols detailing the objectives of the trial and the criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA regulations or presents an unacceptable risk to the clinical trial patients. Imposition of a clinical hold may be full or partial. The study protocol and informed consent information for patients in clinical trials must also be submitted to an IRB for approval. The IRB will also monitor the clinical trial until completed. An IRB may require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs and BLAs for marketing approval are typically conducted in three sequential phases. In Phase 1, the initial introduction of the drug or biologic into healthy volunteers or patients, the product is tested to assess safety, dosage tolerance, metabolism, pharmacokinetics, pharmacological actions, side effects associated with drug exposure, and to obtain early evidence of a treatment effect if possible. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug or biologic for a particular indication, determine optimal dose and regimen, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain additional information about clinical effects and confirm efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug or biologic and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the safety and efficacy of the drug or biologic. In rare instances, a single Phase 3 trial may be sufficient, for example, when either (1) the trial is a large, multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible or (2) the single trial is supported by other confirmatory evidence.

These phases may overlap or be combined. For example, a Phase 1/2 clinical trial may contain both a dose- escalation stage and a dose-expansion stage, the latter of which may confirm tolerability at the recommended dose for expansion in future clinical trials (as in traditional Phase 1 clinical trials) and provide insight into the anti-tumor effects of the investigational therapy in selected subpopulation(s). Typically, during the development of oncology therapies, all subjects enrolled in Phase 1 clinical trials are disease-affected patients and, as a result, considerably more information on clinical activity may be collected during such trials than during Phase 1 clinical trials for non-oncology therapies.

In addition, the manufacturer of an investigational drug or biologic in a Phase 2 or Phase 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access, sometimes called compassionate use, to such investigational drug or biologic.

After completion of the required clinical testing, an NDA or BLA is prepared and submitted to the FDA. FDA approval of the NDA or BLA is required before marketing and distribution of the product may begin in the United States. The NDA or BLA must include the results of all nonclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA or BLA is substantial. The submission of most NDAs and BLAs is additionally subject to a substantial application user fee. Under an approved NDA or BLA, the applicant is also subject to an annual program fee. These fees typically increase annually. An NDA or BLA for a drug that has been designated as an orphan drug is not subject to an application fee, unless the NDA or BLA includes an indication for other than a rare disease or condition. The FDA has 60 days from its receipt of an NDA or BLA to determine whether the application will be filed based on the FDA’s determination that it is sufficiently complete to permit substantive review. Once the submission is filed, the FDA begins an in-depth review. Every five years, the FDA typically agrees to certain performance goals to complete the review of NDAs and BLAs. Most applications are classified as standard review products that are reviewed within ten months of the date the FDA files the NDA or BLA; applications classified as priority review are reviewed within six months of the date the FDA files the NDA or BLA. An NDA or BLA can be classified for priority review when the FDA determines the drug or biologic has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority reviews may be extended by the FDA for three or more additional months to consider certain late-submitted information or information intended to clarify information already provided in the NDA or BLA submission.

The FDA may also refer applications for novel drug and biological products, as well as drug and biological products that present difficult questions of safety or efficacy, to be reviewed by an advisory committee—typically a panel that includes outside clinicians, statisticians and other experts—for review, evaluation, and a recommendation as to whether the NDA or BLA should be approved. The FDA is not bound by the recommendation of an advisory committee, but generally follows such recommendations. Before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug or biological product is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory.

After the FDA evaluates the NDA or BLA and completes any clinical and manufacturing site inspections, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the NDA or BLA submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA or BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing and distribution of the drug or biologic with specific prescribing information for specific indications.

As a condition of NDA or BLA approval, the FDA may require a risk evaluation and mitigation strategy (“REMS”) to help ensure that the benefits of the drug or biologic outweigh the potential risks to patients. A REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”). ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring, and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.

Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved NDA or BLA, including changes in indications, product labeling, manufacturing processes or facilities, require submission and FDA approval of a new NDA or BLA, or supplement to an approved NDA or BLA, before the change can be implemented. An NDA or BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA and BLA supplements as it does in reviewing original NDAs and BLAs.

Applications Based on Foreign Clinical Data

The FDA’s acceptance of data from clinical trials not conducted under an IND outside of the United States is subject to certain regulatory conditions, including that the clinical trial must be well designed and well controlled as well as conducted in accordance with GCP. The FDA must also be able to validate the data from any foreign study through an on-site inspection if the agency deems it necessary. A sponsor or applicant may ask the FDA to waive certain of these requirements. An application based solely on foreign clinical data may be approved by the FDA if: (1) the foreign data are applicable to the U.S. population and U.S. medical practice; (2) the studies have been performed by clinical investigators of recognized competence; and (3) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Failure of an application to meet any of these criteria will result in the application not being approvable by the FDA based on the foreign data alone. The FDA applies this policy in a flexible manner according to the nature of the drug and the data being considered.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs or biologics intended to treat a rare disease or condition—generally a disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing, and making a product available in the United States for such disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the drug or biological product and its potential orphan disease use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process or guarantee eventual approval by the FDA. The first NDA or BLA applicant to receive FDA approval for a particular active moiety to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product in the approved indication. For large molecule drugs, sameness is determined based on the principal molecular structural features of a product.

During the seven-year marketing exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, or in the case of a biological product, one containing the same principal molecular structural features for the same indication, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. A product can be considered clinically superior if it is safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biological product for the same disease or condition, or the same drug or biological product for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA or BLA user fee.

Breakthrough Therapy Designation

The FDA is also required to expedite the development and review of drugs and biological products that are intended to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. The sponsor of a new drug or biological product candidate may request that the FDA designate the candidate for a specific indication as a breakthrough therapy concurrent with, or after, the filing of the IND for the drug or biological product candidate. The FDA must determine if the drug or biological product qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. Breakthrough designation does not grant any advantages in the regulatory approval process or guarantee eventual approval by the FDA.

Fast Track Designation and Priority Review

Through the fast track designation, FDA is required to facilitate the development, and expedite the review, of drugs or biological products that are intended for the treatment of a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for the condition. Fast track designation may be granted when preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Filling an unmet medical need is defined as providing a therapy where none exists or providing a therapy which may be potentially better than available therapy. Fast track designation applies to both the product and the specific indication for which it is being studied. Any product submitted to FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review. A fast track request may be made concurrent with, or after, the filing of the IND for the drug or biological product. The FDA will review the request and make a decision within 60 days. Fast track designation does not grant any advantages in the regulatory approval process or guarantee eventual approval by the FDA.

Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate a shorter, six-month review. Apart from a shorter review period, priority review does not grant any advantages in the regulatory approval process or guarantee eventual approval by the FDA.

Accelerated Approval

Accelerated approval may be granted for a product that is intended to treat a serious or life-threatening condition and that generally provides a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large studies to demonstrate a clinical or survival benefit. Apart from being able to secure accelerated approval on the basis of a surrogate endpoint, accelerated approval does not grant any advantages in the regulatory review process or guarantee subsequent full approval by the FDA. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated, and/or fully enrolled prior to submission of the application or approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. Applicants being considered for accelerated approval must submit to the FDA, during the preapproval review period, copies of all promotional materials, including both promotional labeling and advertisements, intended for dissemination or publication within 120 days following marketing approval (launch). Under the same regulatory provisions, after 120 days following marketing approval, unless otherwise informed by the FDA, the applicant must submit promotional materials at least 30 days before the intended time of initial dissemination of the labeling or initial publication of the advertisement (non-launch).

Disclosure of Clinical Trial Information

Sponsors of certain clinical trials of FDA-regulated products, including drugs and biological products, are required to register and disclose specific clinical trial information on the website www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of a clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of clinical development programs as well as clinical trial design.

Pediatric Information

Under the Pediatric Research Equity Act (“PREA”), NDAs or BLAs, (or supplements to applications) for a new active ingredient, new indication, new dosage form, new dosing regimen, or new route of administration must contain data to assess the safety and effectiveness of the drug or biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug or biological product is safe and effective. The FDA may grant deferrals or full or partial waivers, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug or biological product with orphan drug designation except a product with a new active ingredient that is a molecularly targeted cancer product intended for the treatment of an adult cancer and directed at a molecular target determined by FDA to be substantially relevant to the growth or progression of a pediatric cancer.

The Best Pharmaceuticals for Children Act (“BPCA”) provides a six-month extension of any non-patent exclusivity for a drug or biological product as well as a six-month extension of patent exclusivity for a drug if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug or biological product in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s written request, the additional protection is granted. Applications under the BPCA are treated as priority applications.

Additional Controls for Biologics

To help reduce the increased risk of the introduction of adventitious agents, the PHS Act emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHS Act also provides authority to the FDA to immediately suspend biologics licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases within the United States.

After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the lot manufacturing history and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before allowing the manufacturer to release the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. There is no required timeframe for lot release. However, the FDA generally releases lots within 30 business days once a complete and accurate submission has been received. As with drugs, after approval of a BLA, biologics manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

Post-Approval Requirements

Once an NDA or BLA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs and biologics, including direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet.

Adverse event reporting and submission of periodic safety summary reports is required following FDA approval of an NDA or BLA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product.

In addition, quality control, drug or biological product manufacture, packaging, and labeling procedures must continue to conform to current good manufacturing practices (“cGMPs”) after approval. Drugs and biologics manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies as well as meet specific product tracking and tracing requirements. Registration with the FDA subjects entities to periodic inspections by the FDA, during which the agency inspects a drug or biological product’s manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with required regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

The Hatch-Waxman Amendments

Orange Book Listing

Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch Waxman Amendments, NDA applicants are required to identify to FDA each patent whose claims cover the applicant’s drug or approved method of using the drug. Upon approval of a drug, the applicant must update its listing of patents to the NDA in timely fashion and each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book.

Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (“ANDA”). An ANDA provides for marketing of a drug product that has the same active ingredient(s), strength, route of administration, and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. An approved ANDA product is considered to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved under the ANDA pathway are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug pursuant to each state’s laws on drug substitution.

The ANDA applicant is required to certify to the FDA concerning any patents identified for the reference listed drug in the Orange Book. Specifically, the applicant must certify to each patent in one of the following ways: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. For patents listed that claim an approved method of use, under certain circumstances the ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents through a Paragraph IV certification, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA-holder and patentee(s) once the ANDA has been accepted for filing by the FDA (referred to as the “notice letter”). The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice letter. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months from the date the notice letter is received, expiration of the patent, the date of a settlement order or consent decree signed and entered by the court stating that the patent that is the subject of the certification is invalid or not infringed, or a decision in the patent case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired. In some instances, an ANDA applicant may receive approval prior to expiration of certain non-patent exclusivity if the applicant seeks, and FDA permits, the omission of such exclusivity-protected information from the ANDA prescribing information.

Exclusivity

Upon NDA approval of a new chemical entity (“NCE”), which is a drug that contains no active moiety that has been approved by FDA in any other NDA, that drug receives five years of marketing exclusivity during which FDA cannot receive any ANDA seeking approval of a generic version of that drug unless the application contains a Paragraph IV certification, in which case the application may be submitted one year prior to expiration of the NCE exclusivity. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA for a generic version of the drug may be filed before the expiration of the exclusivity period.

Certain changes to an approved drug, such as the approval of a new indication, the approval of a new strength, and the approval of a new condition of use, are associated with a three-year period of exclusivity from the date of approval during which FDA cannot approve an ANDA for a generic drug that includes the change. In some instances, an ANDA applicant may receive approval prior to expiration of the three-year exclusivity if the applicant seeks, and FDA permits, the omission of such exclusivity-protected information from the ANDA package insert.

Patent Term Extension

The Hatch Waxman Amendments permit a patent term extension as compensation for patent term lost during the FDA regulatory review process. Patent term extension, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. After NDA approval, owners of relevant drug patents may apply for the extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between the effective date of an IND application and NDA submission) and all of the review phase (the time between NDA submission and approval) up to a maximum of five years. The time can be reduced for any time FDA determines that the applicant did not pursue approval with due diligence.

The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. However, the USPTO may not grant an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than requested.

The total patent term after the extension may not exceed 14 years, and only one patent can be extended. The application for the extension must be submitted prior to the expiration of the patent, and for patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Biosimilars

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), creates an abbreviated approval pathway for biological products shown to be highly similar to or interchangeable with an FDA-licensed reference biological product. Biosimilarity sufficient to reference a prior FDA-approved product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity must be shown through analytical trials, animal trials, and a clinical trial or trials, unless the Secretary of Health and Human Services waives a required element. A biosimilar product may be deemed interchangeable with a previously approved product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. To date, a number of biosimilar products and several interchangeable products have been approved under the BPCIA. Complexities associated with the larger, and often more complex, structures of biological products, as well as the process by which such products are manufactured, may pose some hurdles to biosimilar product implementation, which is still being evaluated by the FDA.

A reference biologic is granted 12 years of exclusivity from the time of first licensure, or BLA approval, of the reference product, and no application for a biosimilar can be submitted for four years from the date of licensure of the reference product. The first biological product submitted under the biosimilar abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar, (ii) 18 months after the first interchangeable biosimilar is approved if there is no patent challenge, (iii) 18 months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant, or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.

FDA Approval and Regulation of Companion Diagnostics

If safe and effective use of a therapeutic product depends on an in vitro diagnostic, then the FDA generally will require approval, authorization or clearance of that diagnostic, known as a companion diagnostic, before or at the same time that the FDA approves the therapeutic product. If FDA determines that a companion diagnostic device is essential to the safe and effective use of a new therapeutic product or indication, FDA generally will not approve the therapeutic product or new therapeutic product indication if the companion diagnostic device is not approved, authorized or cleared for that indication.

Approval, authorization or clearance of the companion diagnostic device will ensure that the device has been adequately evaluated and has adequate performance characteristics in the intended population. The review of an in vitro companion diagnostic in conjunction with the review of a product will, therefore, likely involve coordination of review by the FDA’s Center for Drug Evaluation and Research or the FDA’s Center for Biologics Evaluation and Research and the FDA’s Office of In Vitro Diagnostics within the Center for Devices and Radiological Health.

Under the FDC Act, in vitro diagnostics, including companion diagnostics, are regulated as medical devices. In the United States, the FDC Act and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance, authorization or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption applies, diagnostic tests require marketing clearance, authorization or approval from the FDA prior to commercial distribution. The three types of FDA marketing authorization applicable to a medical device are premarket notification, also called 510(k) clearance, de novo authorization, and premarket approval (“PMA”). The vast majority of companion diagnostics require a PMA.

The PMA process, including the gathering of clinical and preclinical data and the submission to and review by the FDA, can take several years or longer. It involves a rigorous premarket review during which the applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing and labeling. PMA applications are subject to an application fee. In addition, PMAs for certain devices must generally include the results from extensive preclinical and adequate and well-controlled clinical trials to establish the safety and effectiveness of the device for each indication for which FDA approval is sought. In particular, for a diagnostic, a PMA application typically requires data regarding analytical and clinical validation studies. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with the Quality System Regulation (“QSR”), which imposes elaborate testing, control, documentation and other quality assurance requirements.

PMA approval is not guaranteed, and the FDA may ultimately respond to a PMA submission with a not approvable determination based on deficiencies in the application and require additional clinical trial or other data that may be expensive and time-consuming to generate and that can substantially delay approval. If the FDA’s evaluation of the PMA application is favorable, the FDA typically issues an approvable letter requiring the applicant’s agreement to specific conditions, such as changes in labeling, or specific additional information, such as submission of final labeling, in order to secure final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and then the data submitted in an amendment to the PMA. If the FDA concludes that the applicable criteria have been met, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the applicant. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution. Once granted, PMA approval may be withdrawn by the FDA if compliance with post approval requirements, conditions of approval or other regulatory standards are not maintained, or problems are identified following initial marketing.

After a device is placed on the market, it remains subject to significant regulatory requirements. Medical devices may be marketed only for the uses and indications for which they are cleared, authorized or approved. Device manufacturers must also register their establishments and list their devices with the FDA. A medical device manufacturer’s manufacturing processes and those of its contract manufacturers are required to comply with the applicable portions of the QSR, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of medical devices. Domestic and foreign facility records and manufacturing processes are subject to periodic inspections by the FDA.

Other U.S. Healthcare Laws and Compliance Requirements

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain general business and marketing practices in the pharmaceutical industry. These laws include anti-kickback, false claims, transparency and health information privacy laws and other healthcare laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. The ACA amended the intent element of the federal Anti-Kickback Statute so that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to commit a violation. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers, among others, on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Additionally, the ACA amended the federal Anti-Kickback Statute such that a violation of that statute can serve as a basis for liability under the federal civil False Claims Act.

Federal civil and criminal false claims laws, including the federal civil False Claims Act, prohibit any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. This includes claims made to programs where the federal government reimburses, such as Medicare and Medicaid, as well as programs where the federal government is a direct purchaser, such as when it purchases off the Federal Supply Schedule. Pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Most states also have statutes or regulations similar to the federal Anti-Kickback Statute and civil False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Other federal statutes pertaining to healthcare fraud and abuse include the Civil Monetary Penalties Law statute, which prohibits, among other things, the offer or payment of remuneration to a Medicaid or Medicare beneficiary that the offeror or payor knows or should know is likely to influence the beneficiary to order or receive a reimbursable item or service from a particular supplier, and the additional federal criminal statutes created by HIPAA, which prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services.

In addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, including the Final Omnibus Rule published on January 25, 2013, impose obligations on certain healthcare providers, health plans and healthcare clearinghouses, known as covered entities, as well as their business associates and their subcontractors that perform certain services involving the storage, use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH increased the civil and criminal penalties that may be imposed against covered entities, business associates, their covered subcontractors and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, and often are not pre-empted by HIPAA.

Further, pursuant to the ACA, the Centers for Medicare & Medicaid Services (“CMS”) issued a final rule that requires certain manufacturers of prescription drugs to collect and annually report information on certain payments or transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), physician assistants, certain types of advance practice nurses and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. The reported data are made available in searchable form on a public website on an annual basis. Failure to submit required information may result in civil monetary penalties.

Analogous state and foreign anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or that apply regardless of payor. In addition, several states now require prescription drug companies to report certain expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual healthcare practitioners in these states. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals. Further, certain states require the posting of information relating to clinical trials and their outcomes. Some states require the reporting of certain drug pricing information, including information pertaining to and justifying price increases. In addition, certain states require pharmaceutical companies to implement compliance programs and/or marketing codes. Several additional states are considering similar proposals. Certain states and local jurisdictions also require the registration of pharmaceutical sales representatives. Additionally, we may also be subject to state and foreign laws governing the privacy and security of health information in some circumstances, such as California’s CCPA or Europe’s General Data Protection Regulation, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that business arrangements with third parties comply with applicable state, federal and foreign healthcare laws and regulations involve substantial costs. If a drug company’s operations are found to be in violation of any such requirements, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of its operations, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other federal or state government healthcare programs, including Medicare and Medicaid, integrity oversight and reporting obligations, imprisonment and reputational harm. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action for an alleged or suspected violation can cause a drug company to incur significant legal expenses and divert management’s attention from the operation of the business, even if such action is successfully defended.

Healthcare Reform

Healthcare reforms that have been adopted, and that may be adopted in the future, could result in further reductions in coverage and levels of reimbursement for pharmaceutical products, increases in rebates payable under U.S. government rebate programs and additional downward pressure on pharmaceutical product prices. On September 9, 2021, the Biden administration published a wide-ranging list of policy proposals, most of which would need to be carried out by Congress, to reduce drug prices and drug payment. The U.S. Department of Health and Human Services (“HHS”) plan includes, among other reform measures, proposals to lower prescription drug prices, including by allowing Medicare to negotiate prices and disincentivizing price increases, and to support market changes that strengthen supply chains, promote biosimilars and generic drugs, and increase price transparency. These initiatives recently culminated in the enactment of the IRA in August 2022, which will, among other things, allow HHS to negotiate the selling price of certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, although this will only apply to high-expenditure single-source drugs that have been approved for at least 7 years (11 years for biologics). The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price beginning in October 2023, penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties. The IRA also extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. These provisions will take effect progressively starting in 2023, although they may be subject to legal challenges.

Chinese regulation of pharmaceutical product development and approval

Since China’s entry into the World Trade Organization in 2001, the Chinese government has made significant efforts to standardize regulations, develop its pharmaceutical regulatory system and strengthen intellectual property protection.

In October 2017, the drug regulatory system entered a new and significant period of reform. The General Office of the State Council and the General Office of the Central Committee of the Communist Party of China jointly issued the Opinion on Deepening the Reform of the Regulatory Approval System to Encourage Innovation in Drugs and Medical Devices (the “Innovation Opinion”), which is a mandatory plan to further reform the review and approval system and to encourage the innovation of drugs and medical devices. Under the Innovation Opinion and other recent reforms, the expedited programs and other advantages encourage drug manufacturers to seek marketing approval in China first and to develop drugs in high priority disease areas, such as oncology or rare disease.

To implement the regulatory reform introduced by the Innovation Opinion, the Standing Committee of the National People’s Congress (“SCNPC”) and the China National Medical Product Administration (“NMPA”) have recently revised the fundamental laws, regulations and rules governing pharmaceutical products and the pharmaceutical industry, including the amendment of the framework law known as the PRC Drug Administration Law (“DAL”), which became effective on December 1, 2019. The State Administration for Market Regulation (“SAMR”) has promulgated the following key implementing regulations for the DAL: (1) the amended Administrative Measures for Drug Registration and (2) the amended Measures on the Supervision and Administration of the Manufacture of Drugs. Both regulations took effect on July 1, 2020.

Regulatory authorities

In China, the NMPA is the authority under the SAMR that monitors and supervises the administration of pharmaceutical products, medical appliances and equipment, and cosmetics. The NMPA was established in March 2018 as part of the institutional reform of the State Council. Predecessors of the NMPA include the former China Food and Drug Administration (“CFDA”) established in March 2013, the State Food and Drug Administration (“SFDA”) established in March 2003, and the State Drug Administration established in August 1998. The primary responsibilities of the NMPA include:

•	monitoring and supervising the administration of pharmaceutical products, medical appliances and equipment, as well as cosmetics in China;

•	formulating administrative rules and policies concerning the supervision and administration of the pharmaceutical, medical device, and cosmetics industry;

•	evaluating, registering and approving chemical drugs, biological products and traditional Chinese medicine;

•	approving and issuing permits for the manufacture and export/import of pharmaceutical products; and

•	examining and evaluating the safety of pharmaceutical products, medical devices, and cosmetics and handling significant accidents involving these products.

According to the CFDA’s Decision of the CFDA on Adjusting the Approval Procedures under the Administrative Approval Items for Certain Drugs, in March 2017, which became effective in May 2017, the approval of clinical trial application should be issued by the Center for Drug Evaluation (the “CDE”) in the name of the CFDA.

The National Health and Family Planning Commission (“NHFPC”) was rebranded as the NHC in March 2018. The NHC is an authority at the ministerial level under the State Council and is primarily responsible for national public health. The NHC combines the responsibilities of the former NHFPC, the Leading Group Overseeing Medical and Healthcare Reform under the State Council, the China National Working Commission on Aging, partial responsibilities of the Ministry of Industry and Information Technology in relation to tobacco control, and partial responsibilities from the State Administration of Work Safety in relation to occupational safety. The predecessor of NHFPC is the Ministry of Health (“MOH”). Following the establishment of the former SFDA in 2003, the MOH was put in charge of the overall administration of the national health in China, excluding the pharmaceutical industry. The NHC performs a variety of tasks in relation to the health industry such as establishing and overseeing the operation of medical institutions, some of which also serve as clinical trial sites, regulating the licensure of hospitals, and producing professional codes of ethics for public medical personnel. The NHC plays a significant role in drug reimbursement.

PRC Drug Administration Law

The DAL as promulgated by the SCNPC in 1984, and the DAL Implementing Measures (“DAL Implementing Measures”) as promulgated by the State Council in August 2002 and last amended in March 2019, established the legal framework for the administration of pharmaceutical products, including the development and manufacturing of new drugs and the medicinal preparations by medical institutions. The DAL also regulates the distribution, packaging, labels and advertisements of pharmaceutical products in China.

Certain amendments to the DAL took effect on December 1, 2001 and subsequent amendments were made on December 28, 2013, April 24, 2015 and August 26, 2019. These amendments were formulated to strengthen the supervision and administration of pharmaceutical products and to ensure the quality and safety of pharmaceutical products. The current DAL applies to entities and individuals engaged in the development, production, distribution, application, supervision and administration of pharmaceutical products. The DAL regulates and prescribes a framework for the administration of the law to pharmaceutical manufacturers, pharmaceutical distribution companies, and medicinal preparations of medical institutions and the development, research, manufacturing, distribution, packaging, pricing and advertisements of pharmaceutical products.

According to the DAL, no pharmaceutical products may be produced in China without a pharmaceutical manufacturing permit. A local manufacturer of pharmaceutical products must obtain a pharmaceutical manufacturing permit from one of the provincial administrations of medical products in order to commence production of pharmaceuticals. Prior to granting such license, the relevant government authority will inspect the manufacturer’s production facilities and decide whether the sanitary conditions, quality assurance system, management structure and equipment within the facilities have met the required standards.

In August 2019, the SCNPC promulgated the latest DAL (the “2019 Amendment”), which became effective in December 2019. The 2019 Amendment brought a series of changes to the drug supervision and administration system, including (1) the formalization of the drug marketing authorization holder system (the “MAH System”); (2) expedited approval pathway; and (3) the cancellation of relevant certification in relation to Good Manufacturing Practice (“GMP”) and Good Supply Practice (“GSP”). The 2019 Amendment requires the marketing authorization holder to assume responsibilities for the entire product life cycle, including non-clinical studies, clinical trials, manufacturing, marketing, post-marketing studies, monitoring, reporting and handling of adverse reactions of the drug. The 2019 Amendment also stipulates that the state supports the innovation of drugs with clinical value, encourages the development of drugs with new therapeutic mechanisms and multi-targeted, systematic adjustment and intervention of physiological function, and promotes the technological advancement of drugs.

The DAL Implementing Measures serve to provide detailed implementation regulations for the DAL. On May 9, 2022, NMPA published the draft Implementing Measures of the PRC Drug Administration Law (“Draft DAL Implementing Measures”) for public comments. The Draft DAL Implementing Measures proposed amendments to the DAL Implementing Measures to conform to the changes in the 2019 Amendment. As of the date of this prospectus, the Draft DAL Implementing Measures have not been formally adopted.

Administrative Measures for Drug Registration

In July 2007, the former SFDA released the Administrative Measures for Drug Registration which took effect on October 1, 2007 (the “2007 Drug Registration Regulation”). The 2007 Drug Registration Regulation covers (1) definitions of drug marketing authorization applications and regulatory responsibilities of the former SFDA; (2) general requirements for drug marketing authorization; (3) drug clinical trials; (4) application, examination and approval of drugs (such as new drugs, generic drugs, imported drugs and OTC drugs); (5) supplemental applications and marketing authorization renewals of drugs; (6) re-registration of drugs; (7) inspections; (8) marketing authorization standards and specifications; (9) time limits; (10) re- examination; and (11) liabilities and other supplementary provisions.

In January 2020, the SAMR released the amended Administrative Measures for Drug Registration, which took effect in July 2020 (the “2020 Drug Registration Regulation”). Compared to the 2007 Drug Registration Regulation, the 2020 Drug Registration Regulation provides detailed procedural and substantive requirements for the key regulatory concepts established by the 2019 Amendment and confirms a number of reform actions that have been taken in the past years, including but not limited to: (1) fully implementing the MAH System and implied approval for the commencement of clinical trials; (2) implementing associated review of drugs, excipients and packaging materials; and (3) introducing four expedited approval pathways, namely the breakthrough designation, conditional approvals, prioritized reviews and special reviews and approvals.

Collecting and using patients’ human genetic resources and derived data

In May 2019, the State Council of China issued the HGR Regulations, which require approval or filing from the Human Genetic Resources Administration of China before a Chinese party entering into a definitive contract with a foreign party where HGR are involved in any international collaborative project and additional approval or filing for any export or cross-border transfer of the HGR samples or associated data. The HGR Regulations further stipulate that in order to obtain marketing authorization for relevant drugs and medical devices in China, no approval is required in international clinical trial cooperation using China’s HGR at Chinese clinical institutions without export of HGR materials. However, the parties in the cooperation shall obtain a filing from the Human Genetic Resources Administration of China before clinical trials in connection with, among other things, the type, quantity and usage of the HGR to be used in the clinical trials.

In October 2020, the SCNPC promulgated the China Biosecurity Law, which became effective on April 15, 2021. The China Biosecurity Law reaffirms the regulatory requirements stipulated by the HGR Regulations while potentially increasing the administrative fines significantly in cases in which foreign entities are alleged to have collected, preserved or exported Chinese human genetic resources.

Regulations on the clinical trials and marketing authorization of drugs

Four phases of clinical trials

According to the 2020 Drug Registration Regulation, a clinical development program consists of Phases I, II, III and IV clinical trials as well as a bioequivalence trial. Based on the characteristics of study drugs and research objectives, the four phases of studies respectively focus on clinical pharmacology, exploratory, confirmatory and post-approval assessment of efficacy and safety.

Approval authority and process for Clinical Trial Applications

According to the 2019 Amendment and the 2020 Drug Registration Regulation, clinical studies on investigational drugs must be approved by the CDE before its commencement.

Upon the completion of the pharmaceutical, pharmacological and toxicological research of the drug clinical trial, the applicant may submit relevant research materials to the CDE for the application to conduct a drug clinical trial (the “IND”). The CDE will organize pharmaceutical, medical and other reviewers to review the application and to decide whether to approve the drug clinical trial within 60 business days of accepting the application. Once the decision is made, the applicant can locate such decision on the CDE’s website. If no notice of decision is issued within the aforementioned time limit, the application of clinical trial shall be deemed as approval. The 2020 Drug Registration Regulation further requires that the applicant shall, prior to conducting a drug clinical trial, register the information of the drug clinical trial protocol, etc. on the Drug Clinical Trial Information Platform. During the drug clinical trials, the applicant shall update registration information continuously and, upon completion, register information about the outcome of the drug clinical trial. The applicant shall be responsible for the authenticity of the drug clinical trial information published on the platform. Pursuant to the Notice on the Drug Clinical Trial Information Platform promulgated by former SFDA in September 2013, the applicant shall complete the trial pre-registration within one month after obtaining the approval of the IND in order to obtain the trial’s unique registration number and complete registration of certain follow-up information and first-time submission for disclosure of the drug clinical trial information on the platform before the first subject’s enrollment in the trial. If the first-time submission for disclosure is not completed within one year after the approval of the IND, the applicant shall submit an explanation, and if the first-time submission for disclosure is not completed within three years, the approval of the IND shall automatically expire.

Qualification of clinical trial institutions and compliance with Good Clinical Practice in China (“GCP”)

According to the Innovation Opinion, certification of clinical trial institutions by the former CFDA and the former NHFPC was no longer required. Instead, a clinical trial institution can be engaged by a drug marketing authorization applicant (i.e., a sponsor) to conduct a drug clinical study after it has been duly registered with the online platform designated by the NMPA. On November 29, 2019, pursuant to the 2019 Amendment, the NMPA and the NHC jointly released the Rules for Administration of the Drug Clinical Trial Institutions, which became effective on December 1, 2019. The rules specify requirements for clinical trial institutions and recordation procedures. Pursuant to the rules, a clinical trial institution should comply with the requirements of the GCP and be capable of undertaking pharmaceutical clinical trials. It should also evaluate, or engage a third party to evaluate, its clinical trial proficiency, facilities and expertise before the recordation. According to the DAL Implementing Measures, a drug marketing authorization applicant should only engage a clinical trial institution that complies with relevant regulations to carry out a drug clinical trial.

The conduct of clinical trials must adhere to the GCP and the protocols approved by the ethics committee. Since 2015, the former CFDA has strengthened the enforcement against widespread data integrity issues associated with clinical trials in China. To ensure authenticity and reliability of the clinical data, the former CFDA mandated drug marketing authorization applicants to conduct self-inspection and verification of their clinical trial data. Based on the submitted self-inspection results, the former CFDA also regularly launched onsite clinical trial audits over selected applications and rejected those found with data forgery. The GCP audit has been ongoing and has been able to curb the number of unreliable marketing authorization applications.

In April 2020, the NMPA and the NHC released the Amended GCP that took effect on July 1, 2020. The Amended GCP provides comprehensive and substantive requirements on the design and conduct of clinical trials in China. In particular, the Amended GCP enhances the protection for study subjects and tightens the control over bio-samples collected under clinical trials.

International Multi-Center Clinical Trials Regulations

On January 30, 2015, the former CFDA promulgated the Tentative Guidelines for International Multi-Center Clinical Trial (“Multi-Center Clinical Trial Guidelines”), which took effect on March 1, 2015. The Multi-Center Clinical Trial Guidelines aimed to provide guidance for the regulation of application, implementation and administration of International Multi-Center Clinical Trials in China (“IMCCT”). IMCCT applicants may simultaneously perform clinical trials in different centers using the same clinical trial protocol. Where the marketing authorization applicant plans to make use of the data derived from the IMCCT, such IMCCT shall satisfy, in addition to the requirements set forth in the DAL and its implementation regulations, the Administrative Measures for Drug Registration, the GCP and relevant laws and regulations, the following requirements:

•

The applicant shall first conduct an overall evaluation on the global clinical trial data and further make trend analysis of the Asian and Chinese clinical trial data. In the analysis of Chinese clinical trial data, the applicant shall consider the representativeness of the research subjects, i.e., the participating patients;

•

The applicant shall analyze whether the amount of Chinese research subjects is sufficient to assess and adjudicate the safety and effectiveness of the study drug, and satisfy the statistical and relevant statutory requirements; and

•	The onshore and offshore IMCCT research centers shall be subject to on-site inspections by the Chinese regulatory authorities.

IMCCT shall follow the Good Clinical Trial Practice of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH-GCP”) principles and ethics requirements. Marketing authorization applicants shall ensure the truthfulness, reliability and trustworthiness of clinical trials results. The investigators shall have the qualification and capability to perform relevant clinical trials. The ethics committee shall continuously supervise the trials and protect the subjects’ interests, benefits and safety. Before the commencement of the IMCCT, applicants shall obtain clinical trial approvals or complete filings pursuant to requirements under the local regulations where clinical trials are conducted, and applicants shall register and disclose the information of all major investigators and study sites on the NMPA’s drug clinical trial information platform.

Data derived from IMCCT can be used for the marketing authorization applications with the NMPA. When using international multi-center clinical trial data to support marketing authorization applications in China, applicants shall submit the completed global clinical trial report, statistical analysis report and database, along with relevant supporting data in accordance with ICH-CTD (International Conference on Harmonization- Common Technical Document) content and format requirements. Also, subgroup research results summary and comparative analysis shall be conducted concurrently.

In October 2017, the former CFDA released the Decision on Adjusting Items concerning the Administration of Imported Drug Registration to reform the regulatory framework for IMCCT in China, which includes the following key points:

•

The IMCCT drug does not need to be approved or entered into either a Phase II or III clinical trial in a foreign country, except for preventive biological products. Phase I IMCCT is permissible in China.

•	The application for drug marketing authorization can be submitted directly after the completion of the IMCCT.

•

With respect to clinical trial and market authorization applications for imported innovative chemical drugs and therapeutic biological products, the marketing authorization in the country or region where the foreign drug manufacturer is located will not be required.

Clinical trial waivers and acceptance of foreign clinical trial data

On July 6, 2018, the NMPA issued the Technical Guidance for Accepting Foreign Clinical Trial Data (“Foreign Clinical Trial Data Guidance”) as one of the implementing rules for the Innovation Opinion. According to the Foreign Clinical Trial Data Guidance, sponsors may use the data of foreign clinical trials to support drug marketing authorization in China, provided that sponsors must ensure the authenticity, completeness, accuracy and traceability requirements, and that such data must be obtained in consistency with the relevant requirements under the ICH-GCP. According to the quality of the data of foreign clinical trials, NMPA may completely accept, partly accept or not accept the data. Clinical trial sponsors must be attentive to potentially meaningful ethnic differences in the subject population.

The NMPA now officially permits, and its predecessor agencies have permitted on a case-by-case basis in the past, drugs approved outside of China to be approved in China on a conditional basis without pre-approval clinical trials being conducted in China. Specifically, in 2018, the NMPA and the NHC issued the Procedures for the Review and Approval of Urgently Needed Foreign New Drugs. The procedures are intended to accelerate approvals for drugs that have been approved within the last ten years in the United States, the European Union or Japan and that treat orphan diseases or prevent or treat serious life-threatening illnesses for which there is either no effective therapy in China or for which the foreign-approved drug would have clear clinical advantages. Applicants will be required to establish a risk mitigation plan and may be required to complete post-approval trials in China.

Authorization holder system

Under the authorization of the SCNPC in November 2015, the State Council issued the Pilot Plan for the Drug Marketing Authorization Holder Mechanism on May 26, 2016, which provides a detailed pilot plan for the MAH System for drugs in 10 provinces in China. Under the MAH System, domestic drug research and development institutions and individuals in the piloted regions are eligible to be holders of drug marketing authorizations without having to become drug manufacturers. The Pilot Plan was originally set for a 3-year period by the SCNPC and would end in November 2018. Effective as of November 5, 2018, the SCNPC decided to extend the pilot program for another year.

The 2019 Amendment purports to roll out the MAH System nationwide. Companies and research and development institutions can be drug marketing authorization holders. The drug marketing authorization holder should be responsible for their products throughout the life cycle, including nonclinical studies, clinical trials, production and distribution, post-market studies, and the monitoring, reporting, and handling of adverse reactions in connection with pharmaceuticals in accordance with the 2019 Amendment. The marketing authorization holders may engage contract manufacturers for manufacturing, provided that the contract manufacturers have a valid pharmaceutical manufacturing permit for the specific type of drugs. The marketing authorization holders can also engage pharmaceutical distribution enterprises with a valid pharmaceutical distribution permit for the distribution activities. Upon receiving the marketing authorizations from the NMPA, a drug marketing authorization holder may transfer its drug marketing authorization to a company that has the capability of quality management, risk prevention and control, and liability compensation to ensure the safety, effectiveness and quality of the drug, and to fulfill the obligations of the drug marketing authorization holder.

Drug marketing authorization

According to the 2020 Drug Registration Regulation, the applicant may submit an application for drug marketing authorization to CDE upon completion of relevant research on pharmacy, pharmacology, toxicology and drug clinical trials, determination of the quality standards of the drug, validation of commercial-scale production processes and preparation for acceptance of verification and inspection conducted by the Center for Food and Drug Inspection. The NMPA then determines whether to approve the application according to the comprehensive technical review by the CDE. We must obtain approval of drug marketing authorizations before our drugs can be manufactured and sold in the China market.

Priority review and accelerated review and approval channels

The 2020 Drug Registration Regulation has incorporated the previous reform with respect to the accelerated review and approval process for clinical trials and drug marketing authorizations. The 2020 Drug Registration Regulation and the auxiliary regulatory documents currently provide four procedures for fast-track review and approvals of drugs. The NMPA would prioritize the allocation of resources for communication, guidance, review, inspection, examination and approval of applications that are qualified for the application of the four procedures. The four procedures are: (1) the review and approval procedures for break-through therapeutic drugs; (2) the review and approval procedures for drug conditional approval application; (3) the priority review procedures for drug marketing authorization approval; and (4) drug special review and approval procedures in case of public health emergency.

(1)   Review and approval procedures for break-through therapeutic drugs

In principle, during the drug clinical trials, an applicant may submit the application to the CDE for its drug to be designated as a break-through therapeutic drug if the following general conditions are met:

•	The drug candidate must be an innovative new drug or improved new drug;

•	The drug candidate must be used for the prevention and treatment of life-threatening illnesses or illnesses which have a serious impact on the quality of life; and

•	There is no other effective prevention or treatment method, or there is adequate evidence proving that the drug candidate has obvious clinical advantages over existing treatment methods.

(2)   Review and approval procedures for drug conditional approval application

At the clinical trial stage, an applicant may submit the application to the CDE for its drug to be qualified for conditional approval if the following general conditions are met:

•

The drug candidate is for treatment of life-threatening illnesses with no effective treatment method or in dire need in case of a public health emergency; and clinical trial data on drug efficacy is available and the clinical value of the drug candidate can be predicated based on such data; or

•

For vaccines urgently needed in major public health crisis or other vaccines that are deemed by the NHC to be urgently needed, they may receive conditional approvals if their assessed benefits outweigh the risks.

(3)   Priority review procedures for drug marketing authorization approval

Upon the submission of the marketing authorization application for a drug candidate that has obvious clinical value, an applicant may request that the marketing authorization application be qualified for priority review. Drugs that are qualified for priority review include:

•	Drugs that are in short supply and urgently needed clinically, or innovative new drugs or improved new drugs for the prevention and treatment of major contagious diseases or rare diseases;

•	Drugs for pediatric use with new product specification, dosage form and strength that comply with pediatric physiological characteristics;

•	Vaccines and innovative vaccines urgently needed for the prevention and control of diseases;

•	Drugs that received break-through therapeutic drug designation;

•	Drugs that are qualified for conditional approval; and

•	Others qualified for priority review as stipulated by the NMPA.

(4)   Drug special review and approval procedures in case of public health emergency

At the time of a threat or occurrence of public health emergency, the NMPA may, in accordance with law, decide to implement special examination and approval for an urgently needed drug required for the prevention and treatment during the public health emergency. Drugs included in the special examination and approval procedures may, based on special needs of disease prevention and control, be restricted for use within a certain period and scope.

Administrative protection for new drugs

Under the 2007 Drug Registration Regulation, the DAL Implementing Measures (effective as of March 2, 2019) and the Reform Plan, the NMPA may provide for an administrative monitoring period of not more than five years for Category 1 new drugs for the purpose of protecting public health. The new drug monitoring period commences from the date of approval, and the NMPA will continually monitor the safety of those new drugs. However, the 2020 Drug Registration Regulation omits the provisions relating to the administrative exclusivity created by the new drug monitoring period. The NMPA has not issued any written guidance regarding whether it will grant administrative exclusivity during the new drug monitoring period to new drugs approved after the 2020 Drug Registration Regulation took effect.

The most recent amendment to the Patent Law of the People’s Republic of China (the “PRC Patent Law”), which was promulgated by the SCNPC in October 2020 and became effective in June 2021 (“2020 Patent Law Amendment”), describes the general principles of linking generic drug applications to pharmaceutical patent protection, also known as Patent Linkage. In July 2021, the NMPA and the China National Intellectual Property Administration (“CNIPA”), jointly published the Measures for Implementing an Early-Stage Resolution Mechanism for Pharmaceutical Patent Disputes (Tentative), providing an operating mechanism for Patent Linkage. Upon notification of generic applications and certifications, if the patentee or the interested person disagrees, the patentee or the interested person will need to file a claim with the court or the CNIPA within 45 days after the CDE’s publication and must submit a copy of the case acceptance notification to the CDE within 15 working days after the case acceptance date. Otherwise, the NMPA can proceed with the technical review and approval. Moreover, for chemical drugs, the NMPA’s approval stay is only nine months, and the technical review does not need to stay in this nine-month period. If the patentee or the interested person cannot secure a favorable court judgment or a decision from the CNIPA within the nine-month period, the NMPA can grant marketing authorization to the generic applicant after the nine-month period expires.

Data privacy and data protection

China continues to strengthen its regulation of network security, data protection, and personal information (including personal health information). For example, the PRC Civil Code, which was promulgated by the National People’s Congress of the People’s Republic of China in May 2020 and became effective in January 2021, provides that the personal information of a natural person shall be protected by the law. Any organization or individual that needs to obtain personal information of others shall obtain such information legally and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or make public personal information of others.

In November 2016, the SCNPC promulgated the Cyber Security Law, which became effective in June 2017. The Cyber Security Law requires network operators to perform certain functions related to cybersecurity protection and strengthen the network information management. For instance, under the Cyber Security Law, network operators of key information infrastructure generally shall, during their operations in the PRC, store the personal information and important data collected and produced within the territory of the PRC. When collecting and using personal information, in accordance with the Cyber Security Law, network operators shall abide by the “lawful, justifiable and necessary” principles. The network operator shall collect and use personal information by announcing rules for collection and use, expressly notify the purpose, methods and scope of such collection and use, and obtain the consent of the person whose personal information is to be collected.

In July 2018, the National Health Commission promulgated the Measures on Health and Medical Big Data, which set out the guidelines and principles for standards management, security management and services management of health and medical big data. Pursuant to the Measures on Health and Medical Big Data, the healthcare data produced by the PRC citizens in the PRC can be managed and used by the state for the purposes of the state strategic safety and the benefits of the life and health of the PRC citizens, provided that the state guarantees the PRC citizens their respective right of information, usage and personal privacy.

In June 2021, the SCNPC promulgated the Data Security Law, which became effective on September 1, 2021. The Data Security Law establishes a tiered system for data protection in terms of their importance, data categorized as “important data,” which will be determined by governmental authorities in the form of catalogs, shall be treated with higher level of protection. Specifically, the Data Security Law provides that processors of important data shall appoint a “data security officer” and a “management department” to take charge of data security. In addition, such processor shall evaluate the risk of its data activities periodically and file assessment reports with relevant regulatory authorities. Since the Data Security Law is relatively new, uncertainties still exist in relation to its interpretation and implementation.

On December 28, 2021, the CAC, and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which became effective on February 15, 2022 and superseded and replaced the Cybersecurity Review Measures previously promulgated on April 13, 2020. The Cybersecurity Review Measures provide that (i) data processors which carry out data processing activities and (ii) any “operator of critical information infrastructure” which purchase network solutions or services to conduct cybersecurity review if they will affect or may affect national security. In addition, the relevant PRC governmental authorities may initiate cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security.

Additional regulations, guidelines, and measures relating to data privacy and data protection are expected to be adopted, including the Personal Information Protection Law, effective from November 1, 2021, and the Measures for the Security Assessment of Cross-border Data Transfer, effective from September 1, 2022, each of which indicates a trend of more stringent compliance requirements, and, if adopted or effective, would require security assessment and review before transferring personal health information out of China.

Good Laboratories Practice certification for nonclinical research

To improve the quality of animal research, the former SFDA promulgated the Administrative Measures for Good Laboratories Practice of Pre-clinical Laboratory in 2003 (“GLP”), and began to conduct the certification program of the GLP. The GLP was then abolished and replaced by the Administrative Measures for Good Laboratories Practice of Pre-clinical Laboratory promulgated in 2017. In April 2007, the former SFDA promulgated the Administrative Measures for Certification of Good Laboratory Practice of Pre-clinical Laboratory, providing that the former SFDA (now the NMPA) is responsible for certification of nonclinical research institutions. According to the Administrative Measures for Certification of Good Laboratory Practice of Pre-clinical Laboratory, the former SFDA (now the NMPA) decides whether an institution is qualified for undertaking pharmaceutical nonclinical research upon the evaluation of the institution’s organizational administration, personnel, laboratory equipment and facilities and its operation and management of nonclinical pharmaceutical projects. If all requirements are met, a GLP certification will be issued by the former SFDA (now the NMPA) and published on the government website.

Animal testing permits

According to Regulations for the Administration of Affairs Concerning Experimental Animals promulgated by the State Science and Technology Commission in November 1988, as amended by State Council in January 2011, July 2013 and March 2017, and Administrative Measures on the Certificate for Animal Experimentation (Tentative) promulgated by the State Science and Technology Commission and other regulatory authorities in December 2001, performing experiments on animals requires a Certificate for Use of Laboratory Animals. Applicants must satisfy the following conditions:

•

Laboratory animals must be qualified and sourced from institutions that have Certificates for Production of Laboratory Animals; The environment and facilities for the animals’ living and propagating must meet state requirements;

•	The animals’ feed must meet state requirements;

•	The animals’ feeding and experimentation must be conducted by professionals, specialized and skilled workers, or other trained personnel;

•	The management systems must be effective and efficient; and

•	The applicable entity must follow other requirements as stipulated by Chinese laws and regulations.

Permits and licenses for drug manufacturing and commercialization operations

Pharmaceutical manufacturing permit and GMP requirements

According to the DAL and the DAL Implementing Measures, to manufacture pharmaceutical products in China, a pharmaceutical manufacturing enterprise must first obtain a Pharmaceutical Manufacturing Permit issued by the relevant provincial medical products administration where the enterprise is located. Among other things, such a permit must set forth the scope of production and effective period. The grant of such license is subject to an inspection of the manufacturing facilities, and an inspection to determine whether the sanitary condition, quality assurance systems, management structure and equipment meet the required standards.

According to the DAL Implementing Measures and Measures on the Supervision and Administration of the Manufacture of Drugs, officially promulgated in August 2004 and amended in November 2017 and January 2020, each Pharmaceutical Manufacturing Permit issued to a pharmaceutical manufacturing enterprise is effective for a period of five years. Any enterprise holding a Pharmaceutical Manufacturing Permit is subject to review by the relevant regulatory authorities on an annual basis. The enterprise is required to apply for renewal of such permit within six months prior to its expiry and will be subject to reassessment by the issuing authorities in accordance with then prevailing legal and regulatory requirements for the purposes of such renewal.

The GMP was promulgated in March 1988 and was amended in December 1992, June 1999 and January 2011. The GMP comprises a set of detailed standard guidelines governing the manufacture of drugs, which includes institution and staff qualifications, production premises and facilities, equipment, hygiene conditions, production management, quality controls, product operation, raw material management, maintenance of sales records and management of customer complaints and adverse event reports.

Pharmaceutical distribution permit and GSP requirements

To distribute pharmaceutical products in China, including wholesale and retail distribution, a pharmaceutical distribution enterprise must first obtain a Pharmaceutical Distribution Permit.

Pursuant to the Administrative Measures of the Pharmaceutical Distribution Permit promulgated by the former CFDA in February 2004 and subsequently amended in November 2017, each Pharmaceutical Distribution Permit issued to a pharmaceutical distribution enterprise is effective for a period of five years. Any enterprise holding a Pharmaceutical Distribution Permit is subject to periodic review and inspection by the relevant regulatory authorities. The enterprise is required to apply for renewal of such permit within six months prior to its expiry and will be subject to reassessment by the issuing authorities in accordance with then prevailing legal and regulatory requirements for the purposes of such renewal.

The GSP for Drugs was promulgated in April 2000 and was amended in November 2012, May 2015 and July 2016. The GSP for drugs is the basic rules for drug operation and quality control, setting forth the requirements for pharmaceutical distribution enterprises throughout the process of procurement, storage, sales and transportation.

Good pharmacovigilance practice

The latest DAL provides that China shall establish a pharmacovigilance system for monitoring, identifying, assessing and controlling adverse drug reactions and other harmful reactions associated with the use of drugs. As a supporting document in this regard, the Good Pharmacovigilance Practice (“GVP”), which was promulgated by the NMPA and became effective as of December 1, 2021, outlines the key requirements for pharmacovigilance activities to be carried out by drug marketing authorization holders and/or drug clinical trial sponsors. The GVP clarifies that pharmacovigilance activities, including collection, identification, evaluation and control of adverse drug reactions, shall take place in the total life cycle of drugs, from the clinical development stage through the post-approval stage. The GVP calls for effective and differentiated pharmacovigilance activities for different types of drugs, such as innovative drugs, traditional Chinese medicines and ethnic medicines.

Employees and Human Capital Resources

As of December 31, 2022, we had 43 full-time employees. Due to the high technical requirements of our industry, our workforce comprises many high caliber scientists and experts with experience in the pharmaceutical and biotechnology industries. Most of our workforce is highly-educated, with many employees holding advanced degrees from overseas institutions. We have also engaged R&D and clinical development consultants, as well as general and administrative consultants, to support our operations. None of our employees are represented by a labor union or covered under a collective bargaining agreement.

Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees into our collaborative culture. Our compensation program is designed to retain, motivate and attract highly qualified executives and talented employees and consultants. We are committed to fostering a culture that supports diversity and an environment of mutual respect, equity and collaboration that helps drive our business and our mission.

Facilities

Our corporate headquarters are located in California, where we lease an office with approximately 7,600 square feet pursuant to a lease agreement that is in effect until February 29, 2024. This facility contains office space, conference rooms and a kitchen. In addition, we lease office and lab space in Hangzhou, PRC, comprised of approximately 2,515 square meters pursuant to a lease agreement that expires on April 13, 2027.

In addition, we are leasing approximately 280 square meters of office space in Shanghai, China, and the rental term provided by the rental agreement will expire on March 15, 2024.

Unless otherwise stated, all our facilities are fully utilized. We believe that our offices and facilities are adequate for our current needs and that suitable additional or substitute space will be available when needed.

Neither of our lease agreements for the laboratory space in Hangzhou, China and the office space in Shanghai, China, respectively, has completed lease registration with relevant regulatory authorities. We do not believe that such non-registration affects the validity of such lease agreements.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition together with our consolidated financial statements for the years ended December 31, 2021 and 2022, together with related notes thereto included elsewhere in this prospectus. The discussion and the analysis should also be read together with the section of this prospectus entitled “Business” and the unaudited pro forma condensed combined financial information as of and for the years ended December 31, 2021 and 2022 (in the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements based upon Apollomics’ current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” and/or elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. In this section, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” “Apollomics,” “Apollomics’,” and ”its” refer to Apollomics and its consolidated subsidiaries. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Overview

We are a clinical-stage biotechnology company focused on the discovery and development of oncology therapies to address unmet medical needs. Since our founding in 2015, we have built a pipeline of nine drug candidates across eleven programs that focus on oncology, of which six drug candidates are at clinical stage.

Our strategic focus is the development of novel therapies targeting difficult to treat cancers. We use both targeted, immuno-oncology, and other innovative approaches to address pipeline indications across a range of cancers, such as AML, lung cancer, brain cancer, and other solid tumors. Our pipeline includes a variety of cancer treatment programs that utilize tumor inhibitors, cell adhesion inhibitors, immune checkpoint inhibitors, a cancer vaccine, combination therapies or a multi-functional protein with the goals to improve response rates and reduce chemo-resistance and toxicity compared to the current treatment standards. We have adopted a biomarker-driven diagnostic approach for patient screening to increase precision in identifying patients that can potentially benefit from target therapy.

Two of our leading drug candidates, APL-101 and APL-106, have shown initial promising clinical results and are in the late stages of clinical development. We also have a number of innovative drug candidates in earlier stages of clinical, preclinical, and discovery development.

We operate in both the United States and China, with headquarters and global drug development team in the San Francisco Bay Area and our discovery and China drug development team in Hangzhou and Shanghai, China. We believe that we benefit from these key centers of excellence in the biotechnology industries of the East and West.

Business Combination

On March 29, 2023, Apollomics consummated its Business Combination with Maxpro and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Maxpro, with Maxpro surviving the merger. Upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Maxpro became a wholly owned subsidiary of Apollomics.

Key Factors Affecting Apollomics’ Operating Results

We believe that our future performance and success depends to a substantial extent on our drug candidate pipeline and the development of our drug candidates, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Our Drug Candidate Pipeline

The drug candidates in our existing pipeline can be categorized into three groups based on their mechanisms of action, each of which contains drug candidates at various stages of development: (i) tumor inhibitors; (ii) anti-cancer enhancers; and (iii) immuno-oncology drugs. We believe that having three groups of drug candidates with different mechanisms of action will enable us to develop potential synergistic therapies that address unmet needs in cancer treatment.

Tumor Inhibitors

Our tumor inhibitor drug candidates consist of three small molecule inhibitors against different uncontrolled growth signaling pathways in cancer cells. Our tumor inhibitor drug candidates are APL-101, APL-102, and APL-122.We are developing therapies that may target alternative pathways to overcome cancer treatment resistance, including chemo-resistance and targeted therapy resistance.

One of the most advanced drug candidates in our pipeline is our leading drug candidate, APL-101, a potent, highly selective c-Met inhibitor. We are investigating APL-101 in clinical trials as a single agent for the potent treatment of non-small cell lung cancer (“NSCLC”) and other advanced tumors with c-Met alterations, and as a combination therapy with epidermal growth factor receptor (“EGFR”) inhibitors. We have received orphan drug designation (ODD) of APL-101 for “treatment of non-small cell lung cancer with MET genomic tumor aberrations.” We intend to continue to explore the possibility of combining APL-101 with other drugs or drug candidates.

APL-102, is our oral active, small molecule MTKi that has shown anti-tumor activity in multiple preclinical studies, such as models of liver cancer, breast cancer and esophageal cancer, both as a single agent and in combination with an anti-PD-1 antibody. As of the date of this prospectus, APL-102 is in a Phase 1 dose escalation clinical trial and is at the fourth dose level, without observed toxicity in human subjects.

APL-122 is our tumor inhibitor candidate. APL-122 targets ErbB1/2/4 signaling pathways and it is brain penetrating. APL-122 is in Phase 1 dose escalation as of the date of this prospectus.

Anti-Cancer Enhancers

Our anti-cancer enhancer drug candidates consist of two antagonists against a cell adhesion receptor, APL-106 and APL-108, which are being developed as adjuncts to chemotherapy to enhance its anti-cancer effects. Binding of cancer cells to E-Selectin enhances their adhesion to the endothelium in bone marrow niches, thereby preventing the cancer cells from entering circulation and shielding them from chemotherapy.

APL-106 (Uproleselan, GMI-1271), an E-selectin inhibitor, was granted fast track designation by the FDA and breakthrough therapy designation by NMPA in order to expedite its development.

APL-108 (GMI-1687), a second-generation E-selective inhibitor with even higher potency, is IND-ready for entry into clinical trials for other indications.

We are advancing the preclinical and clinical development of APL-108, a next-generation E-Selectin antagonist with enhanced potency suitable for subcutaneous administration and potentially to target other liquid and solid cancers, that is currently in preclinical development.

Immuno-Oncology Drugs

Our immuno-oncology drug candidates consist of four drug candidates: APL-501; APL-502; APL-801; and APL-810. These drug candidates may take the advantage of the body’s immune system to fight cancer and include mono-specific and bi-specific antibodies that could release the natural brakes of immune response against cancer cells, as well as a novel cancer vaccine.

APL-501 is our anti-PD-1 antibody drug candidate. Genor, our partner in China for APL-501, has filed a Biologics License Application (“BLA”) with the Chinese NMPA.

APL-502 is our anti-PD-L1 antibody drug candidate and is being developed by Chia Tai Tian Qing Pharma (“CTTQ”), our partner in China under a tri-party agreement with the licensor. APL-502 has reached the clinical stage of development in China.

Our pipeline also includes another two novel immuno-oncology drug candidates, namely an anti-PD-L1/anti-CD40 bi-specific antibody, APL-801, and an antigen-specific, active checkpoint-control cancer vaccine, APL-810.

Please refer to the section of this prospectus entitled “Business” for the further details.

Drug Candidate Development Status

The status of our pipeline of drug candidates ranges from the discovery stage to the clinical stage. The following chart summarizes the development status of our drug candidates. Third parties also have ongoing clinical trials in their respective territories.

Key highlights of clinical trials conducted by third parties on our drug candidates include: (i) Pearl has conducted clinical trials for APL-101 in China into phase 2; (ii) GlycoMimetics has conducted clinical trials for APL-106 into phase 3 in the rest of the world outside of China; (iii) GlycoMimetics has conducted pre-clinical studies for APL-108 and filed an IND in the United States; (iv) Genor has conducted clinical trials for APL-501 in China through phase 3; and (v) CTTQ has conducted clinical trials for APL-502 in China into phase 3. Apollomics is not responsible for, and does not have control over, clinical trials conducted by such third parties and does not have any direct financial interest in the development of our drug candidates by such third parties. However, the development of our drug candidates by such third parties has the potential to benefit the regulatory status and development costs of such drug candidates in the geographies and trials for which we are responsible and do control due to our ability to access the developmental and clinical data from such third parties and to benefit from the feedback of such trials as information regarding such trials is made available. For more information regarding our arrangements with third parties, please see the section entitled “Business—Licensing and Collaboration Arrangements.”

We currently have no drug candidates approved for commercial sales and have not generated any revenue from product sales. If we obtain regulatory approval for any of our product candidates, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, and distribution.

Since our inception, we have incurred significant operating losses. For the years ended December 31, 2020, 2021 and 2022, our net loss was $74.8 million, $94.8 million and $240.8 million, respectively and the fair value change of convertible preferred shares was $26.5 million, $37.4 million and $189.6 million, respectively, leaving net loss from operations as $48.3 million, $57.4 million and $51.2 million, respectively, which resulted substantially from research and development expenses and administrative expenses.

For the years ended December 31, 2021 and 2022, we had an accumulated deficit of $235.4 million and $474.6 million, respectively. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future if and as we:

•	continue the research and development of our product candidates;

•	seek regulatory and marketing authorization for any of our product candidates that successfully complete development;

•	seek to identify and validate additional product candidates;

•	acquire or license other product candidates, technologies, or biological materials;

•	make milestone, royalty, or other payments under any current or future license agreements;

•	obtain, maintain, protect, and enforce our intellectual property portfolio;

•	seek to attract and retain new and existing skilled personnel;

•	create additional infrastructure to support our operations as a public company and incur increased legal, accounting, investor relations and other expenses; and

•	experience delays or encounter issues with any of the above.

We expect that our financial performance will fluctuate quarterly and yearly due to the development status of our drug candidates, our efforts to obtain regulatory approval and commercialize our drug candidates.

Impacts of Macroeconomic Factors and COVID-19 Recovery

Global economic challenges, including the impact of the COVID-19 pandemic and the war in Ukraine, have contributed to rising inflation, significant increases in fuel costs, supply-chain disruptions, and adverse labor market conditions. For example, the war in Ukraine has had a global impact on the supply and price of fuel and has contributed to increased inflation around the world. Additionally, the lingering impact from COVID-19 remains an issue and has contributed to a tight labor market and an uncertain regulatory environment that has impacted our operations. We will continue to monitor and adapt our strategic approach as these issues persist.

The global COVID-19 pandemic continues to evolve. The extent of the impact of the COVID-19 pandemic on our business, operations and development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and its impact on our development activities, third-party manufacturers, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. As the COVID-19 pandemic has developed, we have taken numerous steps to help ensure the health and safety of its employees. We are maintaining hygiene and respiratory protocols; controls for social distancing; enhanced cleaning, disinfecting, decontamination, and ventilation protocols; health policies; and usage of personal protective equipment, where appropriate.

We continue to actively monitor the impact of the COVID-19 pandemic on its clinical trials. To date, we have experienced some impacts on our clinical trials due to the pandemic, including challenges related to recruiting, enrolling and treating patients in clinical trials due to patients’ concern regarding exposure risk; patients and clinical trial staff being exposed to SARS-CoV-2 or contracting COVID-19; reduced staffing at clinical trial sites due to the diversion of resources at clinical sites to address the effects of the pandemic; and travel restrictions and shutdowns impacting patients and clinical trial staff. In addition, we have experienced delays in our contract manufacturing plans as a direct or indirect result of the COVID-19 pandemic, including supply chain issues, competition for manufacturing capacity from manufacturers of COVID-19 related therapeutics and more recently the April 2022 shutdown in Shanghai, China due to an outbreak of COVID-19 cases. While certain of these impacts have been resolved since the start of the COVID-19 pandemic, we continue to monitor our clinical development and supply chain and contingency planning is ongoing with our partners to reduce the possibility and magnitude of interruptions to its development activities or the availability of necessary materials.

The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and with certain of our employees working remotely all or part of the time. We will continue to actively monitor the evolving situation related to COVID-19 and may take further actions that alter our operations, including those that federal, state, or local authorities may require, or that we determine in the best interests of our clinical trial subjects, employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our future business, operations and development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain.

Components of Results of Operations

Other Income

Other income primarily consists of interest income and government grants. Interest income is primarily derived from our cash and cash equivalents and time deposits with original maturity over three months. Government grants consist of unconditional subsidies received from the Australian and U.S. governments to support our research and development activities carried out by us in Australia and in the United States.

Other Gains and Losses

Other gains and losses primarily consist of foreign exchange gains and losses as a result of foreign exchange rate fluctuation. Our other gains and losses amounted to a $36 thousand gain and an $(829) thousand loss for the years ended December 31, 2021 and 2022, respectively.

Fair Value Change of Financial Assets at Fair Value Through Profit or Loss (“FVTPL”)

Fair value change of financial assets at FVTPL consists of non-cash impacts on our profit or loss as a result of the fair value change of our investment in a market fund in the U.S. which solely holds investments in U.S. treasury bonds. For the years ended December 31, 2021 and 2022, the fair value change of financial assets at fair value through profit or loss was a $2 thousand increase and a $323 thousand increase, respectively.

Fair Value Change of Convertible Preferred Shares

Fair value change of convertible preferred shares consists of non-cash impacts on our profit or loss as a result of the fair value change of the liabilities arising from our convertible preferred shares. For the years ended December 31, 2021 and 2022, the fair value change of convertible preferred shares was $37.4 million and $189.6 million, respectively.

Research and Development Expenses

An internally generated intangible asset arising from development activities (or from the development phase of an internal project) is recognized if, and only if, all of the following have been demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible asset is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses (if any), on the same basis as intangible assets that are acquired separately.

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains and losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

Development costs which do not meet these criteria are expensed when incurred. Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and our clinical sites. We cannot determine with certainty the duration and completion costs of the current or future clinical trials of our therapeutic candidates or if, when, or to what extent we will generate revenues from the commercialization and sale of any of our therapeutic candidates for which we or any partner obtain regulatory approval.

The duration, costs and timing of clinical trials and development of therapeutic candidates will depend on a variety of factors, including:

•	the scope, rate of progress, and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;

•	future clinical trial results;

•	potential changes in government regulation; and

•	the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of a therapeutic candidate could mean a significant change in the costs and timing associated with the development of that therapeutic candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of the clinical development of therapeutic candidates, or if we experience significant delays in the enrollment in any clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

From inception through December 31, 2022, we have incurred $128.7 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue the development of our therapeutic candidates, the discovery and development of preclinical therapeutic candidates, and the development of our clinical programs.

We manage certain activities such as clinical trial operations, manufacture of therapeutic candidates, and preclinical animal toxicology studies through third-party CROs. The only costs we track by each therapeutic candidate are external costs such as services provided to us by CROs, manufacturing of preclinical and clinical drug products, and other outsourced research and development expenses. We do not assign or allocate internal costs such as salaries and benefits, facilities costs, lab supplies and the costs of preclinical research and studies to individual development programs.

Research and development activities are central to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we initiate clinical trials for our product candidates and continue to discover and develop additional product candidates. If any of our product candidates enter into later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. There are numerous factors associated with the successful commercialization of any product candidates we may develop in the future, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development program and plans.

Administrative Expenses

Administrative expenses consist primarily of salaries, benefits, and other related costs, including share-based payment expense, for personnel in our executive, operations, legal, human resources, finance, and administrative functions. Administrative expenses also include professional fees for legal, patent, consulting, accounting, tax and audit services, travel expenses and facility-related expenses, which include direct depreciation costs and allocated expenses for rent and maintenance of facilities, technology, and other operating costs.

We expect that our administrative expenses will increase substantially in the future as we increase our administrative personnel to support our continuing growth and we increase our costs of marketing and selling expenses.

Impairment loss of an intangible asset

Impairment loss of an intangible asset consists of losses as a result of our review of carrying amounts of intangible assets with finite useful lives carried at each reporting period by management. In 2021 we incurred a $3.0 million impairment loss for patent rights because of the failure of the licensor’s vendor to provide drug supplies and we subsequently terminated the license.

Issuance Costs for Convertible Preferred Shares

Issuance costs for convertible preferred shares primarily consist of financial advisory fees incurred by us in relation to our Series C convertible preferred shares financing. We have not incurred any issuance costs for the years ended December 31, 2021 and 2022.

Other Expenses

Our other expenses amounted to $4.5 million and $6.6 million for the years ended December 31, 2021 and 2022, respectively. In 2021 other expenses primarily include fees incurred by us in relation to certain professional services for our endeavor to list on the mainboard of The Stock Exchange of Hong Kong Limited in a global offering (“Hong Kong Offering”) in February 2021 that ultimately did not occur. In 2022 other expenses primarily include professional fees incurred by us in relation to the business combination transaction.

We expect that our other expenses will increase substantially in the future as we continue to incur expenses for listing on Nasdaq. We expect to incur significant additional expenses related to compliance with the rules and regulations of the SEC, Sarbanes Oxley Act, and the listing standards of Nasdaq, additional corporate, director and officer insurance expenses, increased legal, audit and consulting fees and greater investor relations expenses.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus.

The following table presents Apollomics’ consolidated statements of profit or loss and other comprehensive loss data for the years ended December 31, 2020, 2021 and 2022:

	Years ended December 31,
(In thousands of USD $, except percentages)	2020	2021	2022
Other income	$2,060	$1,054	$1,447
Other gains and losses	144	36	(829)
Fair value change of financial assets at fair value through profit or loss (“FVTPL”)	108	2	323
Fair value change of convertible preferred shares	(26,572)	(37,424)	(189,646)
Research and development expenses	(31,441)	(35,568)	(35,457)
Administrative expenses	(11,043)	(15,291)	(9,947)
Impairment loss of an intangible asset	(1,000)	(3,000)	—
Issuance costs for convertible preferred shares	(3,782)	—	—
Finance costs	(72)	(83)	(93)
Other expense	(3,307)	(4,522)	(6,608)

Loss before taxation	(74,905)	(94,796)	(240,810)
Income tax credit (expense)	85	(1)	(1)

Loss and total comprehensive expenses for the year, attributable to owners of the Company	$(74,820)	$(94,797)	$(240,811)

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Other Income

The following table summarizes the components of our other income for the years ended December 31, 2021 and 2022:

	Years ended December 31,		Change
(In thousands of USD $, except percentages)	2021	2022	$	%
Interest income	$467	$431	$(36)	(7.7%)
Government grants	587	1,016	429	73%

Total	$1,054	$1,447	$393	37.3%

Other income was $1.1 million for the year ended December 31, 2021, compared to $1.4 million for the year ended December 31, 2022. The increase of $0.4 million (or 37.3%) was mainly from an increase of $0.4 million subsidies received from the Australian government specifically for supporting the research and development activities carried out in Australia offset by a $(36) thousand decrease in interest income.

Other Gains and Losses

The following table summarizes the component of our other gains and losses for the year ended December 31, 2021 and 2022:

	Years ended December 31,		Change
	2021	2022	$	%
Exchange loss, net	36	(829)	(865)	>100%

Other gains and losses was a gain of $36 thousand for the year ended December 31, 2021, compared to a loss of $(829) thousand for the year ended December 31, 2022. The increase of $(865) thousand (or >100%) was mainly from the exchange loss of RMB denominated time deposits with original maturity over three months held by one of our PRC subsidiaries.

Fair Value Change of Convertible Preferred Shares

The fair value change of convertible preferred shares for the year ended December 31, 2021 was $(37.4) million, compared to $(189.6) million for the year ended December 31, 2022. The increase of $(152.2) million (or >100%) is primarily due to the increase in the equity value of the Company as the probability of the IPO increased.

Research and Development Expenses

The following table summarizes the components of our research and development expenses for the years ended December 31, 2021 and 2022:

	Year Ended December 31,		Change
(In thousands of USD $, except percentages)	2021	2022	$	%
APL-101	16,274	16,767	493	3.0%
APL-102	689	385	(304)	(44.1%)
APL-106	3,050	3,014	(36)	(1.2%)
APL-121	157	93	(64)	(40.8%)
APL-122	457	717	260	56.9%
APL-501	1,254	1,600	346	27.6%
Discovery & other	1,342	975	(367)	(27.3%)

R&D Third-Party Service Fees and Contractor Expenses:	$23,223	$23,551	$328	1.4%

R&D Employee Other Compensation and Benefits	9,607	9,532	(75)	(0.8%)
R&D Employee Share-Based Compensation	2,738	2,374	(364)	(13.3%)

Total Research and Development Expenses	$35,568	$35,457	$(111)	(0.3%)

Research and development expenses for the year ended December 31, 2021 was $35.6 million, compared to $35.5 million for the year ended December 31, 2022. The decrease of $(0.1) million (or 0.3%) is primarily due to $(364) thousand decrease in share-based compensation, $75 thousand decrease in employee other compensation and benefits, offset by a $328 thousand increase in third party service fees as distributed amongst our various products. Decreased employee share-based compensation was primarily attributable to the forfeiture of share-based compensation of 12 R&D employees who resigned in 2021, offset by the new grants for 8 new R&D employees in 2022.

We manage our R&D third-party service fees and our contractor expenses by product, which is shown in the table above. We do not allocate our R&D employee compensation and benefits, nor our R&D employee share-based compensation into our product lines.

Administrative Expenses

The following table summarizes the components of our administrative expenses for the years ended December 31, 2021 and 2022:

	Years ended December 31		Change
(In thousands of USD $, except percentages)	2021	2022	$	%
Administrative Employee Other Compensation and Benefits	$5,695	$5,028	$(667)	(11.7%)
Administrative Employee Share-Based Compensation	5,385	602	(4,783)	(88.8%)
Administrative Third-Party Service Fees	1,928	1,536	(392)	(20.3%)
Operations	670	524	(146)	(21.8%)
Sales and Marketing Expenses	64	37	(27)	(42.2%)
Travel Expenses	178	203	25	14.0%
Facilities	375	415	40	10.7%
Depreciation and amortization	689	781	92	13.4%
Others	307	821	514	167.4%

Total	$15,291	$9,947	$(5,344)	(34.9%)

Administrative expenses were $15.3 million for the year ended December 31, 2021, compared to $9.9 million for the year ended December 31, 2022. The decrease of $(5.3) million (or 34.9%) was primarily due to a $(4.8) million decrease in employee share-based compensation mainly due to options forfeited for the resignation of two executives and a manager, and the timing of options vested, $(667) thousand decrease in employee other compensation and benefits from the resignation of those employees, $(392) thousand decrease in third-party service fees, and a $(146) thousand decrease in operations mainly for network and IT expenses, and decreases of $(130) thousand in various other expenses, partially offset by a $514 thousand increase in other administration expenses mainly related to the business combination.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table presents our statement of profit or loss and other comprehensive income data for the years ended December 31, 2020 and 2021, and the dollar changes between the two years:

	Years Ended December 31,		Change
(In thousands, except percentages)	2020	2021	$	%
Other income	$2,060	$1,054	$(1,006)	(49)%
Other gains and losses	144	36	(108)	(75)%
Fair value change of financial assets at FVTPL	108	2	(106)	(98)%
Fair value change of convertible preferred shares	(26,572)	(37,424)	(10,852)	41%
Research and development expenses	(31,441)	(35,568)	(4,127)	13%
Administrative expenses	(11,043)	(15,291)	(4,248)	38%
Impairment loss of an intangible asset	(1,000)	(3,000)	(2,000)	200%
Issuance costs for convertible preferred shares	(3,782)	—	3,782	(100)%
Finance costs	(72)	(83)	(11)	15%
Other expense	(3,307)	(4,522)	(1,215)	37%

Loss before taxation	(74,905)	(94,796)	(19,891)	27%
Income tax credit (expense)	85	(1)	(86)	(101)%

Loss and total comprehensive expenses for the year attributable to owners of the Company	$(74,820)	$(94,797)	$(19,977)	27%

Other Income

The following table summarizes the components of our other income for the years ended December 31, 2020 and 2021:

	Year Ended December 31,		Change
(In thousands, except percentages)	2020	2021	$	%
Interest income	$330	$467	$137	42%
Government grants	1,730	587	(1,143)	(66%)

Total	$2,060	$1,054	$(1,006)	(49%)

Other income was $2.1 million for the year ended December 31, 2020, compared to $1.1 million for the year ended December 31, 2021. The decrease of $1.0 million (or 49%) was primarily due to $1.4 million decrease in research and development subsidy in Australia due to timing of filing offset by a $0.5 million increase in a one-time subsidy income in China.

Fair Value Change of Convertible Preferred Shares

The fair value change of convertible preferred shares for the year ended December 31, 2020, was $26.6 million, compared to $37.4 million for the year ended December 31, 2021. The increase of $10.9 million (or 41%) is primarily due to the increase in equity value of the Company as a result of business growth.

Research and Development Expenses

The following table summarizes the components of our research and development expenses for the years ended December 31, 2020 and 2021:

	Year Ended December 31,		Change
(In thousands, except percentages)	2020	2021	$	%
R&D Third-Party Service Fees and Contractor Expenses:	$24,378	$23,223	$(1,155)	(5%)

APL-101	20,505	16,274	(4,231)	(21%)
APL-102	1,650	689	(961)	(58%)
APL-106	2	3,050	3,048	NM
APL-121	—	157	157	100%
APL-122	—	457	457	100%
APL-501	1,880	1,254	(626)	(33%)
Discovery & other	341	1,342	1,001	294%
R&D Employee Other Compensation and Benefits	6,336	9,607	3,271	52%
R&D Employee Share-Based Compensation	727	2,738	2,011	277%

Total Research and Development Expenses	$31,441	$35,568	$4,127	13%

Research and development expenses for the year ended December 31, 2020 were $31.4 million, compared to $35.6 million for the year ended December 31, 2021. The increase of $4.1 million (or 13%) is primarily due to a $3.3 million increase in employee other compensation and benefits and a $2.0 million increase in employee share-based compensation, offset by a $1.2 million decrease in third-party service fees and contractor expenses. Increased employee compensation and benefits and share-based compensation was primarily attributable to an increase in headcount to expand our research and development capabilities. The decrease in third-party service fees and contractor expenses was attributable primarily to $0.7 million for drug substance manufacture, and $0.5 million for China license registration expense in 2020. The Company has not incurred such expenses for the year ended December 31, 2021.

We manage our R&D third-party service fees and our contractor expenses by product, which is shown in the table above. We do not allocate our R&D employee compensation and benefits, nor our R&D employee share-based compensation into our product lines.

Administrative Expenses

The following table summarizes the components of our administrative expenses for the years ended December 31, 2020, and 2021:

	Year Ended December 31,		Change
(In thousands, except percentages)	2020	2021	$	%
Administrative Employee Other Compensation and Benefits	$3,356	$5,695	$2,339	70%
Administrative Employee Share-Based Compensation	3,783	5,385	1,602	42%
Administrative Third-Party Service Fees	1,893	1,928	35	2%
Rental and Maintenance	721	1,115	394	55%
Travel Expenses	81	178	97	120%
Depreciation	572	669	97	17%
Others	637	321	(316)	(50)%

Total	$11,043	$15,291	$4,248	38%

Administrative expenses were $11.0 million for the year ended December 31, 2020, compared to $15.3 million for the year ended December 31, 2021. The increase of $4.2 million (or 38%) was primarily due to a $2.3 million increase in employee other compensation and benefits, and a $1.6 million increase in share-based compensation. Employee other compensation and benefits increased as we increased our headcount in the administrative departments from 12 employees, as of December 31, 2020, to 19 employees as of December 31, 2021. Employee share-based compensation also increased with the increase in headcount.

Impairment loss of an intangible asset

Impairment loss of an intangible asset was $1.0 million for the year ended December 31, 2020, compared to $3.0 million for the year ended December 31, 2021. The increase of $2.0 million (or 200%) was due to $2.0 million increase in impairment loss of the Company’s patent rights acquired intended for combination trial of an existing drug candidate which was subsequently replaced by another formulation or acquired for self-development which subsequently failed to obtain raw drug supplies for further development and was therefore no longer used by the Company.

Other Expenses

Other expenses for the year ended December 31, 2020, were $3.3 million, compared to $4.5 million for the year ended December 31, 2021. The increase of $1.2 million (or 37%) is primarily due to increased expenses incurred for the Hong Kong Offering along with the application process.

Liquidity and Capital Resources

Funding Requirements

Since our inception, we have incurred significant operating losses. We expect to incur significant expenses and continuing operating losses for the foreseeable future as we advance the clinical development of our programs. We have funded our operations to date primarily with proceeds from raising funds from issuing convertible preferred shares.

The following table represents our cash and cash equivalents and highly liquid financial assets as of December 31, 2021 and 2022:

	As of December 31,	As of December 31,
(In thousands of USD $)	2021	2022
Cash and cash equivalents	$46,740	$32,675
Time Deposits with original maturity over three months	24,000	2,872
Long Term Time Deposits with original maturity over three months	7,842	4,307
Financial asset at FVTPL	23,744	19,067

Total	$102,326	$58,921

We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. There can be no assurance that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our preclinical studies and clinical trials, research and development programs or commercialization efforts. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates and the extent to which we may enter into additional collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated preclinical studies and clinical trials. To the extent that we raise additional capital through additional collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors – Risks Related to Our Business.”

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2020, 2021 and 2022:

	Years Ended December 31,
(In thousands of USD $)	2020	2021	2022
Net cash flows used in operating activities	$(35,681)	$(43,312)	$(42,824)
Net cash flows (used in) or from investing activities	2,325	(38,950)	29,053
Net cash flows (used in) or from financing activities	125,514	(1,643)	(294)

Net change in cash and cash equivalents	$92,158	$(83,905)	$(14,065)

Cash Flows Used in Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business, and are primarily related to research and development, and administrative expenses. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in deposits, prepayments and other payable and accruals and other current assets and liabilities.

Net cash used in operating activities was $35.7 million for the year ended December 31, 2020, resulting primarily from a net loss of $74.9 million, adjusted for non-cash charges of $0.6 million in depreciation and amortization including depreciation of operating right-of-use of assets, $1.0 million in impairment loss of an intangible asset, $4.5 million in share-based payments, $26.6 million in negative fair value change of our convertible preferred shares, $3.8 million in issuance costs for convertible preferred shares, $0.3 million in interest income, $0.1 million in positive fair value change of our financial assets, $72 thousand in finance costs, and $3.1 million in working capital adjustments.

Net cash used in operating activities was $(43.3) million for the year ended December 31, 2021 resulting primarily from a net loss of $(94.8) million, adjusted for non-cash charges of $37.4 million in increased fair value change of our convertible preferred shares, $3.0 million in impairment loss of intangible assets, $681 thousand in depreciation and amortization including depreciation of operating right-of-use of assets, $8.1 million in share-based payments, $(467) thousand in interest income, and $2.6 million in working capital adjustments.

Net cash used in operating activities was $(42.8) million for the year ended December 31, 2022 resulting primarily from a net loss of $(240.8) million, adjusted for non-cash charges of $189.6 million in increased fair value change of our convertible preferred shares, $3.6 million in share-based payments, $775 thousand in depreciation and amortization including depreciation of operating right-of-use of assets, $663 thousand in exchange loss, finance costs of $93 thousand, $(431) thousand in interest income, $(323) thousand in fair value change of financial assets at FVTPL, $(2.6) million non-cash adjustment to other expense, and $6.5 million in working capital adjustments.

Cash Flows From/Used in Investing Activities

Net cash provided by investing activities was $2.3 million for the year ended December 31, 2020 resulting primarily from the proceeds from redemption of our time deposits with original maturity over three months for $11.0 million and interest received on such redemptions for $0.3 million, proceeds from disposal of our financial assets held at fair value for $7.0 million and repayment of the loan to one of our directors for $0.1 million, offset by the placement of time deposits with original maturity of three months for $6.0 million, additions of intangible assets for $10.0 million and additions of plant and equipment for $0.1 million.

Net cash used in investing activities was $39.0 million for the year ended December 31, 2021 resulting primarily from the placement of time deposits with original maturity of three months for $103.8 million, additions of intangible assets for $7.5 million, additions of plant and equipment for $50 thousand and $25 thousand payment of rental deposits, offset by the proceeds from redemption of our time deposits with original maturity over three months for $71.9 million and interest received on such redemptions for $467 thousand.

Net cash provided by investing activities was $29.1 million for the year ended December 31, 2022 resulting primarily from the proceeds from our time deposits with original maturity over three months of $24 million, proceeds of disposal of financial asset at FVTPL of $5 million and interest received for $431 thousand, offset by additions of plant and equipment of ($367) thousand and ($11) thousand payment of rental deposits.

Cash Flows From/Used in Financing Activities

Net cash provided by financing activities was $125.5 million for the year ended December 31, 2020 resulting primarily from the proceeds on issuance of our convertible preferred shares for $124.3 million, the proceeds on issuance of our ordinary shares upon exercise of share options for $6.0 million, offset by the issuance costs paid for $4.2 million and the repayment of our lease liabilities for $0.5 million.

Net cash used in financing activities was $1.6 million for the year ended December 31, 2021 resulting primarily from $1.2 million issuance costs paid, the repayment of our lease liabilities for $528 thousand, and $83 thousand interest paid, offset by the proceeds on issuance of our ordinary shares upon exercise of share options for $(141) thousand.

Net cash used in financing activities was $294 thousand for the year ended December 31, 2022 resulting primarily from the repayment of lease liabilities for $593 thousand, interest paid of $93 thousand, and offset by the proceeds on issuance of our ordinary shares upon exercise of share options for $(392) thousand.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2022, and the effects of such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

		Payments due by period
(In thousands of USD $)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Lease commitments	$991	$614	$126	$251	$—

Lease Commitments

During the year ended December 31, 2021, we entered into new lease agreements for the use of offices, and plant and equipment for 12 months to 60 months (about 5 years). On the lease commencement, we recognized $0.3 million and $53 thousand of right-of-use asset and lease liabilities, respectively. During the year ended December 31, 2022, we entered into new lease agreements for the use of offices, and plant and equipment for 12 months to 60 months (about 5 years). On the lease commencement, we recognized $0.5 million and $0.5 million of right-of-use asset and lease liabilities, respectively.

Critical Accounting Estimates

Our operating and financial review and prospects is based on our consolidated financial statements, which have been prepared in accordance with accounting policies that conform with International Financial Reporting Standards as issued by the International Accounting Standards Board. In the application of our accounting policies, our directors are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are based on historical experience and other factors that are considered to be relevant. Our actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Please refer to notes 4 and 5 to our audited consolidated financial statements included elsewhere in this prospectus for more details about our significant accounting policies and critical judgment and key estimates.

Emerging Growth Company

As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company (“EGC”). As such, we are eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which the market value of our ordinary shares that are held by nonaffiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the Closing.

Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the audit of our consolidated financial statements for the years ended December 31, 2021 and 2022, we and the auditors identified one significant deficiency in our internal control over financial reporting. The significant deficiency related to lack of sufficient integration of our accounting systems across multiple geographic locations. We aim to take certain measures by setting up a global IT system to remediate this significant deficiency, although no assurance can be given as to whether these steps will be sufficient.

Changes in Internal Control over Financial Reporting

There were no changes in our internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act) that occurred during the period covered by this prospectus that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of foreign currency exchange rates and interest rates, which are discussed in detail below.

Currency Risk

Foreign currency risk is the risk that the value of a financial instrument fluctuates because of the change in foreign exchange rates. We primarily operate in the U.S., PRC, and Australia, with most of the transactions settled in the U.S. dollar. Our presentation and functional currency is the U.S. dollar. Certain bank balances, deposits and other payables are denominated in Renminbi and Australian dollar, which exposes us to foreign currency risk.

We are not exposed to significant foreign exchange risk as there are no significant financial assets or liabilities of us denominated in currencies other than U.S. dollars. We did not use any derivative contracts to hedge against our exposure to currency risk during the years ended December 31, 2021 and 2022. However, our management monitors foreign exchange exposure and will consider hedging significant foreign currency exposure should the need arise.

The carrying amounts of our foreign currency denominated monetary assets and monetary liabilities at the end of each reporting period are as follows:

	Assets as of		Liabilities as of
	December 31, 2021	December 31, 2022	December 31, 2021	December 31, 2022
Renminbi (“RMB”)	$8,376	$8,940	$512	$1,210
Australian Dollars (“AUD”)	1,145	1,300	544	1,449

	$9,521	$10,240	$1,056	$2,659

As of the years ended December 31, 2021 and 2022, (i) if Renminbi strengthened or weakened by 5% against the U.S. dollar with all other variables held constant, our loss for the years ended December 31, 2021 and 2022 would decrease or increase by $295 thousand and decrease or increase by $386 thousand, respectively; and

(ii) if the Australian dollar strengthened or weakened by 5% against the U.S. dollar with all other variables held constant, our loss for the years ended December 31, 2021 and 2022 would decrease or increase by $22 thousand and increase or decrease by $7 thousand, respectively.

Liquidity Risk

As of December 31, 2021 and 2022, we recorded net liabilities of $212.9 million and $448.1 million, respectively. In the management of liquidity risk, our directors have reviewed our cash flow projections to ensure we maintain a level of cash and cash equivalents deemed adequate by the management to finance our operations and mitigate the effects of fluctuations in cash flows. For such fiscal years, we were dependent upon our convertible preferred shares as significant sources of liquidity.

Interest Rate Risk

We are exposed to fair value interest rate risk in relation to fixed-rate loan to a director, time deposits, lease liabilities, and convertible preferred shares. We are also exposed to cash flow interest rate risk in relation to variable-rate bank balances. Our cash flow interest rate risk is mainly concentrated on the fluctuation of interest rates on bank balances. Our directors consider that the exposure of cash flow interest rate risk arising from variable-rate bank balances is insignificant.

Other Price Risk

We are exposed to other price risk arising from convertible preferred shares and the investment in market fund in the U.S. No sensitivity analysis with respect to our investment in market fund in the U.S. is performed as our directors consider that the exposure of other price risk arising from the investment in market fund in the US is insignificant because the investment is mainly on US treasury bonds with high credit rating and liquidity.

Credit and Counterparty Risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to us. In order to minimize the credit risk, our directors review the recoverable amount of each individual debt at the end of each reporting period to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, our directors consider that our credit risk is significantly reduced.

Liquidity Risk

As of December 31, 2021 and 2022, we recorded net liabilities of $212.9 million and $448.1 million, respectively. In the management of liquidity risk, our directors have reviewed our cash flow projections to ensure we maintain a level of cash and cash equivalents deemed adequate by the management to finance our operations and mitigate the effects of fluctuations in cash flows. For such fiscal years, we were dependent upon our convertible preferred shares as significant sources of liquidity.

MANAGEMENT

The following table provides information relating to our directors and officers as of the date of this prospectus. Our board of directors is comprised of seven directors.

Name	Age	Position(s)
Dr. Sanjeev Redkar	55	President, Director and Principal Financial Officer
Dr. Lijuan Jane Wang	60	Chief Scientific Officer
Dr. Guo-Liang Yu	61	Chairman of the Board of Directors and Chief Executive Officer
Dr. Kin-Hung Peony Yu	61	Chief Medical Officer
Dr. Kenneth C. Carter	63	Director
Dr. Hong-Jung (Moses) Chen	63	Director
Wendy Hayes	53	Director
Glenn S. Vraniak	60	Director
Dr. Jonathan Wang	55	Director

Executive Officers

Dr. Sanjeev Redkar serves as our President and Principal Financial Officer. Since January 2016, Dr. Redkar has served as the President of Apollomics, which he co-founded. From September 2011 to January 2016, Dr. Redkar held various roles at Astex Pharmaceuticals, Inc. (Nasdaq: ASTX), including vice president in charge of pharmaceutical development and marketing, senior vice president of pharmaceutical development and marketing and senior vice president of product development. From June 1998 to September 2011, Dr. Redkar held various roles at SuperGen, Inc., including as senior manager of process development, senior director of pharmaceutical development and vice president in charge of manufacturing and preclinical development. Dr. Redkar has served as an External Advisory Board Member at the Department of Chemical and Biological Engineering of University of Colorado, Boulder since 2018. Dr. Redkar earned a B.S. in Chemical Engineering from the Indian Institute of Technology, a M.S. in Chemical Engineering from the University of Colorado, Boulder, a Ph.D. in Chemical Engineering from the University of Colorado, Boulder and an MBA from St. Mary’s College of California.

Dr. Lijuan Jane Wang serves as our Chief Scientific Officer. Dr. Wang has served as the Chief Scientific Officer of Apollomics since July 2022. From March 2010 to July 2022, Dr. Wang served as Vice President, Medicinal Chemistry at WuXi AppTec Co. Ltd. From February 1998 to February 2010, Dr. Wang served as a senior principal scientist at Pfizer, Inc. Dr. Wang completed her postdoctoral studies at the U.S. National Institute of Health and at Schering-Plough. Dr. Wang earned a Ph.D. from the University of Maryland Baltimore County and a B.S. in Applied Chemistry from Fudan University.

Dr. Guo-Liang Yu serves as our Chairman and Chief Executive Officer. Since January 2016, Dr. Guo-Liang Yu has served as the Chairman and Chief Executive Officer of Apollomics, which he co-founded. From 2013 to 2018, Dr. Guo-Liang Yu served as Executive Chairman at Crown Bioscience Inc. Dr. Guo-Liang Yu has co-founded several startup companies in biotech and healthcare, including Epitomics Inc. and Immune-Onc Therapeutics, Inc. in Palo Alto, California. Dr. Guo-Liang Yu is the founding president of the Chinese Biopharmaceutical Association USA and Chairman of the Bayhelix Group. Dr. Yu earned a B.S. in Biochemistry from Fudan University, a Ph.D. in Molecular Biology from University of California – Berkeley and was a Post- Doctoral Fellow at Harvard Medical School.

Dr. Kin-Hung Peony Yu serves as our Chief Medical Officer. Dr. Yu has served as the Chief Medical Officer of Apollomics since March 2021. From 2008 to 2021, Dr. Yu served in various roles at FibroGen, Inc. (Nasdaq: FGEN), including as Chief Medical Officer and Senior Vice President from April 2016 to December 2020. From 2006 to 2008, Dr. Yu served as Vice President of Clinical Development for Anesiva (Nasdaq: ANSV) and served as the Director,

Clinical Development of ALZA Corporation from 2004 to 2006. Since January 2021, Dr. Yu has served on the board of directors of STAAR Surgical (Nasdaq: STAA). Dr. Yu earned an M.D. from the University of California Davis School of Medicine.

Directors

Dr. Kenneth C. Carter serves as a member of our board of directors. Since 2020, Dr. Carter has served as the Global Head of Corporate Development and President of US Operations at Innoforce, Inc. Dr. Carter has been involved in starting and guiding several biotechnology companies as a co-founder, advisor, CEO, and/or member of the board of directors, including NexImmune (Nasdaq: NEXI), which he co-founded and served from 2011 to 2017 as Chairman and CEO, later serving as a senior advisor to the board of directors until 2019, and Seneca Biopharma (Nasdaq: SNCA), where he served as Executive Chairman from 2019 to 2020. From 1999 until 2009, Dr. Carter was a co-founder and the CEO of Avalon Pharmaceuticals (Nasdaq: AVRX, now part of AbbVie). Dr. Carter received a B.S. in Biology and Chemistry from Abilene Christian University and received his Ph.D. in Human Genetics and Cell Biology from the University of Texas Medical Branch. Dr. Carter completed his postdoctoral training in Cell and Molecular Biology at the University of Massachusetts Medical School.

Dr. Hong-Jung (Moses) Chen serves as a member of our board of directors. Dr. Chen has been Managing Director of Maxpro Ventures LTD since May 2018, which is an investment firm focused on breakthrough biomedical technology companies, and served as Chairman of the Board of Directors and Chief Executive Officer of Maxpro. Previously, from October 2014 to January 2017, Dr. Chen worked as Vice President and Acting Chief Operating Officer for SyneuRx International Corp. in Taiwan, where he was responsible for supervising the company’s daily operation and personally interacting with VC representatives and private investors. Dr. Chen has more than 20 years of experience in formulating and implementing basic research and preclinical development strategies for small molecules, biologics and cell therapy and is also experienced in advancing drug candidates from discovery to nomination for IND and development. Dr. Chen received his Ph.D. in Microbiology and Molecular Genetics from Rutgers, The State University of New Jersey and The University of Medicine and Dentistry of New Jersey. He completed his postdoctoral training in neuroscience at California Institute of Technology.

Wendy Hayes serves as a member of our board of directors. Ms. Hayes serves on the boards of directors of multiple public companies, including TuSimple (Nasdaq: TSP) since December 2022, SciClone Pharmaceuticals (Holdings) Ltd (HK: 6600) since March 2021, Gracell Biotechnologies Inc. (NASDAQ: GRCL) since January 2021, iHuman Inc. (NYSE: IH) since October 2020, Burning Rock Biotech Limited (NASDAQ: BNR) since June 2020 and Tuanche Limited (NASDAQ: TC) since November 2018. From May 2013 to September 2018, Ms. Hayes served as the Inspections Leader at the Public Company Accounting Oversight Board in the United States. Ms. Hayes is a certified public accountant in the United States (California) and in China. Ms. Hayes received her bachelor’s degree in international finance from the University of International Business and Economics in Beijing and received an MBA from Cheung Kong Graduate School of Business in Shanghai.

Glenn S. Vraniak serves as a member of our board of directors. Since May 2022, Mr. Vraniak has served as the Chief Financial Officer of Inversago Pharma Inc. From November 2021 to April 2022, Mr. Vraniak served as Chief Financial Officer of the autonomous automotive technology division of Valeo, a Paris-based public company focused on the automotive sector. From October 2019 to October 2021, Mr. Vraniak served as Chief Financial Officer of Evaxion Biotech A/S (Nasdaq: EVAX), where he led the company through an initial public offering. From August 2016 to April 2019, Mr. Vraniak served as Chief Financial Officer of electroCore, Inc., where he led the company through an initial public offering (Nasdaq: ECOR). Mr. Vraniak earned an electrical engineering technology degree and a managerial MBA from the Rutgers University Center for Management Development.

Dr. Jonathan Wang has served as a member of Apollomics’ board of directors since 2016. Dr. Wang has served as the Chairman and Chief Executive Officer of Inmagene Biopharmaceuticals since July 2019. From July

2007 to July 2019, Dr. Wang served as a Partner at OrbiMed and co- founded OrbiMed Asia. In 2000, Dr. Wang co-founded BayHelix. Dr. Wang earned his Master of Arts, Master of Philosophy and Ph.D. from Columbia University. Dr. Wang also earned an MBA from Stanford University.

Corporate Governance Practices

We are a “foreign private issuer,” as defined in the Exchange Act. As a foreign private issuer we are permitted to comply with Cayman Islands corporate governance practices instead of the certain listing rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Cayman Islands requirements.

As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and “short-swing” profit rules.

Employment Agreements

We have entered into written employment agreements with certain of our executive officers. These agreements provide for the terms of each such individual’s employment with us, as applicable, which have been determined and approved by the Board. The agreements (and the individuals’ employment thereunder) may be terminated by us or such individual at any time and for any reason. The employment agreements provide for certain severance payments and benefits upon certain qualifying terminations of employment, as further set forth in each such agreement. In connection with entering into their employment agreements, each of these individuals was also required to sign our Confidentiality and Invention Assignment Agreement, which contains standard employment-based restrictive covenants that apply during and for a specified period of time following such individual’s termination of employment.

2016 Equity Incentive Plan

In July 2016, the Board adopted, and our shareholders approved the CB Therapeutics Inc. 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan has not been amended since its adoption in July 2016. No further awards will be made under the 2016 Plan; however, awards outstanding under the 2016 Plan will continue to be governed by their existing terms.

As of December 31, 2022, we had reserved 337,225,866 of our ordinary shares for issuance under the 2016 Plan, which may be issued in the form of share options, share appreciation rights, restricted share unit awards, or other share-based awards pursuant to the terms of the 2016 Plan. As of December 31, 2022, there were outstanding options to purchase 135,979,705 of our ordinary shares with a weighted average exercise price of $0.21, 67,667,737 of which were vested and exercisable, and 6,930,235 outstanding unvested restricted shares. Unissued shares subject to awards that expire or are cancelled, underlying shares reacquired by us, and underlying shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under the 2016 Plan; however, they will not again become available for issuance under the 2023 Incentive Plan.

Number and Terms of Office of Officers and Directors

The Board consists of seven directors. In accordance with the MAA, the Board is divided into three classes, designated as Class I, Class II and Class III. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors are Dr. Kenneth C. Carter and Glenn S. Vraniak, and their terms will expire at the first (1st) annual general meeting of shareholders following the Closing;

•	the Class II directors are Wendy Hayes and Jonathan Wang, and their terms will expire at the second (2nd) annual general meeting of shareholders following the Closing; and

•

the Class III directors are Dr. Hong-Jung (Moses) Chen, Dr. Sanjeev Redkar and Dr. Guo-Liang Yu, and their terms will expire at the third (3rd) annual general meeting of shareholders following the Closing.

We are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Board is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate.

Director Independence

As a result of our securities being listed on Nasdaq, we adhere to the rules of such exchange and applicable SEC rules, as applicable to foreign private issuers, in determining whether a director is independent.

An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Dr. Kenneth C. Carter, Dr. Hong-Jung (Moses) Chen and Glenn S. Vraniak are “independent directors” as defined in the Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present

Committees of the Board

The board of directors have the following standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

Our audit committee consists of Dr. Kenneth C. Carter, Wendy Hayes and Glenn S. Vraniak, with Glenn S. Vraniak serving as the chair. Dr. Kenneth C. Carter, Wendy Hayes and Glenn S. Vraniak meet the independence standards under Rule 10A-3 under the Exchange Act. Because we are a foreign private issuer, our audit committee is not subject to additional Nasdaq corporate governance requirements applicable to listed U.S. companies, including the requirements to have a minimum of three members and to affirmatively determine that all members are “independent,” using more stringent criteria than those applicable to foreign private issuers. The Board has determined that Glenn S. Vraniak qualifies as an “audit committee financial expert” within the meaning of the SEC rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. Our board of directors adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Cayman Islands Companies Act, SEC rules and Nasdaq corporate governance rules. The audit committee is responsible for, among other things:

•	appointing our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving proposed related party transactions;

•	discussing the annual audited financial statements with management and our independent registered public accounting firm; and

•

reviewing the adequacy and effectiveness of our internal controls, any actions taken in light of any material control deficiencies and any steps taken to monitor and control major financial risk exposures.

Compensation Committee

Our compensation committee consists of Dr. Kenneth C. Carter, Dr. Hong-Jung (Moses) Chen and Wendy Hayes, with Dr. Kenneth C. Carter serving as the chair. Because we are a foreign private issuer, our compensation committee is not subject to additional Nasdaq corporate governance requirements applicable to listed U.S. companies, including the requirements to have a minimum of two members and to affirmatively determine that at least two members are “independent.” Our compensation committee assists the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our board of directors adopted a compensation committee charter setting forth the responsibilities of the compensation committee, which are consistent with the Cayman Islands Companies Act, SEC rules and Nasdaq corporate governance rules. The compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending to the Board for its approval, the compensation for our Chief Executive Officer and other executive officers;

•	reviewing and recommending to the Board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and recommending to the board for its approval, any incentive compensation or equity plans; and

•	selecting any compensation consultants, legal counsel or other advisors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Hong-Jung (Moses) Chen, Glenn S. Vraniak and Jonathan Wang, with Dr. Hong-Jung (Moses) Chen serving as the chair. Because we are a foreign private issuer, our nominating and corporate governance committee are not subject to additional Nasdaq corporate governance requirements applicable to listed U.S. companies, including the requirements to affirmatively determine that all members are “independent.” The nominating and corporate governance committee will assist the Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. Our board of directors adopted a nominating and corporate governance committee charter setting forth the responsibilities of the nominating and corporate governance committee, which are consistent with the Cayman Islands Companies Act, SEC rules and Nasdaq corporate governance rules. The nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending nominees for election or reelection to the Board or for appointment to fill any vacancy;

•	reviewing periodically with the Board its current composition in light of characteristics such as independence, knowledge, skills, experience and diversity; and

•	advising the Board periodically with respect to significant developments corporate governance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

The functions and powers of our Board include, among others:

•	conducting and managing the business of our company;

•	representing our company in contracts and deals;

•	appointing attorneys for our company;

•	selecting senior management such as managing directors and executive directors;

•	providing employee benefits and pension;

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	exercising the borrowing powers of our company and mortgaging the property of our company;

•	approving the transfer of shares of our company, including the registering of such shares in our register of members; and

•	exercising any other powers conferred by the shareholders or under our memorandum and articles of association, as amended and restated from time to time.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The MAA provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their fraud or dishonesty. In addition, we entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. We have also purchased a policy of directors’ and officers’ liability insurance that will insure our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and will insure us against our obligations to indemnify our officers and directors.

These indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders.

EXECUTIVE COMPENSATION

Apollomics’ Compensation of Officers and Directors

The aggregate compensation paid and share-based compensation and other payments expensed by us and our subsidiaries to our directors and executive officers with respect to the year ended December 31, 2022 was $6,044,066.

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than an aggregate basis.

2016 Equity Incentive Plan

In July 2016, the Board adopted, and our shareholders approved the CB Therapeutics Inc. 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan has not been amended since its adoption in July 2016. No further awards will be made under the 2016 Plan; however, awards outstanding under the 2016 Plan will continue to be governed by their existing terms.

As of December 31, 2022, we had reserved 337,225,866 of our ordinary shares for issuance under the 2016 Plan, which may be issued in the form of share options, share appreciation rights, restricted share unit awards, or other share-based awards pursuant to the terms of the 2016 Plan. As of December 31, 2022, there were outstanding options to purchase 135,979,705 of our ordinary shares with a weighted average exercise price of $0.21, 67,667,737 of which were vested and exercisable, and 6,930,235 outstanding unvested restricted shares. Unissued shares subject to awards that expire or are cancelled, underlying shares reacquired by us, and underlying shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under the 2016 Plan; however, they will not again become available for issuance under the 2023 Incentive Plan.

2023 Share Incentive Plan

We expect to use equity-based awards to promote our interest by providing our executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning their interests with those of our equity holders. In connection with the Business Combination, the Board adopted the 2023 Incentive Award Plan (as amended from time to time), which is referred to in this prospectus as the “2023 Incentive Plan” and became effective as of the Closing. The 2023 Incentive Plan allows us to make equity and equity-based incentive awards to officers, employees, non-employee directors and our consultants and affiliates. Our Board anticipates that providing such persons with a direct stake in us will assure a closer alignment of the interests of such individuals with our interests and the interests of our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us and our affiliates.

Administration. The compensation committee administers the 2023 Incentive Plan. The compensation committee generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the 2023 Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the 2023 Incentive Plan. The compensation committee has full discretion to administer and interpret the 2023 Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the 2023 Incentive Plan, and any such determinations or actions taken by the compensation committee shall be final, conclusive and binding upon all persons and entities. The compensation committee may delegate to one or more of our officers, or any affiliate, the authority to act on behalf of the compensation committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the compensation committee in the 2023 Incentive Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Eligibility. Certain of our employees, directors, officers, advisors or consultants, or our affiliates, are eligible to participate in the 2023 Incentive Plan. 63 employees, consultants, advisors and service providers and all non-executive officer directors are eligible to participate in the 2023 Incentive Plan.

Number of Shares Authorized. We initially reserved for the issuance of awards under the 2023 Incentive Plan the number of Class A Ordinary Shares equal to 10% of all outstanding Class A Ordinary Shares following the Closing. The number of shares reserved for issuance under the 2023 Incentive Plan will increase automatically on January 1 of each year from 2024 through 2033 by the number of shares equal to the lesser of (i) 3% of the total number of outstanding shares (rounded down to the nearest whole share) of Class A Ordinary Shares as of the immediately preceding December 31, or (ii) a number as may be determined by our Board. Notwithstanding anything to the contrary in the 2023 Incentive Plan, no more than the number of shares of Class A Ordinary Shares initially reserved under the 2023 Incentive Plan may be issued pursuant to the exercise of incentive stock options (“ISOs”) under the 2023 Incentive Plan.

Class A Ordinary Shares underlying awards under the 2023 Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the 2023 Incentive Plan. If there is any change in Apollomics’ corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of Class A Ordinary Shares reserved for issuance under the 2023 Incentive Plan, the number of Class A Ordinary Shares covered by awards then outstanding under the 2023 Incentive Plan, the limitations on awards under the 2023 Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The 2023 Incentive Plan will have a term of not more than 10 years from the date it is approved by the Apollomics Shareholders, and no further awards may be granted under the 2023 Incentive Plan after that date.

Awards Available for Grant. The compensation committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.

Stock Options and Stock Appreciation Rights. Stock options provide for the purchase of Class A Ordinary Shares in the future at an exercise price set on the grant date. ISOs, in contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount in cash or shares equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than 10 years from grant (or five years in the case of ISOs granted to certain significant stockholders).

Restricted Stock. Restricted stock is an award of nontransferable Class A Ordinary Shares that are subject to certain vesting conditions and other restrictions.

RSUs. RSUs are contractual promises to deliver Class A Ordinary Shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Class A Ordinary Shares prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The compensation committee may provide that the delivery of the shares underlying RSUs will be deferred if such delivery would result in a violation of applicable law. The terms and conditions applicable to RSUs will be determined by the compensation committee, subject to the conditions and limitations contained in the 2023 Incentive Plan.

Other Stock or Cash-Based Awards. Other stock or cash based awards are awards of cash, fully vested Class A Ordinary Shares and other awards valued wholly or partially by referring to, or otherwise based on, Class A Ordinary Shares. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards or as standalone payments.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on Class A Ordinary Shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the underlying award becomes payable and will be subject to forfeiture to the same extent as the underlying award.

Performance Awards. Performance awards granted pursuant to the 2023 Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in Class A Ordinary Shares, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumberance will be void and unenforceable against Apollomics or its affiliates. The compensation committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination; Repricing. In general, our Board may amend, alter, suspend, discontinue or terminate the 2023 Incentive Plan at any time. However, stockholder approval to amend the 2023 Incentive Plan may be necessary if applicable law or the 2023 Incentive Plan so requires. No amendment, alteration, suspension, discontinuance or termination will materially and adversely impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Stockholder approval will not be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of Class A Ordinary Shares in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Adjustments; Corporate Transactions. In the event of certain capitalization events or corporate transactions (as set forth in the 2023 Incentive Plan), including the consummation of a merger or consolidation of us with another corporation, the compensation committee may adjust the number of Class A Ordinary Shares or other securities of Apollomics (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of Apollomics in connection with such transaction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2022 to which we and Maxpro have been a participant.

Certain Relationships and Related Person Transactions—Maxpro

On September 14, 2022, concurrently with the execution and delivery of the Business Combination Agreement, Maxpro, Apollomics, the Maxpro Sponsor, and the directors and officers of Maxpro entered into a Sponsor Support Agreement, pursuant to which, among other things, the Maxpro Founders agreed to vote any of the shares of Maxpro Common Stock held by them in favor of the Business Combination and to comply with their obligations under the letter agreement that the Maxpro Founders entered into with Maxpro on October 7, 2021 in connection with the consummation of Maxpro’s IPO, including, among other things, the obligation to not redeem any such shares at the special meeting in connection with the Business Combination.

On April 29, 2023, Apollomics, Maxpro, the Maxpro Sponsor, the Maxpro Founders and certain Apollomics Shareholders entered into a Registration Rights Agreement, pursuant to which Apollomics is obligated to file a registration statement to register the resale, pursuant to Rule 415 under the Securities Act of certain securities of Apollomics held by the parties to the Registration Rights Agreement, and providing for the right to three demand registrations for the Sponsor Parties, three demand registrations for the Apollomics Shareholders, and unlimited piggy-back registrations with respect to the Apollomics Ordinary Shares held by the Sponsor Parties and the Apollomics Shareholders and their permitted successors and assignees.

On October 13, 2022, Maxpro issued a promissory note (the “Note”) in the principal amount of $1,035,000 to the Maxpro Sponsor in connection with the Extension (as defined below). The Note bears no interest and is due and payable upon March 29, 2023. Prior to October 13, 2022, the Maxpro Sponsor deposited an additional payment in the aggregate amount of $1,035,000 (representing $0.10 per public share) (the “Extension Payment”) into the Trust Account for the Public Stockholders. This deposit enabled Maxpro to extend the date by which Maxpro has to complete its initial business combination from October 13, 2022 to January 13, 2023 (the “Extension”). On January 13, 2023, Maxpro amended and restated the Maxpro Sponsor Note (the “Amended Sponsor Note”) in its entirety solely to increase the principal amount thereunder from $1,035,000 to $1,552,500 in connection with the Second Extension (as defined below). The Amended Sponsor Note bears no interest and is due and payable upon April 29, 2023.

Also on January 13, 2023, Maxpro issued a promissory note (the “Apollomics Note”) in the principal amount of $517,500 in connection with the Second Extension (as defined below). The Apollomics Note bears no interest and is due and payable upon April 29, 2023. Prior to January 13, 2023, the Maxpro Sponsor and Apollomics deposited additional payments in the aggregate amount of $1,035,000 (representing $0.10 per public share) (the “Second Extension Payments”) into the Trust Account for the Public Stockholders. The Second Extension Payments enable Maxpro to extend the date by which Maxpro has to complete its initial business combination from January 13, 2023 to April 13, 2023 (the “Second Extension”).

Certain Relationships and Related Person Transactions—Apollomics

Registration Rights Agreement

On March 29, 2023, Maxpro, Apollomics, the Maxpro Founders and certain Apollomics Shareholders entered into the Registration Rights Agreement, pursuant to which Apollomics will be obligated to file a registration statement to register the resale, pursuant to Rule 415 under the Securities Act, of certain securities of Apollomics held by the parties to the Registration Rights Agreement, and providing for the right to three demand registrations for the Maxpro Founders, three demand registrations for the Apollomics Shareholders, and unlimited piggy-back registrations with respect to the Ordinary Shares held by the Maxpro Founders and the Apollomics Shareholders and their permitted successors and assignees.

Apollomics Shareholders Voting Agreement

On September 14, 2022, concurrently with the execution of the Business Combination Agreement, Maxpro, Apollomics and certain Apollomics Shareholders entered into the Apollomics Shareholder Agreement, pursuant to which the Apollomics Shareholders agreed, among other things, to vote any of the shares of Apollomics held by them in favor of the Business Combination.

Agreements with directors and officers

Options and restricted share units. Since our inception, we have granted options to purchase our ordinary shares to our executive officers. We describe our option plans under “Management.”

Exculpation, indemnification and insurance. We are permitted to exculpate, indemnify and insure our office holders to the fullest extent permitted under the laws of the Cayman Islands. We have entered into agreements with certain of our office holders, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from the Business Combination to the extent that these liabilities are not covered by insurance.

Related party transaction policy

Our board of directors has adopted a written related party transaction policy to set forth the policies and procedures for identifying related party transactions.

DESCRIPTION OF SECURITIES

A summary of the material provisions governing Apollomics’ securities is provided below. This summary is not complete and should be read together with the MAA. The following summary does not purport to be complete and is qualified in its entirety by reference to applicable Cayman Islands law and our MAA, which is filed as an exhibit hereto.

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are be governed by the MAA, the Cayman Islands Companies Act and the common law of the Cayman Islands.

Pursuant to the MAA, the authorized share capital of Apollomics is 500,000,000 Class A Ordinary Shares, and 100,000,000 Class B Ordinary Shares, and 50,000,000 preference shares, par value $0.0001 per share. All of our outstanding shares are validly issued, fully paid and non-assessable.

The Board may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the Board shall determine.

Ordinary Shares

The following is a description of the material terms of the Ordinary Shares and the MAA. The following descriptions are qualified by reference to the MAA, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Class A Ordinary Shares

Each Class A Ordinary Share has all the rights, powers and privileges provided for in the MAA.

Class B Ordinary Shares

The Class B Ordinary Shares are identical to our Class A Ordinary Shares, provided, that the Class B Ordinary Shares are subject to a lock-up whereby such shareholders are prohibited from transferring such shares for a period of six months after the Closing, on the terms and conditions identical to those set forth in the Lock-Up Agreement.

Voting Rights

Each registered holder of our Ordinary Shares is entitled to one vote for each Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the MAA, or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the MAA, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, requires a special resolution under Cayman Islands law and pursuant to the MAA, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Dividend Rights

We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Liquidation Rights

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of our Ordinary Shares are entitled to participate in any surplus assets in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up or the date of the return of capital, as the case may be, on our Ordinary Shares held by them respectively.

Registration Rights

The Maxpro Sponsor and the Maxpro Founders are entitled to certain registration rights under the terms of the Registration Rights Agreement.

In addition, PIPE Investors who purchased PIPE Class B Shares pursuant to the Subscription Agreements will be entitled to certain registration rights for the Class A Ordinary Shares into which the PIPE Class B Shares are convertible under the terms of the Subscription Agreements. PIPE Investors who received Penny Warrants will also be entitled to certain registration rights for the Class A Ordinary Shares issuable upon exercise of the Penny Warrants under the terms of the Penny Warrant Agreement.

Shareholder Meetings

One or more shareholders holding at least a majority of the paid up voting share capital of our company present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at that meeting shall form a quorum. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Act for us to hold annual or extraordinary general meetings.

Lock-Up

Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, each of the Maxpro Founders entered into the Lock-Up Agreement, pursuant to which, each such Maxpro Founder agreed not transfer any of (1) the 2,587,500 Founder Shares of Maxpro, (2) 464,150 private placement shares of Maxpro, and (3) the 155,250 Maxpro Class A Common Stock issued to the Maxpro Sponsor in connection with a promissory note with Maxpro, which in aggregate were exchanged as 3,206,900 Class A Ordinary Shares at the Closing, for a period of six (6) months after the Closing, on the terms and subject to the conditions set forth in the Lock-Up Agreement. The Lock-up Agreement became effective at the Closing.

The foregoing description of the lock-up is qualified in its entirety by reference to the full text of the Lock-Up Agreement, copy of which is filed with the SEC as Exhibit 10.4 to this registration statement and which are incorporate herein by reference

Transfer and Conversion Restrictions of Class B Ordinary Shares

Pursuant to the MAA, no Class B Ordinary Share is transferable, except to certain permitted transferees, until the and of the Class B Lock-Up Period, subject to the conditions set forth in the MAA. Class B Ordinary Shares will be automatically converted into Class A Ordinary Shares on a one-to-one basis upon the end of the Class B Lock-Up Period, provided that the Board may approve such conversion prior to the end of the Class B Lock-Up Period.

Preferred Shares

The following is a description of the material terms of the preferred shares of Apollomics and the MAA. The following descriptions are qualified by reference to the MAA, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Series A Preferred Shares

Each Class A Ordinary Share has all the rights, powers and privileges provided for in the Articles. Other than as provided under the Companies Act , the Series A Preferred Shares have no voting rights. On a winding-up or other return of capital, holders of Series A Preferred Shares will be entitled to receive, in preference and prior to any distribution of assets prior to any distribution to holders of Ordinary Shares, an amount per Series A Preferred Share equal to the par value of such share. Each Series A Preferred Share is convertible into Class A Ordinary Shares at a ratio of 1:1.25. On May 18, 2023, all Series A Preferred Shares have been converted at a ratio of 1:1.25, into 2,668,750 Class A Ordinary Shares.

Lock-Up

Pursuant to the MAA, prior to September 29, 2023, the six-month anniversary of the closing of the Business Combination, no holder may transfer any Class A Ordinary Shares into which such Series A Preferred Share were converted.

Warrants

Public Warrants

Pursuant to the Warrant Assumption Agreement, Maxpro assigned to us all of Maxpro’s right, title and interest in and to the Maxpro Warrant Agreement, with any amendments thereto, if any, in relation to the Public Warrants and we assumed, and agreed to pay, perform, satisfy and discharge in full, all of Maxpro’s liabilities and obligations in respect of the Public Warrants under the Maxpro Warrant Agreement, with any amendments thereto, if any, in relation to the Public Warrants arising from and after the Closing. Each outstanding Maxpro Warrant became a warrant to purchase Class A Ordinary Shares, with each such warrant exercisable for the number of Class A Ordinary Shares the holder of such Maxpro Warrant would have received in the Business Combination if it exercised such Maxpro Warrant immediately prior to the Business Combination.

The Apollomics Warrants are governed by the Maxpro Warrant Agreement, as modified and amended by the Warrant Assumption Agreement. Only whole Apollomics Warrants may be exercised at a given time by warrant holders. Each Apollomics Warrant will entitle the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination.

The Apollomics Warrants will expire five years after the completion of the Business Combination, on April 29, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Class A Ordinary Shares upon exercise of a warrant unless Class A Ordinary Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

We may not exercise our redemption right if the issuance of shares of Class A Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such Class A Ordinary Shares under the blue sky laws of the state of residence in those states in which the warrants were offered by Maxpro in the IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A Ordinary Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the Maxpro Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that they and the other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A Ordinary Shares is increased by a share dividend payable in Class A Ordinary Shares, or by a split-up of Class A Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding Class A Ordinary Shares. A rights offering to holders of Class A Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of we Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for we Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other authorized shares of us into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of authorized shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants will be issued in registered form under the Maxpro Warrant Agreement, Warrant Assumption Agreement and the Penny Warrant Agreement, as applicable. You should review a copy of these warrant agreements, which are filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Maxpro Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake or defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the warrant holder.

Penny Warrants

Pursuant to the Penny Warrant Agreements, at the Closing, Apollomics issued to certain PIPE Investors warrants to acquire an aggregate of 57,500 Class A Ordinary Shares, each with an exercise price of $0.01 per share (the “Penny Warrants”).

The Penny Warrants are exercisable commencing September 29, 2023, six months after the Closing and expire five years following the Closing, after which time the Penny Warrants shall automatically be cashlessly exercised, as described in the Penny Warrant Agreements. The Penny Warrant Agreements provide for certain registration rights with respect to the resale of Class A Ordinary Shares issuable upon exercise of the Penny Warrants, which are substantially similar to the registration rights provided under the Subscription Agreements.

The foregoing description of the warrants is qualified in its entirety by reference to the full text of the Penny Warrant Agreement, copy of which is filed with the SEC as Exhibit 4.4 to this registration statement and which are incorporate herein by reference.

Private Warrants and Extension Warrants

At the Closing, each then outstanding Maxpro Private Warrant and Extension Warrants was exchanged for the issuance by us of one Private Warrant governed by the Warrant Assumption Agreement giving the holder the right to purchase one Class A Ordinary Share, subject to the same terms and conditions as those of the Maxpro Private Warrants as were in effect immediately prior to the Warrant Assumption Agreement.

Except as described below, the Private Warrants and Extension Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability, redemption, and exercise period. Holders of our Private Warrants are entitled to certain registration rights.

Lock-Up

The Maxpro Founders have agreed not to transfer, assign or sell any of the Private Warrants or Extension Warrants (including the Class A Ordinary Shares issuable upon exercise of any of such warrants) until September 29, 2023, the date that is six months after the Closing, pursuant to the Lock-Up Agreement effective at the Closing.

The foregoing description of the warrants is qualified in its entirety by reference to the full text of the Maxpro Warrant Agreement and the Warrant Assumption Agreement, copies of which are filed with the SEC as Exhibits 4.1 and 4.2 to this registration statement and which are incorporate herein by reference.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of June 5, 2023:

•	each person who is the beneficial owner of more than 5% of any class of the outstanding shares of Apollomics;

•	each of the current executive officers and directors of Apollomics ; and

•	all executives officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying options that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options or warrants held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable within 60 days of the date of this prospectus. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 9,097,657 Class A Ordinary Shares and 80,383,133 Class B Ordinary Shares issued and outstanding as of June 5, 2023.

Unless otherwise indicated, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all shares of our Ordinary Shares beneficially owned by them.

5% Holders:	Number of Apollomics Class A Ordinary Shares Beneficially Owned	Percentage of Outstanding Apollomics Class A Ordinary Shares	Number of Apollomics Class B Ordinary Shares Beneficially Owned	Percentage of Outstanding Apollomics Class B Ordinary Shares	Percentage of Total Voting Power
OrbiMed Advisors LLC(1)(2)	662,561	7.3%	17,331,074	21.6%	20.8%
Alpha Intelligence Enterprises Limited(1)	288,598	3.2%	7,461,932	9.3%	8.9%
Shanghai Chongmao Investment Center LP(1)	275,441	3.0%	7,121,771	8.9%	8.5%
MP One Investment LLC(3)	3,721,300	40.9%	—	—	10.8%
Name and Address of Beneficial Owners Executive Officers and Directors
Dr. Guo-Liang Yu(1)	191,655	2.1%	4,955,400	6.2%	5.9%
Dr. Sanjeev Redkar(1)	142,379	1.6%	3,681,321	4.6%	4.4%
Dr. Lijuan Jane Wang(1)	—	—	—	—	—
Dr. Kin-Hung Peony Yu(1)	—	—	—	—	—
Dr. Kenneth C. Carter(1)	—	—	—	—	—
Dr. Hong-Jung (Moses) Chen(3)(4)	6,346,300	69.8%	—	—	7.1%
Wendy Hayes(1)	—	—	—	—	—
Glenn S. Vraniak(1)	—	—	—	—	—
Dr. Jonathan Wang(1)	—	—	—	—	—

All Executive Officers and Directors as a Group	6,680,334	73.4%	8,636,721	10.8%	17.4%

(1)	The address of this securityholder is c/o Apollomics Inc., 989 E. Hillsdale Blvd., Suite 220, Foster City, California 94404.

(2)

17,993,635 Ordinary Shares, consisting of (i) 595,146 Class A Ordinary Shares and (ii) 15,588,012 Class B Ordinary Shares (consisting of (i) 15,388,012 Class B Ordinary Shares issued as part of the consideration issued to existing Apollomics shareholders as part of the Business Combination and (ii) 200,000 Class B Ordinary Shares issued as part of the PIPE Financing) are held of record by OrbiMed Asia Partners II, LP (“OAP2”). In addition, 1,810,477 Ordinary Shares, consisting of 67,415 Class A Ordinary Shares and 1,743,062 Class B Ordinary Shares, are held of record by OrbiMed Asia Partners, LP (“OAP” and, together with OAP2, the “OrbiMed Entities”). OrbiMed Advisors LLC (“OrbiMed Advisors”) is the advisory company to the OrbiMed Entities. OrbiMed Advisors may be deemed to have voting power and investment power over the securities held by the OrbiMed Entities and, as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the securities held by the OrbiMed Entities, except to the extent of their pecuniary interest therein.

(3)

The address of this securityholder is c/o Maxpro Capital Acquisition Corp., 5/F-4, No. 89, Songren Road, Xinyi District, Taipei City 11073. Includes 619,400 Class A Ordinary Shares issuable within 60 days of consummation of the Business Combination, consisting of (i) 464,150 Class A Ordinary Shares underlying the Private Warrants and (ii) 155,250 Class A Ordinary Shares underlying the warrants underlying the units issued to the securityholder pursuant to a convertible promissory note. MP One Investment LLC, the Maxpro Sponsor, is the record holder of the securities reported herein. Maxpro Sponsor is controlled by Chen, Hong - Jung (Moses), Maxpro’s Chairman and Chief Executive Officer, and Song, Yung-Fong (Ron), Maxpro’s Chief Strategy Officer. By virtue of this relationship, Chen, Hong - Jung (Moses) and Song, Yung-Fong (Ron) may be deemed to share beneficial ownership of the securities held of record by the Maxpro Sponsor. Chen, Hong - Jung (Moses) and Song, Yung-Fong (Ron) each disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(4)

Includes 2,625,000 Class A Ordinary Shares issued upon conversion of 2,100,000 Series A Preferred Shares held by Maxpro Investment Co., Ltd. in connection with the PIPE Financing. Maxpro Investment Co., Ltd. is controlled by Chen, Hong - Jung (Moses), Maxpro’s Chief Executive Officer and Chairman, and Chen, Yi - Kuei (Alex), a member of the Maxpro Board. By virtue of this relationship, Chen, Hong - Jung (Moses) and Chen, Yi - Kuei (Alex) may be deemed to share beneficial ownership of the securities held of record by Maxpro Investment Co., Ltd. Chen, Hong - Jung (Moses) and Chen, Yi - Kuei (Alex) each disclaims any such beneficial ownership except to the extent of his pecuniary interest.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 579,400 Warrants and up to 88,538,394 Class A Ordinary Shares, including up to 676,900 Class A Ordinary Shares issuable upon exercise of Warrants and 80,383,133 Class A Ordinary Shares issuable upon conversion of Class B Ordinary Shares held by the Selling Securityholders.

The Selling Securityholders may offer and sell, from time to time, any or all of the Class A Ordinary Shares or Warrants being offered for resale by this prospectus after the applicable lock-up period elapses. Please see the section entitled “Description of Securities” for further information regarding the rights and restrictions of these securities.

In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares and warrants for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of June 5, 2023 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares. We have based percentage ownership on 9,097,657 Class A Ordinary Shares outstanding as of the date of this prospectus.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Apollomics Inc., 989 E. Hillsdale Blvd., Suite 220, Foster City, California, United States, 94404.

	Ordinary Shares							Warrants to Purchase Class A Ordinary Shares
Name	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Class B Ordinary Shares Beneficially Owned Prior to Offering(1)	Aggregate Percentage of Total Voting Power(1)(2)	Class A Ordinary Shares Registered Hereby		Class A Ordinary Shares Beneficially Owned After Sale of All Class A Ordinary Shares Offered Hereby(1)		Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Beneficially Owned After Sale of All Warrants Offered Hereby
						Number	Percentage of Total Voting Power(1)
OrbiMed Advisors LLC(3)	662,561	17,331,074	20.11%	18,043,635	(4)	—	—	50,000	—	50,000
Alpha Intelligence Enterprises Limited(5)	288,598	7,461,932	8.66%	7,750,530		—	—	—	—	—
Shanghai Chongmao Investment Center LP(6)	275,441	7,121,771	8.27%	7,397,212		—	—	—	—	—
Chen, Hong - Jung (Moses)(7)(8)	6,376,300	—	7.76%	6,995,700		—	—	619,400	619,400	—
Song, Yung-Fong (Ron)(7)(8)	6,361,300	—	7.75%	6,980,700		—	—	619,400	619,400	—
Guo-Liang Yu(9)	191,655	4,955,400	5.75%	5,147,055		—	—	—	—	—
MP One Investment LLC(7)	3,721,300	—	4.82%	4,340,700		—	—	619,400	619,400	—
The Redkar Family Revocable Trust (10)	142,379	3,681,321	4.27%	3,823,700		—	—	—	—	—
TWVC Goldlink Partners Investment Limited	131,661	3,404,206	3.95%	3,404,206		131,661	*	—	—	—
Gortune Zeus Limited (11)	55,940	2,694,587	3.07%	2,694,587		55,940	*	—	—	—
Maxpro Investment Co., Ltd.(8)	2,625,000	—	2.93%	2,625,000		—	—	—	—	—
Yanchuang Medicine (BVI) Limited	82,633	2,136,532	2.48%	2,136,532		82,633	*	—	—	—
David Yu 2016 Trust	81,424	2,105,297	2.44%	2,105,297		81,424	*	—	—	—
Kevin Yu 2016 Trust	81,424	2,105,297	2.44%	2,105,297		81,424	*	—	—	—
Banyan Pacific Biomedical Investment Limited(12)	—	1,969,121	2.20%	1,969,121		—	—	—	—	—
Keywell International Investment Limited (13)	50,753	1,748,557	2.01%	1,748,557		50,753	*	—	—	—
Zeta Bio Limited	49,580	1,281,919	1.49%	1,281,919		49,580	*	—	—	—
Qiming Venture Partners, L.P. (14)	48,410	1,251,691	1.45%	1,251,691		48,410	*	—	—	—
Paradise Glory International Limited (15)	38,079	984,560	1.14%	984,560		38,079	*	—	—	—
Wealth Strategy Holding Limited (16)	35,068	906,699	1.05%	906,699		35,068	*	—	—	—
CSF Jackson Limited (17)	30,244	781,996	*	781,996		30,244	*	—	—	—
Oceanpine Investment Fund II LP (18)	—	712,177	*	712,177		—	—	—	—	—
TWVC Panglin Group Investment Limited	25,891	669,447	*	669,447		25,891	*	—	—	—
GKFF Ventures I, LLC	24,984	645,992	*	645,992		24,984	*	—	—	—
Bing Zhu	24,274	627,634	*	627,634		24,274	*	—	—	—

	Ordinary Shares						Warrants to Purchase Class A Ordinary Shares
Name	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Class B Ordinary Shares Beneficially Owned Prior to Offering(1)	Aggregate Percentage of Total Voting Power(1)(2)	Class A Ordinary Shares Registered Hereby	Class A Ordinary Shares Beneficially Owned After Sale of All Class A Ordinary Shares Offered Hereby(1)		Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Beneficially Owned After Sale of All Warrants Offered Hereby
					Number	Percentage of Total Voting Power(1)
H and P (Asia) Group Limited (19)	24,050	621,827	*	621,827	24,050	*	—	—	—
Kcrown Holdings Limited	24,050	621,827	*	621,827	24,050	*	—	—	—
Jason Chau	21,809	563,899	*	563,899	21,809	*	—	—	—
Lilly Asia Ventures Fund II, L.P. (20)	—	563,850	*	563,850	—	—	—	—	—
Panlin Capital Fund I L.P. (21)	3,700	556,987	*	556,987	3,700	*	—	—	—
Wilson Cheung	18,016	465,817	*	465,817	18,016	*	—	—	—
Profitwise Limited	16,526	427,307	*	427,307	16,526	*	—	—	—
CDIB Venture Capital Corporation (22)	16,218	419,338	*	419,338	16,218	*	—	—	—
TSM Technologies Limited (23)	16,204	418,959	*	418,959	16,204	*	—	—	—
ETP Global Fund, L.P. (24)	16,033	414,552	*	414,552	16,033	*	—	—	—
Perfect Beauty Enterprise Limited	16,033	414,552	*	414,552	16,033	*	—	—	—
Yu Julia Zhen	16,033	414,552	*	414,552	16,033	*	—	—	—
Yue Alexander Wu	15,536	401,689	*	401,689	15,536	*	—	—	—
CID Greater China Venture Capital Fund III, L.P. (25)	—	387,594	*	387,594	—	—	—	—	—
J&K Biotech Investment CO LTD	14,323	370,332	*	370,332	14,323	*	—	—	—
Gavin S Choy	—	379,735	*	379,735	—	—	—	—	—
Fortune Management International Inc. (26)	13,084	338,310	*	338,310	13,084	*	—	—	—
Ningbo Panlin Lide Yukang Equity Investment Partnership (27)	1,658	310,914	*	310,914	1,658	*	—	—	—
Parkway Limited	11,018	284,870	*	284,870	11,018	*	—	—	—
Yiyouchen Consulting LLC (28)	10,743	277,765	*	277,765	10,743	*	—	—	—
BioFortune Inc. (29)	9,021	233,254	*	233,254	9,021	*	—	—	—
Center Laboratories Inc.	8,723	225,540	*	225,540	8,723	*	—	—	—
University of Nottingham	8,571	221,624	*	221,624	8,571	*	—	—	—
Suma Ventures LLC (30)	8,564	221,433	*	221,433	8,564	*	—	—	—
Desert Spring Biotech Capital, LLC (31)	8,077	208,840	*	208,840	8,077	*	—	—	—
Jigang Hu	8,017	207,275	*	207,275	8,017	*	—	—	—
Par Kin Holdings Ltd.	8,007	207,030	*	207,030	8,007	*	—	—	—
Howard Chau	7,247	187,373	*	187,373	7,247	*	—	—	—
Elaine Chau	7,214	186,513	*	186,513	7,214	*	—	—	—
WR Hambrecht Ventures II, L.P. (32)	—	186,513	*	186,513	—	—	—	—	—
Cascade Capital Management LLC	6,523	168,670	*	168,670	6,523	*	—	—	—
Value Rank Group Limited (33)	6,369	164,669	*	164,669	6,369	*	—	—	—

	Ordinary Shares						Warrants to Purchase Class A Ordinary Shares
Name	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Class B Ordinary Shares Beneficially Owned Prior to Offering(1)	Aggregate Percentage of Total Voting Power(1)(2)	Class A Ordinary Shares Registered Hereby	Class A Ordinary Shares Beneficially Owned After Sale of All Class A Ordinary Shares Offered Hereby(1)		Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Beneficially Owned After Sale of All Warrants Offered Hereby
					Number	Percentage of Total Voting Power(1)
Fortunate Key Limited	5,509	142,435	*	142,435	5,509	*	—	—	—
Ignition Venture Partners III, L.P.(34)	5,304	137,147	*	137,147	5,304	*	—	—	—
David Tsang	5,018	129,746	*	129,746	5,018	*	—	—	—
Famous Season Limited	4,819	124,591	*	124,591	4,819	*	—	—	—
Derek Chau	4,674	120,861	*	120,861	4,674	*	—	—	—
Kevin Chau	4,674	120,861	*	120,861	4,674	*	—	—	—
Majuven Fund 1 Ltd.	4,511	116,644	*	116,644	4,511	*	—	—	—
Yuanta Asset Management (H.K.) Limited	4,362	112,770	*	112,770	4,362	*	—	—	—
Yuanta Venture Capital Co., Ltd.	4,362	112,770	*	112,770	4,362	*	—	—	—
Kung Yuan Soong	4,361	112,770	*	112,770	4,361	*	—	—	—
Lin, Cheng-Hsien	4,361	112,770	*	112,770	4,361	*	—	—	—
Lin, Chin-Pen	4,361	112,770	*	112,770	4,361	*	—	—	—
Lin, Yu-Hua	4,361	112,770	*	112,770	4,361	*	—	—	—
SVE Capital, LLC. (35)	4,008	103,638	*	103,638	4,008	*	—	—	—
Z-Gen Capital LLC	4,008	103,638	*	103,638	4,008	*	—	—	—
Jean-Pierre Wery	—	101,335	*	101,335	—	—	—	—	—
Meng Qiao	3,407	88,103	*	88,103	3,407	*	—	—	—
The Shih LLC (36)	—	89,138	*	89,138	—	—	—	—	—
Pacific Rim Investors LLC	3,011	77,845	*	77,845	3,011	*	—	—	—
Pacific Rim Ventures, L.P.	2,857	73,859	*	73,859	2,857	*	—	—	—
Anna Feng	2,669	69,010	*	69,010	2,669	*	—	—	—
Biobiz LLC	2,669	69,010	*	69,010	2,669	*	—	—	—
Wesoya Consulting LLC	2,621	67,768	*	67,768	2,621	*	—	—	—
Waree Amornsakchai	2,498	64,600	*	64,600	2,498	*	—	—	—
Jonathan Michael Chan	2,405	62,183	*	62,183	2,405	*	—	—	—
Ruth K. T. Chan Family Trust (37)	2,181	56,385	*	56,385	2,181	*	—	—	—
Jason Chau and Eva Chau	2,135	55,208	*	55,208	2,135	*	—	—	—
Zhengjie Sun	2,085	53,914	*	53,914	2,085	*	—	—	—
Kung Family Living Trust Dtd 042495	2,074	53,629	*	53,629	2,074	*	—	—	—
Fu-Lung Hsu	—	55,208	*	55,208	—	—	—	—	—
Abel Lo And Christina Lo	2,054	53,098	*	53,098	2,054	*	—	—	—
Jim (Yi-Xin) Wang	2,048	52,966	*	52,966	2,048	*	—	—	—
JFF Capital I L.P. (38)	2,004	51,819	*	51,819	2,004	*	—	—	—
Mega Power Ventures Inc. (39)	1,999	51,679	*	51,679	1,999	*	—	—	—
Zhongwei Textiles Intl. Co. Ltd.	1,999	51,679	*	51,679	1,999	*	—	—	—
Yu (Michelle) Xia	1,865	48,221	*	48,221	1,865	*	—	—	—
Clara Chau	1,803	46,629	*	46,629	1,803	*	—	—	—
Pui-Man Chau	1,803	46,629	*	46,629	1,803	*	—	—	—

	Ordinary Shares							Warrants to Purchase Class A Ordinary Shares
Name	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Class B Ordinary Shares Beneficially Owned Prior to Offering(1)	Aggregate Percentage of Total Voting Power(1)(2)	Class A Ordinary Shares Registered Hereby		Class A Ordinary Shares Beneficially Owned After Sale of All Class A Ordinary Shares Offered Hereby(1)		Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Beneficially Owned After Sale of All Warrants Offered Hereby
						Number	Percentage of Total Voting Power(1)
Andrew John Stephens	1,755	45,364	*	45,364		1,755	*	—	—	—
Abraham Lo	1,753	45,332	*	45,332		1,753	*	—	—	—
Path2PrecisionMedicine Consulting LLC (40)	1,730	44,742	*	44,742		1,730	*	—	—	—
Tao Peng (41)	43,750	—	*	43,750		—	—	—	—	—
Chuang Chih Wei	1,601	41,406	*	41,406		1,601	*	—	—	—
Chun-Lai, Hsu	1,583	40,936	*	40,936		1,583	*	—	—	—
Yuling Li	—	41,455	*	41,455		—	—	—	—	—
Blancperre Ltd (Stan Shih)	1,505	38,924	*	38,924		1,505	*	—	—	—
Tsinghua Technology Ventures, Inc.	1,443	37,302	*	37,302		1,443	*	—	—	—
Peace Brothers Co. Ltd (42)	—	36,159	*	36,159		—	—	—	—	—
David Lin	1,335	34,504	*	34,504		1,335	*	—	—	—
HSCF Manager LLC	1,335	34,504	*	34,504		1,335	*	—	—	—
Hao Yin	1,196	30,935	*	30,935		1,196	*	—	—	—
Mr. Lim Ho Kee	1,186	30,653	*	30,653		1,186	*	—	—	—
Henry Li	1,174	30,365	*	30,365		1,174	*	—	—	—
Gau, Wey – Chuan (Albert)	30,000	—	*	30,000		—	—	—	—	—
Lee Ching Yen Stephen	1,090	28,193	*	28,193		1,090	*	—	—	—
Jenny Shih Kelley	1,090	28,179	*	28,179		1,090	*	—	—	—
Chun-Chien Shih	1,068	27,604	*	27,604		1,068	*	—	—	—
Qian Shi	1,041	26,914	*	26,914		1,041	*	—	—	—
EF Hutton (43)	25,875	—	*	25,875		—	—	—	—	—
Laurie Heilmann	934	24,154	*	24,154		934	*	—	—	—
Qiaojing Zheng	—	20,000	*	25,000	(4)	—	—	5,000	—	5,000
Yuchen Liu	—	10,000	*	125,000	(4)	—	—	2,500	—	2,500
Other Selling Securityholders (146 persons) (44)	60,773	818,792	*	848,792		30,773	*	—	—	—

*	<1%.
(1)

As discussed under the section entitled “Description of Securities,” all issued and outstanding Class B Ordinary Shares will automatically convert into an equal number of Class A Ordinary Shares on September 29, 2023 pursuant to the terms of the Articles, after which date there will be no Class B Ordinary Shares issued and outstanding. The Class A Ordinary Shares registered pursuant to the registration statement of which this prospectus forms a part are therefore listed, to the extent applicable, as Class B Ordinary Shares beneficially owned prior to the offering in this table, other than certain Class A Ordinary Shares issued in connection with the Business Combination and registered for resale herein for certain affiliates of the Company and certain other persons as described on the cover page of this prospectus.

(2)

The percentage of beneficial ownership is calculated based on 9,081,455 Class A Ordinary Shares and 80,383,133 Class B Ordinary Shares outstanding as of June 5, 2023. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

(3)

Includes (i) 595,146 Class A Ordinary Shares and (ii) 15,588,012 Class B Ordinary Shares (consisting of (i) 15,388,012 Class B Ordinary Shares issued as part of the consideration issued to Apollomics Legacy Holder as part of the Business Combination and (ii) 200,000 Class B Ordinary Shares issued as part of the PIPE Financing) are held of record by OrbiMed Asia Partners II, LP (“OAP2”). In addition, 67,415 Class A Ordinary Shares and 1,743,062 Class B Ordinary Shares, are held of record by OrbiMed Asia Partners, LP (“OAP” and, together with OAP2, the “OrbiMed Entities”). OrbiMed Advisors LLC (“OrbiMed Advisors”) is the advisory company to the OrbiMed Entities. OrbiMed Advisors may be deemed to have voting power and investment power over the securities held by the OrbiMed Entities and, as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the securities held by the OrbiMed Entities, except to the extent of their pecuniary interest therein.

(4)	Includes Class A Ordinary Shares issuable upon exercise of Penny Warrants beneficially held by such Selling Securityholder.

(5)

Rongfeng Jiang, the director of Alpha Intelligence Enterprises Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder. This Selling Securityholder has once appointed a director, Kexiang Zhou to the board of directors of Apollomics prior to the Business Combination. Kexiang Zhou had resigned from his position as director at the Closing.

(6)	Chenyang Sun, the director of Shanghai Chongmao Investment Center LP, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(7)

The address of this Selling Securityholder is c/o Maxpro Capital Acquisition Corp., 5/F-4, No. 89, Songren Road, Xinyi District, Taipei City 11073. Includes 619,400 Class A Ordinary Shares issuable within 60 days of consummation of the Business Combination, consisting of (i) 464,150 Class A Ordinary Shares underlying the Private Warrants and (ii) 155,250 Class A Ordinary Shares underlying the Extension Warrants. MP One Investment LLC, the Maxpro Sponsor, is the record holder of the securities reported herein. Maxpro Sponsor is controlled by Chen, Hong - Jung (Moses), Maxpro’s Chairman and Chief Executive Officer, and Song, Yung-Fong (Ron), Maxpro’s Chief Strategy Officer. By virtue of this relationship, Chen, Hong - Jung (Moses) and Song, Yung-Fong (Ron) may be deemed to share beneficial ownership of the securities held of record by the Maxpro Sponsor. Chen, Hong - Jung (Moses) and Song, Yung-Fong (Ron) each disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(8)

Includes 2,625,000 Class A Ordinary Shares issued upon conversion of 2,100,000 Series A Preferred Shares held by Maxpro Investment Co., Ltd. in connection with the PIPE Financing. Maxpro Investment Co., Ltd. is controlled by Chen, Hong - Jung (Moses), Maxpro’s Chief Executive Officer and Chairman, and Chen, Yi - Kuei (Alex), a member of the Maxpro Board. By virtue of this relationship, Chen, Hong - Jung (Moses) and Chen, Yi - Kuei (Alex) may be deemed to share beneficial ownership of the securities held of record by Maxpro Investment Co., Ltd. Chen, Hong - Jung (Moses) and Chen, Yi - Kuei (Alex) each disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(9)

Includes (1) 43,390 Class A Ordinary Shares and 1,121,898 Class B Ordinary Shares directly held by Guo-Liang Yu and Yingfei Wang Trust, which is controlled by Guo-Liang Yu, and (2) 3,313 Class A Ordinary Shares and 85,647 Class B Ordinary Shares directly held by Tournament Bioventure LLC, which is controlled by Guo-Liangyu, as the president of Tournament Bioventure LLC. Guo-Liang Yu is the Chairman of the Apollomics Board and the Chief Executive Officer of Apollomics.

(10)

Sanjeev Redkar, the President, Director and Principal Financial Officer of Apollomics, is the trustee of the Redkar Family Revocable Trust and may be deemed a beneficial owner of securities held by this Selling Securityholder.

(11)	Wang Quan, the director of Gortune Zenus Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(12)	Man Yeung, the director of Banyan Pacific Biomedical Investment Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(13)	Tsoi Kwing Ming, the director of Keywell International Investment Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(14)

Qiming Corporate GP, Ltd. is the ultimate general partner of this Selling Securityholder. Robert Brian Headley, Duane Ziping Kuang andGary Edward Rieschel are the directors of Qiming Corporate GP, Ltd. and may be deemed to share beneficial ownership of securities held by Qiming Venture Partners, L.P. Robert Brian Headley, Duane Ziping Kuang andGary Edward Rieschel each disclaims any such beneficial ownership.

(15)	Jiangwei Liu, the sole director of Paradise Glory International Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(16)	Kung Hung Ka, the director of Wealth Strategy Holding Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(17)	Mark Qiu, the sole director of CSF Jackson Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(18)	Oceanpine Growth (Cayman) Limited is the general partner of this Selling Securityholder and may be deemed a beneficial owner of securities held by this Selling Securityholder.
(19)	Chin-shu Chi, Ching-sung Lin and Jung-kun Yang may be deemed to share beneficial ownership of securities held by this Selling Securityholder.
(20)

LAV Corporate GP, Ltd. is the ultimate general partner of this Selling Securityholder. Yi Shi, as the director of LAV Corporate GP, Ltd. ay be deemed a beneficial owner of securities held by Lilly Asia Ventures Fund II, L.P.

(21)	Yuhui Li, the director of Panlin Capital Fund I L.P., may be deemed a beneficial owner of securities held by this Selling Securityholder.
(22)

Chun Huei Ho, Li Ren Chang and Hsiao Chi Tsai, the board directors of CDIB Venture Capital Corporation, may be deemed to share beneficial ownership of securities held by this Selling Securityholder and each disclaims any such beneficial ownership.

(23)	Xiaoqing Cai may be deemed a beneficial owner of all securities held by TSM Technologies Limited.
(24)	Wei-Wu he and James Hu, the managing directors of ETP Global Fund, may be deemed to share beneficial ownership of securities held by this Selling Securityholder.
(25)	Ching-yi Chang and Chin-cheng Chang, the directors of CID Greater China Venture Capital Fund III, L.P., may be deemed to share beneficial ownership of securities held by this Selling Securityholder.
(26)	Hung-ying We, the director of Fortune Management International Inc., may be deemed a beneficial owner of securities held by this Selling Securityholder.
(27)

Shanghai Panlin Asset Management Co, Ltd. is the general partner of Ningbo Panlin Lide Yukang Equity Investment Partnership. Yuhui Li, the director of this Selling Securityholder, may be deemed a beneficial owner of securities held by this Selling Securityholder and disclaims any such beneficial ownership.

(28)	Yiyou Chen, the director of Yiyouchen Consulting LLC, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(29)	Wubin Pan, the director of BioFortune Inc. may be deemed a beneficial owner of securities held by this Selling Securityholder and disclaims any such beneficial ownership.
(30)	Wai Yan Sandy Chau, the sole proprietor of Suma Ventures LLC may be deemed a beneficial owner of securities held by this Selling Securityholder.
(31)	Wai Yan Sandy Chau, the sole proprietor of Desert Spring Biotech Capital, LLC, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(32)	William R. Hambrecht and Elizabeth B. Hambrecht, the managing partners of WR Hambrecht Ventures II, L.P., may be deemed a beneficial owner of securities held by this Selling Securityholder.
(33)	Yihai Lin, the sole director of Value Rank Group Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(34)

Ignition GP III, LLC is the ultimate general partner of Ignition Venture Partners III, L.P. John Conners, Robert Headley, Steve Hooper, Cameron Myhrvold, Brad Silverberg, John Zagula, Jon F Anderson, Jonathan Roberts and Richard Tong are the general partners of Ignition GP III, LLC and may deem share beneficial ownership of securities held by this Selling Securityholder. Each of above mentioned disclaims any such beneficial ownership.

(35)	Lihua Jin, managing partner of SVE Capital, LLC., may be deemed a beneficial owner of securities held by this Selling Securityholder.
(36)	Chuan Shih, managing member of the Shih LLC, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(37)	Ruth K. T. Chan, trustee of Ruth K. T. Chan Family Trust, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(38)

Jiangwei Liu and Kui Cai, directors of JFF Capital GP Limited, which is the general partner of JFF Capital I L.P., may deem to share beneficial ownership of securities held by this Selling Securityholder and each of them disclaims such beneficial ownership.

(39)	Yu-Chen Hu, Han-Yuan Hsieh, Chia-Ling Li, directors of Mega Power Ventures Inc., may deem to share beneficial ownership of securities held by this Selling Securityholder.

(40)	Jiping Zha, the president of Path2PrecisionMedicine Consulting LLC, may be deemed a beneficial owner of securities held by this Selling Securityholder and he disclaims any such beneficial ownership.
(41)	Includes 43,750 Class A Ordinary Shares issued upon conversion of 35,000 Series A Preferred Shares held by Tao Peng in connection with the PIPE Financing.
(42)	Chen Qi, the director of Peace Brothers Co. Ltd, may be deemed a beneficial owner of securities held by this Selling Securityholder and he disclaims any such beneficial ownership.
(43)	The Maxpro IPO Underwriter.
(44)	All of such persons beneficially own, in the aggregate, less than 1% of the Ordinary Shares outstanding prior to this offering.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling warrants, Class A Ordinary Shares or Warrants or interests in Class A Ordinary Shares or Warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Class A Ordinary Shares or Warrants or interests in Class A Ordinary Shares or Warrants on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Class A Ordinary Shares, Warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Class A Ordinary Shares or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares or Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Class A Ordinary Shares or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A Ordinary Shares, Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Ordinary Shares or Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell Class A Ordinary Shares or Warrants short and deliver these securities to close out their short positions, or loan or pledge the Class A Ordinary Shares or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Class A Ordinary Shares or Warrants offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Ordinary Shares or Warrants to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the warrants or our ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Class A Ordinary Shares or Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A Ordinary Shares or Warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Class A Ordinary Shares or Warrants offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Class A Ordinary Shares and Warrants by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$62,715.06
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing Expenses		*
Miscellaneous Expenses		*

Total		*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters relating to U.S. law and the validity of the Warrants offered by this prospectus will be passed upon by White & Case LLP, New York, New York. The legality of the Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon by Conyers Dill & Pearman LLP. Certain legal matters relating to PRC law will be passed upon by JunHe LLP.

EXPERTS

The financial statements of Maxpro Capital Acquisition Corp. as of December 31, 2022 and for the period from June 2, 2021 (inception) through December 31, 2021 appearing in this prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Apollomics Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022 included in this Prospectus, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing. The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at Shenzhen, People’s Republic of China.

ENFORCEABILITY OF CIVIL LIABILITY UNDER U.S. SECURITIES LAWS

Apollomics is a holding company incorporated in the Cayman Islands with its headquarters in the United States. Apollomics conducts its operations through Apollomics US, its headquarters based in California, U.S., as well as Crownmab, a wholly-owned subsidiary of Apollomics in the PRC.

Apollomics US, a California corporation and a wholly-owned subsidiary of Apollomics, serves as the agent of Apollomics to receive service of process in any action against Apollomics in any U.S. federal or state court arising out of the transactions described in this prospectus. The address of Apollomics U.S. is 989 East Hillsdale Blvd., Ste 220, Foster City, CA 94404 USA.

Apollomics has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

In addition, Apollomics has been advised by its PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that the recognition and enforcement of foreign judgments are basically provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, a PRC court will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. based upon the civil liability provisions of the U.S. federal securities laws. Further, pursuant to the Civil Procedures Law of the PRC, any matter, including matters arising under U.S. federal securities laws, in relation to assets or personal relationships may be brought as an original action in mainland China only if the institution of such action satisfies the conditions specified in the Civil Procedures Law of the PRC. As a result of the conditions set forth in the Civil Procedures Law and the discretion that PRC courts have in determining whether the conditions are satisfied and whether to accept the action for adjudication, there remains uncertainty as to whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws.

Currently, part of our assets, at least one of the members of our management team and two of our directors are based in mainland China. Following the Closing, part of our assets and at least one of our management team will be based in mainland China. Therefore, it may be difficult or costly for you to effect service of process against us or these officers and directors within the United States. Service of process upon Apollomics, its officers and these directors may be difficult to obtain within the United States and any judgment obtained in the United States against Apollomics and these individuals may not be collectible within the United States. See “Risk

Factors—Risks Related to Doing Business in Greater China.” In addition, we have been advised by our PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the U.S. based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on U.S. federal securities laws. In addition, while we don’t have any business operations in HKSAR, currently, one of our directors is based in HKSAR. Similarly, service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the United States. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A Ordinary Shares and Warrants offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

APOLLOMICS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Apollomics Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Apollomics Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of profit or loss and other comprehensive loss, changes in deficit and cash flows for each of the three years in the period ended December 31, 2022, and the related notes and the financial statement schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shenzhen, the People’s Republic of China
April 28, 2023
We have served as the Company’s auditor since 2022.

APOLLOMICS INC.
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE LOSS
(All amounts in thousands of U.S. Dollars (“US$”), except for share and per share data)

		Years ended December 31,
	NOTES	2020	2021	2022
		US$	US$	US$
Other income	7	2,060	1,054	1,447
Other gains and losses	8	144	36	(829)
Fair value change of financial assets at fair value through profit or loss (“FVTPL”)		108	2	323
Fair value change of convertible preferred shares	24	(26,572)	(37,424)	(189,646)
Research and development expenses		(31,441)	(35,568)	(35,457)
Administrative expenses		(11,043)	(15,291)	(9,947)
Impairment loss of an intangible asset	16	(1,000)	(3,000)	—
Issuance costs for convertible preferred shares		(3,782)	—	—
Finance costs	9	(72)	(83)	(93)
Other expense	11	(3,307)	(4,522)	(6,608)

Loss before taxation		(74,905)	(94,796)	(240,810)
Income tax credit (expense)	10	85	(1)	(1)

Loss and total comprehensive expenses for the year, attributable to owners of the Company	11	(74,820)	(94,797)	(240,811)

Loss per share

— Basic and diluted (US$)	13	(0.21)	(0.23)	(0.62)

The accompanying notes are an integral part of the consolidated financial statements.

F-
3

APOLLOMICS INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(All amounts in thousands of US$)

		As of December 31,
	NOTES	2021	2022
		US$	US$
Non-current assets
Plant and equipment	14	280	485
Right-of-use assets	15	1,036	991
Intangible assets	16	14,798	14,778
Rental deposits		113	124
Time deposits with original maturity over three months	20	7,842	4,307

Total non-current assets		24,069	20,685

Current assets
Deposits, prepayments and deferred expenses	18	4,827	1,176
Tax recoverable		57	—
Financial assets at FVTPL	19	23,744	19,067
Time deposits with original maturity over three months	20	24,000	2,872
Cash and cash equivalents	20	46,740	32,675

Total current assets		99,368	55,790

Total assets		123,437	76,475

Current liabilities
Other payables and accruals	21	11,401	11,675
Financial liabilities arising from unvested restricted shares	22	1,647	68
Lease liabilities	23	508	614

Total current liabilities		13,556	12,357

Net current assets		85,812	43,433

Total assets less current liabilities		109,881	64,118

Non-current liabilities
Lease liabilities	23	528	377
Convertible preferred shares	24	322,215	511,861

Total non-current liabilities		322,743	512,238

Net liabilities		(212,862)	(448,120)

Equity
Share capital	25	40	41
Treasury shares	25	(1,647)	(68)
Share premium		11,888	12,279
Reserves		12,292	14,228
Accumulated losses		(235,435)	(474,600)

		(212,862)	(448,120)

The accompanying notes are an integral part of the consolidated financial statements.

F-
4

APOLLOMICS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(All amounts in thousands of US$, except for share)

	Share capital		Treasury shares			Reserves
	Number of		Number of		Share	Other	Share-based payment	Accumulated	Total
	Shares	Amount	Shares	Amount	premium	reserve	reserve	losses
		US$		US$	US$	US$ (note)	US$	US$	US$
As of January 1, 2020	360,791,045	36	40,583,273	(322)	5,722	194	379	(66,731)	(60,722)
Loss and total comprehensive expenses for the year	—	—	—	—	—	—	—	(74,820)	(74,820)
Exercise of share options (Note 25 and 26)	25,949,960	3	11,918,299	(3,099)	6,026	1,345	(1,345)	—	2,930
Forfeiture of vested share options (Note 26)	—	—	—	—	—	—	(8)	8	—
Restricted share awards vested (Notes 25 and 26)	—	—	(26,135,657)	169	—	81	(81)	—	169
Recognition of equity-settled share-based payment (Note 26)	—	—	—	—	—	—	4,510	—	4,510

As of December 31, 2020	386,741,005	39	26,365,915	(3,252)	11,748	1,620	3,455	(141,543)	(127,933)

Loss and total comprehensive expenses for the year	—	—	—	—	—	—	—	(94,797)	(94,797)
Exercise of share options (Note 25 and 26)	6,511,135	1	—	—	140	51	(51)	—	141
Forfeiture of vested share options (Note 26)	—	—	—	—	—	—	(905)	905	—
Restricted share awards vested (Notes 25 and 26)	—	—	(6,352,715)	64	—	63	(63)	—	64
Early exercised share options vested during the year (Note 25 and 26)	—	—	(5,926,452)	1,541	—	706	(706)	—	1,541
Recognition of equity-settled share-based payment (Note 26)	—	—	—	—	—	—	8,122	—	8,122

As of December 31, 2021	393,252,140	40	14,086,748	(1,647)	11,888	2,440	9,852	(235,435)	(212,862)

Loss and total comprehensive expenses for the year	—	—	—	—	—	—	—	(240,811)	(240,811)
Exercise of share options (Note 25 and 26)	8,552,187	1	—	—	391	205	(205)	—	392
Forfeiture of vested share options (Note 26)	—	—	—	—	—	—	(1,646)	1,646	—
Restricted share awards vested (Notes 25 and 26)	—	—	(1,164,666)	21	—	39	(39)	—	21
Early exercised share options vested during the year (Note 25 and 26)	—	—	(5,991,847)	1,558	—	714	(714)	—	1,558
Recognition of equity-settled share-based payment (Note 26)	—	—	—	—	—	—	3,582	—	3,582

As of December 31, 2022	401,804,327	41	6,930,235	(68)	12,279	3,398	10,830	(474,600)	(448,120)

Note:	Other reserve included amounts transferred from share-based payment reserve when the share options are exercised or the restricted shares are vested.
The accompanying notes are an integral part of the consolidated financial statements.

F-
5

APOLLOMICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands of US$)

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
OPERATING ACTIVITIES
Loss before taxation	(74,905)	(94,796)	(240,810)
Adjustments for:
Interest income	(330)	(467)	(431)
Depreciation of plant and equipment	117	133	162
Depreciation of right-of-use assets	472	528	593
Amortization of intangible assets	20	20	20
Impairment loss of an intangible asset	1,000	3,000	—
Exchange gain or loss	—	—	663
Fair value change of financial assets at FVTPL	(108)	(2)	(323)
Fair value change of convertible preferred shares	26,572	37,424	189,646
Finance costs	72	83	93
Share-based payment expenses	4,510	8,122	3,582
Issuance costs for convertible preferred shares	3,782	—	—
Non-cash adjustment to other expense	—	—	(2,563)

Operating cash flows before movements in working capital	(38,798)	(45,955)	(49,368)
(Increase)/decrease in deposits, prepayments and deferred expenses	(940)	(453)	3,651
Increase in other payables and accruals	4,001	3,096	2,837

NET CASH USED IN OPERATION	(35,737)	(43,312)	(42,880)
Taxation refund	56	—	57
Tax paid	—	—	(1)

NET CASH USED IN OPERATING ACTIVITIES	(35,681)	(43,312)	(42,824)

INVESTING ACTIVITIES
Interest received	330	467	431
Proceeds from redemption of time deposits with original maturity over three months	11,000	71,948	24,000
Purchase of plant and equipment	(144)	(50)	(367)
Purchase of intangible assets	(10,000)	(7,500)	—
Proceeds from disposal of financial asset at FVTPL	7,000	—	5,000
Payment for rental deposits	—	(25)	(17)
Refund of rental deposits	8	—	6
Placement of time deposits with original maturity over three months	(6,000)	(103,790)	—
Repayment of loan to a director	131	—	—

NET CASH FROM (USED IN) INVESTING ACTIVITIES	2,325	(38,950)	29,053

FINANCING ACTIVITIES
Proceeds on issue of convertible preferred shares	124,250	—	—
Proceeds from issue of shares upon exercise of share options	6,029	141	392
Interest paid	(72)	(83)	(93)
Accrued issuance costs paid	(439)	(1,173)	—
Issuance costs paid for convertible preferred shares	(3,782)	—	—
Repayment of lease liabilities	(472)	(528)	(593)

NET CASH FROM (USED IN) FINANCING ACTIVITIES	125,514	(1,643)	(294)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	92,158	(83,905)	(14,065)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	38,487	130,645	46,740

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	130,645	46,740	32,675

The accompanying notes are an integral part of the consolidated financial statements.

F-
6

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

1.	GENERAL INFORMATION
Apollomics Inc. (previously CB Therapeutics Inc., “Apollomics” or the “Company”) was incorporated in the Cayman Islands as an exempted company with limited liability on May 21, 2015 under the Companies Law of the Cayman Islands. Apollomics is an investment holding company, through its subsidiaries (collectively referred to as the “Group”), engaging in research and development of biologics of oncology. The Company’s principal place of business is in mainland China and the United States.
The consolidated financial statements are presented in U.S. dollars (“US$”) and subsidiaries included in the consolidated financial statements as below:

Name of subsidiaries	Place of incorporation or establishment/operation and date of incorporation/establishment	Principal activities
Apollomics, Inc.	California, United States January 14, 2016	Research and development of drugs
Apollomics (Australia) Pty. Ltd.	Melbourne, Australia November 4, 2016	Research and development of drugs
Apollomics (Hong Kong) Limited	Hong Kong, China June 24,2019	Investment holding
Zhejiang Crownmab Biotech Co., Ltd.	Hangzhou, China May 29, 2018	Investment holding and research and development of drugs
Zhejiang Crown Bochuang Biopharma Co., Ltd.	Hangzhou, China May 29, 2020	Research and development of drugs
Project Max SPAC Merger Sub, Inc.	Delaware, United States August 19, 2022	Investment holding

2.	BASIS OF PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS
The consolidated financial statements have been prepared based on the accounting policies set out in Note 4 which conform with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”).
The Group has incurred recurring losses and negative cash flows from operations since inception and had an accumulated losses of US$474,600 as of December 31, 2022. Group recorded net liabilities of US$448,120 as of December 31, 2022. The Group regularly monitors its current and expected liquidity requirements to ensure that it maintains sufficient cash balances to meet its liquidity requirements in the short and long term. The management of the Company have reviewed the Group’s cash outflow projections, existing cash and cash equivalents, time deposits and additional funds upon completion of the
De-SPAC
(defined in Note 11) and believed that the Group will have sufficient working capital to meet its financial liabilities and obligations as and when they fall due and to sustain its operations for the next twelve months from December 31, 2022.

3.	ADOPTION OF NEW AND AMENDMENTS TO IFRSs
For the purposes of preparing and presenting the consolidated financial statements, the Group has consistently applied the accounting policies which conform with the IFRSs, which are effective for the Group’s accounting period beginning on January 1, 2022.

F-
7

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

3.	ADOPTION OF NEW AND AMENDMENTS TO IFRSs - continued

New and amendments to IFRSs in issue but not yet effective
The Group has not early applied the following new and amendments to IFRSs and International Accounting Standards (“IASs”) that have been issued but are not yet effective:

IFRS 17 (including the June 2020 and December 2021 Amendments to IFRS 17)	Insurance Contracts 1
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture 2
Amendments to IFRS 16	Lease Liability in a Sale and Leaseback 3
Amendments to IAS 1	Classification of Liabilities as Current or Non-current 3
Amendments to IAS 1	Non-current Liabilities with Covenant 3
Amendments to IAS 1 and IFRS Practice Statement 2	Disclosure of Accounting Policies 1
Amendments to IAS 8	Definition of Accounting Estimates 1
Amendments to IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction 1

1	Effective for annual periods beginning on or after January 1, 2023
2	Effective for annual periods beginning on or after a date to be determined
3	Effective for annual periods beginning on or after January 1, 2024
Except for the amendments to IFRSs mentioned below, the management of the Company anticipate that the application of the other new and amendments to IFRSs will have no material impact on the Group’s financial performance and positions and/or the disclosures to the Group’s consolidated financial statements in the foreseeable future.
Amendments to IAS 1
Classification of Liabilities as Current or
Non-current
(2020) (the “2020 Amendments”) and Amendments to IAS 1
Non-current
Liabilities with Covenants
(the “2022 Amendments”)
The 2020 Amendments provide clarification and additional guidance on the assessment of right to defer settlement for at least twelve months from reporting date for classification of liabilities as current or non-current,
which:

•
clarify that if a liability has terms that could, at the option of the counterparty, result in its settlement by the transfer of the entity’s own equity instruments, these terms do not affect its classification as current or non-current
only if the entity recognises the option separately as an equity instrument applying IAS 32
Financial Instruments: Presentation
.

•
specify that the classification of liabilities as current or non-current
should be based on rights that are in existence at the end of the reporting period. Specifically, the amendments clarify that the classification should not be affected by management intentions or expectations to settle the liability within 12 months.

For rights to defer settlement for at least twelve months from reporting date which are conditional on the compliance with covenants, the requirements introduced by the 2020 Amendments have been modified by the 2022 Amendments. The 2022 Amendments specify that only covenants with which an entity is required to comply with on or before the end of the reporting period affect the entity’s right to defer settlement of a

F-
8

APOLLOMICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

3.	ADOPTION OF NEW AND AMENDMENTS TO IFRSs - continued
Amendments to IAS 1
Classification of Liabilities as Current or
Non-current
(2020) (the “2020 Amendments”) and Amendments to IAS 1
Non-current
Liabilities with Covenants
(the “2022 Amendments”)
 - continued

liability for at least twelve months after the reporting date. Covenants which are required to comply with only after the reporting period do not affect whether that right exists at the end of the reporting period.
In addition, the 2022 Amendments specify the disclosure requirements about information that enables users of financial statements to understand the risk that the liabilities could become repayable within twelve months after the reporting period, if the entity classify liabilities arising from loan arrangements as non-current
when the entity’s right to defer settlement of those liabilities is subject to the entity complying with covenants within twelve months after the reporting period.
The 2022 Amendments also defer the effective date of applying the 2020 Amendments to annual reporting periods beginning on or after 1 January 2024. The 2022 Amendments, together with the 2020 Amendments, are effective for annual reporting periods beginning on or after 1 January 2024, with early application permitted. If an entity applies the 2020 Amendments for an earlier period after the issue of the 2022 Amendments, the entity should also apply the 2022 Amendments for that period.
As at December 31, 2022, the Group’s outstanding convertible preferred shares include counterparty conversion options that do not meet equity instruments classification by applying IAS 32
Financial instruments: Presentation
. The Group classified as current or
non-current
based on the earliest date in which the Group has the obligation to redeem these instruments through cash settlement. The convertible preferred shares were designated as at fair value through profit or loss (“FVTPL”) with carrying amount of US$
511,861
as of December 31, 2022 and is classified as
non-current
as set out in Note 24. Upon the application of the 2020 Amendments, in addition to the obligation to redeem through cash settlement, the transfer of equity instruments upon the exercise of the conversion options that do not meet equity instruments classification also constitute settlement of the convertible instruments. The convertible preferred shares designated as at FVTPL amounting to US$
511,861
as of December 31, 2022 would be classified as current as the Group does not have
the right to defer
delivery of shares upon the
the exercise of the conversion options for at least twelve months from the reporting date.
Except for as disclosed above, the application of the amendments is not expected to have significant impact on the Group’s other financial liabilities recognized in the consolidated financial statements.
Amendments to IAS 1 and IFRS Practice Statement 2
Disclosure of Accounting Policies
IAS 1 is amended to replace all instances of the term “significant accounting policies” with “material accounting policy information”. Accounting policy information is material if, when considered together with other information included in an entity’s financial statements, it can reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements.
The amendments also clarify that accounting policy information may be material because of the nature of the related transactions, other events or conditions, even if the amounts are immaterial. However, not all accounting policy information relating to material transactions, other events or conditions is itself material. If an entity chooses to disclose immaterial accounting policy information, such information must not obscure material accounting policy information.
IFRS Practice Statement 2
Making Materiality Judgments
(the “Practice Statement”) is also amended to illustrate how an entity applies the “four-step materiality process” to accounting policy disclosures and to

F-
9

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

3.	ADOPTION OF NEW AND AMENDMENTS TO IFRSs - continued
Amendments to IAS 1 and IFRS Practice Statement 2
Disclosure of Accounting Policies
 - continued

judge whether information about an accounting policy is material to its financial statements. Guidance and examples are added to the Practice Statement.
The application of the amendments is not expected to have significant impact on the financial position or performance of the Group but may affect the disclosures of the Group’s significant accounting policies. The impacts of application, if any, will be disclosed in the Group’s future consolidated financial statements.
Amendments to IAS 8
Definition of Accounting Estimates
The amendments define accounting estimates as “monetary amounts in financial statements that are subject to measurement uncertainty”. An accounting policy may require items in financial statements to be measured in a way that involves measurement uncertainty — that is, the accounting policy may require such items to be measured at monetary amounts that cannot be observed directly and must instead be estimated. In such a case, an entity develops an accounting estimate to achieve the objective set out by the accounting policy. Developing accounting estimates involves the use of judgments or assumptions based on the latest available, reliable information.
In addition, the concept of changes in accounting estimates in IAS 8 is retained with additional clarifications.
The application of the amendments is not expected to have significant impact on the financial position or performance of the Group but may require additional disclosures of the Group’s significant accounting estimates. The impacts of application, if any, will be disclosed in the Group’s future consolidated financial statements.
Amendments to IAS 12
Deferred Tax related to Assets and Liabilities arising from a Single Transaction
The amendments narrow the scope of the recognition exemption of deferred tax liabilities and deferred tax assets in paragraphs 15 and 24 of IAS 12
Income Taxes
so that it no longer applies to transactions that, on initial recognition, give rise to equal taxable and deductible temporary differences.
As disclosed in note 4 to the consolidated financial statements, for leasing transactions in which the tax deductions are attributable to the lease liabilities, the Group applies IAS 12 requirements to the relevant assets and liabilities as a whole. Temporary differences relating to relevant assets and liabilities are assessed on a net basis.
Upon the application of the amendments, the Group will recognise a deferred tax asset (to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilised) and a deferred tax liability for all deductible and taxable temporary differences associated with the right-of-use
assets and the lease liabilities.
The amendments are effective for the Group’s annual reporting period beginning on 1 January 2023. As at 31 December 2022, the carrying amounts of right-of-use
assets and lease liabilities which are subject to the amendments amounted to US$
991 and US$991, respectively. The initial application of the amendments will have no impact on the opening balance of accumulated losses (or other component of equity, as appropriate) at the beginning of the earliest comparative period presented.

F-
10

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with the following accounting policies set out below which conform with IFRSs issued by the IASB. For the purpose of preparation of the consolidated financial statements, information is considered material if such information is reasonably expected to influence decisions made by primary users.
The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments that are measured at fair value at the end of each reporting period, as explained in the accounting policies set out below.
Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in the financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2
Share-based Payments
, leasing transactions that are within the scope of IFRS 16
Leases
, and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2
Inventories
or value in use in IAS 36
Impairment of Assets
.
For financial instruments which are transacted at fair value and a valuation technique that unobservable inputs are to be used to measure fair value in subsequent periods, the valuation technique is calibrated so that at initial recognition the results of the valuation technique equals the transaction price.
In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 inputs are unobservable inputs for the asset or liability.
The principal accounting policies are set out below.
Basis of consolidation
The consolidated financial statements incorporate the financial statements of Apollomics and entities controlled by Apollomics and its subsidiaries. Control is achieved when the Company:

•	has power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.
The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

F-
11

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Basis of consolidation
 - continued

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of profit or loss and other comprehensive income from the date the Group gains control until the date when the Group ceases to control the subsidiary.
When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.
All intragroup assets, liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.
Foreign currencies
In preparing the financial statements of each individual group entity, transactions in currencies other than the functional currency of that entity (foreign currencies) are recognized at the rates of exchanges prevailing on the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date.
Non-monetary
items that are measured in terms of historical cost in a foreign currency are not retranslated.
Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss in the period in which they arise.
Government grants
Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.
Government grants related to income that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognized in profit or loss in the period in which they become receivable. Such grants are presented under “other income”.
Retirement benefits costs
Payments to defined contribution retirement benefit plans, including the defined contribution plan in the US, state-managed retirement benefit schemes in the People’s Republic of China (the “PRC”) are recognized as an expense when employees have rendered service entitling them to the contributions.
Short-term employee benefits
Short-term employee benefits are recognized at the undiscounted amount of the benefits expected to be paid as and when employees rendered the services. All short-term employee benefits are recognized as an expense unless another IFRS requires or permits the inclusion of the benefit in the cost of an asset.
A liability is recognized for benefits accruing to employees (such as wages, salaries and leave entitlement) after deducting any amount already paid.

F-
12

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued

Share-based payments
Equity-settled share-based payment transactions
Share options and restricted shares granted to employees and others providing similar services
Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date.
The fair value of the equity-settled share-based payments determined at the grant date without taking into consideration all non-market
vesting conditions is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest, with a corresponding increase in equity (share-based payment reserve). At the end of each reporting period, the Group revises its estimate of the number of equity instruments expected to vest based on assessment of all relevant non-market
vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the share-based payment reserve.
When share options are exercised or the restricted shares are vested, the amount previously recognized in share-based payment reserve will be transferred to other reserve. When the share options are forfeited after the vesting date or are still not exercised at the expiry date, the amount previously recognized in share-based payment reserve will be transferred to accumulated losses.
Taxation
Income taxation represents the sum of the tax currently payable and deferred tax.
The tax currently payable is based on taxable profit for the year. Taxable profit differs from ‘loss before taxation’ because of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of each reporting period.
Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.
Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.
The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

F-
13

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Taxation
 - continued

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of each reporting period.
The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of each reporting period, to recover or settle the carrying amount of its assets and liabilities.
For the purposes of measuring deferred tax for leasing transactions in which the Group recognizes the right-of-use
assets and the related lease liabilities, the Group first determines whether the tax deductions are attributable to the right-of-use
assets or the lease liabilities.
For leasing transactions in which the tax deductions are attributable to the lease liabilities, the Group applies IAS 12 requirements to the leasing transaction as a whole. Temporary differences relating to right-of-use
assets and lease liabilities are assessed on a net basis. Excess of depreciation on right-of-use
assets over the lease payments for the principal portion of lease liabilities resulting in net deductible temporary differences.
Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied to the same taxable entity by the same taxation authority.
Current and deferred tax are recognized in profit or loss.
Plant and equipment
Plant and equipment are stated at cost less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any.
Depreciation is recognized so as to write off the cost of assets less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.
An item of plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.
Leases
Definition of a lease
A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
The Group assesses whether a contract is or contains a lease based on the definition under IFRS 16 at inception, modification date or acquisition date, as appropriate. Such contract will not be reassessed unless the terms and conditions of the contract are subsequently changed.

F-
14

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Leases
 - continued

The Group as a lessee
Allocation of consideration to components of a contract
For a contract that contains a lease component and one or more additional lease or non-lease
components, the Group allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease
components.
The Group applies practical expedient not to separate
non-lease
components from lease component, and instead account for the lease component and any associated non-lease
components as a single lease component.
Short-term leases
The Group applies the short-term lease recognition exemption to leases of plant and equipment and laboratory premise, that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. Lease payments on short-term leases is recognized as expense on a straight-line basis over the lease term.
Right-of-use
assets
Except for short-term leases, the Group recognizes
right-of-use
assets at the commencement date of the lease (i.e. the date the underlying asset is available for use).
Right-of-use
assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities.
The cost of
right-of-use
assets includes the amount of the initial measurement of the lease liability.
Right-of-use
assets in which the Group is reasonably certain to obtain ownership of the underlying leased assets at the end of the lease term is depreciated from commencement date to the end of the useful life. Otherwise, right-of-use
assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term.
The Group presents
right-of-use
assets as a separate line item on the consolidated statements of financial position.
Refundable rental deposits
Refundable rental deposits paid are accounted for under IFRS 9
Financial Instruments
and initially measured at fair value. Adjustments to fair value at initial recognition are considered as additional lease payments and included in the cost of right-of-use
assets.
Lease liabilities
At the commencement date of a lease, the Group recognizes and measures the lease liability at the present value of lease payments that are unpaid at that date. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

F-
15

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Leases
 - continued
The Group as a lessee
 - continued
Lease liabilities
 - continued

The lease payments include fixed payments (including
in-substance
fixed payments) less any lease incentives receivable.
The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.
The Group presents lease liabilities as a separate line item on the consolidated statements of financial position.
Intangible assets
Intangible assets acquired separately
Intangible assets with finite useful lives that are acquired separately are carried at costs less accumulated amortization and any accumulated impairment losses if any. Amortization for intangible assets with finite useful lives is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets not yet available for use that are acquired separately are carried at cost less any subsequent accumulated impairment losses.
Internally-generated intangible assets - research and development expenditure
Expenditure on research activities is recognized as an expense in the period in which it is incurred.
An internally generated intangible asset arising from development activities (or from the development phase of an internal project) is recognized if, and only if, all of the following have been demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.
The amount initially recognized for internally-generated intangible asset is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

F-
16

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Intangible assets
 - continued
Internally-generated intangible assets - research and development expenditure
 - continued

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses (if any), on the same basis as intangible assets that are acquired separately.
An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains and losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.
Impairment on plant and equipment,
right-of-use
assets and intangible assets
At the end of each reporting period, the management of the Company reviews the carrying amounts of plant and equipment, right-of-use
assets and intangible assets with finite useful lives to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the relevant asset is estimated in order to determine the extent of the impairment loss, if any. Intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that they may be impaired.
The recoverable amount of plant and equipment,
right-of-use
assets and intangible assets is estimated individually. When it is not possible to estimate the recoverable amount of an asset individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.
In testing a cash-generating unit for impairment, corporate assets are allocated to the relevant cash-generating unit when a reasonable and consistent basis of allocation can be established, or otherwise they are allocated to the smallest group of cash generating units for which a reasonable and consistent allocation basis can be established. The recoverable amount is determined for the cash-generating unit or group of cash-generating units to which the corporate asset belongs, and is compared with the carrying amount of the relevant cash-generating unit or group of cash-generating units.
Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax
discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or cash-generating unit) for which the estimates of future cash flows have not been adjusted.
If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. For corporate assets or portion of corporate assets which cannot be allocated on a reasonable and consistent basis to a cash-generating unit, the Group compares the carrying amount of a group of cash-generating units, including the carrying amounts of the corporate assets or portion of corporate assets allocated to that group of cash-generating units, with the recoverable amount of the group of cash-generating units. In allocating the impairment loss, the impairment loss is allocated first to reduce the carrying amount of any goodwill (if applicable) and then to the other assets on a pro-rata
basis based on the carrying amount of each asset in the unit. The carrying amount of an asset is not reduced below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero. The amount of the impairment loss that would otherwise have been allocated to the asset is allocated pro rata to the other assets of the unit or a group of cash-generating units. An impairment loss is recognized immediately in profit or loss.

F-
17

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Impairment on plant and equipment,
right-of-use
assets and intangible assets
 - continued

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit or a group of cash-generating units) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no
impairment loss been recognized for the asset (or cash-generating unit or a group of cash-generating units) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.
Cash and cash equivalents
Cash and cash equivalents presented on the consolidated statements of financial position include:
(a) cash, which comprises of cash on hand and demand deposits; and
(b) cash equivalents, which comprises of short-term (generally with original maturity of three months or less), highly liquid investments that are readily convertible to a known amount of cash and which are subject to an insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.
For the purposes of the consolidated statements of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above.
Financial instruments
Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instrument. All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.
Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets or liabilities at FVTPL) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognized immediately in profit or loss.
The effective interest method is a method of calculating the amortized cost of a financial asset or financial liability and of allocating interest income and interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts and payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset or financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.
Financial assets
Classification and subsequent measurement of financial assets
Financial assets that meet the following conditions are subsequently measured at amortized cost:

•	the financial asset is held within a business model whose objective is to collect contractual cash flows; and

F-
18

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Financial instruments
 - continued
Financial assets
 - continued
Classification and subsequent measurement of financial assets
 - continued

•	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
All other financial assets are subsequently measured at FVTPL.

(i)	Amortized cost and interest income
Interest income is recognized using the effective interest method for financial assets measured subsequently at amortized cost. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset, except for financial assets that have subsequently become credit-impaired (see below). For financial assets that have subsequently become credit-impaired, interest income is recognized by applying the effective interest rate to the amortized cost of the financial asset from the next reporting period. If the credit risk on the credit-impaired financial instrument improves so that the financial asset is no longer credit-impaired, interest income is recognized by applying the effective interest rate to the gross carrying amount of the financial asset from the beginning of the reporting period following the determination that the asset is no longer credit impaired.
Interest income is recognized in profit or loss and is included in the “other income” line item.

(ii)	Financial assets at FVTPL
Financial assets of the Group that do not meet the criteria for being measured at amortized cost are measured at FVTPL.
Financial assets at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss. The net gain or loss recognized in profit or loss includes any interest earned on the financial asset and is presented as “fair value change of financial assets at FVTPL” line item.
Impairment of financial assets
The Group performs impairment assessment under expected credit loss (“ECL”) model on financial assets (including deposits, time deposits with original maturity over three months and cash and cash equivalents) which are subject to impairment under IFRS 9. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition.
Lifetime ECL represents the ECL that will result from all possible default events over the expected life of the relevant instrument. In contrast,
12-month
ECL represents the portion of lifetime ECL that is expected to result from default events that are possible within 12 months after the reporting date. Assessments are done based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current conditions at the reporting date as well as the forecast of future conditions.
For all financial instruments, the Group measures the loss allowance equal to
12-month
ECL, unless when there has been a significant increase in credit risk since initial recognition, the Group recognizes lifetime

F-
19

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Financial instruments
 - continued
Financial assets
 - continued
Impairment of financial assets
 - continued

ECL. The assessment of whether lifetime ECL should be recognized is based on significant increases in the likelihood or risk of a default occurring since initial recognition.

(i)	Significant increase in credit risk
In assessing whether the credit risk on a financial instrument has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.
Forward-looking information considered includes the future prospects of the industries in which the Group’s debtors operate, obtained from economic expert reports, financial analysts, governmental bodies, relevant think-tanks and other similar organizations, as well as consideration of various external sources of actual and forecast economic information that relate to the Group’s core operations.
In particular, the following information is taken into account when assessing whether credit risk has increased significantly:

•	an actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating;

•
significant deterioration in external market indicators of credit risk for a particular financial instrument, e.g. a significant increase in the credit spread, the credit default swap prices for the debtor;

•	existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations;

•	an actual or expected significant deterioration in the operating results of the debtor; and

•
an actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations.

Irrespective of the outcome of the above assessment, the Group presumes that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due, unless the Group has reasonable and supportable information that demonstrates otherwise.
Despite the aforegoing, the Group assumes that the credit risk on a debt instrument has not increased significantly since initial recognition if the financial instrument is determined to have low credit risk at the reporting date. A financial instrument is determined to have low credit risk if i) the financial instrument has a low risk of default, ii) the borrower has a strong capacity to meet its contractual cash flow obligations in the near term and iii) adverse changes in economic and business conditions in the longer term may, but will not necessarily, reduce the ability of the borrower to fulfill its contractual cash flow obligations. The Group considers a debt instrument have low credit risk when it has an internal or external credit rating of “investment grade” as per globally understood definition.

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Financial instruments
 - continued
Financial assets
 - continued
Impairment of financial assets
 - continued

(i)	Significant increase in credit risk - continued

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

(ii)	Definition of default
The Group considers the following as constituting an event of default for internal credit risk management purposes as historical experience indicates that receivables that meet either of the following criteria are generally not recoverable.

•	when there is a breach of financial covenants by the counterparty; or

•
information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collaterals held by the Group).

Irrespective of the above analysis, the Group considers that default has occurred when a financial asset is more than 90 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate.

(iii)	Credit-impaired financial assets
A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired includes observable data about the following events:

(a)	significant financial difficulty of the issuer or the borrower;

(b)	a breach of contract, such as a default or past due event;

(c)
the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider; or

(d)	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

(iv)	Write-off policy
The Group writes off a financial asset when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings, whichever occurs sooner. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. A write-off
constitutes a derecognition event. Any subsequent recoveries are recognized in profit or loss.

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Financial instruments
 - continued
Financial assets
 - continued
Impairment of financial assets
 - continued

(v)	Measurement and recognition of ECL
The measurement of ECL is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data and forward-looking information as described above. Estimation of ECL reflects an unbiased and probability-weighted amount that is determined with the respective risk of default occurring as the weights.
Generally, the ECL is the difference between all contractual cash flows that are due to the Group in accordance with the contract and the cash flows that the Group expects to receive, discounted at the effective interest rate determined at initial recognition.
Interest income is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit-impaired, in which case interest income is calculated based on amortized cost of the financial asset.
The Group recognizes an impairment gain or loss in profit or loss for all financial instruments by adjusting their carrying amount.
Derecognition of financial assets
The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.
On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.
Financial liabilities and equity
Classification as debt or equity
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.
Equity instruments
An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs.

F-
2
2

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Financial instruments
 - continued
Financial liabilities and equity
 - continued

Treasury shares
Own equity instruments held by the Company or the Group (treasury shares) are recognized directly in equity at cost. No gain or loss is recognized in the profit or loss on the purchase, sale, issue or cancelation of the Company’s own equity instruments.
Financial liabilities
All financial liabilities are subsequently measured at amortized cost using the effective interest method or at FVTPL.
Financial liabilities at FVTPL
Financial liabilities are classified as at FVTPL when the financial liability is (i) contingent consideration of an acquirer in a business combination to which IFRS 3
Business Combinations
applies, (ii) held for trading or (iii) it is designated as at FVTPL.
A financial liability is held for trading if:

•	it has been acquired principally for the purpose of repurchasing it in the near term; or

•	on initial recognition it is part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative, except for a derivative that is a financial guarantee contract or a designated and effective hedging instrument.
A financial liability other than a financial liability held for trading or contingent consideration of an acquirer in a business combination may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•
the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IFRS 9 permits the entire combined contract to be designated as at FVTPL.
For financial liabilities that are designated as at FVTPL, the amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability is recognized in other comprehensive income, unless the recognition of the effects of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. For financial liabilities that contain embedded derivatives, such as convertible preferred shares, the changes in fair value of the embedded derivatives are excluded in determining the amount to be presented in other comprehensive income. The remaining amount of change in the fair value of liability is recognized in profit or loss.

F-
2
3

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

4.	SIGNIFICANT ACCOUNTING POLICIES - continued
Financial instruments
 - continued
Financial liabilities and equity
 - continued
Financial liabilities at FVTPL
 - continued

Changes in fair value attributable to a financial liability’s credit risk that are recognized in other comprehensive income are not subsequently reclassified to profit or loss; instead, they are transferred to accumulated losses upon derecognition of the financial liability.
Preferred shares
Preferred shares, which contain redemption features and other embedded derivatives, are designated as at financial liabilities at FVTPL.
Financial liabilities at amortized cost
Financial liabilities representing other payables and financial liabilities arising from unvested restricted shares are subsequently measured at amortized cost, using the effective interest method.
Derecognition of financial liabilities
The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, canceled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.
Derivative financial instruments
Derivatives are initially recognized at fair value at the date when derivative contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognized in profit or loss.
Embedded derivatives
Derivatives embedded in
non-derivative
host contracts that are not financial assets within the scope of IFRS 9 are treated as separate derivatives when they meet the definition of a derivative, their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at FVTPL.
Generally, multiple embedded derivatives in a single instrument that are separated from the host contracts are treated as a single compound embedded derivative unless those derivatives relate to different risk exposures and are readily separable and independent of each other.

5.	CRITICAL ACCOUNTING JUDGMENT AND KEY SOURCES OF ESTIMATION UNCERTAINTY
In the application of the Group’s accounting policies, which are described in Note 4, the management of the Company are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

F-
2
4

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

5.	CRITICAL ACCOUNTING JUDGMENT AND KEY SOURCES OF ESTIMATION UNCERTAINTY - continued

The estimates and underlying assumptions are reviewed on an
on-going
basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
Critical judgment in applying accounting policies
The following is the critical judgment, apart from those involving estimations (see below), that the Company have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements.
Research and development expenses
Development costs incurred on the Group’s research and development projects are capitalized and deferred only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, the Group’s intention to complete and the Group’s ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the pipeline and the ability to measure reliably the expenditure during the development. Development costs which do not meet these criteria are expensed when incurred.
The Company assess the progress of each of the research and development projects and determine whether the criteria are met for capitalization. During the years ended December 31, 2020, 2021 and 2022, all the related development costs are expensed when incurred.
Key sources of estimation uncertainty
The key assumptions concerning the future, and other key sources of estimation uncertainty at the end of each reporting period, that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the coming twelve months, are described below.
Fair value of convertible preferred shares
The convertible preferred shares of the Company are measured at fair value for financial reporting purpose. No quoted prices in an active market are available for these financial liabilities. These financial liabilities were valued by the management with reference to valuations carried out by an independent qualified professional valuer not connected with the Group, which has appropriate qualifications and experience in valuation of similar financial instruments. The fair value of these financial liabilities is established by using valuation techniques as disclosed in Note 24. Valuation techniques are certified by the valuer before being implemented for valuation and are calibrated to ensure that outputs reflect market conditions. Valuation models established by the valuer make the maximum use of market inputs and rely as little as possible on the Group’s specific data. However, it should be noted that some inputs, such as the underlying share value of the Company, possibilities under different scenarios such as initial public offerings (“IPO”) and time to liquidation require management estimates. The estimates and assumptions by the management of the Company are reviewed periodically and are adjusted if necessary. Should any of the estimates and assumptions change, it may lead to a change in the fair value of the financial liabilities at FVTPL. The fair values of the convertible preferred shares which are classified as financial liabilities at FVTPL as at

F-
2
5

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

5.	CRITICAL ACCOUNTING JUDGMENT AND KEY SOURCES OF ESTIMATION UNCERTAINTY - continued
Key sources of estimation uncertainty
 - continued
Fair value of convertible preferred shares
 - continued

December 31, 2021 and 2022
were US$322,215 and US$511,861, respectively. The fair value loss recognized in the profit or loss during the years ended December 31, 2020, 2021 and 2022 amounted to US$26,572, US$37,424 and US$189,646, respectively.
Estimated impairment of intangible assets not ready for use
Intangible assets not ready for use are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that they might be impaired. The Group obtained in-licenses through separate acquisition to continue research and development work and commercialize the products, which are classified as intangible assets not ready for use.
Determining whether intangible assets not ready for use is impaired requires an estimation of recoverable amount of the cash-generating unit to which the intangible assets belong, which is the higher of the value in use or fair value less costs of disposal. The value in use calculation requires the Group to estimate the future cash flows expected to arising from the cash-generating unit and a suitable discount rate in order to calculate the present value. Where the actual future cash flows are less than expected, or change in facts and circumstances which results in downward revision of future cash flows or upward revision of discount rate, a material impairment loss or further loss may arise.
The carrying amount of intangible assets not ready for use as at December 31, 2021 and 2022, were US$14,500.
The impairment loss recognised
during the year ended December 31, 2020, 2021 and 2022 amounted to US$1,000, US$3,000 and nil, respectively.

6.	REVENUE AND SEGMENT INFORMATION
Revenue
The Group has not generated any revenue throughout the years ended December 31, 2020, 2021 and 2022.
Segment information
For the purposes of resources allocation and performance assessment, the Chief Executive Officer of the Company, being the chief operating decision maker, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one operating and reportable segment and no further analysis of this single segment is presented.

F-
2
6

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

6.	REVENUE AND SEGMENT INFORMATION - continued
Segment information
 - continued

Geographical information
The Group did not record any revenue throughout the years ended December 31, 2020, 2021 and 2022 and the Group’s non-current
assets are located in the US and the PRC. Information about the Group’s non-current
assets, excluding rental deposits and time deposits with original maturity over three months, by geographical location of the assets is detailed below:

	As of December 31,
	2021	2022
	US$	US$
PRC	13,358	13,712
US	2,756	2,542

	16,114	16,254

7.	OTHER INCOME

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Interest income (note i)	330	467	431
Government grants (note ii)	1,730	587	1,016

	2,060	1,054	1,447

Notes:

(i)	Included in interest income of US$2 for the year ended December 31, 2020 is arising from loan to a director as disclosed in Note 30.

(ii)
Included in the government grants are amounts in thousands of Australian Dollar (“AUD”) 1,942 (equivalent to approximately US$1,407), nil and AUD 1,353 (equivalent to approximately US$908), representing the subsidies from the Australian government specifically for supporting the research and development activities carried out in Australia for the years ended December 31, 2020, 2021 and 2022 respectively. The remaining amounts represent government subsidies in relation to the research and development activities in the US and the PRC. All the government grants provide immediate financial support with no future related costs nor related to any assets.

8.	OTHER GAINS AND LOSSES

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Exchange gains (losses), net	144	36	(829)

F-
2
7

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

9.	FINANCE COSTS

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Interest expenses on lease liabilities	72	83	93

10.	INCOME TAX (CREDIT) EXPENSE
The Company is exempted from taxation under the laws of the Cayman Islands.
The US Corporate Income Tax (“CIT”) includes (a) federal income tax calculated at a flat rate of 21% on the US federal taxable income in accordance to the Tax Cuts and Jobs Act of 2017; (b) state income tax calculated at a fixed rate of 8.84% on the state taxable income for California, US. The income subject to tax in California is calculated based on the federal taxable income with state tax adjustments, which is then allocated or apportioned to the respective state (i.e. percentage of taxable income that should be apportioned or specially allocated to the respective states in which the Group operates) based on the apportionment factors provided from the state tax returns in previous year, and (c) state minimum tax if there is no assessable profit.
The
 Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March
27
,
2020
in the US. Under the CARES Act, the companies incorporated in the US can carry back net operating loss incurred (if any), in the calendar years ended December
31
,
2018
,
2019
and
2020
to previous five financial years that has taxable profit for tax refund. As such, the subsidiary of the Company in the US is eligible to carry back approximately US$
976
net operating loss incurred in the year ended December
31
,
2020
which give rise to approximately US$
205
tax credit and such tax credit has been credited to the profit or loss and recognized as tax recoverable on the consolidated statement of financial position as at December
31
,
2020
.
No
such tax credit has been credited to the profit and loss during the years ended December
31
,
2021
and
2022
.
The PRC enterprises income tax (“EIT”) is calculated at the prevailing tax rate on the taxable income of the subsidiaries operating in the PRC. Under the Law of the PRC on EIT (the “EIT Law”) and Implementation Regulation of the EIT Law, the applicable tax rate of the PRC subsidiaries is at 25% during the years ended December 31, 2020, 2021 and 2022.
Under the Treasury Law Amendment (Enterprise Tax Plan Base Rate Entities) Bill 2018 of Australia, qualifying base rate entities that meet aggregate turnover threshold can be eligible for a lower corporate tax rate. Upon assessment on the base rate entity qualification on an ongoing basis, Apollomics (Australia) Pty. Ltd., a wholly-owned subsidiary of the Company, applies to a corporate tax rate of
30%, 26% and 25% for the years ended December 31, 2020, 2021 and 2022, respectively.

F-
28

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

10.	INCOME TAX (CREDIT) EXPENSE - continued

Hong Kong Profits Tax is calculated at
16.5
% of the estimated assessable profit for a Hong Kong incorporated subsidiary.

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
US CIT
— current year	(205)	1	1
— over-provision in respect of prior years	(58)	—	—
Deferred tax (Note 17)	178	—	—

	(85)	1	1

Other than the subsidiary operating in the US,
no
provision for income taxation has been made as the Company and the other subsidiaries either had no
assessable profit or incurred tax losses in the PRC, Australia and Hong Kong for the years ended December
31
,
2020
,
2021
and
2022
.
The income tax (credit) expense for the years ended December 31, 2020, 2021 and 2022 can be reconciled to the loss before taxation per the consolidated statements of profit or loss and other comprehensive income as follows:

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Loss before taxation	(74,905)	(94,796)	(240,810)

Tax at the US federal tax rate of 21%	(15,730)	(19,907)	(50,570)
Tax effect of expenses not deductible for tax purpose	10,258	20,419	45,739
Tax effect of income not taxable for tax purpose	(386)	(309)	(257)
Tax effect of additional qualified expenses deductible for tax purpose (note)	—	—	(1,517)
Over-provision in respect of prior years	(58)	—	—
Tax effect of tax losses not recognized	6,461	360	7,027
Tax effect of CARES Act	(205)	—	—
Tax effect of foreign tax differential rates	(425)	(562)	(421)

Income tax (credit) expense for the year	(85)	1	1

Note: The amount represents additional
75
% income tax deduction in
respect
of qualifying research and development expenditures incurred for the year.

F-
2
9

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

11.	LOSS FOR THE YEAR

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Loss for the year has been arrived at after charging:

Staff costs:
Salaries and other allowances	11,185	18,871	14,966
Retirement benefits scheme contributions	536	749	662
Share-based payment expenses	4,510	8,122	3,582

Total staff costs	16,231	27,742	19,210
Depreciation of plant and equipment	117	133	162
Depreciation of right-of-use assets	472	528	593
Amortization of intangible assets	20	20	20
Impairment loss of an intangible asset	1,000	3,000	—
Other expense (note)	3,307	4,522	6,608

Note:
Other expense represented the expenses incurred and the
expense-off
of the previous deferred issue costs for a public offering application pursuing in other capital market which was suspended in 2022. For the year ended December 31, 2022, the other expense also includes the expenses incurred for an ongoing public offering application through acquisition of a listed Special Purpose Acquisition Company
(“De-SPAC”)
in Nasdaq capital market, see Note 34(d).

12.	DIVIDENDS
No dividend was declared or paid by the Company during the years ended December 31, 2020, 2021 and 2022, nor has any dividend been proposed since the end of the year ended December 31, 2022.

13.	LOSS PER SHARE
The calculations of the basic and diluted loss per share are based on the following data:

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Loss:
Loss for the year attributable to owners of the Company for the purpose of calculating basic and diluted loss per share	(74,820)	(94,797)	(240,811)

Number of shares (‘000):
Weighted average number of ordinary shares for the purpose of calculating basic and diluted loss per share	361,480	404,186	390,944

F-
30

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

13.	LOSS PER SHARE - continued

As of December 31, 2020, 2021 and 2022, Series A1, A2, B and C convertible preferred shares, unvested restricted shares and share options outstanding were excluded from the calculation of diluted loss per share as their inclusion would have been anti-dilutive.

	As of December 31,
	2020	2021	2022
Number of series A1 convertible preferred shares (“Series A1 Preferred Shares”)	132,057,583	132,057,583	132,057,583
Number of series A2 convertible preferred shares (“Series A2 Preferred Shares”)	73,371,157	73,371,157	73,371,157
Number of series B convertible preferred shares (“Series B Preferred Shares”)	297,352,949	297,352,949	297,352,949
Number of series C convertible preferred shares (“Series C Preferred Shares”)	256,449,944	256,449,944	256,449,944
Unvested restricted shares	14,447,616	8,094,901	6,930,235
Share options	151,133,235	155,059,183	135,979,705

14.	PLANT AND EQUIPMENT

	Leasehold improvements	Furniture and other equipment	Total
	US$	US$	US$
COST
As of January 1, 2021	117	394	511
Additions	18	32	50

As of December 31, 2021	135	426	561
Additions	—	367	367

As of December 31, 2022	135	793	928

DEPRECIATION
As of January 1, 2021	(49)	(99)	(148)
Provided for the year	(31)	(102)	(133)

As of December 31, 2021	(80)	(201)	(281)
Provided for the year	(34)	(128)	(162)

As of December 31, 2022	(114)	(329)	(443)

CARRYING VALUES
As of December 31, 2021	55	225	280

As of December 31, 2022	21	464	485

The above items of plant and equipment are depreciated over their estimated useful lives, using straight-line method after taking into account the residual values, at the following rates per annum:

Leasehold improvements	Over the shorter of the relevant lease term or 20%
Furniture and other equipment	14% - 33%

F-
31

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

15.	RIGHT-OF-USE ASSETS

	Offices	Plant and equipment	Total
	US$	US$	US$
COST
As of January 1, 2021	2,319	57	2,376
Additions	48	5	53

As of December 31, 2021	2,367	62	2,429
Additions	538	10	548
Derecognised upon end of lease term	(40)	(13)	(53)

As of December 31, 2022	2,865	59	2,924

DEPRECIATION
As of January 1, 2021	(836)	(29)	(865)
Provided for the year	(513)	(15)	(528)

As of December 31, 2021	(1,349)	(44)	(1,393)
Provided for the year	(579)	(14)	(593)
Derecognised upon end of lease term	40	13	53

As of December 31, 2022	(1,888)	(45)	(1,933)

CARRYING VALUES
As of December 31, 2021	1,018	18	1,036

As of December 31, 2022	977	14	991

The
right-of-use
assets are depreciated over the lease terms using straight-line method.

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Expense relating to short-term leases	38	56	96

Total cash outflow for leases	582	667	782

Lease contracts are entered into for fixed terms of 12 months to 60 months, without extension and termination options. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. In determining the lease term and assessing the length of the non-cancellable
period, the Group applies the definition of a contract and determines the period for which the contract is enforceable.
The Group regularly entered into short-term leases for plant and equipment and laboratory premise. As of December 31, 2021 and 2022, the portfolio of short-term leases is similar to the portfolio of short-term leases to which the short-term lease expense disclosed above.
Restrictions or covenants on leases
In addition, lease liabilities of US$1,036 and US$991 are recognized with related right-of-use
assets of US$1,036 and US$991
as of

December 31, 2021 and 2022, respectively. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

F-
32

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

16.	INTANGIBLE ASSETS

	Patent rights (available for use)	Patent rights (not yet available for use)	Total
	US$	US$	US$
	(note i)	(note ii)
COST
As of January 1, 2021	375	11,000	11,375
Addition	—	7,500	7,500

As of December 31, 2021 and 2022	375	18,500	18,875

AMORTIZATION AND IMPAIRMENT
As of January 1, 2021	(57)	(1,000)	(1,057)
Charge for the year	(20)	—	(20)
Impairment loss recognized	—	(3,000)	(3,000)

As of December 31, 2021	(77)	(4,000)	(4,077)
Charge for the year	(20)	—	(20)

As of December 31, 2022	(97)	(4,000)	(4,097)

CARRYING VALUES
As of December 31, 2021	298	14,500	14,798

As of December 31, 2022	278	14,500	14,778

Notes:

(i)	The patent rights grant the Group the right to use certain scientific data for research and manufacture of pipelines, namely APL-501, APL-502 and APL-509.

(ii)
These patent rights are not yet available for use by the Group as the Group is still undergoing pre-clinical
study application or clinical trials on the relevant drugs in designated territories under the patent rights and has yet to obtain regulatory approval for the new drug to be launched to the market. The patent rights are tested for impairment annually and whenever there is an indication that they may be impaired. Amortization will commence when the patent rights are available for use (i.e. when they are ready for commercialization and have obtained the regulatory new drug application approval in the designated territories) by the Group. During the years ended December 31, 2020, 2021 and 2022, patent rights with carrying amount of US$1,000, US$3,000 and nil were impaired, respectively. For these patent rights, as they were acquired for combination trial of an existing drug candidate, which was subsequently replaced by another formulation, or acquired for self-development that the Group cannot proceed further research due to the failure in providing drug supplies by the original vendor according to the agreement.
Accordingly, the Group has fully impaired the patent rights with reference to their respective recoverable amounts determined on value in use calculations.

The patent rights (available for use) have finite lives and are amortized on a straight-line basis. The useful lives of patent rights ranged between 10 to 18 years for the years ended December 31, 2020, 2021 and 2022. The useful lives of patent rights were determined by the management of the Group taking into account the period over which the patent rights are expected to be available for use by the Group and the stability of the industry.

F-
33

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

17.	DEFERRED TAXATION
For the purpose of presentation in the consolidated financial statements, the deferred tax assets and liabilities have been offset.
The major deferred tax assets (liabilities) recognized and
mo
vements thereon during the years ended December 31, 2020, 2021 and 2022 are as follows:

	Accelerated tax depreciation	Accrual	Total
	US$	US$	US$
As of January 1, 2020	(55)	233	178
Credit (charge) to profit or loss (Note 10)	9	(187)	(178)

As of December 31, 2020	(46)	46	—
Credit (charge) to profit or loss (Note 10)	14	(14)	—

As of December 31, 2021	(32)	32	—
(Charge) credit to profit or loss (Note 10)	(19)	19	—

As of December 31, 2022	(51)	51	—

The Group had unused tax losses of US$
33,135
and US$
63,478
available for offset against future profits as of December 31, 2021 and 2022, respectively. No deferred tax asset has been recognized due to the unpredictability of future profit streams. As of December 31, 2021 and 2022, the unrecognized tax losses will be carried forward and expire in years as follows:

	As of December 31,
	2021	2022
	US$	US$
2023	612	612
2024	2,364	2,364
2025	4,634	4,634
2026	7,025	7,025
2027	—	15,757
Indefinite	18,500	33,086

	33,135	63,478

There was no other significant unprovided deferred taxation for the years ended
December
31,2020, 2021 and 2022 or at the end of each reporting period.

F-
34

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

18.	DEPOSITS, PREPAYMENTS AND DEFERRED EXPENSES

	As of December 31,
	2021	2022
	US$	US$
Other prepayments	1,554	624
Deferred share issue costs (note)	2,255	—
Prepayments for other expense (note)	443	—
Value-Added Tax recoverable	449	547
Deposits	120	5
Payment in advance to suppliers	6	—

	4,827	1,176

Note:	The deferred share issue costs and prepayments for other expense were related to a public offering application pursuing in other capital market which has been suspended in 2022.

19.	FINANCIAL ASSETS AT FVTPL
The financial assets at FVTPL of US$23,744 and US$19,067 as of December 31, 2021 and 2022 respectively, represents investment in a market fund in the US, which solely holds investments in the US treasury bonds. Details of fair value measurement are set out in Note
28
.

20.	TIME DEPOSITS WITH ORIGINAL MATURITY OVER THREE MONTHS/CASH AND CASH EQUIVALENTS
The time deposits with original maturity over three months are placed with licensed commercial banks in the PRC, carry interest at a fixed rate of 3.70% per annum. For the non-current
portion of the time deposits with original maturity over three months, the management did not expect to collect cash within 12 months as of December 31, 2021 and 2022.
Bank balances include demand deposits, presenting as cash and cash equivalent, carry interest at prevailing market interest rates ranging from 0.01% to 0.05% and from 0.01% to 3.05% for the years ended December 31, 2021 and 2022, respectively.

21.	OTHER PAYABLES AND ACCRUALS

	As of December 31,
	2021	2022
	US$	US$
Payables in respect of research and development expenses	4,248	5,435
Accrued salaries and bonuses	2,485	2,475
Accrued other expenses	2,265	1,662
Accrued share issue costs	644	—
Deposit received for a potential out-licensing drug patent (note)	1,000	1,000
Others	759	1,103

	11,401	11,675

F-
35

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

21.	OTHER PAYABLES AND ACCRUALS - continued

Note:
During the year ended December 31, 2020, the Group signed an exclusive right of negotiation agreement with an independent third party (the “Independent Third Party”) to negotiate out-licensing
a drug patent to the Independent Third Party. Under the exclusive right of negotiation agreement, the Group had received a deposit of US$1,000 which may be considered as consideration for the exclusive right of negotiation if the Independent Third Party has not identified any negative findings (as stated in the exclusive right of negotiation agreement) by March 2, 2021. Up to the date when these consolidated financial statements are authorised for issue, despite no negative findings have been identified, the management of the Group considered the negotiation will not proceed further as it is found that a strategic investor invested into and licensed several drug patents (with similar feature of the Group’s drug patent) to the Independent Third Party. Up to the date these consolidated financial statements are authorized for issue, the Independent Third Party did not request the refund of the balance.

22.	FINANCIAL LIABILITIES ARISING FROM UNVESTED RESTRICTED SHARES

	As of December 31,
	2021	2022
	US$	US$
Payables in respect of unvested restricted shares attributable to:
Dr. Yu (the chief executive of the Company)	1,647	68

The amounts represented the repurchase option held by the Company in relation to (i) the unvested restricted shares granted to directors and an employee of the Company; and (ii) the unvested restricted shares issued to a director of the Company who was the share option holder and had elected to early exercise the share options during the vesting period. Details of the restricted share award and share options are set out in Note 26.

23.	LEASE LIABILITIES

	As of December 31,
	2021	2022
	US$	US$
Lease liabilities payable:
Within one year	508	614
More than one year, but not exceeding two years	476	126
More than two years, but not exceeding five years	52	251

	1,036	991
Less: Amount due for settlement within 12 months shown under current liabilities	(508)	(614)

Amount due for settlement after 12 months shown under non-current liabilities	528	377

The Group leased various offices, and plant and equipment as disclosed in Note 15 for its administration, and research and development activities. These lease liabilities were measured at the present value of the lease payments that are not yet paid.

F-
36

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

23.	LEASE LIABILITIES - continued

The Group does not face a significant liquidity risk with regard to its lease liabilities.
The lease agreements did not contain any contingent rent nor any purchase option for the leases.
The weighted average incremental borrowing rates applied to lease liabilities range from 4.75% to 6.00% during the years ended December 31, 2021 and 2022.

24.	CONVERTIBLE PREFERRED SHARES
The Company entered into preferred share subscription agreements with several independent investors and the details of issued preferred shares (the “Preferred Shares”) are set out as follows:

	Date of issue	Total number of Preferred Shares issue	Subscription price per share	Subscription price total
			US$	US$
Series A1 Preferred Shares	July 26, 2016 to July 28, 2016	88,038,389	0.04543	4,000
	January 31, 2019	44,019,194	0.04543	2,000

		132,057,583		6,000

Series A2 Preferred Shares	July 21, 2017 to
	July 25, 2017	73,371,157	0.05111	3,750

Series B Preferred Shares	September 19, 2018 to December 27, 2018	260,709,579	0.3329	86,800
	January 8, 2019 to March 25, 2019	36,643,370	0.3329	12,200

		297,352,949		99,000

Series C Preferred Shares	September 10, 2020 to September 30, 2020	141,692,465	0.4845	68,650
	October 5, 2020 to November 5, 2020	114,757,479	0.4845	55,600

		256,449,944		124,250

The key terms of the Preferred Shares are as follows:

(a)	Dividends rights
The Company cannot declare, pay or set aside any dividends on ordinary shares in any year unless the Preferred Shares holders shall first receive, or simultaneously receive, such dividends. Should any dividends be declared as determined by the Company, the Company will declare dividends at a rate of 8% per annum of the original issue price of Series A1 Preferred Shares, Series A2 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares on each Series A1 Preferred Share, Series A2 Preferred Share, Series B Preferred Share and Series C Preferred Share, respectively.
Payments of any dividends to the holders of the Preferred Shares shall be on a pro rata, pari passu
basis in proportion to the dividend rates for each series of the Preferred Shares. Such dividends shall be

F-
37

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

24.	CONVERTIBLE PREFERRED SHARES - continued

(a)	Dividends rights - continued

non-cumulative.
After payment of such dividends, any additional dividends shall be distributed among the holders of the Preferred Shares and ordinary shares pro rata based on the number of ordinary shares or as-if
converted basis then held by each holder.
No dividends have been declared by the Company up to the date of this report.

(b)	Conversion feature
Each holders of the Preferred Shares shall have the rights to convert the Preferred Shares into ordinary shares at any time after the issuance date into such number of fully paid and non-assessable
ordinary shares as determined by dividing the relevant issue price by the then-effective conversion price. The “Conversion Price” shall initially be the Preferred Shares issue price, resulting in an initial conversion ratio of 1:1, and shall be subject to adjustment and readjustment (including but not limited to share splits and subdivision, additional ordinary shares issued and adjustment upon issuance of any other Preferred Shares for less than the Conversion Price). As of December 31, 2021 and 2022, the applicable conversion ratio was 1:1.
All outstanding Preferred Shares shall automatically be converted upon listing, at the applicable conversion ratio in effect at the time of conversion, without the payment of any additional consideration, into fully-paid and non-assessable
ordinary shares upon the earlier of (i) the closing of a qualified initial public offering (“QIPO”), or (ii) the date specified by vote or written consent of the holders of at least a majority of the then outstanding Preferred Shares, voting together as a single class, at the Conversion Price in effect at such time.
QIPO means the closing of a firm commitment underwritten registered public offering by the Company of its ordinary shares on a nationally recognized securities exchange in the US, Hong Kong or the PRC or any other jurisdiction approved by the board of directors of the Company, that reflects a pre-offering
valuation of the Company which is not less than a value as stated in the convertible Preferred Share subscription agreements.

(c)	Redemption feature
Series A Preferred Shares
Neither the holders of Series A Preferred Shares nor the Company shall have the unilateral right to call or redeem or cause to have called or redeemed any of the outstanding Series A Preferred Shares.
Series B Preferred Shares and Series C Preferred Shares
Upon the written request of any holders of Series B Preferred Shares and Series C Preferred Shares, the Company shall redeem the outstanding Series B Preferred Shares and Series C Preferred Shares (collectively as the “Redeeming Preferred Shares”) of such holder(s) of Series B Preferred Shares and Series C Preferred Shares (collectively as the “Redeeming Preferred Shareholders”), respectively, if the Company has not completed a QIPO by December 31, 2021 and such redemption has to be completed within eighteen (18) months after redemption notice is served. In August, September and December 2022, the Company received written requests from certain convertible preferred shareholders to redeem the preferred shares held by them in accordance with the contractual redemption terms.
The redemption feature shall be automatically terminated upon the submission of application of QIPO (“Listing Application”) and will be automatically restored to the fullest effect immediately upon (i) the

F-
38

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

24.	CONVERTIBLE PREFERRED SHARES - continued

(c)	Redemption feature - continued
Series B Preferred Shares and Series C Preferred Shares
 - continued

Company withdrawing its Listing Application, or (ii) the Listing Application failing to consummate within
18 months from closing date of Series C Preferred Shares (i.e. May 2022). As at 31 December 2022, the redemption feature was fully restored.
The redemption price shall be paid by the Company to each of the Redeeming Preferred Shareholders in an amount equal to the higher of the following:

(i)
the sum of (a) 100% of the original issue price of the Redeeming Preferred Shares; (b) annual interest calculated at a simple interest of 12% per annum on the original issue price of the Redeeming Preferred Shares for the period of time from the date on which the Redeeming Preferred Shares are first issued by the Company until the date of full payment of the redemption price for the Redeeming Preferred Shares; and (c) all accrued or declared but unpaid dividends on the Redeeming Preferred Shares as calculated on day of receipt by the Company of the redemption notice given by the Redeeming Preferred Shareholders; and

(ii)
a fraction, the numerator of which is the latest amount of the audited net assets of the Company prior to the day of full payment of redemption price, and the denominator of which is the total number of ordinary shares of the Company (on an as converted and fully diluted basis) on the day of receipt by the Company of the redemption notice given by the Redeeming Preferred Shareholders.

As at 31 December 2022, the Group classified the Preferred Shares as non-current liabilities on the basis that the Group has the unconditional right to defer settlement for at least twelve months from the reporting date.
Subsequent to the end of the reporting period, with the completion of De-SPAC as disclosed in Note 34(d), all the Series A, B, C Preferred Shares had been converted into ordinary shares of the Company on March 29, 2023, those previously received redemption notices were not valid anymore.

(d)	Liquidation preferences
Series A Preferred Shares
If there are any assets or funds remaining after the aggregate Series B Preference Amount (as defined below under “Series B Preferred Shares”) and Series C Preference Amount (as defined below under “Series C Preferred Shares”) have been distributed or paid in full to the holders of Series B Preferred Shares and Series C Preferred Shares, the holders of the Series A Preferred Shares shall receive 100% of the Series A Preferred Shares original issue price plus all accrued or declared but unpaid dividends. If upon the occurrence of a Liquidation Event, there is insufficient fund to pay the aforesaid amount to the holders of the Series A Preferred Shares, then the entire assets and funds of the Company legally available for distribution to all members of the Company shall be distributed ratably among the holders of Series A Preferred Shares, on a pari passu
basis with each other, in proportion to the aggregate amount to be paid to each such Series A Preferred Shares holder is otherwise entitled to receive.
Series B Preferred Shares
If there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full to the holders of Series C Preferred Shares, the Series B Preferred Shares holders

F-
39

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

24.	CONVERTIBLE PREFERRED SHARES - continued

(d)	Liquidation preferences - continued
Series B Preferred Shares
 - continued

shall be paid out of the remaining legally available funds for distribution and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares and the holders of ordinary shares an amount equal to
100
% of the Series B Preferred Shares original issue price plus a simple interest at the rate of
12
% per annum plus all accrued or declared but unpaid dividends (the “Series B Preference Amount”). If upon the occurrence of a Liquidation Event, there is insufficient fund to pay the Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution to all members of the Company shall be distributed ratably among the holders of the Series B Preferred Shares, on a pari passu
basis with each other, in proportion to the aggregate Series B Preference Amount to be paid to each such Series B Preferred Shares holder is otherwise entitled to receive.
Series C Preferred Shares
In the event of a Liquidation Event of the Company, the holders of Series C Preferred Shares shall be entitled to receive, pari passu
with each other, in preference and prior to any distribution of any of the assets of the Company to the holders of ordinary shares or members of any other class or series of shares by reason of their status as such holder or member, an amount equal to 100% of the Series C Preferred Shares original issue price plus a simple interest at the rate of 12% per annum plus all accrued or declared but unpaid dividends (the “Series C Preference Amount”). If upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment of the aggregate Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution to all holders of Series C Preferred Shares shall be distributed ratably among the holders of the Series C Preferred Shares, pari passu
with each other, in proportion to the aggregate Series C Preference Amount to be paid to each such holder is otherwise entitled to receive.
Liquidation Event means any liquidation, dissolution, winding up, merger, acquisition, consolidation, issuance or transfer of equity securities or other transaction or series of transactions which causes the then members of the Company to lose controlling or majority voting rights in the Company or the surviving person (if not the Company), or any transaction or series of transactions in which all or substantially all assets including intellectual property of the Company are disposed via sale, lease or other arrangement, or the grant of an exclusive license to all or substantially all of the Company’s intellectual property (other than to one or more wholly-owned subsidiaries of the Company).

(e)	Voting rights
Holders of the Preferred Shares are entitled to the number of votes equal to the number of ordinary shares into which the Preferred Shares are convertible. Except as otherwise required by law, the holders of ordinary shares, as such, shall not be entitled to vote on any amendment to the articles of the Company that relates solely to the rights, preferences, privileges and restrictions of the Preferred Shares, if the holders of the Preferred Shares, as applicable, are entitled to vote thereon as a separate class pursuant to the articles of the Company or pursuant to applicable law.
Presentation and Classification
The Company elected to designate the Preferred Shares as financial liabilities at FVTPL as a whole. The fair value change of the Preferred Shares is charged/credited to fair value change of Preferred Shares in profit or

F-
40

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

24.	CONVERTIBLE PREFERRED SHARES - continued

(e)	Voting rights - continued
Presentation and Classification
 - continued

loss except for the portion attributable to credit risk change which shall be charged/credited to other comprehensive income, if any. The fair value change recognized in profit or loss includes any interest paid, if any, on the financial liabilities. The management of the Company considered that there is insignificant credit risk change on the financial liabilities that drives the fair value change of the Preferred Shares during the years ended December 31, 2020, 2021 and 2022.
The movement of the Preferred Shares at the end of each reporting period is as follows:

Preferred Shares
US$
As of January 1, 2020	133,969
Issue of Series C Preferred Shares	124,250
Change in fair value	26,572

As of December 31, 2020	284,791
Change in fair value	37,424

As of December 31, 2021	322,215
Change in fair value	189,646

As of December 31, 2022	511,861

The Preferred Shares were valued by the management of the Company with reference to valuations carried out by an independent qualified professional valuer not connected with the Group, which has appropriate qualifications and experiences in valuation of similar instruments.
The Company used the black-scholes model to determine the underlying share value of the Company and performed an equity allocation based on option pricing model (the “OPM” model) to arrive the fair value of the Preferred Shares at the end of each reporting period.
In addition to the underlying share value of the Company determined by black-scholes model, other key valuation assumptions used in OPM model to determine the fair value of the Preferred Shares are as follows:

	As of December 31,
	2020	2021	2022
Time to liquidation	1.5 years	1.5 years	1.25 years
Risk-free rate	0.12%	0.56%	4.65%
Expected volatility (note)	80%	72.5%	75%
Dividend yield	0%	0%	0%
Possibility under IPO scenario	45%	25%	85%
Possibility under liquidation scenario	55%	75%	15%

Note:	The expected volatility measured at the standard deviation is based on the historical data of the daily share price movement of comparable companies.

F-
41

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

25.	SHARE CAPITAL/TREASURY SHARES
Share capital
The share capital as of December 31, 2020, 2021 and 2022 represented the issued ordinary share capital of the Company.

	Notes	Number of shares	Par value per share	Amount
			US$	US$
Authorized:
As of January 1, 2020, December 31, 2020, 2021 and 2022		444,343,488		44

Issued and fully paid:
As of January 1, 2020		360,791,045		36
Exercise of share options	(i)	25,949,960	0.0001	3

As of December 31, 2020		386,741,005		39
Exercise of share options vested	(ii)	6,511,135	0.0001	1

As of December 31, 2021		393,252,140		40
Exercise of share options vested	(ii)	8,552,187	0.0001	1

As of December 31, 2022		401,804,327		41

All the ordinary shares and restricted shares issued during the years ended December 31, 2020, 2021 and 2022 rank pari passu
with the existing shares in all respects.
Notes:

(i)
During the year ended December 31, 2020, share option holders exercised their rights to subscribe for 2,873,037 and 23,076,923 shares in the Company at exercise price of US$0.01 and US$0.26 per share, respectively. Out of the 23,076,923 shares at exercise price of US$0.26 per share, 11,918,299 shares were issued upon the early exercise of the share options during the vesting period and these shares are subject to the Repurchase Option (as defined in Note 26) and regarded as unvested restricted shares. The consideration received by the Group on these shares amounting to US$3,099 was recorded as financial liabilities arising from unvested restricted shares (details are set out in Note 22).

(ii)
During the year ended December 31, 2021, share option holders exercised their rights to subscribe for 6,004,989, 134,375 and 371,771 ordinary shares in the Company at an exercise price of US$0.01, US$0.02 and US$0.21 per share, respectively.

(iii)
During the year ended December 31, 2022, share option holders exercised their rights to subscribe for 498,958, 7,088,541, 101,146 and 863,542 ordinary shares in the Company at an exercise price of US$0.01, US$0.02, US$0.21 and US$0.26 per share, respectively.

F-
42

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

25.	SHARE CAPITAL/TREASURY SHARES - continued

Treasury shares

	Number of treasury shares	Subscription price per share	Amount
		US$	US$
As of January 1, 2020	40,583,273		322
Unvested share options early exercised	11,918,299	0.26	3,099
Restricted shares vested	(26,135,657)	0.003~0.01	(169)

As of December 31, 2020	26,365,915		3,252
Restricted shares vested	(6,352,715)	0.01	(64)
Early exercised share options vested	(5,926,452)	0.26	(1,541)

As of December 31, 2021	14,086,748		1,647
Restricted shares vested	(1,164,666)	0.01	(21)
Early exercised share options vested	(5,991,847)	0.26	(1,558)

As of December 31, 2022	6,930,235		68

Treasury shares represented unvested restricted shares granted to the directors of the Company and an employee of the Group and the unvested restricted shares issued upon the early exercise of share options as elected by the director of the Company during the vesting period as disclosed in Note 26.

26.	SHARE-BASED PAYMENT TRANSACTIONS
On July 19, 2016, the shareholders of the Company approved the adoption of the 2016 equity incentive plans (the “2016 Plan”) for the purpose to secure and retain employees, directors and consultants of the Company (the “Eligible Persons”), provide incentives for them to exert maximum efforts for the success of the Company and any affiliate and provide means by which the Eligible Persons may benefit from increases in value of the ordinary shares of the Company.
The 2016 Plan provides for the grant of the following types of share awards: (i) restricted share awards, (ii) share options, (iii) share appreciation rights, (iv) restricted share unit awards, and (v) other share awards. The overall limit on the number of underlying shares which may be delivered pursuant to all awards granted under the 2016 Plan is 337,225,866 and 337,225,866 ordinary shares of the Company as of December 31, 2021 and 2022, respectively, subject to any adjustments for other dilutive issuances.
During the years ended December 31, 2020, 2021 and 2022, no share appreciation rights, restricted share unit awards or other share awards were granted under the 2016 Plan by the Company.
Restricted share awards
All the restricted shares shall be subject to repurchase at the option by the Company at the subscription price paid by Eligible Persons upon voluntary or involuntary termination of his employment with the Company (the “Repurchase Option”).
The Repurchase Option shall be exercised by the Company and/or the designees of the Company as to the number of unreleased shares, within sixty days after the termination of his employment with the Company giving written notice to Eligible Persons.

F-
43

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

26.	SHARE-BASED PAYMENT TRANSACTIONS - continued
Restricted share awards
 - continued
The aforesaid arrangement has been accounted for as share-based payment transactions. Accordingly, the Group measured the fair value of the unvested restricted shares as of the grant date and is recognizing the amount as compensation expense over the vesting period for each separately vesting portion of the unvested restricted shares.
The subscription price received by the Group in relation to the unvested restricted shares that are subject to the Repurchase Option held by the Company have been recognized as financial liabilities arising from unvested restricted shares as disclosed in Note 22.
The total expense recognized in the consolidated statements of profit or loss and other comprehensive income for the restricted shares granted are approximately US$89, US$7 and US$39, for the years ended December 31, 2020, 2021 and 2022, respectively.

The following table summarized the Group’s restricted shares movement during the years ended December 31, 2020, 2021 and 2022:

	2020	2021	2022
	Number of unvested restricted shares	Number of unvested restricted shares	Number of unvested restricted shares
Outstanding at January 1,	40,583,273	14,447,616	8,094,901
Vested	(26,135,657)	(6,352,715)	(1,164,666)

Outstanding at December 31,	14,447,616	8,094,901	6,930,235

The range of subscription price for the restricted shares is US$
0.003
to US$
0.01
per share. The time-based restricted shares shall be entirely vested ratably on a monthly basis over
48-months
vesting period or with
25
% be vested on the first anniversary of the vesting inception date and remaining portion vested ratably on a monthly basis over
36-months
vesting period. The milestone-based restricted shares will be vested upon achievement of specified performance conditions. The expected vesting period is estimated by the management of the Company based on the most likely outcome of each of the performance condition. During the year ended December 31, 2020, 2021 and 2022,
6,930,235
,
nil
and
nil
milestone-based restricted shares have been vested, respectively.

F-
44

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

26.	SHARE-BASED PAYMENT TRANSACTIONS - continued

Share options
The following table discloses movements of the Company’s share options under the 2016 Plan held by grantees during the years ended December 31, 2020, 2021 and 2022:

	2020		2021		2022
	Number of Options	Weighted- average exercise price	Number of Options	Weighted- average exercise price	Number of Options	Weighted- average exercise price
		US$		US$		US$
Outstanding at January 1,	57,835,912	0.015	151,133,235	0.169	155,059,183	0.203
Granted	119,663,533	0.256	39,715,000	0.279	11,500,000	0.310
Exercised	(25,949,960)	0.232	(6,511,135)	0.022	(8,552,187)	0.046
Forfeited	(416,250)	0.061	(29,277,917)	0.169	(22,027,291)	0.232

Outstanding at December 31,	151,133,235	0.169	155,059,183	0.203	135,979,705	0.217

Exercisable at the end of the year	41,736,788		78,269,054		67,667,737

No share options granted in the above table under the 2016 Plan will be exercisable after the expiration of 10 years from the date of its grant.
The share options outstanding as of December 31, 2020, 2021 and 2022 had a weighted average remaining contractual life of 8.9 years,
8.2
years and
7.4
years, respectively. During the year ended December
31
,
2020
,
2021
and
2022
, the weighted average fair value of the share options granted is US$
0.1171
per share, US$
0.1471
per share and US$
0.1403
per share, respectively.
The time-based share options will be vested ratably on a monthly basis over range of
24-months
to
48-months
vesting period or with 25% or 50% be vested on the first anniversary of the vesting inception date and remaining portion vested ratably on a monthly basis over range of
12-months
to
36-months
vesting period. The milestone-based share options will be vested upon achievement of specified performance conditions. The expected vesting period is estimated by the management of the Company based on the most likely outcome of each of the performance condition. During the year ended December 31, 2020,
11,918,299
time-based share options have been early exercised by Dr. Yu and subject to the Repurchase Option, and the remaining unvested early exercised share options as of December 31, 2021 and 2022 are 5,991,847 and nil, respectively.
OPM model was used to determine the fair value of the option granted.
The key inputs into the model were as follows:

Years ended December 31,
	2020		2021		2022
Grant date option fair value per share	US$	0.0549-0.1430	US$	0.1430-0.1544	US$	0.0933-0.1517
Exercise price		US$0.21-0.26		US$0.26-0.31		US$0.31
Expected volatility (note)		70%-80%		75%-80%		75%-77.5%
Expected life		6.078 years		6.078 years		6.078 years
Risk-free rate		0.36%-1.45%		0.51%-1.09%		1.35%-3.98%
Expected dividend yield		0%		0%		0%

F-
45

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

26.	SHARE-BASED PAYMENT TRANSACTIONS - continued
Share options
 - continued

Note:
The expected volatility measured at the standard deviation is based on the historical data of the daily share price movement of comparable companies.
The total expense recognized in the consolidated statements of profit or loss and other comprehensive income for share options granted under the 2016 Plan are approximately US$4,421, US$8,115 and US$3,543, which included consultancy fees of approximately US$18, US$129 and US$27 for the years ended December 31, 2020, 2021 and 2022, respectively.

27.	CAPITAL RISK MANAGEMENT
The Group manages its capital to ensure the Group will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance. The Group’s overall strategy remains unchanged throughout the years ended December 31, 2020, 2021 and 2022.
The capital structure of the Group consists of net debt, which includes lease liabilities and Preferred Shares as disclosed in Notes 23 and 24, respectively, net of cash and cash equivalents, and equity attributable to owners of the Company, comprising issued share capital, share premium, accumulated losses and various reserves.
The directors of the Company regularly review the capital structure from time to time. As part of this review, the directors of the Company consider the cost of capital and the risks associated with each class of capital. Based on recommendations of the directors of the Company, the Group will balance its overall capital structure through the payment of dividends, new share issues as well as raising new debts or redemption of existing debts.

28.	FINANCIAL INSTRUMENTS

a.	Categories of financial instruments

	As of December 31,
	2021	2022
	US$	US$
Financial assets
Financial assets at FVTPL	23,744	19,067
Amortized cost	78,702	39,983

Financial liabilities
Financial liability at FVTPL	322,215	511,861
Amortized cost	7,654	7,606

b.	Financial risk management objectives and policies
Financial risk factors
The Group’s major financial instruments include rental deposits, financial asset at FVTPL, time deposits with original maturity over three months, cash and cash equivalents, other payables, financial liabilities arising from unvested restricted shares and convertible preferred shares. Details of the financial instruments are disclosed in respective notes. The Group’s activities expose it to a variety of financial risks: market risk

F-
46

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

28.	FINANCIAL INSTRUMENTS - continued

b.	Financial risk management objectives and policies - continued
Financial risk factors
 - continued

(including currency risk, interest rate risk and other price risk), credit and counterparty risk and liquidity risk. The policies on how to mitigate these risks are set out below. The management of the Company manage and monitor these exposures to ensure appropriate measures are implemented on a timely and effective manner.
Market risk
Currency risk
Certain bank balances, deposits and other payables are denominated in currencies other than the functional currency of the group entities, which exposes the Group to foreign currency risk.
The Group currently does not have a foreign currency hedging policy. However, the management monitors foreign exchange exposure and will consider hedging significant foreign currency exposure should the need arise.
The carrying amounts of the Group’s foreign currency denominated m on
etary assets and monetary liabilities at the end of each reporting period are as follows:

	Assets		Liabilities
	As of December 31,		As of December 31,
	2021	2022	2021	2022
	US$	US$	US$	US$
Renminbi (“RMB”)	8,376	8,940	512	1,210
AUD	1,145	1,300	544	1,449

	9,521	10,240	1,056	2,659

Sensitivity analysis
The Group is mainly exposed to the fluctuation of foreign exchange rate of RMB and AUD.

F-
47

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

28.	FINANCIAL INSTRUMENTS - continued

b.	Financial risk management objectives and policies - continued
Market risk
 - continued
Currency risk - continued
Sensitivity analysis
 - continued

Th
e following table details the Group’s sensitivity to a 5% decrease in the functional currency of the relevant group entities against the relevant foreign currencies. The following sensitivity anal
y
sis includes only outstanding monetary items denominated in foreign currencies and adjusts their translation at the year end for a 5% change in foreign currency exchange rate, which is the sensitivity rates used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in currencies exchange rates. A positive (negative) number below indicates a decrease (increase) in loss for the year when the foreign currency below strengthen 5% against the functional currency of the relevant group entities. For a 5% weakening of these foreign currencies against the functional currency of the relevant group entities, there would be an equal and opposite impact on the loss for the year.

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Impact of RMB on loss for the year	(18)	295	386
Impact of AUD on loss for the year	49	22	(7)

In management’s opinion, the sensitivity analysis is unrepresentative of the inherent foreign exchange risk as the year end exposure does not reflect the exposure during the years ended December 31, 2020, 2021 and 2022.
Interest rate risk
The Group are exposed to fair value interest rate risk in relation to time deposits, lease liabilities and Preferred Shares as disclosed in Notes 20, 23 and 24, respectively.
The Group are also exposed to cash flow interest rate risk in relation to variable-rate bank balances as disclosed in Note 20. The Group’s cash flow interest rate risk are mainly concentrated on the fluctuation of interest rates on bank balances. The management of the Company consider that the exposure of cash flow interest rate risk arising from variable-rate bank balances is insignificant, therefore no sensitivity analysis on such risk has been prepared.
Other price risk
The Group are exposed to other price risk arising from P
ref
erred Shares and the investment in market fund in the US.
Sensitivity analysis
Preferred Shares
The sensitivity analysis of the Preferred Shares has been disclosed in Note 28(c).

F-
4
8

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

28.	FINANCIAL INSTRUMENTS - continued

b.	Financial risk management objectives and policies - continued
Market risk
 - continued

Investment in market fund in the US
No sensitivity analysis is performed as the management of the Company consider that the exposure of other price risk arising from the investment in market fund in the US is insignificant because the investment is mainly on US treasury bonds with high credit rating and liquidity.
Credit and counterparty risk
Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting financial loss to the Group.
In order to minimize the credit
risk
, the Company reviews the recoverable amount of each individual debt at the end of each reporting period to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the management of the Company consider that the Group’s credit risk are significantly reduced.
The Group’s internal credit risk grading assessment comprises the following categories:

Internal credit rating	Description	Financial assets at amortized cost
Low risk	The counterparty has a low risk of default and does not have any past-due amounts	12-month ECL
Watch list	Debtor frequently repays after due dates but settles the amounts in full	12-month ECL
Doubtful	There have been significant increases in credit risk since initial recognition through information developed internally or external resources	Lifetime ECL - not credit-impaired
Loss	There is evidence indicating the asset is credit-impaired	Lifetime ECL - credit-impaired
Write-off	There is evidence indicating that the debtor is in severe financial difficulty and the Group has no realistic prospect of recovery	Amount is written off

	External credit rating	Internal credit rating	12-month ECL or lifetime ECL	The Group
				As of December 31,
				2021	2022
				US$	US$
Financial assets at amortized cost (at gross carrying amount)
Deposits	N/A	Low risk	12-month ECL	120	129
Time deposits with original maturity over three months	A3	N/A	12-month ECL	31,842	7,179
Cash and cash equivalents	A3 to Aa2	N/A	12-month ECL	46,740	32,675

				78,702	39,983

F-
49

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

28.	FINANCIAL INSTRUMENTS - continued

b.	Financial risk management objectives and policies - continued
Credit and counterparty risk
 - continued

Deposits
The Group assessed the ECL for its deposits individually based on internal credit rating which, in the opinion of the management of the Company, have no significant increase in credit risk since initial recognition. ECL is estimated based on historical observed default rates over the expected life of debtors and is adjusted for forward-looking information that is available without undue cost or effort. No
12-month
ECL was made as of December 31, 2021 and 2022, as the counterparties involved are considered with low risk (based on the internal credit rating) and the ECL involved is not material.
Cash and cash equivalents and time deposits with original maturity over three months
A significant portion of the Group’s bank balances and deposits are placed with international banks in the US. The credit risks on bank balances and deposits are limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies and are all classified as low risk by the Group by reference to available external credit rating.
Other than the credit risks mentioned above, the Group do not have any other significant concentration of credit risk.
No
12-month
ECL has been provided during the years ended December 31, 2020, 2021 and 2022, the management of the Company have assessed the impact and concluded the ECL involved is not material.
Liquidity risk
As at December 31, 2022, the Group recorded net liabilities of US$$
448,120
. In the management of liquidity risk, the management of the Company have reviewed the Group’s cash flow projections to ensure the Group maintains a level of cash and cash equivalents deemed adequate by the management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows. The Group are dependent upon its Preferred Shares as significant sources of liquidity.
The following table details the Group’s remaining contractual maturity for its non-derivative
financial liabilities and lease liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities and lease liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from interest rate at the end of each reporting period.

F-
50

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

28.	FINANCIAL INSTRUMENTS - continued

b.	Financial risk management objectives and policies - continued
Liquidity risk
 - continued

Liquidity and interest risk table

	Weighted average interest rate	On demand or less than 1 month	1 to 3 months	3 months to 1 year	1 to 2 years	2 to 4 years	Total undiscounted cash flows	Carrying amount
	%	US$	US$	US$	US$	US$	US$	US$
December 31, 2021
Convertible Preferred Shares (note)	12	—	—	—	318,399	—	318,399	274,966
Other payables	N/A	6,007	—	—	—	—	6,007	6,007
Financial liabilities arising from unvested restricted shares	N/A	1,647	—	—	—	—	1,647	1,647

Total		7,654	—	—	318,399	—	326,053	282,620

Lease liabilities	5.42	48	108	447	592	23	1,218	1,036

December 31, 2022
Convertible Preferred Shares (note)	12	—	—	—	338,492	—	338,492	378,332
Other payables	N/A	7,538	—	—	—	—	7,538	7,538
Financial liabilities arising from unvested restricted shares	N/A	68	—	—	—	—	68	68

Total		7,606	—	—	338,492	—	346,098	385,938

Lease liabilities	5.38	49	268	391	143	260	1,111	991

Note:
The cash outflow for Preferred Shares included those for Series B Preferred Shares and Series C Preferred Shares which have redemption feature as disclosed in Note 24(c). There is no
redemption feature for Series A Preferred Shares and the Series A Preferred Shares with carrying amounts of US$47,249 and US$133,529 as of December 31, 2021 and 2022, respectively, have not been presented in above table. The timing of the cash outflow and the weighted average interest rate for the Preferred Shares are determined based on the date of the management expected to redeem the Redeeming Preferred Shared as of
 December 31, 2021 and 2022, respectively.

c.	Fair values measurements of financial instruments

(i)	Fair value of the Group’s financial assets and financial liabilities that are measured at fair value on a recurring basis
Some of the Group’s financial assets and financial liabilities are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation techniques and inputs used).

F-
51

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

28.	FINANCIAL INSTRUMENTS - continued

c.	Fair values measurements of financial instruments - continued

(i)	F air value of the Group’s financial assets and financial liabilities that are measured at fair value on a recurring basis - continued

	Fair value as of		Fair value hierarchy	Valuation technique(s) and key inputs	Significant unobservable inputs	Relationship of unobservable inputs to fair value
	December 31,
	2021	2022
	US$	US$
Financial assets
Market fund	23,744	19,067	Level 2	Redemption value quoted by banks with reference to the expected return of the underlying assets	N/A	N/A
Financial liabilities
Convertible Preferred Shares	322,215	511,861	Level 3	Black-scholes model and OPM method — the key inputs are: time to liquidation, risk- free rate, expected volatility and possibilities for IPO/liquidation scenario	Possibility for IPO scenario (note)	The higher the possibility for IPO scenario, the higher the fair value, and vice versa

Note:
A 10% increase or decrease in the possibility for IPO scenario holding all other variables constant will increase or decrease the fair value of convertible Preferred Shares by US$23,811 or US$22,166 and US$42,888 or US$41,969 as of December 31, 2021 and 2022, respectively.

(ii)	Reconciliation of Level 3 fair value measurements
Details of reconciliation of Level 3 fair value measurement for the convertible Preferred Shares are set out in Note
24
. All the unrealized fair value changes of US$26,572, US$37,424 and US$189,646 for the years ended December 31, 2020, 2021 and 2022, respectively, relate to the convertible Preferred Shares were recognized in the profit or loss.

(iii)	Fair value of financial assets and financial liabilities that are not measured at fair value
The management of the Company consider that the carrying amount of the Group’s financial assets and financial liabilities recorded at amortized cost in the consolidated financial statements approximate their fair values. Such fair values have been determined in accordance with generally accepted pricing models based on a discounted cash flow analysis.

F-
52

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

29.	RETIREMENT BENEFITS PLAN
The employees employed by the PRC subsidiary are members of the state-managed retirement benefits scheme operated by the PRC government. The PRC subsidiary is required to contribute a certain percentage of their payroll to the retirement benefits schemes to fund the benefits. The only obligation of the Group with respect to the retirement benefits schemes is to make the required contributions under the scheme.
The Group maintains multiple qualified contributory saving plans as allowed under Section 401(k) of the Internal Revenue Code in the US. These plans are defined contribution plans covering employees employed in the US and provide for voluntary contributions by employees, subject to certain limits. The contributions are made by both the employees and the employer. The employees’ contributions are primarily based on specified dollar amounts or percentages of employee compensation.
The total cost charged to profit or loss of US$

, US$
749
and US$

, respectively, represents contributions paid or payable to the above schemes by the Group for the years ended December 31, 2020, 2021 and 2022.
At the end of each reporting period, there were no forfeited contributions which arose upon employees leaving the schemes prior to their interests in the Group’s contribution becoming fully vested and which are available to reduce the contributions payable by the Group in future years.

30.	RELATED PARTY DISCLOSURES

(i)	Transactions
Save as disclosed elsewhere in the consolidated financial statements, the Group also entered into the following transactions with its related party:

			Years ended December 31,
Related parties	Relationship	Nature of transactions	2020	2021	2022
			US$	US$	US$
Dr. Redkar	Executive director of the Company	Loan interest income	2	—	—

(ii)	Balances
As of January 1, 2020, the balance of loan to a director is US$131. The amount is due from Dr. Redkar and secured by 40,849,813 ordinary shares of the Company held by Dr. Redkar, carrying interest at 2.07% per annum and repayable on demand. During the year ended December 31, 2020, the loan was fully repaid.
The maximum amount outstanding during the year ended December 31, 2020 were US$133.

F-
53

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

30.	RELATED PARTY DISCLOSURES - continued

(iii)	Compensation of key management personnel
The remuneration of directors of the Company and other members of key management were as follows:

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Short term benefits	1,685	2,214	2,473
Retirement benefit scheme contributions	9	12	12
Share-based payment	3,681	6,131	1,820

	5,375	8,357	4,305

The remuneration of key management personnel is determined by the directors of the Company having regard to the performance of individuals and market trends.

F-
54

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

31.	RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES
The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash
changes. Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be, classified in the Group’s consolidated statements of cash flows as cash flows from financing activities.

	Convertible Preferred Shares	Lease liabilities	Accrued issuance costs in respect of convertible Preferred Shares (under other payables)	Accrued share issue costs (under other payables)	Total
	US$	US$	US$	US$	US$
As of January 1, 2020	133,969	1,674	—	—	135,643
Financing cash flows	124,250	(544)	(3,782)	(439)	119,485
Non-cash changes:
Fair value change	26,572	—	—	—	26,572
New leases entered	—	309	—	—	309
Issue costs in respect of convertible Series C Preferred Shares accrued	—	—	3,782	—	3,782
Issue costs accrued	—	—	—	950	950
Interest expense	—	72	—	—	72

As of December 31, 2020	284,791	1,511	—	511	286,813
Financing cash flows	—	(611)	—	(1,173)	(1,784)
Non-cash changes:
Fair value change	37,424	—	—	—	37,424
New leases entered	—	53	—	—	53
Issue costs accrued	—	—	—	1,306	1,306
Interest expense	—	83	—	—	83

As of December 31, 2021	322,215	1,036	—	644	323,895
Financing cash flows	—	(686)	—	—	(686)
Non-cash changes:
Fair value change	189,646	—	—	—	189,646
New leases entered	—	548	—	—	548
Reversal on accrued share issue costs	—	—	—	(644)	(644)
Interest expense	—	93	—	—	93

As of December 31, 2022	511,861	991	—	—	512,852

32.	MAJOR NON-CASH TRANSACTIONS
During the years ended December 31, 2020, 2021 and 2022:

(i)
the Group entered into new lease agreements for the use of offices and, plant and equipment for 12 months to 60 months. On the lease commencement, the Group recognized US$309, US$53 and US$548 of right-of-use
asset and lease liabilities, respectively;

(ii)	financial liabilities arising from unvested restricted shares and treasury shares of US$169, US$1,605 and US$ 1,579 , respectively have been derecognized upon vesting of restricted shares; and

F-
55

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

32.	MAJOR NON-CASH TRANSACTIONS - continued

(iii)	financial liabilities arising from unvested share options of US$3,099, nil and nil, respectively have been recognized upon the early exercise of share options during the vesting period.

33.	RESTRICTED NET ASSETS
The Company’s ability to pay dividends may depend on the Company receiving distributions of funds from its subsidiaries. The Company’s PRC subsidiaries are subject to relevant PRC statutory laws and regulations which permit payments of dividends only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with IFRSs differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries. Foreign exchange and other regulations in the PRC further restrict the Company’s PRC subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2021 and 2022, amounts restricted are the paid-in
capital of the Company’s PRC subsidiaries, which amounted to US$52,298 and US$52,298, respectively.

34.	SUBSEQUENT EVENTS
The Group has evaluated subsequent events through
April 28 ,
2023, which is the date when the consolidated financial statements were available to be issued.

a.
From January 2023 to April 2023, the Company granted 42,127,240 share options to certain employees and consultants with exercise price of US$ 0.7176 per share. Out of which, 100,000 share options granted shall vest ratably on a monthly basis over
24-months
vesting period; for the remaining grants, the vesting conditions are that one forth (25%) of these share options shall vest on the first anniversary of the vesting inception date and the remaining portion (75%) of the share options shall be vested ratably on a monthly basis over
36-months
vesting
period;

b.	From January 2023 to April 2023, share option holders exercised their rights to subscribe for 435,833 ordinary shares in the Company at a weighted average exercise price of US$ 0.0816 per share;

c.
On February 9, 2023, in connection with the business combination (as detailed in note

d below), Apollomics entered into Subscription Agreements (the “Subscription Agreements”) with certain accredited investors including Maxpro Investment Co., Ltd., an affiliate of MP One Investment LLC, a Delaware limited liability company, Maxpro’s sponsor (the “Sponsor”) (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors subscribed to purchase an aggregate of (i) 230,000 Apollomics Class B Ordinary Shares at US$10.00 per share (“PIPE Class B Shares”) and (ii) 2,135,000 Series A Preferred Shares of Apollomics (the “Apollomics Series A Preferred Shares” and, together with the PIPE Class B Shares, the “PIPE Shares”) at US$10.00 per share, for gross proceeds to Apollomics of US$23,650. Each Apollomics Series A Preferred Share is convertible, at any time at the option of the holder thereof, into Apollomics Class A Ordinary Shares at an initial conversion ratio of
1:1.25
. Each PIPE Investor who subscribed for PIPE Class B Shares received one-fourth
of one warrant of Apollomics (the “Penny Warrants” and, together with the PIPE Shares, the “PIPE Securities”) for every PIPE Class B Share purchased, each whole Penny Warrant exercisable to purchase one Apollomics Class A Ordinary Share for US$0.01 per share (collectively, the “PIPE Financing”). Maxpro Investment Co., Ltd. has subscribed to purchase 2,100,000 of such Apollomics Series A Preferred Shares for an aggregate purchase price of US$21,000. The PIPE Financing closed immediately prior to the completion of business combination;

F-
56

APOLLOMICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands of US$, except for share and per share data)

34.	SUBSEQUENT EVENTS - continued

d.
The Company completed its business combination on March 29, 2023 (the “Closing Date”), pursuant to the business
combination agreement (as amended, the “BCA”), by and among the Company, Maxpro Capital Acquisition Corp., a Delaware Corporation (“Maxpro”), and Project Max SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Apollomics (“Merger Sub”). Apollomics’ Class A Ordinary Shares and Warrants began trading on The Nasdaq Stock Market LLC on March 30, 2023 under the symbols “APLM” and “APLMW”, respectively.

On the Closing Date, Merger Sub merged with and into Maxpro (the “Business Combination”), and Merger Sub ceased to exist and Maxpro continued as the surviving corporation, as a result of which: (A) Apollomics issued a total of 3,312,715
 Class A Ordinary Shares, for Maxpro Class A common stock (“Maxpro Class A Common Stock”) acquired by virtue of the Business Combination on a one
-
for-one basis; and (B) a total of

10,814,150
issued and outstanding Maxpro warrants to purchase a share of Maxpro Class A Common Stock were assumed by Apollomics and each became exercisable for one
Apollomics Class A Ordinary Share.
Immediately prior to the Closing Date, a total of

759,231,633

Apollomics pre-closing preferred shares, par value

$
0.0001
per share, were converted (the “Pre-Closing Conversion”) into
759,231,633
ordinary shares of
Apollomics
, par value

$
0.0001
per share
(“Pre-Closing
Apollomics Ordinary Shares”).
Immediately following the Pre-Closing Conversion, but prior to the
C
losing, a total of
1,161,471,793
issued and outstanding Pre-Closing Apollomics Ordinary Shares were converted into

83,253,123
Class B ordinary shares, par value
$
0.0001
per share equal to the product of (A) the

1,161,471,793

number of Pre-Closing Apollomics Ordinary Shares prior to the conversion, multiplied by (B) the Exchange Ratio which is 0.071679. The “Exchange Ratio” was equal to

89.9

million
Pre-Closing
Apollomics Ordinary Shares divided by the aggregate number of fully-diluted Apollomics shares (as further described in the BCA) immediately prior to the conversion.
The business combination was effected through the issuance of shares of Apollomics to Maxpro stockholders, and therefore Apollomics is the accounting acquirer. Subsequent to the Business Combination, Apollomics’ shareholders have a majority of the voting power of Apollomics, Apollomics’ operations comprise all of the ongoing operations of Apollomics, Apollomics controls a majority of the current governing body of Apollomics, and Apollomics’ senior management comprises all of the senior management of Apollomics following the completion of the Business Combination. As Maxpro does not meet the definition of a business in accordance with IFRS 3 Business Combinations, Apollomics accounted for acquisition of Maxpro by recognizing the individual assets acquired, the stock exchange listing service acquired, the liabilities assumed in the transaction, and cash. The fair value of Apollomics shares transferred to Maxpro stockholders in excess of the fair value of net identifiable assets of Maxpro represents compensation for the service of a stock exchange listing for its shares and is accounted for as an expense in Post-Closing Apollomics at the consummation of the business combination, with no goodwill and intangible asset recorded.
The Group is still assessing the financial impacts of the Business Combination.

F-
57

Schedule I - Additional financial information of parent company
APOLLOMICS INC.
Condensed Profit or Loss and Other Comprehensive Income
(All amounts in thousands of US$)

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
Other income	91	42	112
Other gains and losses	(88)	—	—
Fair value change of financial assets at FVTPL	108	2	323
Fair value change of convertible preferred shares	(26,572)	(37,424)	(189,646)
Research and development expenses	(2,131)	(2,643)	(992)
Administrative expenses	(4,877)	(4,494)	(1,982)
Issuance costs for convertible preferred shares	(3,782)	—	—
Other expense	(3,307)	(4,522)	(5,532)
Share of loss in subsidiaries	(34,347)	(45,757)	(43,094)

Loss before taxation	(74,905)	(94,796)	(240,811)

Income tax credit (expense)	—	—	—
Loss and total comprehensive expenses for the year, attributable to owners of the Company	(74,905)	(94,796)	(240,811)

F-
58

Schedule I - Additional financial information of parent company
APOLLOMICS INC.
Condensed Statements of Financial Position
(All amounts in thousands of US$)

	As of December 31,
	2021	2022
	US$	US$
Non-current assets
Intangible assets	1,798	1,778
Amount due from subsidiaries	70,682	70,560

Total non-current assets	72,480	72,338

Current assets
Deposits, prepayments and deferred expenses	2,812	—
Financial assets at FVTPL	23,744	19,067
Cash and cash equivalents	32,861	6,001

Total current assets	59,417	25,068

Total assets	131,897	97,406

Current liabilities
Other payables and accruals	4,690	2,986
Financial liabilities arising from unvested restricted shares	1,647	68

Total current liabilities	6,337	3,054

Net current assets	53,080	22,014

Total assets less current liabilities	125,560	94,352

Non-current liabilities
Convertible preferred shares	322,215	511,861
Deficit in subsidiaries	16,207	30,611

Total non-current liabilities	338,422	542,472

Net liabilities	(212,862)	(448,120)

Equity
Share capital	40	41
Treasury shares	(1,647)	(68)
Share premium	11,888	12,279
Reserves	12,292	14,228
Accumulated losses	(235,435)	(474,600)

	(212,862)	(448,120)

F-
59

Schedule I - Additional financial information of parent company
APOLLOMICS INC.
Condensed Statements of Cash Flows
(All amounts in thousands of US$)

	Years ended December 31,
	2020	2021	2022
	US$	US$	US$
OPERATING ACTIVITIES
Loss before taxation	(74,905)	(94,796)	(240,811)
Adjustments for:
Share of loss in subsidiaries	34,347	45,757	43,094
Interest income	(91)	(42)	(112)
Amortization of intangible assets	—	20	20
Fair value change of financial assets at FVTPL	(108)	(2)	(323)
Fair value change of convertible preferred shares	26,572	37,424	189,646
Share-based payment expenses	4,510	4,056	818
Issuance costs for convertible preferred shares	3,782	—	—
Non-cash adjustments to other expenses	—	—	(2,563)

Operating cash flows before movements in working capital	(5,893)	(7,583)	(10,231)
(Increase)/decrease in deposits, prepayments and deferred expenses	(1,579)	162	2,812
Increase in other payables and accruals	6,288	1,119	859

NET CASH USED IN OPERATING ACTIVITIES	(1,184)	(6,302)	(6,560)

INVESTING ACTIVITIES
Interest received	91	42	112
Investment in subsidiaries	(16,596)	(27,150)	(25,926)
Advance to subsidiaries	(63,634)	(4,818)	(2,013)
Repayment from subsidiaries	—	—	2,135
Purchase of intangible assets	—	(1,500)	—
Repayment of loan to a director	131	—	—
Proceeds from disposal of financial asset at FVTPL	—	—	5,000

NET CASH USED IN INVESTING ACTIVITIES	(80,008)	(33,426)	(20,692)

FINANCING ACTIVITIES
Proceeds on issue of convertible preferred shares	124,250	—	—
Proceeds from issue of shares upon exercise of share options	6,029	141	392
Issuance costs paid for convertible preferred shares	(3,782)	—	—
Accrued issuance costs paid	(439)	(1,173)	—

NET CASH FROM (USED IN) FINANCING ACTIVITIES	126,058	(1,032)	392

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	44,866	(40,760)	(26,860)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	28,755	73,621	32,861

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	73,621	32,861	6,001

F-
6
0

Schedule I - Additional financial information of parent company
APOLLOMICS INC.
Notes to the condensed Financial Information of Parent Company
1. Schedule I has been provided pursuant to the requirements of Rule
12-04(a)
and
5-04(c)
of Regulation
S-X,
which require condensed financial information as to the financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year.
2. The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the purpose of this Schedule I, Apollomics Inc., as the parent company, records its investments in subsidiaries under the equity method of accounting in accordance with International Accounting Standards 27
Separate Financial Statements
, as issued by the International Accounting Standards Board. Such investments are presented on the Condensed Statements of Financial Position as “Investment in subsidiaries”. Ordinarily under the equity, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduce to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of this Schedule I, the parent company has continued to reflect its share, based on its proportionate interest, of the losses of subsidiaries in investment in subsidiaries regardless of the carrying value of the investment in subsidiaries even though the parent company is not obligated to provide continuing support or fund losses. The excess amount is recorded as “Deficit in subsidiaries” on the Condensed Statements of Financial Position.
3. Certain information and footnote disclosures normally included in financial statements prepared in accordance with IFRSs have been condensed or omitted. The footnote disclosures provide certain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the accompanying consolidated financial statements.
4. As of December 31, 2021 and 2022, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or guarantees of Apollomics Inc, other than the redemption requirements of convertible preferred shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Maxpro Capital Acquisition Corp
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Maxpro Capital Acquisition Corp (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2022 and for the period from June 2, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from June 2, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2021.
Houston, Texas
March 31, 2023

MAXPRO CAPITAL ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$69,107	$598,957
Marketable securities held in Trust Account	107,268,651	—
Prepaid expenses and other current assets	—	153,986

Total Current Assets	107,337,758	752,943

Marketable securities held in Trust Account	—	105,060,686

Total Assets	$107,337,758	$105,813,629

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$806,026	$34,195
Accrued income tax	94,781	—
Deferred underwriting commission	3,622,500	—
Note payable - sponsor	1,335,000	—

Total Current Liabilities	5,858,307	34,195

Deferred underwriting commission	—	3,622,500

Total Liabilities	5,858,307	3,656,695

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A common stock subject to possible redemption; 10,350,000 shares (at $10.34 on December 31, 2022 and $10.15 on December 31, 2021 per share)	107,019,421	105,052,500

Shareholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 490,025 shares issued and outstanding (excluding 10,350,000 shares subject to possible redemption)	49	49
Class B common stock, $0.0001 par value, 10,000,000 shares authorized, 2,587,500 shares issued and outstanding	259	259
Additional paid-in capital	—	—
Accumulated deficit	(5,540,278)	(2,895,874)
Total Shareholders’ Deficit	(5,539,970)	(2,895,566)

Total Liabilities and Shareholders’ Deficit	$107,337,758	$105,813,629

The accompanying notes are an integral part of the financial statements.

MAXPRO CAPITAL ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Twelve Months Ended December 31, 2022	Period from June 2, 2021 (inception) Through December 31, 2021
EXPENSES
Administrative fee - related party	$120,000	$30,000
General and administrative	1,684,650	155,572

Total Expenses	1,804,650	185,572

Other income
Investment income earned on investments held in the Trust Account	1,221,948	8,186

Total other income	1,221,948	8,186

Net loss before income taxes	(582,702)	(177,386)
Income tax expense	(94,781)	—

Net loss attributable to common stock	$(677,483)	$(177,386)

Weighted average number of Class A common stock outstanding, basic and diluted	10,840,025	4,039,443

Basic and diluted net loss per Class A common stock	$(0.05)	$(0.03)

Weighted average number of Class B common stock outstanding, basic and diluted	2,587,500	2,245,755

Basic and diluted net loss per Class B common stock	$(0.05)	$(0.03)

The accompanying notes are an integral part of the financial statements.

MAXPRO CAPITAL ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM JUNE 2, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2021	490,025	$49	2,587,500	$259	$—	$(2,895,874)	$(2,895,566)

Net loss	—	—	—	—	—	(677,483)	(677,483)
Remeasurement of common stock subject to possible redemption	—	—	—	—	—	(1,966,921)	(1,966,921)

Balance as of December 31, 2022	490,025	$49	2,587,500	$259	$—	$(5,540,278)	$(5,539,970)

					Additional		Total
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of June 2, 2021	—	—	—	$—	$—	$—	$—

Issuance of Founder shares to Sponsor	—	—	2,587,500	259	24,741	—	25,000
Sale of Class A ordinary shares	10,350,000	1,035	—	—	103,498,965	—	103,500,000
Deferred underwriting commission	—	—	—	—	(3,622,500)	—	(3,622,500)
Underwriting costs	—	—	—	—	(3,762,180)	—	(3,762,180)
Sale of Private Placement Units to Sponsor	464,150	46	—	—	4,641,454	—	4,641,500
Class A ordinary shares issued to Representative	25,875	3	—	—	(3)	—	—
Shares subject to redemption	(10,350,000)	(1,035)	—	—	(103,498,965)	—	(103,500,000)
Remeasurement adjustment to redemption value	—	—	—	—	2,718,488	(2,718,488)	—
Net loss	—	—	—	—	—	(177,386)	(177,386)

Balance as of December 31, 2021	490,025	$49	2,587,500	$259	$—	$(2,895,874)	$(2,895,566)

The accompanying notes are an integral part of the financial statements.

MAXPRO CAPITAL ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the period From June 2, 2021 (inception) Through December 31, 2021
Cash flows from operating activities
Net loss	$(677,483)	$(177,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Investment income earned on investment held in Trust Account	(1,221,948)	(8,186)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	153,986	(153,986)
Accrued income tax	94,781	—
Accounts payable and accrued expenses	771,831	34,195

Net cash used in operating activities	(878,833)	(305,363)

Cash flows from investing activities
Deposit to Trust Account	(1,035,000)	(105,052,500)
Withdrawal from Trust Account for taxes	48,983	—

Net cash used in investing activities	(986,017)	(105,052,500)

Cash flows from financing activities
Proceeds from sales of Units in Public Offering, net of underwriting fee	—	101,688,753
Proceeds from sale of Private Placement Units	—	4,641,497
Proceeds from note payable	—	108,666
Repayment of note payable	—	(108,666)
Proceeds from related party advances	1,335,000	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds of offering costs	—	(398,430)

Net cash provided by financing activities	$1,335,000	$105,956,820

Net change in cash	(529,850)	598,957
Cash at beginning of period	598,957	—

Cash at end of period	$69,107	$598,957

Non-cash financing activities:
Initial redemption value of Class A shares	$—	$3,622,500

Deferred underwriter’s commission	$—	$105,052,500

Remeasurement of Class A common stock subject to redemption	$1,966,921	$2,718,488

The accompanying notes are an integral part of the financial statements.

MAXPRO CAPITAL ACQUISITION CORP.
Notes to Financial Statements
NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY
Maxpro Capital Acquisition Corp. (formerly Jade Mountain Acquisition Corp.) (the “Company”) was incorporated in Delaware on June 2, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from June 2, 2021 (inception) through December 31, 2022 relates to the Company’s formation and initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
On September 14, 2022, the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Apollomics Inc., a Cayman Islands exempted company (“Apollomics”), and Project Max SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Apollomics (“Merger Sub”). The Closing is expected to occur in the first quarter of 2023.
The registration statement for the Company’s Initial Public Offering was declared effective on October 7, 2021. On October 13, 2021, the Company consummated the Initial Public Offering of 9,000,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $90,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 464,150 units (the “Private Placement Units”) to MP One Investment, LLC (the “Sponsor”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company in the amount of $4,641,500.
On October 13, 2021, the underwriters purchased an additional 1,350,000 Option Units pursuant to the exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $13,500,000. Also, in connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 43,875 Option Private Placement Units at a purchase price of $10.00 per unit.
As of October 13, 2021, transaction costs amounted to $7,384,680 consisting of $1,811,250 of underwriting fees paid in cash, $3,622,500 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “
Trust Account
”)), $1,552,500 funded to the trust account and $398,430 of costs related to the Initial Public Offering. Cash of $990,311 was held outside of the Trust Account on October 13, 2021 and was available for working capital purposes. As described in Note 6, the $3,622,500 deferred underwriting fees are contingent upon the consummation of the Business Combination by April 13, 2023.
Following the closing of the Initial Public Offering on October 13, 2021, an amount of $ 105,052,500 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private

Placement was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.15 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.15 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “
Distinguishing Liabilities from Equity
”.
The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-business
combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company has not completed a Business Combination within 12 months (or 15 months, or 18 months, as applicable from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the IPO, the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raises substantial doubt about the Company’s ability to continue as a going concern. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company has funds that are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
Emerging Growth Company
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the balance sheet in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.
Investments held in Trust Account
At December 31, 2022 and December 31, 2021, the Company had $107,268,651 and $105,060,686, respectively, in treasury investments held in the Trust Account. The Company’s investments held in the Trust

Account are comprised of U.S. government securities and are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are reported in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Offering Costs associated with an Initial Public Offering
The Company complies with the requirements of the Financial Accounting Standards Board ASC
340-10-S99-1
and SEC Staff Accounting Bulletin (“
SAB
”) Topic 5A, “
Expenses of Offering
.” Offering costs of $398,430 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering. These costs, together with the underwriter discount of $5,433,750, were charged to additional paid-in
capital upon completion of the Initial Public Offering.
Class A common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “
Distinguishing Liabilities from Equity
”. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as shareholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022 and December 31, 2021, the Class A common stock subject to possible redemption in the amount of $107,019,421 and $105,052,500 are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The change of $1,966,921 is due to remeasurement, which is recorded in shareholders’ deficit.
Net Loss per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260,
 “Earnings Per Share.”
 Net loss per share of common stock is computed by dividing net income by the weighted average number of common stock outstanding for the period. The Company applies the two-class
method in calculating earnings per share. The remeasurement adjustment associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 10,814,150 Class A common stock in the aggregate. As a result, diluted net loss per share of common stock is the same as basic net income per share of common stock for the periods presented.

The following table reflects the calculation of basic and diluted net loss per share of common stock.

	For the Year Ended December 31, 2022 Class A	For the Year Ended December 31, 2022 Class B	For the period From June 2, 2021 (Inception) Through December 31, 2021 Class A	For the period From June 2, 2021 (Inception) Through December 31, 2021 Class B
Basic and diluted net loss per share
Numerator:
Allocation of net loss	$(546,931)	$(130,552)	$(114,004)	$(63,382)

Denominator:
Basic and diluted weighted average common stock outstanding	10,840,025	2,587,500	4,039,443	2,245,755
Basic and diluted net loss per share of common stock	$(0.05)	$(0.05)	$(0.03)	$(0.03)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740,
“Income Taxes.”
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Income Tax Expense for 2022 and 2021 was $94,781 and $0, respectively. The Net Operating Loss for tax purposes in 2022 and 2021 was $0 and $17,762, respectively. The Deferred Tax Asset was approximately $17,091 and $33,521 with valuation allowances of $17,091 and $33,521 for 2022 and 2021, respectively. The Net Deferred Tax Asset was $0 in both 2022 and 2021.

The realization of deferred tax assets, including net operating loss carryforwards, is dependent on the generation of future taxable income sufficient to realize the tax deductions, carryforwards, and credits. Valuation allowances on deferred tax assets are recognized if it is determined that it is more likely than not that the asset will not be realized. For the years ended December 31, 2022 and 2021, we recorded a full valuation allowance due to historical losses before income taxes which reduced management’s ability to rely on future expectations of income.
Uncertain Tax Positions
We believe that there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within 12 months of the reporting date.
The federal and state statutes of limitation for assessment of tax liability generally lapse within three years after the date the tax returns are filed. However, income tax attributes that are carried forward, such as net operating loss carryforwards, may be challenged and adjusted by taxing authorities at any time prior to the expiration of the statute of limitations for the tax year in which they are utilized. As of December 31, 2022, we do not have any open exams; however, all tax years are subject to examination by the Internal Revenue Service.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s balance sheet.
NOTE 3.     INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 10,350,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $103,500,000. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), and one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole share of Class A Common stock at a price of $11.50 per share, subject to adjustment.
NOTE 4.     PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 464,150 units (the “Private Placement Units”) to MP One

Investment LLC (the “Sponsor”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company in the amount of $ 4,641,500.
A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.
NOTE 5.    RELATED PARTY TRANSACTIONS
Founder Shares
During the period ended December 31, 2021, the Sponsor purchased 2,587,500 of the Company’s Class B common stock (the “Founder Shares”) in exchange for $25,000. The Founder Shares include an aggregate of up to 337,500 shares subject to forfeiture to the extent that the underwriters’ overallotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted
basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The 337,500 Founder Shares are no longer subject to forfeiture due to full exercise of the over-allotment by the underwriter. On July 6, 2021, the Sponsor transferred 30,000 shares to Chen, Hong-Jung (Moses), 30,000 shares to Gau,
Wey-Chuan
(Albert), 10,000 shares to Chen, Yi-Kuei (Alex) and 10,000 shares to Wu, Soushan. On July 29, 2021 the Sponsor transferred 15,000 shares to Song, Yung-Fong (Ron) and 10,000 shares to Noha Georges. As of December 31, 2022 and December 31, 2021, the Sponsor owned 2,482,500 Founder Shares.
The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On June 30, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest
bearing and payable on the earlier of (i) October 31, 2021 or (ii) the consummation of the Initial Public Offering. During the period ended December 31, 2021, the Company borrowed $108,666 and at the consummation of the Initial Public Offering paid $108,666. The Promissory Note is still outstanding, but the Company cannot draw against it. As of December 31, 2022 and December 31, 2021, there was no balance outstanding under the Promissory Note.
General and Administrative Services
Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 18 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the year ended December 31, 2022, the Company incurred and paid fees of $120,000, pursuant to the agreement. $30,000 were incurred and paid for the period from June 2, 2021 (inception) to December 31, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On November 23, 2022, the Company issued a promissory note (the “Note”) in the principal amount of $500,000 to the Sponsor in connection for working capital purposes. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company on or before January 13, 2023 (unless extended to April 13, 2023 in connection with a second three-month extension pursuant to the Company’s governing documents, or such later liquidation date as may be approved by the Company’s stockholders). As of December 31, 2022, there were $300,000 outstanding from this working capital Note.
On October 13, 2022, the Company issued a promissory note (the “Note”) in the principal amount of $1,035,000 to the Sponsor in connection with the Extension (as defined below). The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company on or before January 13, 2023 (unless extended to April 13, 2023 in connection with a second three-month extension pursuant to the Company’s governing documents, or such later liquidation date as may be approved by the Company’s stockholders). At the election of the Sponsor, the unpaid principal amount of the Note may be converted into units of the Company (the “Conversion Units”) and the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of Conversion Units.
On October 14, 2022, the Sponsor deposited a payment in the aggregate amount of $1,035,000 (representing $0.10 per public share) (the “Extension Payment”) into the Company’s trust account for its public stockholders. This deposit enables the Company to extend the date by which the Company has to complete its initial business combination from October 13, 2022 to January 13, 2023 (the “Extension”). The Extension is the first of two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its initial business combination.
On January 13, 2023, the Company issued a promissory note in the principal amount of $517,500 in connection with the Second Extension. See Note 8.
Sponsor Funding of Trust Account
In order to fund the trust to the required level, the Sponsor deposited in October 2021 $1,552,500 into the Trust Account.

NOTE 6.    COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up
restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters
a 45-day
option from the date of Initial Public Offering to purchase up to 1,350,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.
The underwriters were paid a cash underwriting discount of $0.175 per Unit, or $1,575,000 in the aggregate the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit, or $3,150,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On October 13, 2021, the underwriters were issued 25,875 shares of Class A common stock upon the consummation of this offering.
On October 13, 2021, the underwriters purchased an additional 1,350,000 Option Units pursuant to the exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $13,500,000. Upon exercise of the over-allotment option, the underwriters were paid an additional $236,250 discount and an additional deferred fee of $472,500 will be payable upon completion of a Business Combination.
NOTE 7.    SHAREHOLDERS’ DEFICIT
Preferred stock
 — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 490,025 shares of Class A common stock issued or outstanding. In addition, as of December 31, 2022 and December 31, 2021, there were 10,350,000 Class A common stock in temporary equity on the accompanying balance sheet.
Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share.

As of December 31, 2022 and December 31, 2021, there were 2,587,500 shares of Class B common stock issued and outstanding so that the number of Founder Shares equals 20% of the Company’s issued and outstanding common stock after the Initial Public Offering.
Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into shareholders’ agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A common stock Equals or Exceeds $18.00
 —
Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.
NOTE 8.    SUBSEQUENT EVENTS
On January 13, 2023, the Company amended and restated the Sponsor Note (the “Amended Sponsor Note”) in its entirety solely to increase the principal amount thereunder from $1,035,000 to $1,552,500 in connection with the Second Extension (as defined below). The Amended Sponsor Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company on or before April 13, 2023 (or such later liquidation date as may be approved by the Company’s stockholders). At the election of the Sponsor, the unpaid principal amount of the Amended Sponsor Note may be converted into units of the Company (the “Conversion Units”) and the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the Amended Sponsor Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of Conversion Units.
Also on January 13, 2023, the Company issued a promissory note (the “Apollomics Note”) in the principal amount of $517,500 in connection with the Second Extension. The Apollomics Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company on or before April 13, 2023 (or such later liquidation date as may be approved by Maxpro’s stockholders). The issuances of the Amended Sponsor Note and the Apollomics Note were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

On February 9, 2023, the Company and Apollomics entered into a First Amendment to the Business Combination Agreement (the “Amendment”). The Amendment amends the Business Combination Agreement to provide that, with regard to the consideration to be paid to existing Apollomics shareholders, up to 3,100,000 Class A ordinary shares of Apollomics, par value $0.0001 per share (“Class A Ordinary Shares”) may be issued instead of Class B ordinary shares of Apollomics, par value $0.0001 per share (“Class B Ordinary Shares”), if the board of directors of Apollomics determines in good faith, following consultation with the Company, that such action is necessary or advisable to satisfy the condition set forth in Section 8.1(g) (Nasdaq Listing) of the Business Combination Agreement.
On March 20, 2023, the Company held a special meeting of stockholders (the “Meeting”), which was called to approve the proposals relating to the entry into and consummation of the Business Combination Agreement dated as of September 14, 2022 (as amended by that certain First Amendment to the Business Combination Agreement, dated as of February 9, 2023, the “Business Combination Agreement”). At the Meeting the stockholders approved the Business Combination. In connection with the Business Combination, holders of 10,270,060 shares of the Company’s Class A common stock exercised their right to redeem their shares.
The Business Combination was completed on March 29, 2023.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The MAA provides that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s fraud or dishonesty, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of securities.

•	On September 24, 2020, we issued 256,449,944 shares of Pre-Closing Apollomics Series C preferred shares to certain investors for gross proceeds of approximately $124.25 million.

•

On April 29, 2023, in connection with the Closing of the Business Combination, we (i) issued 230,000 Class B Ordinary Shares and 2,135,000 Series A Preferred Shares to certain PIPE Investors for gross proceeds of approximately 23.65 million, (ii) assumed 464,150 of Maxpro Private Warrants that were originally issued to the Maxpro Sponsor in connection with Maxpro IPO, (iii) issued 155,250 Extension Warrants to Maxpro Sponsor in connection with a promissory note Maxpro entered into prior to the Closing, each in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act. Such Class A Ordinary Shares, Class A Ordinary Shares issuable upon conversion of the PIPE Securities, such Private Warrants and Extension Warrants are being registered pursuant to this registration statement.

•	On May 18, 2023, we issued 2,668,750 Class A Ordinary Shares to certain PIPE Investors upon conversion of the 2,135,000 Series A Preferred Shares held by such PIPE Investors.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of September 14, 2022, by and among Maxpro Capital Acquisition Corp., Apollomics Inc. and Project Max SPAC Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on November 22, 2022).

Exhibit No.	Description

2.2	Amendment No. 1 to Business Combination Agreement, dated as of February 9, 2023, by and among Maxpro Capital Acquisition Corp., Apollomics Inc. and Project Max SPAC Merger Sub, Inc. (incorporated by reference to Exhibit 2.2 to Amendment 3 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 10, 2023).

3.1	Sixth Amended and Restated Articles of Association of Apollomics Inc. (incorporated by reference to Exhibit 1.1 to Company’s Form 20-F (File No. 001-41670) filed with the SEC on March 31, 2023).

4.1	Warrant Agreement between Maxpro Capital Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on November 22, 2022).

4.2	Warrant Assignment, Assumption and Amendment Agreement, by and among Maxpro Capital Acquisition Corp., Apollomics Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 2.3 to Company’s Form 20-F (File No. 001-41670) filed with the SEC on March 31, 2023).

4.2	Specimen Ordinary Share Certificate of Apollomics Inc. (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

4.3	Specimen Warrant Certificate of Apollomics Inc. (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

4.4	Form of Penny Warrant Agreement (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 10, 2023).

5.1	Opinion of Conyers Dill & Pearman LLP as to the validity of the Apollomics Ordinary Shares.

5.2	Opinion of White & Case LLP as to the validity of the Warrants.

10.1	Sponsor Support Agreement, dated as of September 14, 2022, by and among Maxpro Capital Acquisition Corp., Apollomics Inc., MP One Investment LLC and the individuals party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on November 22, 2022).

10.2	Company Shareholder Voting Agreement, dated as of September 14, 2022, by and among Maxpro Capital Acquisition Corp., Apollomics Inc. and certain shareholders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on November 22, 2022).

10.3	Registration Rights Agreement (incorporated by reference to Exhibit 4.5 to Company’s Form 20-F (File No. 001-41670) filed with the SEC on March 31, 2023).

10.4	Lock-Up Agreement, dated as of September 14, 2022, by and among Apollomics Inc., MP One Investment LLC and the individuals party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on November 22, 2022).

10.5	Form of Subscription Agreement (incorporated by reference to Exhibit 10.5 to Amendment 3 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 10, 2023).

10.6††	Collaboration and License Agreement by and between Apollomics Inc. and RevMab Biosciences USA, Inc. (incorporated by reference to Exhibit 10.5 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

10.7††	Data Sublicense Agreement by and between Crown Bioscience (Taichang), Inc. and CB Therapeutics Inc. (incorporated by reference to Exhibit 10.6 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

Exhibit No.	Description

10.8††	Development and License Agreement by and between Edison Ancology Holding Corp. and Apollomics Inc. (incorporated by reference to Exhibit 10.7 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

10.9††	Tri-Party Agreement by and among Crown Bioscience (Taichang), Inc., CB Therapeutics Inc. and Genor Biopharma Co., Ltd. (incorporated by reference to Exhibit 10.8 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

10.10††	Technology Transfer and Co-Development Agreement by and between Apollomics (Hong Kong), Limited, Nuance Biotech Inc., Nuance Biotech (Shenzhen) Co., Ltd. and Nuance Biotech (Nantong) Co., Ltd. (incorporated by reference to Exhibit 10.9 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

10.11††	Amended and Restated License and Co-Development Agreement by and between TYG oncology Ltd. and Apollomics (Hong Kong) Limited (incorporated by reference to Exhibit 10.10 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

10.12	Sublease by and between ShangPharma Innovation, Inc. and Apollomics Inc. (incorporated by reference to Exhibit 10.11 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

10.12	Apollomics 2023 Equity Incentive Plan (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to the Form 20-F(File No. 001-41670) filed with the SEC on March 31, 2023).

10.13	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on January 14, 2022).

10.14††	Tri-Party Agreement by and among Crown Bioscience (Taichang), Inc., CB Therapeutics Inc. and Chia Tai Tianqing Pharmaceutical Group Co., Ltd. (incorporated by reference to Exhibit 10.14 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

10.15††	Collaboration Agreement by and between Apollomics and Beijing Pearl Biotechnology Co., Ltd. (incorporated by reference to Exhibit 10.15 to Amendment 4 to the Company’s Registration Statement on Form F-4 (File No. 333-268525) filed with the SEC on February 21, 2023).

21.1	List of Subsidiaries of Apollomics (incorporated by reference to Exhibit 8.1 to Company’s Form 20-F (File No. 001-41670) filed with the SEC on April 28, 2023).

23.1	Consent of MaloneBailey, LLP.

23.2	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP.

23.3	Consent of Conyers Dill & Pearman LLP (included in Exhibit 5.1).

23.4	Consent of White & Case LLP (included in Exhibit 5.2).

23.5	Consent of JunHe LLP.

107	Filing Fee Table

†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
††

The Registrant has redacted provisions or terms of this exhibit pursuant to Regulation S-K Item 601(b)(10)(iv). While portions of the exhibit have been redacted, this exhibit includes a prominent statement on the first page of the exhibit that certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

(b)	Financial Statement Schedules

None.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities

Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, Zhejiang, China, on June 9, 2023.

APOLLOMICS INC.

By:	/s/ Guo-Liang Yu
Name:	Guo-Liang Yu
Title:	Chief Executive Officer and Chairman of the
Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Guo-Liang Yu and Sanjeev Redkar, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-1 or other appropriate form, and all amendments thereto, including post-effective amendments, of Apollomics Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Guo-Liang Yu Guo-Liang Yu	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 9, 2023

/s/ Sanjeev Redkar Sanjeev Redkar	President, Director and Principal Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 9, 2023

/s/ Kenneth C. Carter Kenneth C. Carter	Director	June 9, 2023

/s/ Jonathan Wang Jonathan Wang	Director	June 9, 2023

/s/ Hong-Jung (Moses) Chen Hong-Jung (Moses) Chen	Director	June 9, 2023

/s/ Wendy Hayes Wendy Hayes	Director	June 9, 2023

/s/ Glenn S. Vraniak Glenn S. Vraniak	Director	June 9, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of Apollomics Inc., has signed on its behalf by the undersigned, thereunto duly authorized, in Foster City, California, on June 9, 2023.

Sanjeev Redkar

By:	/s/ Sanjeev Redkar
Sanjeev Redkar